EXHIBIT 99.1

Lincoln National Corporation

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Index to Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the financial condition as of December 31, 2022, compared with December 31, 2021, and the results of operations in 2022 and 2021 compared with the immediately preceding year of Lincoln National Corporation and its consolidated subsidiaries. Unless otherwise stated or the context otherwise requires, “LNC,” “Company,” “we,” “our” or “us” refers to Lincoln National Corporation and its consolidated subsidiaries.

The MD&A is provided as a supplement to, and should be read in conjunction with, the consolidated financial statements and the accompanying notes to the consolidated financial statements (“Notes”) presented in “Item 8. Financial Statements and Supplementary Data,” as well as “Part I – Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2022 (“2022 Form 10-K/A”).

On January 1, 2023, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts and related amendments (“ASU 2018-12”) with a transition date of January 1, 2021. ASU 2018-12 updated accounting and reporting requirements for long-duration contracts and certain investment contracts issued by insurance entities. We adopted ASU 2018-12 under the modified retrospective approach, except for market risk benefits (“MRBs”) for which we applied the full retrospective approach. Our consolidated financial statements are presented under the new guidance for reporting periods beginning January 1, 2021. For more information, see Note 3.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this report and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;

•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;

•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;

•The impact of U.S. federal tax reform legislation on our business, earnings and capital;

•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker-dealers that could affect our distribution model;

•The impact of new and emerging privacy regulations that may lead to increased compliance costs and reputation risk;

•Increasing scrutiny and evolving expectations and regulations regarding environmental, social and governance (“ESG”) matters that may adversely affect our reputation and our investment portfolio;

•Actions taken by reinsurers to raise rates on in-force business;

•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;

•Rapidly increasing interest rates causing policyholders to surrender life insurance and annuity policies, thereby causing realized investment losses;

•The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;

•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;

•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;

•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;

•Changes in accounting principles that may affect our consolidated financial statements;

•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;

•Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;

•The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;

•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives, including the Spark Initiative;

•The adequacy and collectability of reinsurance that we have obtained;

•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims, affect our businesses and increase the cost and availability of reinsurance;

•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and

•The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Other sections of this report and other reports that we file with the SEC include additional factors that could affect our businesses and financial performance, including “Part I – Item 1A. Risk Factors” in our 2022 Form 10-K/A and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk.” Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this report.

INTRODUCTION

Executive Summary

We are a holding company that operates multiple insurance and retirement businesses through subsidiary companies. We sell a wide range of wealth protection, accumulation, group protection and retirement income products and solutions through our four business segments:

•Life Insurance;

•Annuities;

•Group Protection; and

•Retirement Plan Services

We also have Other Operations, which includes the financial data for operations that are not directly related to the business segments. See “Part I – Item 1. Business” in our 2022 Form 10-K/A for a discussion of our business segments and products.

In this report, in addition to providing consolidated revenues and net income (loss), we also provide segment operating revenues and income (loss) from operations because we believe they are meaningful measures of revenues and the profitability of our operating segments. Operating revenues and income (loss) from operations are the financial performance measures we use to evaluate and assess the results of our segments. Accordingly, we define and report operating revenues and income (loss) from operations by segment in Note 20. Our management believes that operating revenues and income (loss) from operations explain the results of our ongoing businesses in a manner that allows for a better understanding of the underlying trends in our current businesses. Certain items are excluded from operating revenue and income (loss) from operations because they are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in many instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. In addition, we believe that our definitions of operating revenues and income (loss) from operations will provide investors with a more valuable measure of our performance because it better reveals trends in our businesses.

We provide information about our segments’ and Other Operations’ operating revenue and expense line items and realized gain (loss), key drivers of changes and historical details underlying the line items below. For factors that could cause actual results to differ materially from those set forth, see “Part I – Item 1A. Risk Factors” in our 2022 Form 10-K/A and “Forward-Looking Statements – Cautionary Language” above.

Industry Trends

We continue to be influenced by a variety of trends that affect the industry.

COVID-19 Pandemic

The health, economic and business conditions precipitated by the worldwide COVID-19 pandemic that emerged in 2020 continued to adversely affect our business, results of operations and financial condition during 2022. While various treatments and vaccines are now available, COVID-19 variants continue to emerge, which could prolong or lead to increased hospitalization and death rates. We continue to monitor U.S. CDC reports related to COVID-19 and the potential continuing impacts of the COVID-19 pandemic on our Life Insurance and Group Protection segments. See “Results of Life Insurance” and “Results of Group Protection” below for impacts from the COVID-19 pandemic.

Interest Rate Environment

Throughout 2022, the Federal Reserve increased the federal funds rate target range to combat inflation. In February 2023, the Federal Reserve announced an additional 25 basis points increase, when it set the range at 4.50% to 4.75% and reiterated its commitment to implement and maintain policy as needed to bring inflation down. Additionally, the Federal Reserve has continued reducing its balance sheet, which started in June 2022, by not reinvesting Treasury securities, agency debt and agency mortgage-backed securities. As interest rates rise, which improves the yield on our new money and floating rate investments, we continue to be proactive in our investment strategies, product designs, crediting rate strategies, expense management actions and overall asset-liability practices to mitigate the risk of unfavorable consequences in this interest rate environment.

We have provided disclosures around risks related to increases in interest rate risk in “Part I – Item 1A. Risk Factors – Market Conditions – Increases in interest rates may negatively affect our profitability, capital position and the value of our investment portfolio and may also result in increased contract withdrawals” in our 2022 Form 10-K/A, “Critical Accounting Policies and Estimates – Annual Assumption Review – Long-Term New Money Investment Yield Sensitivity” below and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk – Interest Rate Risk.”

Regulatory Environment

U.S.-domiciled insurance entities are regulated at the state level, while certain products and services are also subject to federal regulation. Regulators may refine capital requirements and introduce new reserving standards for the life insurance industry. Regulations recently adopted or currently under review can potentially affect the capital requirements and profitability of the industry and result in increased regulation and oversight for the industry. In August 2022, the Inflation Reduction Act of 2022 was passed by the U.S. Congress and signed into law by President Biden. The Inflation Reduction Act of 2022 established a new 15% corporate alternative minimum tax for corporations whose average adjusted net income for any consecutive three-year period beginning after December 31, 2022, exceeds $1.0 billion. The Inflation Reduction Act of 2022 also established a 1% excise tax on stock repurchases made by publicly traded corporations. For more information on income taxes, see “Critical Accounting Policies and Estimates – Income Taxes” below. See “Part I – Item 1. Business – Regulatory” and “Part I – Item 1A. Risk Factors – Legislative, Regulatory and Tax” in our 2022 Form 10-K/A for a discussion of regulatory developments that may impact the Company and the associated risks.

Significant Operational Matters

Rebuild Risk-Based Capital Ratio

To rebuild our statutory capital to our risk-based capital (“RBC”) ratio target of 400%, we have taken or intend to take the following actions:

•In the fourth quarter, we paused shares repurchases, and we expect the pause to continue through the end of 2023;

•We executed a partial hedge on our in-force variable universal life insurance (“VUL”) products with secondary guarantees to mitigate potential capital volatility;

•In November 2022, we raised approximately $1 billion through the issuance of preferred stock, $780 million of which was contributed to The Lincoln National Life Insurance Company (“LNL”) in the fourth quarter; and

•Beginning in the first quarter of 2023, we intend to reduce the amount of capital supporting new business and focus on maximizing our return on this capital, which we expect will allow us to deliver more distributable earnings.

For additional information on the issuance of the preferred stock, see “Liquidity and Capital Resources” below and Note 19. For information on risks related to capital, see “Part I – Item 1A. Risk Factors – Liquidity and Capital Position” in our 2022 Form 10-K/A.

Spark Initiative

In 2021, we formally communicated our new expense savings initiative, the Spark Initiative, focused on driving efficiencies throughout all aspects of our business, from leveraging automation to simplifying and improving process efficiency. In addition, the Spark Initiative targets benefits beyond cost savings including improving the way we work by focusing on reskilling and upskilling our valuable employee base.

During 2022, we recognized benefits of $22 million, pre-DAC and pre-tax, net of investments, as a result of these initiatives. In 2023, we expect to realize benefits of approximately $60 million to $100 million, pre-DAC and pre-tax, net of investments. We ultimately expect to realize annual benefits of approximately $260 million to $300 million, pre-DAC and pre-tax, net of investments, by the end of 2024.

For risks related to the Spark Initiative, see “Part I – Item 1A. Risk Factors – Operational Matters – We may not realize or sustain all of the benefits we expect from the Spark Initiative, our investments associated with the initiative could be greater than expected, and our efforts with respect to the initiative may result in disruption of our businesses or distraction of our management and employees, which could have a material effect on our business, financial condition and results of operations” in our 2022 Form 10-K/A.

Variable Annuity Hedge Program

We offer variable annuity products with living and death benefit guarantees. We use derivative instruments to hedge our exposure to selected risk and income statement volatility caused by changes in the equity markets, interest rates and market-implied volatilities associated with guaranteed benefit riders available in our variable annuity products. The hedge program in effect through December 31, 2022, was highly effective and focused on generating sufficient assets to fund future claims with a goal of minimizing the volatility of net income under United States of America generally accepted accounting principles (“GAAP”) prior to the adoption of ASU 2018-12. In September 2022, we announced enhancements to our variable annuity hedge program that continues to focus on generating sufficient assets to fund future claims with a goal of maximizing distributable earnings and explicitly protecting capital. The revised variable annuity hedge program, effective January 1, 2023, aligns with our increased strategic focus on maximizing the economic value as measured by distributable earnings, which is achieved by managing risks to statutory capital generation due to market volatility. For risks related to our variable annuity hedge program, see “Part I – Item 1A. Risk Factors – Market Conditions – Our hedging strategies may not be fully effective to offset the changes in the carrying value of the guarantees on certain of our products, which could result in volatility in our results of operations and financial condition under GAAP and in the capital levels of our insurance and reinsurance subsidiaries” in our 2022 Form 10-K/A.

Targeted Annual Operating Earnings Per Share Growth

Growth in operating earnings per share (“EPS”) is a key driver of our long-term performance. We believe that the key drivers to growing our operating EPS over time include:

•Generating capital-efficient new business and positive net flows through our product development and distribution;

•Capital markets performing in-line with our expectations;

•Ongoing expense discipline as well as our Spark Initiative driving improvement in operating margins; and

•Capital generation and active capital deployment, consisting of returning capital to common stockholders.

Outlook

Management expects to continue focusing on the following in 2023:

•Continuing to rebuild RBC ratio and improving our ongoing capital generation;

•Exploring reinsurance and other strategies to maximize the value of our in-force business;

•Maximizing distributable earnings and protecting capital with our updated variable annuity hedge program;

•Further optimizing new business capital allocation;

•Continuing to enhance profitability of our Group Protection business;

•Continuing to execute on strategic objectives enabled by our experienced and highly talented senior leadership team;

•Making investments in our businesses, product innovation and distribution to grow revenues, drive margin expansion and reduce costs;

•Continuing to improve profitability through focusing on expense discipline and managing our expenses aggressively, including executing on the Spark Initiative to drive efficiencies throughout all aspects of our business;

•Closely monitoring our capital and liquidity positions taking into account changing economic conditions, ongoing regulatory activities and our capital deployment strategy;

•Closely monitoring ongoing activities in the legal and regulatory environment and taking an active role in the legislative and/or regulatory process; and

•Maintaining risk management and the flexibility to adjust our hedge program in response to regulatory and other changes.

Critical Accounting Policies and Estimates

We have identified the accounting policies below as critical to the understanding of our results of operations and our financial condition. In applying these critical accounting policies in preparing our financial statements, management must use critical assumptions, estimates and judgments concerning future results or other developments, including the likelihood, timing or amount of one or more future events. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our assumptions, estimates and judgments based upon historical experience and various other information that we believe to be reasonable under the circumstances. For a detailed discussion of other significant accounting policies, see Note 1.

The hedge program discussed below relates to the variable annuity hedge program design in effect through December 31, 2022. Effective January 1, 2023, we modified our variable annuity hedge program that continues to focus on generating sufficient assets to fund future claims with a goal of maximizing distributable earnings and explicitly protecting capital. For additional information on our variable annuity hedge program, see “Introduction – Executive Summary – Significant Operational Matters – Variable Annuity Hedge Program” above. For risks related to our variable annuity hedge program, see “Part I – Item 1A. Risk Factors – Market Conditions – Our hedging strategies may not be fully effective to offset the changes in the carrying value of the guarantees on certain of our products, which could result in volatility in our results of operations and financial condition under GAAP and in the capital levels of our insurance and reinsurance subsidiaries” in our 2022 Form 10-K/A.

DAC, VOBA, DSI and DFEL

Deferrals

Qualifying deferrable acquisition expenses are recorded as an asset on the Consolidated Balance Sheets as deferred acquisition costs (“DAC”) for products we sold during a period or value of business acquired (“VOBA”) for books of business we acquired during a period. DAC and VOBA when amortized increase commissions and other expenses on the Consolidated Statements of Comprehensive Income (Loss). In addition, we defer costs associated with deferred sales inducements (“DSI”) and revenues associated with deferred front-end loads (“DFEL”). DSI is an asset on the Consolidated Balance Sheets, and when amortized, increases interest credited on the Consolidated Statements of Comprehensive Income (Loss). DFEL is a liability on the Consolidated Balance Sheets, and when amortized, increases fee income on the Consolidated Statements of Comprehensive Income (Loss).

We incur certain costs that can be capitalized in the acquisition of insurance contracts. Only those costs incurred that result directly from and are essential to the successful acquisition of new or renewal insurance contracts may be capitalized as deferrable acquisition costs in the period they are incurred. This determination of deferability must be made on a contract-level basis. Some examples of acquisition costs that are subject to deferral include the following:

•Employee, agent or broker commissions;

•Wholesaler production bonuses;

•Renewal commissions and bonuses to agents or brokers;

•Medical and inspection fees;

•Premium-related taxes and assessments; and

•A portion of the salaries and benefits of certain employees involved in the underwriting, contract issuance and processing, medical and inspection and sales force contract selling functions.

All other acquisition-related costs, including costs incurred by the insurer for soliciting potential customers, market research, training, administration, management of distribution and underwriting functions, unsuccessful acquisition or renewal efforts and product development, are considered non-deferrable acquisition costs and must be expensed in the period incurred.

In addition, the following indirect costs are considered non-deferrable acquisition costs and must be charged to expense in the period incurred:

•Administrative costs;

•Rent;

•Depreciation;

•Occupancy costs;

•Equipment costs (including data processing equipment dedicated to acquiring insurance contracts);

•Trail commissions; and

•Other general overhead.

Amortization

The amortization of DAC, VOBA, DSI and DFEL, associated with our long-duration insurance contracts and certain investment contracts, is based on assumptions consistent with those used in the development of the underlying contract reserves adjusted for emerging experience and expected trends. The amortization basis results in a constant level amortization pattern for the expected term of the related contracts by each reportable segment. When identifying the amortization basis, we consider actuarial assumptions that are inputs to the models for establishing the expected term, including, but not limited to, mortality, morbidity, lapse and surrenders. During the third quarter of each year, we conduct our comprehensive review of these actuarial assumptions and update these actuarial assumptions as needed. We may update these actuarial assumptions in other quarters as we become aware of information that warrants updating outside of our annual comprehensive review. Any updates are applied prospectively.

For a discussion of the amortization basis and periods over which we amortize our DAC, VOBA, DSI and DFEL, see “DAC, VOBA, DSI and DFEL” in Note 1.

Investments

Investment Valuation

Our measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset or non-performance risk, which would include our own credit risk. Our estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability, as opposed to the price that would be paid to acquire the asset or receive a liability (“entry price”). We categorize our financial instruments carried at fair value into a three-level fair value hierarchy, based on the priority of inputs to the respective valuation technique. The three-level hierarchy for fair value measurement is defined in Note 1.

The following summarizes investments on the Consolidated Balance Sheets carried at fair value by pricing source and fair value hierarchy level (in millions) as of December 31, 2022:

	Quoted
	Prices
	in Active
	Markets for	Significant	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	Total
	(Level 1)	(Level 2)	(Level 3)	Fair Value
Priced by third-party pricing services	$400	$85,981	$162	$86,543
Priced by independent broker quotations	-	-	4,297	4,297
Priced by matrices	-	16,506	-	16,506
Priced by other methods (1)	-	-	261	261
Total	$400	$102,487	$4,720	$107,607

Percent of total	0%	95%	5%	100%

(1)Represents primarily securities for which pricing models were used to compute fair value.

For the categories and associated fair value of our fixed maturity AFS securities classified within Level 3 of the fair value hierarchy as of December 31, 2022 and 2021, see Notes 1 and 15.

Our investments are valued using the appropriate market inputs based on the investment type, and include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. In addition, market indicators and industry and economic events are monitored, and further market data is acquired if certain triggers are met. We incorporate the issuer’s credit rating and a risk premium, if warranted, given the issuer’s industry and the security’s time to maturity. We use an internationally recognized pricing service as our primary pricing source, and we do not adjust prices received from third parties or obtain multiple prices when measuring the fair value of our investments. We generally use prices from the pricing service rather than broker quotes because we have documentation from the pricing service on the observable market inputs they use, as compared to the limited information on the pricing inputs from broker quotes. For private placement securities, we use pricing matrices that utilize observable pricing inputs of similar public securities and Treasury yields as inputs to the fair value measurement. It is possible that different valuation techniques and models, other than those described above, could produce materially different estimates of fair value.

When the volume and level of activity for an asset or liability has significantly decreased in relation to normal market activity for the asset or liability, we believe that the market is not active. Activities that may indicate a market is not active include fewer recent transactions in the market, price quotations that lack current information and/or vary substantially over time or among market makers, limited public information, uncorrelated indexes with recent fair values of assets and abnormally wide bid-ask spread. As of December 31, 2022, we evaluated the markets that our securities trade in and concluded that none were inactive. We will continue to re-evaluate this conclusion, as needed, based on market conditions.

We use unobservable inputs to measure the fair value of securities trading in less liquid or illiquid markets with limited or no pricing information. We obtain broker quotes for securities such as synthetic convertibles, index-linked certificates of deposit and collateralized debt obligations when sufficient security structure or other market information is not available to produce an evaluation. For broker-quoted only securities, non-binding quotes from market makers or broker-dealers are obtained from sources recognized as market participants. Broker-quoted securities are based solely on receipt of updated quotes from a single market maker or a broker-dealer recognized as a market participant. Our broker-quoted only securities are generally classified as Level 3 of the fair value hierarchy. As of December 31, 2022, we used broker quotes for 47 securities as our final price source, representing less than 1% of total securities owned.

In order to validate the pricing information and broker quotes, we employ, where possible, procedures that include comparisons with similar observable positions, comparisons with subsequent sales and observations of general market movements for those security classes. Our primary third-party pricing service has policies and processes to ensure that it is using objectively verifiable observable market data. The pricing service regularly reviews the evaluation inputs for securities covered, including broker quotes, executed trades and credit information, as applicable. If the pricing service determines it does not have sufficient objectively verifiable information about a security’s valuation, it discontinues providing a valuation for the security. The pricing service regularly publishes and updates a summary of inputs used in its valuations by major security type. In addition, we have policies and procedures in place to review the process that is utilized by the third-party pricing service and the output that is provided to us by the pricing service. On a periodic basis, we test the pricing for a sample of securities to evaluate the inputs and assumptions used by the pricing service, and we perform a comparison of the pricing service output to an alternative pricing source. In addition, we check prices provided by our primary pricing service to ensure that they are not stale or unreasonable by reviewing the prices for unusual changes from period to period based on certain parameters or for lack of change from one period to the next. If such anomalies in the pricing are observed, we may use pricing information from another pricing source.

Valuation of Alternative Investments

Recognition of investment income on alternative investments is delayed due to the availability of the related financial statements, which are generally obtained from the partnerships’ general partners, as our venture capital, real estate and oil and gas portfolios are generally reported to us on a three-month delay, and our hedge funds are reported to us on a one-month delay. In addition, the effect of annual audit adjustments related to completion of calendar-year financial statement audits of the investees are typically received during the first or second quarter of each calendar year. Accordingly, our investment income from alternative investments for any calendar year period may not include the complete effect of the change in the underlying net assets for the partnership for that calendar year period. Recorded audit adjustments affect our investment income on alternative investments in the period that the adjustments are recorded.

Measurement of Allowances for Credit Losses and Recognition of Impairments

We regularly review our fixed maturity AFS securities for declines in fair value that we determine to be impairment-related. Realized gains and losses generally originate from asset sales to reposition the portfolio or to respond to product experience. In the process of evaluating whether a security with an unrealized loss reflects declines that are related to credit losses, we consider our ability and intent to sell the security prior to a recovery of value. However, subsequent decisions on securities sales are made within the context of overall risk monitoring, assessing value relative to other comparable securities and overall portfolio maintenance. Although our portfolio managers may, at a given point in time, believe that the preferred course of action is to hold securities with unrealized losses attributable to factors other than credit loss until such losses are recovered, the dynamic nature of portfolio management may result in a subsequent decision to sell. These subsequent decisions are consistent with the classification of our investment portfolio as AFS. We expect to continue to manage all non-trading investments within our portfolios in a manner that is consistent with the AFS classification.

We consider economic factors and circumstances within industries and countries where recent impairments have occurred in our assessment of the position of securities we own of similarly situated issuers. While it is possible for realized or unrealized losses on a particular investment to affect other investments, our risk management strategy has been designed to identify correlation risks and other risks inherent in managing an investment portfolio. Once identified, strategies and procedures are developed to effectively monitor and manage these risks. The areas of risk correlation that we pay particular attention to are risks that may be correlated within specific financial and business markets, risks within specific industries and risks associated with related parties. When the detailed analysis by our external asset managers and investment portfolio managers leads us to the conclusion that a security’s decline in fair value is due to credit loss, a credit loss allowance is recorded. In instances where declines are related to factors other than credit loss, the security will continue to be carefully monitored.

There are risks and uncertainties associated with determining whether an investment shows indications of impairment. These include subsequent significant changes in general overall economic conditions, as well as specific business conditions affecting particular issuers, future financial market effects such as interest rate spreads, stability of foreign governments and economies, future rating agency actions and significant accounting, fraud or corporate governance issues that may adversely affect certain investments. In addition, there are often significant estimates and assumptions that we use to estimate the fair values of securities as described in “Investment Valuation” above. We continually monitor developments and update underlying assumptions and financial models based upon new information.

For certain securitized fixed maturity AFS securities with contractual cash flows, including asset-backed securities (“ABS”), we use our best estimate of cash flows for the life of the security to determine whether it is credit impaired. In addition, we review for other indicators of impairment as required by the Investments – Debt and Equity Securities Topic of the FASB Accounting Standards CodificationTM (“ASC”).

Write-downs on real estate and other investments are experienced when the estimated value of the asset is deemed to be less than the carrying value. Write-downs and allowance for credit losses for commercial mortgage loans are established when the estimated value of the asset is deemed to be less than the carrying value. All commercial mortgage loans that are impaired are individually reviewed to determine an appropriate credit loss allowance. Changing economic conditions affect our valuation of commercial mortgage loans. Increasing vacancies, declining rents and the like are incorporated into the allowance for credit losses analysis that we perform for monitored loans and may contribute to an increase in the allowance for credit losses. In addition, we continue to monitor the entire commercial mortgage loan portfolio to identify both current and projected future risk based on reasonable and supportable forecasts. Areas of emphasis include properties that have deteriorating credits or have experienced debt-service coverage and/or loan-to-value reduction. Where warranted, we have established or increased our allowance for credit losses based upon this analysis.

We have also established an allowance for credit losses on our residential mortgage loan portfolio that includes a specific credit loss allowance for loans that are deemed to be impaired as well as an allowance for credit losses for pools of loans with similar risk characteristics. The allowance for credit losses for the performing population of loans is based on historical performance for similar loans, as well as projected future losses based on modeling, which includes reasonable and supportable forecasts. The historical data utilized in the allowance for credit losses calculation process is adjusted for current economic conditions.

Our additional liabilities for other insurance benefits reflect an assumption for an expected level of credit-related investment losses.  When actual credit-related investment losses are realized, we recognize a true-up to our additional liabilities reserve.  These actual to expected adjustments would be reported in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

Derivatives

Derivatives are primarily used for hedging purposes. We hedge certain portions of our exposure to interest rate risk, default risk, basis risk, equity market risk, credit risk and foreign currency exchange risk by entering into derivative transactions. We also purchase and issue financial instruments that contain embedded derivative instruments. See “Policyholder Account Balances” below for information on embedded derivatives. Assessing the effectiveness of hedging and evaluating the carrying values of the related derivatives often involve a variety of assumptions and estimates.

We carry our derivative instruments at fair value, which we determine through valuation techniques or models that use market data inputs or independent broker quotations. The fair values fluctuate from period to period due to the volatility of the valuation inputs, including but not limited to swap interest rates, interest and equity volatility and equity index levels, foreign currency forward and spot rates, credit spreads and correlations, some of which are significantly affected by economic conditions. The effect to revenue is reported in realized gain (loss) and such amount along with the associated federal income taxes is excluded from income (loss) from operations of our segments.

For more information on derivatives, see Notes 1 and 6. For more information on market exposures associated with our derivatives, including sensitivities, see “Item 7A. Quantitative and Qualitative Disclosures About Market Risk.”

Future Contract Benefits

Future contract benefits represent liability reserves that we have established and carry based on estimates of how much we will need to pay for future benefits and claims.

Liability for Future Policy Benefits

Liability for future policy benefits (“LFPB”) represents the reserve amounts associated with non-participating traditional life insurance contracts and limited payment life-contingent annuity contracts that are calculated to meet the various policy and contract obligations as they mature. Establishing adequate reserves for our obligations to policyholders requires assumptions to be made that are intended to represent an estimation of experience for the period that policy benefits are payable. If actual experience is better than or equal to the assumptions, then reserves should be adequate to provide for future benefits and expenses. If experience is worse than the assumptions, additional reserves may be required. Significant assumptions include mortality rates, morbidity and policyholder behavior (e.g., persistency) and withdrawals. During the third quarter of each year, we conduct our comprehensive review of the cash flow assumptions and projection models used in estimating these liabilities and update these assumptions as needed (excluding the claims settlement expense assumption that is locked-in at inception) in the calculation of the net premium ratio. We may also update these assumptions in other quarters as we become aware of information that is indicative of the need for such an update. See “Annual Assumption Review” below for more information. In measuring our LFPB, we establish cohorts, which are groupings of long-duration contracts. On a quarterly basis, we retrospectively update the net premium ratio at the cohort level for actual experience. For all contract cohorts issued after January 1, 2021, interest is accrued on LFPB at the single-A interest rate on the contract cohort inception date. For contract cohorts issued prior to January 1, 2021, interest remains accruing at the original discount rate in effect on the contract cohort inception date due to the modified retrospective transition method. We also remeasure the LFPB using the single-A interest rate as of the end of each reporting period.

Liability for Future Claims

Future contract benefits include reserves for long-term life and disability claims associated with our Group Protection segment. These reserves use actuarial assumptions primarily based on claim termination rates, offsets for other insurance including social security and long-term disability incidence and severity assumptions. Such cash flow assumptions are subject to the comprehensive review process discussed above. We remeasure the liability for future claims using a single-A interest rate as of the end of each reporting period.

See “Annual Assumption Review” below for more information.

Universal Life Insurance Products with Secondary Guarantees

We issue UL-type contracts where we provide a secondary guarantee to the policyholder. The policy can remain in force, even if the base policy account balance is zero, as long as contractual secondary guarantee requirements have been met. These guaranteed benefits require an additional liability that is calculated based on the application of a benefit ratio (calculated as the present value of total expected benefit payments over the life of the contract from inception divided by the present value of total expected assessments over the life of the contract). These secondary guarantees are reported within future contract benefits on the Consolidated Balance Sheets. The level and direction of the change in reserves will vary over time based on the emergence of the benefit ratio and the level of assessments associated with the contracts. Cash flow assumptions incorporated in a benefit ratio in measuring these additional liabilities for other insurance benefits include mortality rates, morbidity, policyholder behavior (e.g., persistency) and withdrawals based principally on generally accepted actuarial methods and assumptions. During the third quarter of each year, we conduct our comprehensive review of the cash flow assumptions and projection models used in estimating these liabilities and update these assumptions in the calculation of the benefit ratio. We may also update these assumptions in other quarters as we become aware of information that is indicative of the need for such an update. See “Annual Assumption Review” below for more information.

For additional information on future contract benefits, see Note 19.

Market Risk Benefits

Market risk benefits (“MRBs”) are contracts or contract features that provide protection to the policyholder from other-than-nominal capital market risk and expose us to other-than-nominal capital market risk upon the occurrence of a specific event or circumstance, such as death, annuitization or period withdrawal. An MRB can be in either an asset or a liability position. Our MRB assets and MRB liabilities are reported at fair value separately on the Consolidated Balance Sheet.

We issue variable and fixed annuity contracts that may include various types of GLB and GDB riders that we have accounted for as MRBs. For contracts that contain multiple riders that qualify as MRBs, the MRBs are valued on a combined basis using an integrated model. We have entered into reinsurance agreements to cede certain GLB and GDB riders where the reinsurance agreements themselves are accounted for as MRBs or contain MRBs. We therefore record ceded MRB assets and ceded MRB liabilities associated with these reinsurance agreements. We report ceded MRBs associated with these reinsurance agreements in other assets or other liabilities on the Consolidated Balance Sheets.

Net amount at risk (“NAR”) represents the amount of guaranteed living benefit or guaranteed death benefit in excess of a policyholder’s account balance at the balance sheet date. Underperforming markets increase our exposure to potential benefits with the GLB and GDB riders. A contract with a GDB rider is “in the money” if the policyholder’s account balance falls below the guaranteed death benefit. As of December 31, 2022 and 2021, 26% and 4%, respectively, of all in-force contracts with a GDB rider were “in the money.” A contract with a GLB rider is “in the money” if the policyholder’s account balance falls below the present value of guaranteed living benefit payments, assuming no full surrenders. As of December 31, 2022 and 2021, 37% and 7%, respectively, of all in-force contracts with a GLB rider were “in the money.” However, the only way the policyholder can realize the excess of the present value of benefits over the account balance of the contract is through a series of withdrawals or income payments that do not exceed a maximum amount. If, after the series of withdrawals or income payments, the account balance is exhausted, the policyholder will continue to receive a series of annuity payments. The account balance can also fluctuate with market returns on a daily basis resulting in increases or decreases in the excess of the present value of benefits over account balance.

Many policyholders have both a guaranteed living benefit or guaranteed death benefit present on the same policy. The total NAR represents the greater of GLB NAR and GDB NAR for each policy as only one benefit can be exercised in practice. Details underlying the NAR, net of reinsurance, (in millions) were as follows:

	Annuities		Retirement Plan Services
	As of December 31,		As of December 31,
	2022	2021	2022	2021

GLB NAR	$3,261	$552	$3	$1
GDB NAR	5,077	494	13	2
Total NAR	7,975	1,015	15	3

Change in the fair value of MRB assets and liabilities is reported in market risk benefit gain (loss) in the Consolidated Statements of Comprehensive Income (Loss), except for the portion attributable to the change in non-performance risk, which is recognized in OCI. Change in the fair value of ceded MRB assets and liabilities, including the changes in our counterparties’ non-performance risks, is reported in market risk benefit gain (loss) in the Consolidated Statements of Comprehensive Income (Loss).

MRBs are valued based on a stochastic projection of risk-neutral scenarios that incorporate a spread reflecting our non-performance risk. Ceded MRBs are valued based on a stochastic projection of risk-neutral scenarios that incorporate a spread reflecting our counterparties’ non-performance risk. The scenario assumptions, at each valuation date, are those we view to be appropriate for a hypothetical market participant and include assumptions for capital markets, lapse, benefit utilization, mortality, risk margin and administrative expenses. These assumptions are based on a combination of historical data and actuarial judgments. The assumption for our own non-performance risk and our counterparties’ non-performance risk for MRBs and ceded MRBs, respectively, are determined at each valuation date and reflect our risk and our counterparties’ risks of not fulfilling the obligations of the underlying liability. The spread for the non-performance risk is added to the discount rates used in determining the fair value from the net cash flows. We believe these assumptions are consistent with those that would be used by a market participant; however, as the related markets develop, we will continue to reassess our assumptions. During the third quarter of each year, we conduct our comprehensive review of the assumptions used in calculating the fair value of these MRBs and update these assumptions on a prospective basis as needed. We may also update these assumptions in other quarters as we become aware of information that is indicative of the need for such an update. For information on fair value inputs, see Note 15.

For illustrative purposes, the following presents hypothetical effects to MRBs attributable to changes to key assumptions / inputs, assuming all other factors remain constant:

		Hypothetical	Hypothetical
	Actual	Effect	Effect
Assumption / Input	Experience	to MRB Liability	to Net Income	Description of Assumption / Input
Equity market return	Increase / (Decrease)	(Decrease) / Increase	Increase / (Decrease)	Equity market return input represents impact based on movements in equity markets.

Interest rate	Higher / Lower	(Decrease) / Increase	Increase / (Decrease)	Interest rate input represents impact based on movements in interest rates and impact to fixed-income assets.

Volatility	Increase / (Decrease)	Increase / (Decrease)	(Decrease) / Increase

Volatility assumption represents overall volatilities assumed for the underlying variable annuity funds, which include a mixture of equity and fixed-income assets. Volatility assumptions vary by fund due to the benchmarking of difference indices.

Mortality	Increase / (Decrease)	(Decrease) / Increase	Increase / (Decrease)	Mortality represents the estimated probability of when an individual belonging to a particular group, categorized according to age or some other factor such as gender, will die.

Mortality contracts with only GDB rider	Increase / (Decrease)	Increase / (Decrease)	(Decrease) / Increase	Mortality represents the estimated probability of when an individual belonging to a particular group, categorized according to age or some other factor such as gender, will die.

Lapse	Higher / Lower	(Decrease) / Increase	Increase / (Decrease)	Lapse assumption represents the estimated probability of a contract surrendering during a year, thereby forgoing any future benefits.

Benefit utilization	Higher / Lower	Increase / (Decrease)	(Decrease) / Increase	Benefit utilization assumption of guaranteed withdrawals represents the estimated percentage of policyholders that utilize the guaranteed withdrawal feature.

We use derivative instruments to mitigate selected risk and income statement volatility caused by changes in equity markets and interest rates associated with certain GLB and GDB riders that are available in our variable annuity product. In addition to mitigating selected risk and income statement volatility, the hedge program is also focused on a long-term goal of accumulating assets that could be used to pay claims under these benefits. We utilize options and total return swaps on U.S.-based equity indices, and futures on U.S.-based and international equity indices, as well as interest rate futures, interest rate swaps and currency futures. For additional information on our derivatives, see Note 6.

As part of our hedge program, equity market and interest rate conditions are monitored on a daily basis. We rebalance our hedge positions based upon changes in these factors as needed. While we actively manage our hedge positions, these positions may not completely offset changes in the fair value of our GLB and GDB riders caused by movements in these factors due to, among other things, differences in timing between when a market exposure changes and corresponding changes to the hedge positions, extreme swings in the equity markets, interest rates and market-implied volatilities, realized market volatility, policyholder behavior, divergence between the performance of the underlying funds and the hedging indices, divergence between the actual and expected performance of the hedge instruments or our ability to purchase hedging instruments at prices consistent with our desired risk and return trade-off. In addition, the GLB and GDB riders that were hedged during 2021 and 2022 are accounted for as MRBs effective with the adoption of ASU 2018-12. For more information, see Note 3.

The following table presents our after-tax estimates of the potential instantaneous effect to net income (loss) that could result from sudden changes that may occur in equity markets and interest rates (in millions) and excludes the net cost of operating the hedge program. The amounts represent the difference between the change in GLB and GDB riders and the change in the fair value of the underlying hedge instruments. These estimates are based upon the balance as of December 31, 2022, net of reinsurance, and the related hedge instruments in place as of that date. The effects presented in the table below are not representative of the aggregate impacts that could result if a combination of such changes to equity market returns and interest rates occurred.

	In-Force Sensitivities
Equity Market Return	-10%	+10%
Hypothetical effect to net income	$(475)	$400

Interest Rates	-25 bps	+25 bps
Hypothetical effect to net income	(575)	525

The actual effects of the results illustrated in the table above could vary significantly depending on a variety of factors, many of which are out of our control, and consideration should be given to the following:

•The analysis is only valid as of December 31, 2022, due to changing market conditions, policyholder activity, hedge positions and other factors;

•The analysis assumes instantaneous shifts in the capital market factors and no ability to rebalance hedge positions prior to the market changes;

•The analysis assumes constant exchange rates and implied dividend yields;

•Assumptions regarding shifts in the market factors, such as assuming parallel shifts in interest rates, may be overly simplistic and not indicative of actual market behavior in stress scenarios;

•It is very unlikely that one capital market sector (e.g., equity markets) will sustain such a large instantaneous movement without affecting other capital market sectors; and

•The analysis assumes that there is no tracking or basis risk between the funds and/or indices affecting the GLB and GDB riders and the instruments utilized to hedge these exposures.

For additional information on MRBs, see Note 10.

Policyholder Account Balances

Policyholder account balances include the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. This liability includes UL and VUL and investment-type annuity products where account balances are equal to deposits plus interest credited less withdrawals, surrender charges, asset-based fees and policyholder administration charges (collectively known as “policyholder assessments”), as well as amounts representing the fair value of embedded derivative instruments associated with our IUL and indexed annuity products. During the third quarter of each year, we conduct our comprehensive review of the assumptions and projection models underlying our reserves and embedded derivatives and update assumptions as needed. We may also update these assumptions in other quarters as we become aware of information that is indicative of the need for such an update.

Our indexed annuity and IUL contracts permit the holder to elect a fixed interest rate return or a return where interest credited to the contracts is linked to the performance of the S&P 500® Index or other indices. The value of the variable portion of the policyholder’s account balance varies with the performance of the underlying variable funds chosen by the policyholder. Policyholders may elect to rebalance among the various accounts within the product at renewal dates. At the end of each indexed term, which can be up to six years, we have the opportunity to re-price the indexed component by establishing different participation rates, caps, spreads or specified rates, subject to contractual guarantees. We purchase and sell index options that are highly correlated to the portfolio allocation decisions of our policyholders, such that we are economically hedged with respect to equity returns for the current reset period. The mark-to-market of the options held generally offsets the change in value of the embedded derivative within the contract, both of which are recorded as a component of realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). The Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC require that we calculate fair values of index options we may purchase or sell in the future to hedge policyholder index allocations in future reset periods. These fair values represent an estimate of the cost of the options we will purchase or sell in the future, discounted back to the date of the balance sheet, using current market indicators of volatility and interest rates. Changes in the fair values of these liabilities are included as a component of realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). For more information on indexed product net derivative results, see Note 15.

For additional information on the liability for policyholder account balances, see Note 12.

Annual Assumption Review

During the third quarter of each year, we conduct our comprehensive review of the assumptions and projection models used in estimating DAC, VOBA, DSI and DFEL as well as our reserves and embedded derivatives. For more information on our comprehensive review, see Note 1. Details underlying the effect to net income (loss) from our annual assumption review (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Income (loss) from operations:
Life Insurance	$(2,107)	$127	$(440)
Annuities	1	(1)	(101)
Group Protection	(12)	24	(3)
Retirement Plan Services	-	-	(3)
Excluded from income (loss) from operations	74	(241)	58
Net income (loss)	$(2,044)	$(91)	$(489)

The impacts of our annual assumption review were driven primarily by the following:

2022

•For Life Insurance, the unfavorable impact was driven by updates to policyholder lapse behavior assumptions related to UL products with secondary guarantees in the amount of $1.9 billion, after-tax, as well as updates to mortality and morbidity assumptions and other items.

•For Group Protection, the unfavorable impact was driven by updates to long-term disability incidence and severity assumptions, partially offset by favorable updates to life waiver termination assumptions.

•For excluded from income (loss) from operations, the favorable impact was driven by updates to policyholder benefit utilization behavior and fund mapping and volatility assumptions on MRBs, partially offset by unfavorable updates to policyholder lapse behavior assumptions related to UL products with secondary guarantees that impacted ceded reserves.

2021

•For Life Insurance, the favorable impact was driven by updates to investment allocation assumptions, partially offset by unfavorable updates to interest rate assumptions.

•For Group Protection, the favorable impact was driven by updates to long-term disability termination rate assumptions.

•For excluded from income (loss) from operations, the unfavorable impact was driven by updates to policyholder benefit utilization behavior assumptions on MRBs, partially offset by favorable updates to fund mapping and volatility assumptions on MRBs.

2020

As part of our annual assumption review in the third quarter of 2020, we updated our interest rate assumptions. These updates included lowering starting new money rates to reflect the current interest rate environment and reducing our long-term new money investment yield assumption by 50 basis points, resulting in an ultimate long-term assumption of 3.0% for a 10-year U.S. Treasury. As a result of these updates, we recorded unfavorable after-tax impacts of $361 million for Life Insurance, $140 million for Annuities and $7 million for Retirement Plan Services.

•For Life Insurance, the unfavorable impact was driven by updates to interest rate and policyholder behavior assumptions.

•For Annuities, the unfavorable impact was driven by updates to interest rate assumptions, partially offset by favorable updates to policyholder behavior assumptions and other items.

•For Group Protection, the unfavorable impact was driven by updates to interest rate assumptions, partially offset by favorable updates to long-term disability termination rate assumptions.

•For Retirement Plan Services, the unfavorable impact was driven by updates to interest rate assumptions, partially offset by favorable updates to expense assumptions and other items.

•For excluded from income (loss) from operations, the favorable impact was driven by updates to policyholder behavior and expense assumptions, partially offset by unfavorable updates to other items.

Goodwill and Other Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized, but are reviewed for impairment annually as of October 1 and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Intangibles that do not have indefinite lives are amortized over their estimated useful lives. We perform a quantitative goodwill impairment test where the fair value of the reporting unit is determined and compared to the carrying value of the reporting unit. If the carrying value of the reporting unit exceeds the reporting unit’s fair value, goodwill is impaired and written down to the reporting unit’s fair value. The results of one test on one reporting unit cannot subsidize the results of another reporting unit. For the purposes of the evaluation of the carrying value of goodwill, our reporting units (Life Insurance, Annuities, Group Protection and Retirement Plan Services) correspond with our reporting segments.

The fair values of our reporting units are comprised of the value of in-force (i.e., existing) business and the value of new business. Specifically, new business is representative of cash flows and profitability associated with policies or contracts we expect to issue in the future, reflecting our forecasts of future sales volume and product mix over a 10-year period. To determine the values of in-force and new business, we use a discounted cash flows technique that applies a discount rate reflecting the market expected, weighted-average rate of return adjusted for the risk factors associated with operations to the projected future cash flows for each reporting unit.

We apply significant judgment when determining the estimated fair value of our reporting units. Factors that can influence the value of goodwill include the capital markets, competitive landscape, regulatory environment, consumer confidence and any items that can directly or indirectly affect new business future cash flows. Factors that could affect production levels and profitability of new business include mix of new business, pricing changes, customer acceptance of our products and distribution strength. Spread compression and related effects to profitability caused by lower interest rates affect the valuation of in-force business more significantly than the valuation of new business, as new business pricing assumptions reflect the current and anticipated future interest rate environment. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments. Examples of unfavorable changes to assumptions or factors that could result in future impairment include, but are not limited to, the following:

•Lower expectations for future sales levels or future sales profitability;

•Higher discount rates on new business assumptions;

•Weakened expectations for the ability to execute future reserve financing transactions for life insurance business over the long-term or expectations for significant increases in the associated costs;

•Legislative, regulatory or tax changes that affect the cost of, or demand for, our subsidiaries’ products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserve requirements or changes to RBC requirements; and

•Valuations of significant mergers or acquisitions of companies or blocks of business that would provide relevant market-based inputs for our impairment assessment that could support less favorable conclusions regarding the estimated fair value of our reporting units.

As a result of the capital market environment during the third quarter of 2022, including (i) declining equity markets and (ii) the impact of rising interest rates on our discount rate assumption, we accelerated our quantitative goodwill impairment test for our Life Insurance reporting unit as we concluded that there were indicators of impairment. Based on this quantitative test, which included updating our best estimate assumptions therein, we incurred an impairment during the third quarter of 2022 of the Life Insurance reporting unit goodwill of $634 million, which represented a write-off of the entire balance of goodwill for the reporting unit. As of October 1, 2022, we performed our annual quantitative goodwill impairment test for the remaining reporting units, and, as of October 1, 2022, the fair value was in excess of each such other reporting unit’s carrying value.

Refer to Note 9 for goodwill and specifically identifiable intangible assets by segment.

Income Taxes

Management uses certain assumptions and estimates in determining the income taxes payable or refundable for the current year, the deferred income tax liabilities and assets for items recognized differently in its financial statements from amounts shown on its income tax returns and the federal income tax expense.  Determining these amounts requires analysis and interpretation of current tax laws and regulations.  Management exercises considerable judgment in evaluating the amount and timing of recognition of the resulting income tax liabilities and assets.  These judgments and estimates are re-evaluated on a continual basis as regulatory and business factors change. Legislative changes to the Internal Revenue Code of 1986, as amended, modifications or new regulations, administrative rulings, or court decisions could increase or decrease our effective tax rate.

In August 2022, the Inflation Reduction Act of 2022 was passed by the U.S. Congress and signed into law by President Biden. The Inflation Reduction Act of 2022 established a new 15% corporate alternative minimum tax for corporations whose average adjusted net income for any consecutive three-year period beginning after December 31, 2022, exceeds $1.0 billion. The Inflation Reduction Act of 2022 also established a 1% excise tax on stock repurchases made by publicly traded corporations. Both provisions are effective for tax years beginning after December 31, 2022. We are currently evaluating the impact of the corporate alternative minimum tax on our business, results of operations and financial condition.

The application of GAAP requires us to evaluate the recoverability of our deferred tax assets and establish a valuation allowance, if necessary, to reduce our deferred tax asset to an amount that is more likely than not to be realizable. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, we consider many factors, including:  the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of existing temporary differences; the length of time carryovers can be utilized; and any tax planning strategies we would employ to avoid a tax benefit from expiring unused.

As of December 31, 2022, we had an approximate $2.3 billion deferred tax asset related to net unrealized losses on fixed maturity AFS securities. In the assessment of the future realizability of this deferred tax asset, management considered tax planning strategy and concluded that unrealized losses were caused by factors other than credit loss, and we have the intent and ability to hold these securities to recovery and collect all of the contractual cash flows. Additionally, as of December 31, 2022, we had a $278 million deferred tax asset related to net operating loss carryforwards that can be used to offset taxable income in future periods and reduce our income taxes payable in those future periods. The net operating loss carryforwards do not expire and can be carried forward indefinitely. Although realization is not assured, management believes it is more likely than not that the deferred tax assets, including our net operating loss deferred tax asset, will be realized. For additional information on income taxes, see Note 23.

RESULTS OF CONSOLIDATED OPERATIONS

Details underlying the consolidated results (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Net Income (Loss)
Income (loss) from operations:
Life Insurance	$(2,094)	$487	$(34)
Annuities	1,161	1,337	983
Group Protection	41	(164)	43
Retirement Plan Services	211	248	168
Other Operations	(486)	(371)	(295)
MRB-related impacts, after-tax	2,495	2,938	-
Excluded realized gain (loss), after-tax	-	-	(570)
Investment and reinsurance-related
realized gain (loss), after-tax	(101)	659	-
Changes in fair value of GLB and GDB hedge
instruments, net of hedge allowance, after-tax	712	(1,356)	-
Indexed product net derivative results,
after-tax	58	17	-
Benefit ratio unlocking, after-tax	(5)	-	194
Impairment of intangibles	(634)	-	-
Net impact from the Tax Cuts and Jobs Act	-	-	37
Transaction and integration costs related to mergers,
acquisitions and divestitures, after-tax	-	(11)	(15)
Gain (loss) on modification or early extinguishment
of debt, after-tax	-	(6)	(12)
Net income (loss)	$1,358	$3,778	$499

Comparison of 2022 to 2021

Net income decreased due primarily to the following:

•The impact of our annual assumption review.

•Realized gain in 2022 compared to realized loss in 2021 driven primarily by the following:

•Favorable changes in fair value of GLB and GDB hedge instruments in 2022 compared to unfavorable changes in 2021 driven by the impact of capital markets.

•Lower gains related to changes in investments and reinsurance-related embedded derivatives due primarily to the fourth quarter 2021 reinsurance transaction and unfavorable equity market performance in 2022 compared to favorable equity market performance in 2021.

•Increases in CECL reserve for reinsurance-related assets due to updates to policyholder behavior assumptions that impacted ceded reserves.

•More favorable indexed product derivative results driven by capital market changes.

•These realized gains were partially offset by an increase in the CECL reserve for mortgage loans on real estate in 2022 compared to a decrease in 2021.

•Goodwill impairment in our Life Insurance segment.

•Lower investment income on alternative investments and lower prepayment and bond make-whole premiums.

•Less favorable MRB-related impacts driven by unfavorable equity market performance, partially offset by higher interest rates. For additional information, see Note 10.

•Lower fee income driven by lower average daily variable account balances.

The decrease in net income was partially offset by the following:

•Lower mortality claims in our Life Insurance and Group Protection segments.

•Lower expenses driven by lower compensation-related expenses, partially offset by higher Spark program and legal expenses.

•Growth in business in force.

Comparison of 2021 to 2020

Net income increased due primarily to the following:

•Gains in MRB-related impacts driven by interest rates and equity market performance. For additional information, see Note 10.

•Higher investment income on alternative investments, and higher prepayment and bond make-whole premiums.

•The impact of our annual assumption review.

•Growth in average account balances, business in force and group earned premiums.

The increase in net income was partially offset by the following:

•Unfavorable experience in our Group Protection segment driven by the COVID-19 pandemic.

•Higher realized loss driven primarily by unfavorable capital market changes in 2021 and an update to our non-performance risk input to the fair value calculation of our GLB embedded derivatives in 2020. These realized losses were partially offset by:

•Gains related to changes in investments and reinsurance-related embedded derivatives due primarily to the fourth quarter 2021 reinsurance transaction.

•Decrease in CECL reserve for mortgage loans on real estate in 2021 compared to an increase in 2020.

•Higher trail commissions, legal expenses, incentive compensation and Spark program expense, partially offset by continued focus on expense management.

•Spread compression due to average new money rates trailing our current portfolio yields, partially offset by actions implemented to reduce interest crediting rates.

For additional information on realized gain (loss), see Note 21. For a discussion of the goodwill impairment, see “Introduction – Critical Accounting Policies and Estimates – Goodwill and Other Intangible Assets” above. For a discussion of the COVID-19 pandemic, see “Introduction – Executive Summary” above.

RESULTS OF LIFE INSURANCE

Income (Loss) from Operations

Details underlying the results for Life Insurance (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Operating Revenues
Insurance premiums (1)	$1,146	$1,033	$950
Fee income	2,995	3,121	3,727
Net investment income	2,587	3,207	2,823
Operating realized gain (loss)	(7)	(7)	(6)
Amortization of deferred gain on
business sold through reinsurance	18	12	12
Other revenues	8	21	10
Total operating revenues	6,747	7,387	7,516
Operating Expenses
Benefits	4,071	4,136	4,586
Interest credited	1,310	1,457	1,491
Policyholder liability remeasurement
(gain) loss	2,854	(17)	-
Commissions and other expenses	1,193	1,214	1,506
Total operating expenses	9,428	6,790	7,583
Income (loss) from operations before taxes	(2,681)	597	(67)
Federal income tax expense (benefit)	(587)	110	(33)
Income (loss) from operations	$(2,094)	$487	$(34)

(1)Includes term insurance premiums, which have a corresponding partial offset in benefits for changes in reserves.

Comparison of 2022 to 2021

Loss from operations in 2022 compared to income from operations in 2021 due primarily to the following:

•Higher benefits and policyholder liability remeasurement (gain) loss due to the impact from our annual assumption review and growth in reserves and business in force, partially offset by lower mortality claims.

•Lower net investment income, net of interest credited, driven by negative performance on alternative investments in 2022 compared to investment income in 2021, and the impact of the fourth quarter 2021 reinsurance transaction.

•Lower fee income due to the impact of the fourth quarter 2021 reinsurance transaction, partially offset by growth in business in force.

The decrease in income from operations was partially offset by higher insurance premiums due to growth in business in force.

Comparison of 2021 to 2020

Income from operations in 2021 compared to loss from operations in 2020 due primarily to the following:

•Lower benefits and policyholder liability remeasurement (gain) loss due to the impact from our annual assumption review, partially offset by growth in business in force; both periods were impacted by elevated mortality claims due to the COVID-19 pandemic. See “Introduction – Executive Summary – Industry Trends – COVID-19 Pandemic” above for additional information.

•Higher net investment income, net of interest credited, driven by investment income on alternative investments and prepayment and bond make-whole premiums, partially offset by the impact of the fourth quarter 2021 reinsurance transaction and spread compression due to average new money rates trailing our current portfolio yields.

•Lower commissions and other expenses due to the adoption of ASU 2018-12 and expense management, partially offset by the impact from our annual assumption review and incentive compensation as a result of production performance.

The increase in income from operations was partially offset by lower fee income due to the adoption of ASU 2018-12 and the impact of the fourth quarter 2021 reinsurance transaction, partially offset by the impact of our annual assumption review and growth in business in force.

See “Critical Accounting Policies and Estimates – Annual Assumption Review” above for information on the impacts from our annual assumption review.

Additional Information

We expect an ongoing reduction in income from operations in future quarters of approximately $45 million per quarter as a result of the significantly unfavorable impact of the third quarter 2022 annual assumption review.

For information on our fourth quarter 2021 reinsurance transaction, see Note 8.

For information on interest rate spreads and interest rate risk, see “Part I – Item 1A. Risk Factors – Market Conditions – Changes in interest rates and sustained low interest rates may cause interest rate spreads to decrease, impacting our profitability, and make it more challenging to meet certain statutory requirements” and “Part I – Item 1A. Risk Factors – Market Conditions – Increases in interest rates may negatively affect our profitability, capital position and the value of our investment portfolio and may also result in increased contract withdrawals” in our 2022 Form 10-K and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk – Interest Rate Risk.” For information on the current interest rate environment, see “Introduction – Executive Summary – Industry Trends – Interest Rate Environment” above.

Insurance Premiums

Insurance premiums relate to traditional products and are a function of the rates priced into the product and insurance in force. Insurance in force, in turn, is driven by sales, persistency and mortality claims.

Fee Income

Details underlying fee income, sales, net flows, account balances and in-force face amount (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Fee Income
Cost of insurance assessments	$2,258	$2,362	$2,377
Expense assessments	1,539	1,525	1,502
Surrender charges	30	31	33
DFEL:
Deferrals	(1,061)	(989)	(972)
Amortization	233	191	514
Impact from annual assumption review	(4)	1	273
Total fee income	$2,995	$3,121	$3,727

	For the Years Ended December 31,
	2022	2021	2020
Sales by Product
IUL/UL	$135	$104	$111
MoneyGuard®	94	101	127
VUL	163	181	188
Term	177	152	132
Executive Benefits	136	122	72
Total sales	$705	$660	$630

Net Flows
Deposits	$5,816	$5,728	$5,890
Withdrawals and deaths	(1,698)	(1,651)	(1,753)
Net flows	$4,118	$4,077	$4,137

Policyholder Assessments	$5,434	$5,322	$5,154

	As of December 31,
	2022	2021	2020
Account Balances (1)
General account	$32,182	$32,638	$37,496
Separate account	16,499	19,192	20,109
Total account balances	$48,681	$51,830	$57,605

In-Force Face Amount
UL and other	$363,884	$362,106	$358,554
Term insurance	707,747	611,854	535,387
Total in-force face amount	$1,071,631	$973,960	$893,941

	For the Years Ended December 31,
	2022	2021	2020
Average General Account Balances (1)	$32,284	$36,223	$37,791

(1)Net of reinsurance ceded.

Fee income relates only to interest-sensitive products and includes cost of insurance assessments, expense assessments and surrender charges. Both cost of insurance and expense assessments can have deferrals and amortization related to DFEL. Cost of insurance and expense assessments are deducted from our policyholders’ account balances. These amounts are a function of the rates priced into the product and premiums received, face amount in force and account balances.

Sales are not recorded as a component of revenues (other than for traditional products) and do not have a significant effect on current quarter income from operations but are indicators of future profitability. Generally, we have higher sales during the second half of the year with the fourth quarter being our strongest.

Sales in the table above and as discussed above were reported as follows:

•UL, IUL and VUL – first-year commissionable premiums plus 5% of excess premiums received;

•MoneyGuard® linked-benefit products – MoneyGuard (UL), 15% of total expected premium deposits, and MoneyGuard Market AdvantageSM (VUL), 150% of commissionable premiums;

•Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits; and

•Term – 100% of annualized first-year premiums.

We monitor the business environment, including but not limited to the regulatory and interest rate environments, and make changes to our product offerings and in-force products as needed, and as permitted under the terms of the policies, to sustain the future profitability of our segment.

Net Investment Income and Interest Credited

Details underlying net investment income and interest credited (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Net Investment Income
Fixed maturity AFS securities, mortgage loans on real estate
and other, net of investment expenses	$2,366	$2,512	$2,531
Commercial mortgage loan prepayment and bond
make-whole premiums (1)	37	46	24
Alternative investments (2)	48	522	140
Surplus investments (3)	136	127	128
Total net investment income	$2,587	$3,207	$2,823

Interest Credited	$1,310	$1,457	$1,491

(1)See “Consolidated Investments – Commercial Mortgage Loan Prepayment and Bond Make-Whole Premiums” below for additional information.

(2)See “Consolidated Investments – Alternative Investments” below for additional information.

(3)Represents net investment income on the required statutory surplus for this segment and includes the effect of investment income on alternative investments for such assets that are held in the portfolios supporting statutory surplus versus the portfolios supporting product liabilities.

A portion of the investment income earned for this segment is credited to policyholder accounts. Statutory reserves will typically grow at a faster rate than account balances because of reserve requirements. Investments allocated to this segment are based upon the statutory reserve liabilities and are affected by various reserve adjustments, including financing transactions providing relief from reserve requirements. These financing transactions lead to a transfer of investments from this segment to Other Operations. We expect to earn a spread between what we earn on the underlying general account investments and what we credit to our policyholders’ accounts. Investment income partially offsets the earnings effect of the associated growth of our policy reserves. Commercial mortgage loan prepayments and bond make-whole premiums and investment income on alternative investments can vary significantly from period to period due to a number of factors, and, therefore, may contribute to investment income results that are not indicative of the underlying trends.

Benefits and Policyholder Remeasurement (Gain) Loss

Details underlying benefits and policyholder remeasurement (gain) loss (dollars in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Benefits and Policyholder Remeasurement (Gain) Loss
Death claims direct and assumed	$5,440	$5,866	$5,521
Death claims ceded	(2,110)	(2,325)	(2,019)
Reserves released on death	(609)	(708)	(738)
Net death benefits	2,721	2,833	2,764
Change in secondary guarantee life insurance product
reserves:
Change in reserves	688	688	644
Impact from annual assumption review	2,438	(176)	112
Change in MoneyGuard® reserves:
Change in reserves	456	476	482
Impact from annual assumption review	167	17	272
Other benefits (1)	455	281	312
Total benefits and policyholder remeasurement
(gain) loss	$6,925	$4,119	$4,586

Death claims per $1,000 of in-force	2.66	3.05	3.21

(1)Includes primarily changes in reserves and dividends on traditional and other products.

Benefits for this segment include claims incurred during the period in excess of the associated reserves for its interest-sensitive and traditional products. In addition, benefits include the change in secondary guarantee, linked-benefit and term life insurance product reserves. These reserves are affected by changes in expected future trends of assessments and benefits causing remeasurements. Generally, we experience higher mortality in the first quarter of the year due to the seasonality of claims. We expect COVID-19-related mortality to continue to follow U.S. death trends.

Commissions and Other Expenses

Details underlying commissions and other expenses (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Commissions and Other Expenses
Commissions	$698	$639	$687
General and administrative expenses	554	575	557
Expenses associated with reserve financing	105	100	99
Taxes, licenses and fees	159	165	163
Total expenses incurred	1,516	1,479	1,506
DAC and VOBA deferrals	(805)	(745)	(788)
Total expenses recognized before amortization	711	734	718
DAC and VOBA amortization:
Amortization	482	473	339
Impact from annual assumption review	(4)	3	445
Other intangible amortization	4	4	4
Total commissions and other expenses	$1,193	$1,214	$1,506

DAC and VOBA Deferrals
As a percentage of sales	114.2%	112.9%	125.1%

Commissions and other costs that result directly from and are essential to the successful acquisition of new or renewal business are deferred to the extent recoverable. For our interest-sensitive and traditional products, DAC and VOBA are amortized on a constant level basis over the expected term of the related contracts using the groupings and actuarial assumptions consistent with those used for calculating the related policyholder liability balances. For more information, see “Critical Accounting Policies and Estimates – DAC, VOBA, DSI and DFEL” above.

RESULTS OF ANNUITIES

Income (Loss) from Operations

Details underlying the results for Annuities (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Operating Revenues
Insurance premiums (1)	$165	$116	$121
Fee income	2,347	2,622	2,394
Net investment income	1,463	1,400	1,272
Operating realized gain (loss) (2)	-	-	214
Amortization of deferred gain on
business sold through reinsurance	25	26	29
Other revenues (3)	482	527	425
Total operating revenues	4,482	4,691	4,455
Operating Expenses
Benefits (1)	251	203	696
Interest credited	894	809	773
Policyholder liability remeasurement
(gain) loss	2	(3)	-
Commissions and other expenses	1,989	2,090	1,854
Total operating expenses	3,136	3,099	3,323
Income (loss) from operations before taxes	1,346	1,592	1,132
Federal income tax expense (benefit)	185	255	149
Income (loss) from operations	$1,161	$1,337	$983

(1)Insurance premiums include primarily our income annuities that have a corresponding offset in benefits. Benefits include primarily changes in income annuity reserves driven by insurance premiums.

(2)Certain contract features were converted to MRBs upon adoption of ASU 2018-12 and excluded from this segment’s results of operations. For a discussion on realized gain (loss), see “Results of Consolidated Operations” above. For additional information on ASU 2018-12, see Note 3.

(3)Consists primarily of revenues attributable to broker-dealer services, which are subject to market volatility, and the net settlement related to certain reinsurance transactions, which has a corresponding offset in net investment income and interest credited.

Comparison of 2022 to 2021

Income from operations for this segment decreased due primarily to the following:

•Lower fee income driven by lower average daily variable account balances.

•Lower net investment income, net of interest credited, driven by lower investment income on alternative investments within our surplus portfolio and lower prepayment and bond make-whole premiums, partially offset by higher average fixed account balances and impacts to portfolio yields from the current interest rate environment.

The decrease in income from operations was partially offset by lower commissions and other expenses driven by lower trail commissions resulting from lower average daily variable account balances and lower incentive compensation as a result of production performance, partially offset by higher amortization expense driven by a higher DAC intangible balance.

Comparison of 2021 to 2020

Income from operations for this segment increased due primarily to the following:

•Higher fee income driven by higher average daily variable account balances.

•Lower benefits as certain contract features were converted to MRBs upon adoption of ASU 2018-12 and excluded from this segment’s results of operations. For more information on MRBs, see Note 3.

•Higher net investment income, net of interest credited, driven by prepayment and bond make-whole premiums and investment income on alternative investments within our surplus portfolio.

The increase in income from operations was partially offset by higher commissions and other expenses due to trail commissions resulting from higher average account balances, the impact from our annual assumption review and incentive compensation as a result of production performance, partially offset by expense management.

See “Critical Accounting Policies and Estimates – Annual Assumption Review” above for information on the impacts from our annual assumption review.

Additional Information

New deposits are an important component of net flows and key to our efforts to grow our business. Although deposits do not significantly affect current period income from operations, they can significantly impact future income from operations.

The other component of net flows relates to the retention of new business and account balances. An important measure of retention is the reduction in account balances caused by full surrenders, deaths and other contract benefits. These outflows as a percentage of average gross account balances were 7%, 8% and 7% in 2022, 2021 and 2020, respectively.

Our fixed and indexed variable annuities have discretionary fixed and indexed crediting rates that reset on an annual or periodic basis and may be subject to surrender charges. Our ability to retain these annuities will be subject to current competitive conditions at the time interest rates for these products reset. We expect to manage the effects of spreads on near-term income from operations through portfolio management and, to a lesser extent, crediting rate actions, which assumes no significant changes in net flows or other changes that may cause interest rate spreads to differ from our expectations. For information on interest rate spreads and interest rate risk, see “Part I – Item 1A. Risk Factors – Market Conditions – Changes in interest rates and sustained low interest rates may cause interest rate spreads to decrease, impacting our profitability, and make it more challenging to meet certain statutory requirements” and “Part I – Item 1A. Risk Factors – Market Conditions – Increases in interest rates may negatively affect our profitability, capital position and the value of our investment portfolio and may also result in increased contract withdrawals” in our 2022 Form 10-K/A and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk – Interest Rate Risk.” For information on the current interest rate environment, see “Introduction – Executive Summary – Industry Trends – Interest Rate Environment” above.

Fee Income

Details underlying fee income (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Fee Income
Mortality, expense and other assessments (1)	$2,318	$2,609	$2,381
Surrender charges	24	11	16
DFEL:
Deferrals	(23)	(27)	(31)
Amortization	28	29	26
Impact from annual assumption review	-	-	2
Total fee income	$2,347	$2,622	$2,394

(1)Presented net of GLB and GDB hedge allowance.

We charge policyholders mortality and expense assessments on variable annuity accounts to cover insurance and administrative expenses. These assessments are a function of the rates priced into the product and the average daily variable account balances. Average daily variable account balances are driven by net flows and variable fund returns. Charges on GLB riders are assessed based on a contractual rate that is applied either to the account balance or the guaranteed amount. We allocate a portion of the attributed fees to support the cost of hedging GLB and GDB riders. For more information, see Note 20. We may collect surrender charges when our fixed and variable annuity policyholders surrender their contracts during the surrender charge period to protect us from premature withdrawals.

Net Investment Income and Interest Credited

Details underlying net investment income and interest credited (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Net Investment Income
Fixed maturity AFS securities, mortgage loans on real estate
and other, net of investment expenses	$1,305	$1,155	$1,122
Commercial mortgage loan prepayment and bond
make-whole premiums (1)	31	70	23
Surplus investments (2)	127	175	127
Total net investment income	$1,463	$1,400	$1,272

Interest Credited
Amount provided to policyholders	$880	$794	$755
DSI deferrals	(2)	(3)	(4)
Interest credited before DSI amortization	878	791	751
DSI amortization:
Amortization	16	18	21
Impact from annual assumption review	-	-	1
Total interest credited	$894	$809	$773

(1)See “Consolidated Investments – Commercial Mortgage Loan Prepayment and Bond Make-Whole Premiums” below for additional information.

(2)Represents net investment income on the required statutory surplus for this segment and includes the effect of investment income on alternative investments for such assets that are held in the portfolios supporting statutory surplus versus the portfolios supporting product liabilities. See “Consolidated Investments – Alternative Investments” below for more information on alternative investments.

A portion of our investment income earned is credited to the policyholders of our deferred fixed annuity products, including the fixed portion of variable annuity contracts. We expect to earn a spread between what we earn on the underlying general account investments supporting the fixed annuity product line, including the fixed portion of variable annuity contracts, and what we credit to our fixed annuity policyholders’ accounts, including the fixed portion of variable annuity contracts. Changes in commercial mortgage loan prepayments and bond make-whole premiums, investment income on alternative investments and surplus investment income can vary significantly from period to period due to a number of factors and, therefore, may contribute to investment income results that are not indicative of the underlying trends.

Account Balances

Details underlying account balances (dollars in millions) were as follows:

	As of or For the Years Ended
	December 31,
	2022	2021	2020
Variable Annuity Account Balance Information(1)
Variable annuity deposits	$3,370	$5,220	$3,978
Variable annuity net flows	(5,867)	(6,278)	(5,262)
Variable annuity account balances	105,573	136,665	128,175
Average daily variable annuity account balances	114,838	133,833	116,117
Average daily S&P 500® Index (2)	4,100	4,269	3,218
Fixed Annuity Account Balance Information(3)
Fixed annuity deposits	$8,462	$6,519	$7,282
Fixed annuity net flows	5,530	3,827	4,921
Fixed annuity account balances (4)	37,165	33,833	29,343
Average fixed annuity account balances (4)	34,754	30,610	25,804

(1)Excludes the fixed portion of variable.

(2)We generally use the S&P 500 Index as a benchmark for the performance of our variable account balances. The account balances of our variable annuity contracts are invested by our policyholders in a variety of investment options including, but not limited to, domestic and international equity securities and fixed income, which do not necessarily align with S&P 500 Index performance.

(3)Includes the fixed portion of variable.

(4)Net of reinsurance.

Operating Realized Gain (Loss)

Prior to the adoption of ASU 2018-12 effective January 1, 2021, operating realized gain (loss) included indexed annuity net derivative results that represented the net difference between the change in the fair value of the options that we held and a portion of the change in the fair value of the embedded derivative liabilities of our indexed annuity products. The portion of the change in the fair value of the embedded derivative liabilities reported in operating realized gain (loss) represented the amount that was credited to the indexed annuity contracts.

Our GWB, GIB and 4LATER® riders had elements of both benefit reserves and embedded derivative reserves. We calculated the value of the benefit reserves and the embedded derivative reserves based on the specific characteristics of each GLB rider. For our GLBs that met the definition of an embedded derivative under the Derivatives and Hedging Topic of the FASB ASC, we recorded them at fair value on the Consolidated Balance Sheets with changes in fair value recorded in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). In bifurcating the embedded derivative, we attributed to the embedded derivative the portion of total fees collected from the policyholder that related to the GLB riders (the “attributed fees”). These attributed fees represented the present value of future claims expected to be paid for the GLB at the inception of the contract (the “net valuation premium”) plus a margin that a theoretical market participant would include for risk/profit (the “risk/profit margin”).

We also included the risk/profit margin portion of the GLB attributed rider fees in operating realized gain (loss) and included the net valuation premium of the GLB attributed rider fees in excluded realized gain (loss). The excess of total fees collected from the policyholders over the GLB attributed rider fees was reported in fee income.

Benefits

Details underlying benefits (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Benefits
Net death and other benefits	$251	$203	$553
Impact from annual assumption review	-	-	143
Total benefits	$251	$203	$696

Benefits for this segment include changes in income annuity reserves driven by insurance premiums. For a corresponding offset of changes in income annuity reserves, see footnote 1 of “Income (Loss) from Operations” above.

Commissions and Other Expenses

Details underlying commissions and other expenses (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Commissions and Other Expenses
Commissions:
Deferrable	$390	$450	$480
Non-deferrable	628	688	581
General and administrative expenses	408	439	427
Expenses associated with reserve financing
and LOC expenses (1)	4	2	3
Taxes, licenses and fees	43	53	31
Total expenses incurred, excluding broker-dealer	1,473	1,632	1,522
DAC deferrals	(449)	(515)	(548)
Total pre-broker-dealer expenses incurred,
excluding amortization, net of interest	1,024	1,117	974
DAC and VOBA amortization:
Amortization	430	402	401
Impact from annual assumption review	(1)	1	(14)
Broker-dealer expenses incurred	536	570	493
Total commissions and other expenses	$1,989	$2,090	$1,854

DAC Deferrals
As a percentage of sales/deposits	3.8%	4.4%	4.9%

(1)Includes reimbursements to Annuities from the Life Insurance segment for reserve financing, net of expenses incurred by Annuities for its use of letters of credit (“LOCs”). The inter-segment amounts are not reported on the Consolidated Statements of Comprehensive Income (Loss).

Commissions and other costs that result directly from and are essential to the successful acquisition of new or renewal business are deferred to the extent recoverable and are amortized on a constant level basis over the expected term of the related contracts using the groupings and actuarial assumptions consistent with those used for calculating the related policyholder liability balances. Certain types of commissions, such as trail commissions that are based on account balances, are expensed as incurred rather than deferred and amortized. Broker-dealer expenses that vary with and are related to sales are expensed as incurred and not deferred and amortized. Fluctuations in these expenses correspond with fluctuations in other revenues. For more information, see “Critical Accounting Policies and Estimates – DAC, VOBA, DSI and DFEL” above.

RESULTS OF GROUP PROTECTION

Income (Loss) from Operations

Details underlying the results for Group Protection (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Operating Revenues
Insurance premiums	$4,768	$4,450	$4,280
Net investment income	334	365	330
Other revenues (1)	202	180	183
Total operating revenues	5,304	4,995	4,793
Operating Expenses
Benefits	4,034	4,069	3,500
Interest credited	5	6	5
Policyholder liability remeasurement
(gain) loss	(103)	(163)	-
Commissions and other expenses	1,316	1,291	1,234
Total operating expenses	5,252	5,203	4,739
Income (loss) from operations before taxes	52	(208)	54
Federal income tax expense (benefit)	11	(44)	11
Income (loss) from operations	$41	$(164)	$43

(1)Consists of revenue from third parties for administrative services performed, which has a corresponding partial offset in commissions and other expenses.

	For the Years Ended December 31,
	2022	2021	2020
Income (Loss) from Operations by Product Line
Life	$15	$(256)	$(95)
Disability	27	98	126
Dental	(1)	(6)	12
Income (loss) from operations	$41	$(164)	$43

Comparison of 2022 to 2021

Income from operations in 2022 compared to loss from operations in 2021 due primarily to higher insurance premiums due to growth in business in force and favorable persistency.

The increase in income from operations was partially offset by the following:

•Higher benefits and policyholder liability remeasurement (gain) loss driven by lower incidence in our disability and life businesses and the impact from our annual assumption review.

•Higher commissions and other expenses driven by investments in claims management to help improve ongoing operations and higher sales volumes, partially offset by higher DAC amortization in 2021 as the amortization period was shortened to reflect the expected term of the contracts in compliance with the adoption of ASU 2018-12.

•Lower net investment income, net of interest credited, driven by lower investment income on alternative investments within our surplus portfolio and lower prepayment and bond make-whole premiums.

Comparison of 2021 to 2020

Loss from operations in 2021 compared to income from operations in 2020 due primarily to the following:

•Higher benefits and policyholder liability remeasurement (gain) loss driven by higher mortality in our life business and higher morbidity in our disability business as a result of the impacts of the COVID-19 pandemic in 2021 and lower utilization in our dental business in 2020, partially offset by favorable claims resolutions in our disability and life businesses and the impact from our annual assumption review.

•Higher commissions and other expenses due to incentive compensation as a result of production performance, investments in our claims organization to address higher claims volume attributable to the COVID-19 pandemic and an increase in DAC amortization as the amortization period was shortened due to the adoption of ASU 2018-12.

The decrease in income from operations was partially offset by the following:

•Higher insurance premiums due to growth in the business and favorable persistency.

•Higher net investment income, net of interest credited, driven by investment income on alternative investments within our surplus portfolio and prepayment and bond make-whole premiums.

See “Critical Accounting Policies and Estimates – Annual Assumption Review” above for information on our reserve adjustments.

Additional Information

The total loss ratio for the year ended December 31, 2022, decreased as compared to the prior year, due primarily to lower COVID-19-related incidence and favorable reserve adjustments in our life business and lower incidence in our disability business, partially offset by unfavorable reserve adjustments in our disability business in 2022 compared to favorable reserve adjustments in 2021. For a discussion of the COVID-19 pandemic, see “Introduction – Executive Summary – Industry Trends – COVID-19 Pandemic” above.

Management compares trends in actual loss ratios to pricing expectations as group-underwriting risks change over time. We expect normal fluctuations in our total loss ratio, as claims experience is inherently uncertain. For every one percent increase in the total loss ratio, we would expect an annual decrease to income from operations of approximately $37 million to $41 million. The effects are symmetrical for a comparable decrease in the loss ratio and, therefore, move in an equal and opposite direction.

For information on the effects of current interest rates on our long-term disability claim reserves, see “Item 7A. Quantitative and Qualitative Disclosures About Market Risk – Interest Rate Risk – Effect of Interest Rate Sensitivity.” For information on the current interest rate environment, see “Introduction – Executive Summary – Industry Trends – Interest Rate Environment” above.

Insurance Premiums

Details underlying insurance premiums (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Insurance Premiums by Product Line
Life	$1,808	$1,653	$1,613
Disability	2,763	2,569	2,401
Dental	197	228	266
Total insurance premiums	$4,768	$4,450	$4,280

Sales by Product Line
Life	299	264	265
Disability	337	284	397
Dental	40	38	44
Total sales	$676	$586	$706

Our cost of insurance and policy administration charges are embedded in the premiums charged to our customers. The premiums are a function of the rates priced into the product and our business in force. Business in force, in turn, is driven by sales and persistency experience.

Sales relate to new policyholders and new programs sold to existing policyholders. We believe that the trend in sales is an important indicator of development of business in force over time. Sales in the table above are the combined annualized premiums for our products.

Net Investment Income

We use our investment income to offset the earnings effect of the associated build of our reserves, which are a function of our insurance premiums and the yields on our investments. Details underlying net investment income (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Net Investment Income
Fixed maturity AFS securities, mortgage loans on real estate
and other, net of investment expenses	$254	$236	$240
Commercial mortgage loan prepayment and bond
make-whole premiums (1)	6	16	9
Surplus investments (2)	74	113	81
Total net investment income	$334	$365	$330

(1)See “Consolidated Investments – Commercial Mortgage Loan Prepayment and Bond Make-Whole Premiums” below for additional information.

(2)Represents net investment income on the required statutory surplus for this segment and includes the effect of investment income on alternative investments for such assets that are held in the portfolios supporting statutory surplus versus the portfolios supporting product liabilities. See “Consolidated Investments – Alternative Investments” below for more information on alternative investments.

Benefits, Policyholder Liability Remeasurement (Gain) Loss and Interest Credited

Details underlying benefits, policyholder liability remeasurement (gain) loss and interest credited (in millions) and loss ratios by product line were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Benefits, Interest Credited and
Policyholder Liability Remeasurement
(Gain) Loss by Product Line
Life	$1,437	$1,630	$1,399
Disability	2,354	2,108	1,938
Dental	145	174	168
Total benefits, interest credited and
policyholder liability remeasurement
(gain) loss	$3,936	$3,912	$3,505

Loss Ratios by Product Line
Life	79.5%	98.6%	86.7%
Disability	85.2%	82.0%	80.5%
Dental	73.5%	76.3%	63.1%
Total	82.5%	87.9%	81.8%

Generally, we experience higher mortality in the first quarter of the year and higher disability claims in the fourth quarter of the year due to the seasonality of claims. We expect COVID-19-related mortality to continue to follow U.S. death trends. For additional information on our loss ratios, see “Additional Information” above.

Commissions and Other Expenses

Details underlying commissions and other expenses (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Commissions and Other Expenses
Commissions	$394	$361	$359
General and administrative expenses	768	731	697
Taxes, licenses and fees	123	120	122
Total expenses incurred	1,285	1,212	1,178
DAC deferrals	(99)	(91)	(92)
Total expenses recognized before amortization	1,186	1,121	1,086
DAC and VOBA amortization	97	138	115
Other intangible amortization	33	32	33
Total commissions and other expenses	$1,316	$1,291	$1,234

DAC Deferrals
As a percentage of insurance premiums	2.1%	2.0%	2.1%

Commissions and other costs that result directly from and are essential to the successful acquisition of new or renewal business are deferred to the extent recoverable and are amortized on a constant level basis over the expected term of the related contracts using the groupings and actuarial assumptions consistent with those used for calculating the related policyholder liability balances. Certain broker commissions that vary with and are related to paid premiums are expensed as incurred rather than deferred and amortized. For more information, see “Critical Accounting Policies and Estimates – DAC, VOBA, DSI and DFEL” above.

RESULTS OF RETIREMENT PLAN SERVICES

Income (Loss) from Operations

Details underlying the results for Retirement Plan Services (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Operating Revenues
Fee income	$261	$295	$253
Net investment income	976	991	933
Other revenues (1)	37	36	27
Total operating revenues	1,274	1,322	1,213
Operating Expenses
Benefits	-	-	2
Interest credited	629	616	615
Commissions and other expenses	398	406	404
Total operating expenses	1,027	1,022	1,021
Income (loss) from operations before taxes	247	300	192
Federal income tax expense (benefit)	36	52	24
Income (loss) from operations	$211	$248	$168

(1)Consists primarily of mutual fund account program revenues from mid to large employers.

Comparison of 2022 to 2021

Income from operations for this segment decreased due primarily to the following:

•Lower fee income driven by lower average daily account balances.

•Lower net investment income, net of interest credited, driven by lower investment income on alternative investments within our surplus portfolio and lower prepayment and bond make-whole premiums, partially offset by higher average fixed account balances and impacts to portfolio yields from the current interest rate environment.

The decrease in income from operations was partially offset by lower commissions and other expenses driven by incentive compensation as a result of production performance and trail commissions resulting from lower average account balances.

Comparison of 2021 to 2020

Income from operations for this segment increased due primarily to the following:

•Higher net investment income, net of interest credited, driven by prepayment and bond make-whole premiums and investment income on alternative investments within our surplus portfolio, partially offset by spread compression due to average new money rates trailing our current portfolio yields.

•Higher fee income driven by higher average account balances.

The increase in income from operations was partially offset by higher commissions and other expenses driven by trail commissions resulting from higher average account balances and incentive compensation as a result of production performance, partially offset by lower amortization as a result of the adoption of ASU 2018-12 and expense management.

See “Critical Accounting Policies and Estimates – Annual Assumption Review” above for information on the impacts from our annual assumption review.

Additional Information

Net flows in this business fluctuate based on the timing of larger plans being implemented and terminating over the course of the year.

New deposits are an important component of net flows and key to our efforts to grow our business. Although deposits do not significantly affect current period income from operations, they can significantly impact future income from operations. The other component of net flows relates to the retention of the business.  An important measure of retention is the reduction in account balances caused by plan sponsor terminations and participant withdrawals. These outflows as a percentage of average account balances were 11%, 12% and 13% for 2022, 2021 and 2020, respectively.

Our net flows are negatively affected by the continued net outflows from our oldest blocks of annuities business (as presented on our Net Flows By Market table below as “Multi-Fund® and other”), which are among our higher margin product lines in this segment, due to the fact that they are mature blocks with low distribution and servicing costs. The proportion of these products to our total account balances was 17%, 18% and 19% for 2022, 2021 and 2020, respectively. Due to this overall shift in business mix toward products with lower returns, new deposit production continues to be necessary to maintain earnings at current levels.

Our fixed annuity business includes products with discretionary and index-based crediting rates that are reset on either a quarterly or semi-annual basis. Our ability to retain quarterly or semi-annual reset annuities will be subject to current competitive conditions at the time interest rates for these products reset. We expect to manage the effects of spreads on near-term income from operations through portfolio management and, to a lesser extent, crediting rate actions, which assumes no significant changes in net flows into or out of our fixed accounts or other changes that may cause interest rate spreads to differ from our expectations. For information on interest rate spreads and interest rate risk, see “Part I – Item 1A. Risk Factors – Market Conditions – Changes in interest rates and sustained low interest rates may cause interest rate spreads to decrease, impacting our profitability, and make it more challenging to meet certain statutory requirements” and “Part I – Item 1A. Risk Factors – Market Conditions – Increases in interest rates may negatively affect our profitability, capital position and the value of our investment portfolio and may also result in increased contract withdrawals” in our 2022 Form 10-K/A and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk – Interest Rate Risk.” For information on the current interest rate environment, see “Introduction – Executive Summary – Industry Trends – Interest Rate Environment” above.

Fee Income

Details underlying fee income (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Fee Income
Annuity expense assessments	$192	$218	$184
Mutual fund fees	68	77	68
Total expense assessments	260	295	252
Surrender charges	1	-	1
Total fee income	$261	$295	$253

Our fee income is primarily composed of expense assessments that we charge to cover insurance and administrative expenses, and mutual fund fees earned for services we provide to our mutual fund programs. Fee income is primarily based on average account balances, both fixed and variable, which are driven by net flows and the equity markets.  Fee income is also driven by non-account balance-related items such as participant counts. We may collect surrender charges when our fixed and variable annuity policyholders surrender their contracts during the surrender charge period to protect us from premature withdrawals.

Net Investment Income and Interest Credited

Details underlying net investment income and interest credited (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Net Investment Income
Fixed maturity AFS securities, mortgage loans on real estate
and other, net of investment expenses	$883	$828	$834
Commercial mortgage loan prepayment and bond
make-whole premiums (1)	23	58	23
Surplus investments (2)	70	105	76
Total net investment income	$976	$991	$933

Interest Credited	$629	$616	$615

(1)See “Consolidated Investments – Commercial Mortgage Loan Prepayment and Bond Make-Whole Premiums” below for additional information.

(2)Represents net investment income on the required statutory surplus for this segment and includes the effect of investment income on alternative investments for such assets that are held in the portfolios supporting statutory surplus versus the portfolios supporting product liabilities. See “Consolidated Investments – Alternative Investments” below for more information on alternative investments.

A portion of our investment income earned is credited to the policyholders of our fixed annuity products, including the fixed portion of variable annuity contracts. We expect to earn a spread between what we earn on the underlying general account investments supporting the fixed annuity product line, including the fixed portion of variable annuity contracts, and what we credit to our fixed annuity policyholders’ accounts, including the fixed portion of variable annuity contracts. Commercial mortgage loan prepayments and bond make-whole premiums, investment income on alternative investments and surplus investment income can vary significantly from period to period due to a number of factors and, therefore, may contribute to investment income results that are not indicative of the underlying trends.

Account Balances

Details underlying account balances (dollars in millions) were as follows:

		As of or For the Years Ended
		December 31,
	2022	2021	2020
Variable Account Balance Information
Variable annuity deposits (1)	$2,348	$2,218	$1,843
Variable annuity net flows (1)	11	(731)	(333)
Variable annuity account balances (1)	16,885	20,947	18,755
Average daily variable annuity account balances (1)	17,946	20,147	16,426
Average daily S&P 500® Index	4,100	4,269	3,218
Fixed Account Balance Information
Fixed annuity deposits (2)	$4,012	$3,121	$2,725
Fixed annuity net flows (2)	433	(353)	399
Fixed annuity account balances (2)	25,138	23,579	22,916
Average fixed account balances (2)	24,558	23,143	21,696
Mutual Fund Account Balance Information
Mutual fund deposits	$6,542	$6,296	$5,449
Mutual fund net flows	2,252	1,323	100
Mutual fund account balances (3)	46,707	54,518	46,636

(1)

(1)Excludes the fixed portion of variable.

(2)Includes the fixed portion of variable.

(3)Mutual funds are not included in the separate accounts reported on the Consolidated Balance Sheets as we do not have any ownership interest in them.

	For the Years Ended December 31,
	2022	2021	2020
Net Flows By Market
Small market	$295	$133	$350
Mid – large market	3,601	1,573	792
Multi-Fund® and other	(1,200)	(1,467)	(976)
Total net flows	$2,696	$239	$166

For more information on account balances, see Notes 12 and 13.

Benefits

Benefits for this segment include changes in annuity benefit reserves.

Commissions and Other Expenses

Details underlying commissions and other expenses (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Commissions and Other Expenses
Commissions:
Deferrable	$4	$5	$5
Non-deferrable	75	79	71
General and administrative expenses	303	308	304
Taxes, licenses and fees	17	17	16
Total expenses incurred	399	409	396
DAC deferrals	(21)	(22)	(21)
Total expenses recognized before amortization	378	387	375
DAC and VOBA amortization:
Amortization	20	19	25
Impact from annual assumption review	-	-	4
Total commissions and other expenses	$398	$406	$404

DAC Deferrals
As a percentage of annuity sales/deposits	0.3%	0.4%	0.5%

Commissions and other costs that result directly from and are essential to the successful acquisition of new or renewal business are deferred to the extent recoverable and are amortized on a constant level basis over the expected term of the related contracts using the groupings and actuarial assumptions consistent with those used for calculating the related policyholder liability balances. Certain types of commissions, such as trail commissions that are based on account balances, are expensed as incurred rather than deferred and amortized. Distribution expenses associated with the sale of mutual fund products are expensed as incurred. For more information, see “Critical Accounting Policies and Estimates – DAC, VOBA, DSI and DFEL” above.

RESULTS OF OTHER OPERATIONS

Income (Loss) from Operations

Details underlying the results for Other Operations (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Operating Revenues
Insurance premiums (1)	$8	$18	$21
Net investment income	155	148	152
Other revenues	(7)	15	12
Total operating revenues	156	181	185
Operating Expenses
Benefits	63	76	117
Interest credited	39	42	39
Policyholder liability remeasurement
(gain) loss	3	1	-
Other expenses	203	189	69
Interest and debt expense	283	262	269
Spark program expense	167	87	68
Total operating expenses	758	657	562
Income (loss) from operations before taxes	(602)	(476)	(377)
Federal income tax expense (benefit)	(116)	(105)	(82)
Income (loss) from operations	$(486)	$(371)	$(295)

(1)Includes our disability income business, which has a corresponding offset in benefits for changes in reserves.

Comparison of 2022 to 2021

Loss from operations for Other Operations increased due primarily to the following:

•Higher Spark program expense.

•Lower other revenues due to the effect of market fluctuations on assets held as part of certain compensation plans, which decreased during 2022 compared to an increase during 2021.

•Higher interest and debt expense driven by an increase in average interest rates.

•Higher other expenses related to higher legal expenses, partially offset by the effect of changes in our stock price on our deferred compensation plans, as our stock price decreased during 2022, compared to an increase during 2021.

The increase in loss from operations was partially offset by the following:

•Lower benefits attributable to modifying certain assumptions on the reserves supporting our run-off institutional pension business.

•Higher net investment income, net of interest credited, related to higher allocated investments driven by an increase in excess capital retained by Other Operations.

Comparison of 2021 to 2020

Loss from operations for Other Operations increased due primarily to the following:

•Higher other expenses related to a one-time legal expense and the effect of changes in our stock price on our deferred compensation plans, as our stock price increased significantly during 2021, compared to a significant decrease during 2020.

•Higher Spark program expense.

•Lower net investment income, net of interest credited, related to lower allocated investments driven by a decrease in excess capital retained by Other Operations.

The increase in loss from operations was partially offset by the following:

•Lower benefits attributable to favorable experience in our run-off institutional pension and disability income businesses and modifying certain assumptions in 2020 on the reserves supporting our run-off institutional pension business.

•Lower interest and debt expense driven by a decline in average interest rates.

Additional Information

We expect to continue making investments as part of our Spark Initiative. For more information, see “Introduction – Executive Summary – Significant Operational Matters – Spark Initiative.”

Net Investment Income and Interest Credited

We utilize an internal formula to determine the amount of capital that is allocated to our business segments. Investment income on capital in excess of the calculated amounts is reported in Other Operations. If our business segments require increases in statutory reserves, surplus or investments, the amount of excess capital that is retained by Other Operations would decrease and net investment income would be negatively affected.

Write-downs for impairments decrease the recorded value of investments owned by the business segments. These write-downs are not included in the income from operations of our business segments. When impairment occurs, assets are transferred to the business segments’ portfolios and will reduce the future net investment income for Other Operations. Statutory reserve adjustments for our business segments can also cause allocations of investments between the business segments and Other Operations.

The majority of our interest credited relates to our reinsurance operations sold to Swiss Re Life & Health America, Inc. (“Swiss Re”) in 2001. A substantial amount of the business was sold through indemnity reinsurance transactions, which is still recorded in the consolidated financial statements. The interest credited corresponds to investment income earnings on the assets we continue to hold for this business. There is no effect to income or loss in Other Operations or on a consolidated basis for these amounts because interest earned on the blocks that continue to be reinsured is passed through to Swiss Re in the form of interest credited.

Benefits

Benefits are recognized when incurred for institutional pension products and disability income business.

Other Expenses

Details underlying other expenses (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
General and administrative expenses:
Legal	$156	$94	$-
Branding	43	45	43
Other (1)	10	61	46
Total general and administrative expenses	209	200	89
Taxes, licenses and fees (2)	(3)	(9)	(11)
Other (3)	(3)	(2)	(9)
Total other expenses	$203	$189	$69

(1)Includes the portion of our deferred compensation plan expense attributable to participants’ selection of LNC stock as the measure for their investment return, expenses that are corporate in nature including charitable contributions and other expenses not allocated to our business segments.

(2)Includes state guaranty funds assessments to cover losses to policyholders of insolvent or rehabilitated insurance companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes in some states.

(3)Consists primarily of reimbursements to Other Operations from the Life Insurance segment for the use of proceeds from certain issuances of senior notes that were used as long-term structured solutions, net of expenses incurred by Other Operations for its access to a financing facility and issuance of LOCs.

Interest and Debt Expense

Our current level of interest expense may not be indicative of the future due to, among other things, the timing of the use of cash, the availability of funds from our inter-company cash management program and the future cost of capital. For additional information on our financing activities, see “Liquidity and Capital Resources – Holding Company Sources and Uses of Liquidity and Capital – Debt” below.

CONSOLIDATED INVESTMENTS

Details underlying our consolidated investment balances (in millions) were as follows:

			Percentage of
			Total Investments
	As of	As of	As of	As of
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Investments
Fixed maturity AFS securities	$99,736	$118,711	75.8%	77.1%
Trading securities	3,498	4,460	2.7%	2.9%
Equity securities	427	375	0.3%	0.2%
Mortgage loans on real estate	18,301	17,991	13.9%	11.7%
Policy loans	2,359	2,364	1.8%	1.5%
Derivative investments	3,594	5,697	2.7%	3.8%
Alternative investments	3,021	2,666	2.3%	1.7%
Other investments	718	1,622	0.5%	1.1%
Total investments	$131,654	$153,886	100.0%	100.0%

Investment Objective

Investments are an integral part of our operations. We follow a balanced approach to investing for both current income and prudent risk management, with an emphasis on generating sufficient current income, net of income tax, to meet our obligations to customers, as well as other general liabilities. This balanced approach requires the evaluation of expected return and risk of each asset class utilized, while still meeting our income objectives. This approach is important to our asset-liability management because decisions can be made based upon both the economic and current investment income considerations affecting assets and liabilities. For a discussion of our risk management process, see “Item 7A. Quantitative and Qualitative Disclosures About Market Risk.”

Investment Portfolio Composition and Diversification

Fundamental to our investment policy is diversification across asset classes. Our investment portfolio, excluding cash and invested cash, is composed of fixed maturity securities, mortgage loans on real estate, real estate (either wholly-owned or in joint ventures) and other long-term investments. We purchase investments for our segmented portfolios that have yield, duration and other characteristics that take into account the liabilities of the products being supported.

We have the ability to maintain our investment holdings throughout credit cycles because of our capital position, the long-term nature of our liabilities and the matching of our portfolios of investment assets with the liabilities of our various products.

Fixed Maturity and Equity Securities Portfolios

Fixed maturity securities consist of portfolios classified as AFS and trading. Details underlying our fixed maturity AFS securities by industry classification (in millions) are presented in the tables below. These tables agree in total with the presentation of fixed maturity AFS securities in Note 4; however, the categories below represent a more detailed breakout of the fixed maturity AFS portfolio. Therefore, the investment classifications listed below do not agree to the investment categories provided in Note 4.

	As of December 31, 2022
	Net				%
	Amortized	Gross Unrealized		Fair	Fair
	Cost (1)	Gains	Losses	Value	Value
Fixed Maturity AFS Securities
Industry corporate bonds:
Financial services	$17,762	$133	$1,998	$15,897	15.9%
Basic industry	4,352	45	478	3,919	3.9%
Capital goods	7,374	63	884	6,553	6.6%
Communications	4,239	72	519	3,792	3.8%
Consumer cyclical	6,056	40	698	5,398	5.4%
Consumer non-cyclical	17,080	184	2,395	14,869	14.9%
Energy	4,776	53	485	4,344	4.4%
Technology	5,581	27	675	4,933	4.9%
Transportation	3,666	19	421	3,264	3.3%
Industrial other	2,330	3	416	1,917	1.9%
Utilities	14,204	111	1,822	12,493	12.5%
Government-related entities	1,820	37	213	1,644	1.6%
Collateralized mortgage and other obligations (“CMOs”):
Agency backed	1,451	3	166	1,288	1.3%
Non-agency backed	364	18	14	368	0.4%
Mortgage pass through securities (“MPTS”):
Agency backed	394	1	42	353	0.4%
Commercial mortgage-backed securities (“CMBS”):
Agency backed	15	-	-	15	0.0%
Non-agency backed	1,902	3	246	1,659	1.7%
Asset-backed securities (“ABS”):
Collateralized loan obligations (“CLOs”)	8,497	1	671	7,827	7.8%
Credit card	85	6	1	90	0.1%
Home equity	196	27	4	219	0.2%
Other	3,014	4	250	2,768	2.8%
Municipals:
Taxable	5,319	171	506	4,984	5.0%
Tax-exempt	91	1	6	86	0.1%
Government:
United States	405	5	31	379	0.4%
Foreign	348	17	47	318	0.3%
Hybrid and redeemable preferred securities	364	25	30	359	0.4%
Total fixed maturity AFS securities	111,685	1,069	13,018	99,736	100.0%
Trading Securities (2)	3,833	44	379	3,498
Equity Securities	383	104	60	427
Total fixed maturity AFS, trading and equity securities	$115,901	$1,217	$13,457	$103,661

	As of December 31, 2021
	Net				%
	Amortized	Gross Unrealized		Fair	Fair
	Cost (1)	Gains	Losses	Value	Value
Fixed Maturity AFS Securities
Industry corporate bonds:
Financial services	$16,438	$1,981	$81	$18,338	15.4%
Basic industry	4,436	741	11	5,166	4.4%
Capital goods	7,316	1,040	31	8,325	7.0%
Communications	4,124	734	7	4,851	4.1%
Consumer cyclical	5,811	616	22	6,405	5.4%
Consumer non-cyclical	16,905	2,565	83	19,387	16.3%
Energy	4,932	728	13	5,647	4.8%
Technology	5,173	546	34	5,685	4.8%
Transportation	3,414	423	11	3,826	3.2%
Industrial other	2,159	174	11	2,322	2.0%
Utilities	13,785	2,250	38	15,997	13.5%
Government-related entities	1,863	315	7	2,171	1.8%
CMOs:
Agency backed	1,544	123	1	1,666	1.4%
Non-agency backed	360	52	1	411	0.3%
MPTS:
Agency backed	429	21	2	448	0.4%
CMBS:
Agency backed	20	-	-	20	0.0%
Non-agency backed	1,532	61	14	1,579	1.3%
ABS:
CLOs	6,356	11	49	6,318	5.3%
Credit card	82	24	1	105	0.1%
Home equity	236	54	-	290	0.2%
Other	1,765	38	4	1,799	1.5%
Municipals:
Taxable	5,250	1,290	12	6,528	5.5%
Tax-exempt	72	21	-	93	0.1%
Government:
United States	375	60	2	433	0.4%
Foreign	373	64	5	432	0.4%
Hybrid and redeemable preferred securities	373	107	11	469	0.4%
Total fixed maturity AFS securities	105,123	14,039	451	118,711	100.0%
Trading Securities (2)	4,148	343	31	4,460
Equity Securities	341	56	22	375
Total fixed maturity AFS, trading and equity securities	$109,612	$14,438	$504	$123,546

(1)Represents amortized cost, net of the allowance for credit losses.

(2)Certain of our trading securities support our reinsurance funds withheld and modified coinsurance agreements and the investment results are passed directly to the reinsurers. See “Trading Securities” below for more information.

Fixed Maturity AFS Securities

In accordance with the fixed maturity AFS accounting guidance, we reflect stockholders’ equity as if unrealized gains and losses were actually recognized and consider all related accounting adjustments that would occur upon such a hypothetical recognition of unrealized gains and losses. Such related balance sheet effects include adjustments to future contract benefits, policyholder account balances and deferred income taxes. Adjustments to each of these balances are charged or credited to AOCI. For instance, deferred income tax balances are adjusted because unrealized gains or losses do not affect actual taxes currently paid.

The quality of our fixed maturity AFS securities portfolio, as measured at estimated fair value and by the percentage of fixed maturity AFS securities invested in various ratings categories, relative to the entire fixed maturity AFS security portfolio (in millions) was as follows:

		As of December 31, 2022			As of December 31, 2021
	Rating Agency	Net			Net
NAIC	Equivalent	Amortized	Fair	% of	Amortized	Fair	% of
Designation (1)	Designation (1)	Cost	Value	Total	Cost	Value	Total

Investment Grade Securities
1	AAA / AA / A	$63,741	$56,892	57.0%	$58,542	$66,571	56.1%
2	BBB	44,103	39,230	39.4%	42,762	48,095	40.5%
Total investment grade securities		107,844	96,122	96.4%	101,304	114,666	96.6%

Below Investment Grade Securities
3	BB	2,101	1,938	1.9%	2,278	2,492	2.1%
4	B	1,679	1,620	1.6%	1,424	1,441	1.2%
5	CCC and lower	59	53	0.1%	51	53	0.0%
6	In or near default	2	3	0.0%	66	59	0.1%
Total below investment grade securities		3,841	3,614	3.6%	3,819	4,045	3.4%
Total fixed maturity AFS securities		$111,685	$99,736	100.0%	$105,123	$118,711	100.0%

Total securities below investment
grade as a percentage of total
fixed maturity AFS securities		3.4%	3.6%		3.6%	3.4%

(1)Based upon the rating designations determined and provided by the National Association of Insurance Commissioners (“NAIC”) or the major credit rating agencies (Fitch Ratings (“Fitch”), Moody’s Investors Service (“Moody’s”) and S&P Global Ratings (“S&P”)).  For securities where the ratings assigned by the major credit rating agencies are not equivalent, the second lowest rating assigned is used.  For those securities where ratings by the major credit rating agencies are not available, which does not represent a significant amount of our total fixed maturity AFS securities, we base the ratings disclosed upon internal ratings.

Comparisons between the NAIC designations and rating agency designations are published by the NAIC. The NAIC assigns securities quality designations and uniform valuations, which are used by insurers when preparing their annual statements. The NAIC designations are similar to the rating agency designations of the Nationally Recognized Statistical Rating Organizations for marketable bonds. NAIC designations 1 and 2 include bonds generally considered investment grade (rated Baa3 or higher by Moody’s, or rated BBB- or higher by S&P and Fitch) by such ratings organizations. However, securities designated NAIC 1 and 2 could be deemed below investment grade by the rating agencies as a result of the current RBC rules for residential mortgage-backed securities (“RMBS”) and CMBS for statutory reporting. NAIC designations 3 through 6 include bonds generally considered below investment grade (rated Ba1 or lower by Moody’s, or rated BB+ or lower by S&P and Fitch).

As of December 31, 2022 and 2021, 97% and 94%, respectively, of the total fixed maturity AFS securities in an unrealized loss position were investment grade. See Note 4 for maturity date information for our fixed maturity investment portfolio. Our gross unrealized losses recognized in OCI on fixed maturity AFS securities as of December 31, 2022, increased by $12.6 billion since December 31, 2021. For further information on our unrealized losses on fixed maturity AFS securities, see “Composition by Industry Categories of our Unrealized Losses on Fixed Maturity AFS Securities” below.

We regularly review our fixed maturity AFS securities for declines in fair value that we determine to be impairment-related, including those attributable to credit risk factors that may require a credit allowance. We believe the unrealized loss position as of December 31, 2022, did not require an impairment recognized in earnings as: (i) we did not intend to sell these fixed maturity AFS securities; (ii) it is not more likely than not that we will be required to sell the fixed maturity AFS securities before recovery of their amortized cost basis; and (iii) the difference in the fair value compared to the amortized cost was due to factors other than credit loss. This conclusion is consistent with our asset-liability management process. Management considered the following as part of the evaluation:

•The current economic environment and market conditions;

•Our business strategy and current business plans;

•The nature and type of security, including expected maturities and exposure to general credit, liquidity, market and interest rate risk;

•Our analysis of data from financial models and other internal and industry sources to evaluate the current effectiveness of our hedging and overall risk management strategies;

•The current and expected timing of contractual maturities of our assets and liabilities, expectations of prepayments on investments and expectations for surrenders and withdrawals of life insurance policies and annuity contracts;

•The capital risk limits approved by management; and

•Our current financial condition and liquidity demands.

We recognized $(15) million and $(11) million of credit loss benefit (expense) on our fixed maturity AFS securities for the years ended December 31, 2022 and 2021, respectively. In order to determine the amount of credit loss, we calculated the recovery value by performing a discounted cash flow analysis based on the current cash flows and future cash flows we expect to recover. To determine the recoverability, we considered the facts and circumstances surrounding the underlying issuer including, but not limited to, the following:

•Historical and implied volatility of the security;

•The extent to which the fair value has been less than amortized cost;

•Adverse conditions specifically related to the security or to specific conditions in an industry or geographic area;

•Failure, if any, of the issuer of the security to make scheduled payments; and

•Recoveries or additional declines in fair value subsequent to the balance sheet date.

For information on credit loss impairment on fixed maturity AFS securities, see Notes 1, 4 and 21.

As reported on the Consolidated Balance Sheets, we had $138.1 billion of liabilities for future obligations under insurance policies and contracts, net of amounts recoverable from reinsurers, which exceeded investments and cash and invested cash, which totaled

$135.0 billion as of December 31, 2022. If it were necessary to liquidate fixed maturity AFS securities prior to maturity or call to meet cash flow needs, we would first look to those fixed maturity AFS securities that are in an unrealized gain position, which had a fair value of $16.6 billion as of December 31, 2022, rather than selling fixed maturity AFS securities in an unrealized loss position. The amount of cash that we have on hand at any point in time takes into account our liquidity needs in the future, other sources of cash, such as the maturities of investments, interest and dividends we earn on our investments and the ongoing cash flows from new and existing business. For additional discussion, see “Fixed Maturity AFS Securities – Evaluation for Recovery of Amortized Cost” in Note 1 and “Liquidity and Capital Resources” below.

As of December 31, 2022 and 2021, the estimated fair value for all private placement securities was $19.0 billion and $20.7 billion, respectively, representing 14% and 13% of total investments, respectively.

Trading Securities

Trading securities, which in certain cases support reinsurance funds withheld and our modified coinsurance agreements, are carried at fair value and changes in fair value are recorded in net income as they occur. Investment results for these certain portfolios, including gains and losses from sales, are passed directly to the reinsurers through the contractual terms of the reinsurance arrangements. Offsetting these amounts in certain cases are corresponding changes in fair value of the embedded derivative liability associated with the underlying reinsurance arrangement. See Notes 1 and 8 for more information regarding modified coinsurance.

Mortgage-Backed Securities (Included in Fixed Maturity AFS and Trading Securities)

Our fixed maturity securities include mortgage-backed securities (“MBS”). These securities are subject to risks associated with variable prepayments. This may result in differences between the actual cash flow and maturity of these securities than that expected at the time of purchase. Securities that have an amortized cost greater than par and are backed by mortgages that prepay faster than expected will incur a reduction in yield or a loss. Those securities with an amortized cost lower than par that prepay faster than expected will generate an increase in yield or a gain. In addition, we may incur reinvestment risks if market yields are lower than the book yields earned on the securities. Prepayments occurring slower than expected have the opposite effect. The degree to which a security is susceptible to either gains or losses is influenced by: the difference between its amortized cost and par; the relative sensitivity of the underlying mortgages backing the assets to prepayment in a changing interest rate environment; and the repayment priority of the securities in the overall securitization structure.

We limit the extent of our risk on MBS by prudently limiting exposure to the asset class, by generally avoiding the purchase of securities with a cost that significantly exceeds par, by purchasing securities with improving collateral performance, and by primarily investing in securities that are current pay and senior priority in their trust structure. A significant amount of assets in our MBS portfolio are either guaranteed by U.S. government-sponsored enterprises, supported in the securitization structure by junior securities or purchased at discounted prices significantly lower than their expected recovery value, enabling the assets to achieve high investment grade status.

Our exposure to subprime mortgage lending is limited to investments in banks and other financial institutions that may be affected by subprime lending and direct investments in ABS and RMBS. Mortgage-related ABS are backed by home equity loans and RMBS are backed by residential mortgages. These securities are backed by loans that are characterized by borrowers of differing levels of creditworthiness: prime; Alt-A; and subprime. Prime lending is the origination of residential mortgage loans to customers with excellent credit profiles. Alt-A lending is the origination of residential mortgage loans to customers who have prime credit profiles but lack documentation to substantiate income. Subprime lending is the origination of loans to customers with weak or impaired credit profiles.

Delinquency and loss rates on residential mortgages and home equity loans have been showing positive trends, and, as long as the unemployment rate remains stable to improving, we expect these trends to continue. We continue to expect to receive payments in accordance with contractual terms for a significant amount of our securities, largely due to the seniority of the claims on the collateral of the securities that we own. The tranches of the securities will experience losses according to their seniority level with the least senior (or most junior), typically the unrated residual tranche, taking the first loss. As of December 31, 2022 and 2021, our ABS home equity and RMBS had a market value of $2.3 billion and $2.9 billion, respectively, and a net unrealized gain (loss) of $(195) million and $245 million, respectively.

The market value of fixed maturity AFS and trading securities backed by subprime loans was $191 million and represented less than 1% of our total investment portfolio as of December 31, 2022. Fixed maturity AFS securities represented $183 million, or 96%, and trading securities represented $8 million, or 4%, of the subprime exposure as of December 31, 2022. The table below summarizes our investments in fixed maturity AFS securities backed by pools of residential mortgages (in millions) as of December 31, 2022:

							Subprime/
	Agency		Prime		Alt-A		Option ARM (1)		Total
	Net		Net		Net		Net		Net
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
Type
RMBS	$1,845	$1,641	$190	$182	$65	$70	$109	$116	$2,209	$2,009
ABS home equity	1	-	18	19	18	26	159	174	196	219
Total by type (2)(3)	$1,846	$1,641	$208	$201	$83	$96	$268	$290	$2,405	$2,228

Rating
AAA	$1,495	$1,333	$104	$100	$-	$-	$6	$6	$1,605	$1,439
AA	345	302	8	8	5	5	4	4	362	319
A	6	6	1	1	-	-	8	8	15	15
BBB	-	-	31	27	5	5	6	6	42	38
BB and below	-	-	64	65	73	86	244	266	381	417
Total by rating (2)(3)(4)	$1,846	$1,641	$208	$201	$83	$96	$268	$290	$2,405	$2,228

Origination Year
2012 and prior	$341	$338	$84	$85	$83	$96	$268	$290	$776	$809
2013	112	101	-	-	-	-	-	-	112	101
2014	49	45	1	1	-	-	-	-	50	46
2015	145	128	15	14	-	-	-	-	160	142
2016	459	387	-	-	-	-	-	-	459	387
2017	220	194	-	-	-	-	-	-	220	194
2018	180	166	-	-	-	-	-	-	180	166
2019	158	131	-	-	-	-	-	-	158	131
2020	67	55	3	3	-	-	-	-	70	58
2021	89	72	33	28	-	-	-	-	122	100
2022	26	24	72	70	-	-	-	-	98	94
Total by origination
year (2)(3)	$1,846	$1,641	$208	$201	$83	$96	$268	$290	$2,405	$2,228

Total fixed maturity AFS securities backed by pools of
residential mortgages as a percentage of total fixed maturity AFS securities									2.2%	2.2%

Total prime, Alt-A and subprime/option ARM as a percentage of total fixed maturity AFS securities									0.5%	0.6%

(1)Includes the net amortized cost and fair value of option adjustable rate mortgages (“ARM”) within RMBS, totaling $101 million and $107 million, respectively.

(2)Does not include the amortized cost of trading securities totaling $120 million that primarily support our reinsurance funds withheld and modified coinsurance agreements because investment results for these agreements are passed directly to the reinsurers. The $120 million in trading securities consisted of $110 million prime, $1 million Alt-A and $9 million subprime.

(3)Does not include the fair value of trading securities totaling $102 million that primarily support our reinsurance funds withheld and modified coinsurance agreements because investment results for these agreements are passed directly to the reinsurers. The $102 million in trading securities consisted of $93 million prime, $1 million Alt-A and $8 million subprime.

(4)Based upon the rating designations determined and provided by the major credit rating agencies (Fitch, Moody’s and S&P).  For securities where the ratings assigned by the major credit rating agencies are not equivalent, the second lowest rating assigned is used.  For those securities where ratings by the major credit rating agencies are not available, which does not represent a significant amount of our total fixed maturity AFS securities, we base the ratings disclosed upon internal ratings.

None of these investments included any direct investments in subprime lenders or mortgages. We are not aware of material exposure to subprime loans in our alternative investment portfolio.

The following summarizes our investments in fixed maturity AFS securities backed by pools of commercial mortgages (in millions) as of December 31, 2022:

	Multiple Property		Single Property		Total
	Net		Net		Net
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
Type
CMBS (1)(2)	$1,844	$1,614	$73	$60	$1,917	$1,674

Rating
AAA	$1,354	$1,218	$16	$15	$1,370	$1,233
AA	490	396	53	41	543	437
A	-	-	4	4	4	4
Total by rating (1)(2)(3)	$1,844	$1,614	$73	$60	$1,917	$1,674

Origination Year
2012 and prior	$12	$12	$11	$10	$23	$22
2013	80	79	-	-	80	79
2014	15	14	-	-	15	14
2015	28	26	-	-	28	26
2016	111	100	4	4	115	104
2017	355	327	-	-	355	327
2018	194	181	-	-	194	181
2019	350	309	-	-	350	309
2020	259	207	5	4	264	211
2021	235	177	39	30	274	207
2022	205	182	14	12	219	194
Total by origination year (1)(2)	$1,844	$1,614	$73	$60	$1,917	$1,674

Total fixed maturity AFS securities backed by pools of
commercial mortgages as a percentage of total fixed maturity AFS securities					1.7%	1.7%

(1)Does not include the amortized cost of trading securities totaling $160 million that primarily support our reinsurance funds withheld and modified coinsurance agreements because investment results for these agreements are passed directly to the reinsurers. The $160 million in trading securities consisted of $120 million of multiple property CMBS and $40 million of single property CMBS.

(2)Does not include the fair value of trading securities totaling $137 million that primarily support our reinsurance funds withheld and modified coinsurance agreements because investment results for these agreements are passed directly to the reinsurers. The $137 million in trading securities consisted of $101 million of multiple property CMBS and $36 million of single property CMBS.

(3)Based upon the rating designations determined and provided by the major credit rating agencies (Fitch, Moody’s and S&P). For securities where the ratings assigned by the major credit rating agencies are not equivalent, the second lowest rating assigned is used. For those securities where ratings by the major credit rating agencies are not available, which does not represent a significant amount of our total fixed maturity AFS securities, we base the ratings disclosed upon internal ratings.

As of December 31, 2022, the net amortized cost and fair value of our fixed maturity AFS exposure to monoline insurers was $306 million and $296 million, respectively.

Composition by Industry Categories of our Unrealized Losses on Fixed Maturity AFS Securities

When considering unrealized gain and loss information, it is important to recognize that the information relates to the position of securities at a particular point in time and may not be indicative of the position of our investment portfolios subsequent to the balance sheet date. Further, because the timing of the recognition of realized investment gains and losses through the selection of which securities are sold is largely at management’s discretion, it is important to consider the information provided below within the context of the overall unrealized gain or loss position of our investment portfolios. These are important considerations that should be included in any evaluation of the potential effect of securities in an unrealized loss position on our future earnings.

The composition by industry categories of all fixed maturity AFS securities in an unrealized loss position (in millions) as of December 31, 2022, was as follows:

		%		%
	Net	Net	Gross	Gross		%
	Amortized	Amortized	Unrealized	Unrealized	Fair	Fair
	Cost	Cost	Losses	Losses	Value	Value
Healthcare	$6,229	6.5%	$1,238	9.5%	$4,991	6.0%
Electric	8,233	8.6%	1,216	9.3%	7,017	8.4%
ABS	10,559	11.0%	904	6.9%	9,655	11.6%
Banking	6,967	7.2%	765	5.9%	6,202	7.5%
Technology	5,142	5.3%	675	5.2%	4,467	5.4%
Food and beverage	4,293	4.5%	613	4.7%	3,680	4.4%
Local authorities	2,756	2.9%	518	4.0%	2,238	2.7%
Manufacturing	3,066	3.2%	422	3.2%	2,644	3.2%
Industrial – other	2,237	2.3%	422	3.2%	1,815	2.2%
Natural gas	1,901	2.0%	320	2.5%	1,581	1.9%
Pharmaceuticals	2,642	2.7%	317	2.4%	2,325	2.8%
Brokerage asset management	1,983	2.1%	306	2.4%	1,677	2.0%
Chemicals	2,296	2.4%	305	2.3%	1,991	2.4%
Retail	1,983	2.1%	282	2.2%	1,701	2.0%
Transportation services	2,327	2.4%	268	2.1%	2,059	2.5%
Property and casualty	1,879	2.0%	258	2.0%	1,621	2.0%
Life	1,627	1.7%	257	2.0%	1,370	1.6%
Non-agency CMBS	1,782	1.9%	246	1.9%	1,536	1.8%
Midstream	1,853	1.9%	224	1.7%	1,629	2.0%
Aerospace and defense	1,483	1.5%	201	1.5%	1,282	1.5%
Utility – other	1,100	1.1%	187	1.4%	913	1.1%
Consumer products	1,259	1.3%	175	1.3%	1,084	1.3%
Wirelines	1,151	1.2%	174	1.3%	977	1.2%
Automotive	1,565	1.6%	172	1.3%	1,393	1.7%
Railroads	953	1.0%	139	1.1%	814	1.0%
Wireless	844	0.9%	136	1.0%	708	0.9%
Integrated	925	1.0%	134	1.0%	791	1.0%
Government sponsored	541	0.6%	127	1.0%	414	0.5%
Metals and mining	960	1.0%	115	0.9%	845	1.0%
Entertainment	835	0.9%	108	0.8%	727	0.9%
Project finance	957	0.9%	102	0.9%	855	1.0%
Building materials	876	0.9%	102	0.8%	774	0.9%
Cable – satellite	646	0.7%	101	0.8%	545	0.7%
Industries with unrealized losses
less than $100 million	12,290	12.7%	1,489	11.5%	10,801	12.9%
Total by industry	$96,140	100.0%	$13,018	100.0%	$83,122	100.0%

Total by industry as a percentage of
total fixed maturity AFS securities	86.1%		100.0%		83.3%

As of December 31, 2022, the net amortized cost and fair value of securities subject to enhanced analysis and monitoring for potential changes in unrealized loss position was $58 million and $55 million, respectively.

Mortgage Loans on Real Estate

The following tables summarize key information on mortgage loans on real estate (in millions):

	As of December 31, 2022
	Commercial	Residential	Total	%
Credit Quality Indicator
Current	$16,987	$1,379	$18,366	99.8%
Delinquent (1)	-	13	13	0.1%
Foreclosure (2)	-	21	21	0.1%
Total mortgage loans on real estate before allowance	16,987	1,413	18,400	100.0%
Allowance for credit losses	(84)	(15)	(99)
Total mortgage loans on real estate	$16,903	$1,398	$18,301

	As of December 31, 2021
	Commercial	Residential	Total	%
Credit Quality Indicator
Current	$17,168	$889	$18,057	99.8%
Delinquent (1)	-	14	14	0.1%
Foreclosure (2)	-	16	16	0.1%
Total mortgage loans on real estate before allowance	17,168	919	18,087	100.0%
Allowance for credit losses	(79)	(17)	(96)
Total mortgage loans on real estate	$17,089	$902	$17,991

(1)As of December 31, 2022, no commercial mortgage loans and 24 residential mortgage loans were delinquent. As of December 31, 2021, 2 commercial mortgage loans and 31 residential mortgage loans were delinquent.

(2)As of December 31, 2022, no commercial mortgage loans and 49 residential mortgage loans were in foreclosure. As of December 31, 2021, no commercial mortgage loans and 34 residential mortgage loans were in foreclosure.

As of December 31, 2022, there were 2 specifically identified impaired commercial mortgage loans on real estate with an aggregate carrying value of less than $1 million and 37 specifically identified impaired residential mortgage loans on real estate with an aggregate carrying value of $16 million. As of December 31, 2021, there were 4 specifically identified impaired commercial mortgage loans on real estate with an aggregate carrying value of $1 million and 50 specifically identified impaired residential mortgage loans on real estate with an aggregate carrying value of $22 million.

The total outstanding principal and interest on commercial mortgage loans on real estate that were two or more payments delinquent, excluding foreclosures, as of December 31, 2022 and 2021, was less than $1 million. The total outstanding principal and interest on residential mortgage loans on real estate that were three or more payments delinquent, excluding foreclosures, as of December 31, 2022 and 2021, was $13 million and $14 million, respectively.

See Note 1 for more information regarding our accounting policy relating to the impairment of mortgage loans on real estate.

The carrying value of mortgage loans on real estate by business segment (in millions) was as follows:

	As of	As of
	December 31,	December 31,
	2022	2021
Segment
Life Insurance	$3,536	$3,890
Annuities	7,008	6,732
Group Protection	1,417	1,435
Retirement Plan Services	4,253	4,326
Other Operations	2,087	1,608
Total mortgage loans on real estate	$18,301	$17,991

The composition of commercial mortgage loans (in millions) by property type, geographic region and state is shown below:

	As of December 31, 2022			As of December 31, 2022
	Carrying			Carrying
	Value	%		Value	%
Property Type			State
Apartment	$5,445	32.2%	CA	$4,641	27.5%
Industrial	4,071	24.1%	TX	1,569	9.3%
Office building	3,588	21.2%	NY	1,011	6.0%
Retail	2,595	15.4%	PA	869	5.1%
Other commercial	773	4.6%	FL	788	4.7%
Hotel/motel	226	1.3%	MD	704	4.3%
Mixed use	205	1.2%	WA	662	3.9%
Total	$16,903	100.0%	AZ	615	3.6%
Geographic Region			GA	614	3.6%
Pacific	5,633	33.3%	TN	548	3.2%
South Atlantic	3,427	20.3%	OH	423	2.5%
Middle Atlantic	2,153	12.7%	VA	412	2.4%
West South Central	1,706	10.1%	NC	402	2.4%
Mountain	1,231	7.3%	WI	358	2.1%
East North Central	1,218	7.2%	OR	329	1.9%
East South Central	671	4.0%	SC	306	1.8%
West North Central	461	2.7%	IL	302	1.8%
New England	371	2.2%	Non U.S.	32	0.2%
Non U.S.	32	0.2%	All other states	2,318	13.7%
Total	$16,903	100.0%	Total	$16,903	100.0%

The following table shows the principal amount (in millions) of our commercial and residential mortgage loans by year in which the principal is contractually obligated to be repaid:

	As of December 31, 2022
	Commercial	Residential	Total	%
Principal Repayment Year
2023	$800	$17	$817	4.4%
2024	973	18	991	5.4%
2025	1,044	19	1,063	5.8%
2026	1,400	20	1,420	7.7%
2027	1,681	22	1,703	9.3%
2028 and thereafter	11,124	1,281	12,405	67.4%
Total	$17,022	$1,377	$18,399	100.0%

See Note 4 for information regarding our loan-to-value and debt-service coverage ratios and our allowance for credit losses.

Alternative Investments

Investment income (loss) on alternative investments by business segment (in millions) was as follows:

	For the Years Ended December 31,
	2022	2021	2020
Life Insurance	$47	$522	$140
Annuities	8	63	23
Group Protection	5	41	15
Retirement Plan Services	4	38	14
Other Operations	2	15	5
Total (1)	$66	$679	$197

(1)Includes net investment income on the alternative investments supporting the required statutory surplus of our insurance businesses.

As of December 31, 2022 and 2021, alternative investments included investments in 337 and 311 different partnerships, respectively, and the portfolio represented approximately 2% of total investments. The partnerships do not represent off-balance sheet financing and generally involve several third-party partners. Some of our partnerships contain capital calls, which require us to contribute capital upon notification by the general partner. These capital calls are contemplated during the initial investment decision and are planned for well in advance of the call date. The capital calls are not material in size and are not material to our liquidity. Alternative investments are accounted for using the equity method of accounting and are included in other investments on the Consolidated Balance Sheets.

Non-Income Producing Investments

As of December 31, 2022 and 2021, the carrying amount of fixed maturity securities, mortgage loans on real estate and real estate that were non-income producing was $11 million and $14 million, respectively.

Net Investment Income

Details underlying net investment income (in millions) and our investment yield were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Net Investment Income
Fixed maturity AFS securities	$4,469	$4,351	$4,334
Trading securities	182	167	202
Equity securities	11	3	3
Mortgage loans on real estate	689	680	677
Policy loans	101	115	125
Cash and invested cash	13	-	12
Commercial mortgage loan prepayment
and bond make-whole premiums (1)	105	199	82
Alternative investments (2)	66	679	197
Consent fees	8	10	7
Other investments	79	64	46
Investment income	5,723	6,268	5,685
Investment expense	(208)	(157)	(175)
Net investment income	$5,515	$6,111	$5,510

(1)See “Commercial Mortgage Loan Prepayment and Bond Make-Whole Premiums” below for additional information.

(2)See “Alternative Investments” above for additional information.

	For the Years Ended December 31,
	2022	2021	2020
Interest Rate Yield
Fixed maturity AFS securities, mortgage loans on
real estate and other, net of investment expenses	3.87%	3.92%	4.12%
Commercial mortgage loan prepayment and
bond make-whole premiums	0.08%	0.15%	0.06%
Alternative investments	0.05%	0.51%	0.16%
Net investment income yield on invested assets	4.00%	4.58%	4.34%

We earn investment income on our general account assets supporting fixed annuity, term life, whole life, UL, interest-sensitive whole life and the fixed portion of retirement plan and VUL products. The profitability of our fixed annuity and life insurance products is affected by our ability to achieve target spreads, or margins, between the interest income earned on the general account assets and the interest credited to the contract holder on our average fixed account values, including the fixed portion of variable. Net investment income and the interest rate yield table each include commercial mortgage loan prepayments and bond make-whole premiums, alternative investments and contingent interest and standby real estate equity commitments. These items can vary significantly from period to period due to a number of factors and, therefore, can provide results that are not indicative of the underlying trends.

Commercial Mortgage Loan Prepayment and Bond Make-Whole Premiums

Prepayment and make-whole premiums are collected when borrowers elect to call or prepay their debt prior to the stated maturity. A prepayment or make-whole premium allows investors to attain the same yield as if the borrower made all scheduled interest payments until maturity. These premiums are designed to make investors indifferent to prepayment.

REINSURANCE

Our insurance companies cede insurance to other companies. The portion of our life insurance risks exceeding each of our insurance companies’ retention limit is reinsured with other insurers. We seek life and annuity reinsurance coverage to limit our exposure to mortality losses and/or to enhance our capital and risk management. We acquire other reinsurance as applicable with retentions and limits that management believes are appropriate for the circumstances. The consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” reflect insurance premiums, insurance fees, benefits and DAC amortization net of insurance ceded. Our insurance companies remain liable if their reinsurers are unable to meet contractual obligations under applicable reinsurance agreements. We utilize inter-company reinsurance agreements to manage our statutory capital position as well as our hedge program for variable annuity guarantees. With regard to risk retention from a consolidated basis, these inter-company agreements do not have an effect on the consolidated financial statements. For information regarding reserve financing and LOC expenses from inter-company reinsurance agreements, see “Liquidity and Capital Resources – Material Cash Outflows” below.

We focus on obtaining reinsurance from a diverse group of reinsurers. We have established standards and criteria for our use and selection of reinsurers. In order for a new reinsurer to participate in our current program, we generally require the reinsurer to have an AM Best rating of A+ or greater or an S&P rating of AA- or better and a specified RBC percentage (or similar capital ratio measure). If the reinsurer does not have these ratings, we may require them to post collateral as described below; however, we may waive the collateral requirements based on the facts and circumstances. In addition, we may require collateral from a reinsurer to mitigate credit/collectability risk. Typically, in such cases, the reinsurer must either maintain minimum specified ratings and RBC ratios or establish the specified quality and quantity of collateral. Similarly, we have also required collateral in connection with books of business sold pursuant to indemnity reinsurance agreements.

Reinsurers, including affiliated reinsurers, that are not licensed, accredited or authorized in the state of domicile of the reinsured (“ceding company”), i.e., unauthorized reinsurers, are required to post statutorily prescribed forms of collateral for the ceding company to receive reinsurance credit. The three primary forms of collateral are: (i) qualifying assets held in a reserve credit trust; (ii) irrevocable, unconditional, evergreen LOCs issued by a qualified U.S. financial institution; and (iii) assets held by the ceding company in a segregated funds withheld account. Collateral must be maintained in accordance with the rules of the ceding company’s state of domicile and must be readily accessible by the ceding company to cover claims under the reinsurance agreement. Accordingly, our insurance subsidiaries require unauthorized reinsurers to post acceptable forms of collateral to support their reinsurance obligations to us.

As a result of our modified coinsurance agreement with Athene to reinsure fixed annuity products, we reported a $3.8 billion deposit asset within other assets on the Consolidated Balance Sheets as of December 31, 2022. For additional information, see Note 8.

Our amounts recoverable from reinsurers represent receivables from and reserves ceded to reinsurers. As of December 31, 2022, 80%, or $15.6 billion, of our total reinsurance recoverable was secured by collateral for our benefit. Of this amount, $15.4 billion was held by reinsurers in reserve credit trusts (such reserve credit trusts are held by non-affiliated reinsurers; therefore, they are not reflected on the

Consolidated Balance Sheets), $130 million was held in our funds withheld portfolios and $144 million was secured by LOCs for which we are the beneficiary, an off-balance sheet arrangement. The total in our funds withheld portfolios was $2.3 billion and reported in other liabilities on the Consolidated Balance Sheets as of December 31, 2022. The excess funds withheld represent funds above the reinsurance recoverable from our reinsurers.

We regularly evaluate the financial condition of our reinsurers and monitor concentration risk with our largest reinsurers. We monitor all of our existing reinsurers’ financial strength ratings on a monthly basis. We also monitor our reinsurers’ financial health, trends and commitment to the reinsurance business, statutory surplus, RBC levels, statutory earnings and fluctuations, current claims payment aging and our reinsurers’ own reinsurers. In addition, we present at least annually information regarding our reinsurance exposures to the Finance Committee of our Board of Directors. For more discussion of our counterparty risk with our reinsurers, see “Part I – Item 1A. Risk Factors – Operational Matters – We face risks of non-collectability of reinsurance and increased reinsurance rates, which could materially affect our results of operations” in our 2022 Form 10-K/A.

Under certain indemnity reinsurance agreements, two of our insurance subsidiaries, LNL and Lincoln Life & Annuity Company of New York (“LLANY”), provide 100% indemnity reinsurance for the business assumed; however, the third-party insurer, or the “cedent,” remains primarily liable on the underlying insurance business. These indemnity reinsurance arrangements require that our subsidiary, as the reinsurer, maintain certain insurer financial strength ratings and capital ratios. If these ratings or capital ratios are not maintained, depending upon the reinsurance agreement, the cedent may recapture the business, or require us to place assets in trust or provide LOCs at least equal to the relevant statutory reserves. Under the LNL reinsurance arrangement, we held approximately $2.7 billion of statutory reserves as of December 31, 2022. LNL must maintain an AM Best financial strength rating of at least B++, an S&P financial strength rating of at least BBB- and a Moody’s financial strength rating of at least Baa3. This arrangement may require LNL to place assets in trust equal to the relevant statutory reserves. Under LLANY’s largest indemnity reinsurance arrangement, we held approximately $1.1 billion of statutory reserves as of December 31, 2022. LLANY must maintain an AM Best financial strength rating of at least B+, an S&P financial strength rating of at least BB+ and a Moody’s financial strength rating of at least Ba1, as well as maintain an RBC ratio of at least 160% or an S&P capital adequacy ratio of 100%, or the cedent may recapture the business. Under two other LLANY arrangements, by which we established $612 million of statutory reserves as of December 31, 2022, LLANY must maintain an AM Best financial strength rating of at least B++, an S&P financial strength rating of at least BBB- and a Moody’s financial strength rating of at least Baa3. One of these arrangements also requires LLANY to maintain an RBC ratio of at least 185% or an S&P capital adequacy ratio of 115%. Each of these arrangements may require LLANY to place assets in trust equal to the relevant statutory reserves. See “Item 1. Business – Financial Strength Ratings” in our 2022 Form 10-K/A for a description of our financial strength ratings.

For more information about reinsurance, see Notes 8 and 18 and “Liquidity and Capital Resources – Holding Company Sources and Uses of Liquidity and Capital –Subsidiaries’ Capital” below.

For factors that could cause actual results to differ materially from those set forth in this section, see “Part I – Item 1A. Risk Factors” in our 2022 Form 10-K/A and “Forward-Looking Statements – Cautionary Language” above.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Liquidity

Liquidity refers to our ability to generate adequate amounts of cash from our normal operations to meet cash requirements with a prudent margin of safety. Our ability to generate and maintain sufficient liquidity depends on the profitability of our businesses, general economic conditions and access to the capital markets and other sources of liquidity and capital as described below.

When considering our liquidity, it is important to distinguish between the needs of our insurance subsidiaries and the needs of the holding company, LNC. As a holding company with no operations of its own, LNC is largely dependent upon the dividend capacity of its insurance subsidiaries as well as their ability to advance or repay funds to it through inter-company borrowing arrangements, which may be affected by factors influencing the insurance subsidiaries’ RBC and statutory earnings performance. Based on the sources of liquidity available to us as discussed below, we currently expect to be able to meet the holding company’s ongoing cash needs.

Capital

Capital refers to our long-term financial resources to support the operations of our businesses, to fund long-term growth strategies and to support our operations during adverse conditions. Our ability to generate and maintain sufficient capital depends on the profitability of our businesses, general economic conditions and access to the capital markets and other sources of liquidity and capital as described below. Disruptions, uncertainty or volatility in the capital and credit markets may materially affect our business operations and results of operations. These poor market conditions may reduce our insurance subsidiaries’ statutory surplus and RBC.

Reductions to our subsidiaries’ statutory surplus and RBC may cause them to retain more capital, which may pressure their ability to pay dividends to LNC, which may lead us to take steps to preserve or raise additional capital. As a result of the charge taken in connection with the annual assumption review in the third quarter of 2022, we expect an approximate $300 million statutory capital impact in the fourth quarter of 2022 that will reduce our RBC ratio by approximately 12 points. We believe we have adequate capital to operate our business as we replenish statutory capital back to our targeted levels. For more information, see “Subsidiaries’ Capital” below.

For factors that could cause actual results to differ materially from those set forth in this section and that could affect our expectations for liquidity and capital, see “Part I – Item 1A. Risk Factors” in our 2022 Form 10-K/A and “Forward-Looking Statements – Cautionary Language” above.

Consolidated Sources and Uses of Liquidity and Capital

Our primary sources of liquidity and capital are insurance premiums and fees, investment income, maturities and sales of investments, issuance of debt or other types of securities and contract holder deposits. We also have access to alternative sources of liquidity as discussed below. Our primary uses are to pay policy claims and benefits, to fund commissions and other general operating expenses, to purchase investments, to fund policy surrenders and withdrawals, to pay dividends to our common and preferred stockholders, to repurchase our common stock and to repay debt. Our operating activities provided (used) cash of $3.6 billion, $(217) million and $534 million in 2022, 2021 and 2020, respectively.

Holding Company Sources and Uses of Liquidity and Capital

The primary sources of liquidity and capital at the holding company level are dividends and interest payments from subsidiaries, augmented by holding company short-term investments, bank lines of credit and the ongoing availability of long-term public financing under an effective shelf registration statement, which allows us to issue, in unlimited amounts, securities, including debt securities, preferred stock, common stock, warrants, stock purchase contracts, stock purchase units and depository shares. These sources support the general corporate needs of the holding company, including its common and preferred stock dividends, common stock repurchases, interest and debt service, funding of callable securities, acquisitions and investment in core businesses.

Details underlying the primary sources of the holding company’s liquidity (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Dividends from Subsidiaries
LNL	$645	$1,910	$660
First Penn-Pacific Life Insurance Company	22	45	-
Lincoln Investment Management Company	38	20	25
Lincoln National Management Corporation	7	10	5
Lincoln National Reinsurance Company (Barbados) Limited	85	75	150
Total dividends from subsidiaries	$797	$2,060	$840

Interest from Subsidiaries
Interest on inter-company notes	$118	$111	$123

See Note 24 for information on the increase in dividends from LNL in 2021. The table above focuses on significant and recurring cash flow items and excludes the effects of certain financing activities, including the periodic issuance and retirement of debt, issuance of preferred stock, cash flows related to our inter-company cash management program and certain investing activities, including capital contributions to subsidiaries. These activities are discussed below. Taxes have been eliminated from the analysis due to a tax sharing agreement among our primary subsidiaries resulting in a modest effect on net cash flows at the holding company. Also excluded from this analysis is the modest amount of investment income on short-term investments of the holding company and employee stock exercise activity related to our stock-based incentive compensation plans. See “Part IV – Item 15(a)(2) Financial Statement Schedules – Schedule II – Condensed Financial Information of Registrant” for the holding company cash flow statement.

Restrictions on Subsidiaries’ Dividends

Our insurance subsidiaries are subject to certain insurance department regulatory restrictions as to the transfer of funds and payment of dividends to the holding company. Under Indiana laws and regulations, our Indiana insurance subsidiaries, including our primary insurance subsidiary, LNL, may pay dividends to LNC without prior approval of the Indiana Insurance Commissioner (the “Commissioner”) only from unassigned surplus or must receive prior approval of the Commissioner to pay a dividend if such dividend, along with all other dividends paid within the preceding 12 consecutive months, would exceed the statutory limitation. The current statutory limitation is the greater of 10% of the insurer’s contract holders’ surplus, as shown on its last annual statement on file with the Commissioner or the insurer’s statutory net gain from operations for the previous 12 months, but in no event to exceed statutory unassigned surplus. Indiana law gives the Commissioner broad discretion to disapprove requests for dividends in excess of these limits. LNL’s subsidiary LLANY, a New York-domiciled insurance company, is bound by similar restrictions under New York law, with the applicable statutory limitation on dividends equal to the lesser of 10% of surplus to contract holders as of the end of the immediately preceding calendar year or net gain from operations for the immediately preceding calendar year, not including realized capital gains.

Indiana law also provides that following the payment of any dividend, the insurer’s contract holders’ surplus must be reasonable in relation to its outstanding liabilities and adequate for its financial needs, and permits the Commissioner to bring an action to rescind a dividend that violates these standards. In the event the Commissioner determines that the contract holders’ surplus of one subsidiary is inadequate, the Commissioner could use his or her broad discretionary authority to seek to require us to apply payments received from another subsidiary for the benefit of that insurance subsidiary.

We expect our direct domestic insurance subsidiaries could pay dividends to LNC of approximately $1.7 billion in 2023 without prior approval from the respective state commissioners. The amount of surplus that our insurance subsidiaries could pay as dividends is constrained by the amount of surplus we hold to maintain our ratings, to provide an additional layer of margin for risk protection and for future investment in our businesses. See “Part I – Item 1A. Risk Factors – Liquidity and Capital Position – A decrease in the capital and surplus of our insurance subsidiaries may result in a downgrade to our credit and insurer financial strength ratings” in our 2022 Form 10-K/A.

We maintain an investment portfolio of various holdings, types and maturities. These investments are subject to general credit, liquidity, market and interest rate risks. An extended disruption in the credit and capital markets could adversely affect LNC and its subsidiaries’ ability to access sources of liquidity, and there can be no assurance that additional financing will be available to us on favorable terms, or at all, in the current market environment. In addition, further impairment could reduce our statutory surplus, leading to lower RBC ratios and potentially reducing future dividend capacity from our insurance subsidiaries. See “Part I – Item 1A. Risk Factors – Liquidity and Capital Position – Adverse capital and credit market conditions may affect our ability to meet liquidity needs, access to capital and cost of capital” in our 2022 Form 10-K/A.

Subsidiaries’ Capital

Our insurance subsidiaries must maintain certain regulatory capital levels. We utilize the RBC ratio as a primary measure of the capital adequacy of our insurance subsidiaries. The RBC ratio is an important factor in the determination of the credit and financial strength ratings of LNC and its subsidiaries, as a reduction in our insurance subsidiaries’ surplus will affect their RBC ratios and dividend-paying capacity. For a discussion of the actions management is taking to rebuild statutory capital, see “Introduction – Executive Summary – Significant Operational Matters – Rebuilding Risk-Based Capital.” For additional information on RBC ratios, see “Part I – Item 1. Business – Regulatory – Insurance Regulation – Risk-Based Capital” in our 2022 Form 10-K/A.

Our insurance subsidiaries’ regulatory capital levels are affected by statutory accounting rules, which are subject to change by each applicable insurance regulator. Our term products and UL products containing secondary guarantees require reserves calculated pursuant to Actuarial Guideline XXXVIII (“AG38”). Our insurance subsidiaries employ strategies to reduce the strain caused by AG38 by reinsuring the business to reinsurance captives. Our captive reinsurance and reinsurance subsidiaries provide a mechanism for financing a portion of the excess reserve amounts in a more efficient manner and free up capital the insurance subsidiaries can use for any number of purposes, including paying dividends to the holding company. We use long-dated LOCs and debt financing as well as other financing strategies to finance those reserves. Included in the LOCs issued as of December 31, 2022, was $1.8 billion of long-dated LOCs issued to support inter-company reinsurance arrangements for UL products containing secondary guarantees. For information on the LOCs, see the credit facilities table in Note 14. Our captive reinsurance and reinsurance subsidiaries have also issued long-term notes of $3.9 billion to finance a portion of the excess reserves as of December 31, 2022; of this amount, $3.1 billion involve exposure to VIEs. For information on these long-term notes issued by our captive reinsurance and reinsurance subsidiaries, see Note 3. We have also used the proceeds from senior note issuances of $875 million to execute long-term structured solutions primarily supporting reinsurance of UL products containing secondary guarantees. LOCs and related capital market solutions lower the capital effect of term products and UL products containing secondary guarantees.

Statutory reserves established for variable annuity guaranteed benefit riders are sensitive to changes in the equity markets and interest rates and are affected by the level of account values relative to the level of any guarantees, product design and reinsurance arrangements. As a result, the relationship between reserve changes and equity market performance is non-linear during any given reporting period. Our insurance subsidiaries’ cede a portion of the guaranteed benefit riders to Lincoln National Reinsurance Company (Barbados) Limited (“LNBAR”) through inter-company reinsurance arrangements. Our variable annuity hedge program in LNBAR seeks to hedge our exposure to selected risk and income statement volatility caused by changes in the capital markets associated with the variable annuity guarantees. Market conditions greatly influence the ultimate capital required due to its effect on the valuation of reserves and derivative instruments hedging these reserves. The capital markets environment in 2022 led to market volatility and increased hedge breakage that has impacted capital in LNBAR.  As a result, we did not take dividends out of LNBAR after the first quarter of 2022. In December 2022, LNC issued a $500 million long-term note to a non-affiliated variable interest entity in exchange for a corporate bond AFS security of like principal and duration. LNC contributed the security to LNBAR to address asset value volatility based on market conditions. There are no impacts to the LNC Consolidated Balance Sheets based on the set-off right provided in the transaction. For more information, see Note 3.

In September 2022, we announced enhancements to our variable annuity hedge program that continues to focus on generating sufficient assets to fund future claims with a goal of maximizing distributable earnings and explicitly protecting capital. The revised variable annuity hedge program, effective January 1, 2023, aligns with our increased strategic focus on maximizing the economic value as measured by distributable earnings, which is achieved by managing risks to capital generation due to market volatility. For additional information on our variable annuity hedge program, see “Introduction – Executive Summary – Significant Operational Matters – Variable Annuity Hedge Program.” For risks related to our variable annuity hedge program, see “Part I – Item 1A. Risk Factors – Market Conditions – Our hedging strategies may not be fully effective to offset the changes in the carrying value of the guarantees on certain of our products, which could result in volatility in our results of operations and financial condition under GAAP and in the capital levels of our insurance and reinsurance subsidiaries” in our 2022 Form 10-K/A.

We also use long-dated LOCs or other capital market solutions to reduce the potential strain caused by temporary mismatches between movements in the statutory reserves and derivative instruments for variable annuity guaranteed benefit riders reinsured to LNBAR. Included in the LOCs issued as of December 31, 2022, was $1.6 billion of long-dated LOCs issued to support inter-company reinsurance arrangements for variable annuity guaranteed benefit riders. For information on the LOCs, see the credit facilities table in Note 14.

Changes in equity markets may also affect the capital position of our insurance subsidiaries. We may decide to reallocate available capital among our insurance subsidiaries, including our captive reinsurance subsidiaries, which would result in different RBC ratios for our insurance subsidiaries. In addition, changes in the equity markets can affect the value of our variable annuity and variable universal life insurance separate accounts. When the market value of our separate account assets increases, the statutory surplus within our insurance subsidiaries also increases. Contrarily, when the market value of our separate account assets decreases, the statutory surplus within our insurance subsidiaries may also decrease, which will affect RBC ratios, and in the case of our separate account assets becoming less than the related product liabilities, we must allocate additional capital to fund the difference.

We continue to analyze the use of our existing captive reinsurance structures, as well as additional third-party reinsurance arrangements, and our hedging strategies relative to managing the effects of equity markets and interest rates on the statutory reserves, statutory capital and the dividend capacity of our life insurance subsidiaries.

Debt

Although our subsidiaries currently generate adequate cash flow to meet the needs of our normal operations, periodically LNC may issue debt to maintain ratings and increase liquidity, as well as to fund internal growth, acquisitions and the retirement of its debt.

Details underlying our debt activities (in millions) for the year ended December 31, 2022, were as follows:

			Maturities,	Change
			Repayments	in Fair
	Beginning		and	Value	Other	Ending
	Balance	Issuance	Refinancing	Hedges	Changes (1)	Balance
Short-Term Debt
Current maturities of long-term debt (2)	$300	$-	$(300)	$-	$500	$500

Long-Term Debt
Senior notes	$4,867	$300	$-	$(156)	$(514)	$4,497
Term loans	250	-	-	-	-	250
Subordinated notes (3)	995	-	-	-	-	995
Capital securities (3)	213	-	-	-	-	213
Total long-term debt	$6,325	$300	$-	$(156)	$(514)	$5,955

(1)Includes the non-cash reclassification of long-term debt to current maturities of long-term debt, accretion (amortization) of discounts and premiums, amortization of debt issuance costs and amortization of adjustments from discontinued hedges, as applicable.

(2)As of December 31, 2022, consisted of $500 million principal amount of our 4.00% Senior Notes due September 1, 2023.

(3)To hedge the variability in rates, we purchased interest rate swaps to lock in a fixed rate of approximately 5% over the remaining terms of the subordinated notes and capital securities.

On March 1, 2022, we completed the issuance and sale of $300 million aggregate principal amount of our 3.40% Senior Notes due 2032. We intend to use the net proceeds from the offering for general corporate purposes, which may include the repayment of debt on or prior to its maturity.

LNC made interest payments to service debt of $298 million, $294 million and $277 million for the years ended December 31, 2022, 2021 and 2020, respectively.

For additional information about our short-term and long-term debt and our credit facilities, see Note 14.

Preferred Stock

In November 2022, we raised approximately $1 billion through the issuance of preferred stock, $780 million of which was contributed to LNL in the fourth quarter to strengthen LNL’s statutory capital. We intend to use the remaining proceeds to fund part of the repayment upon maturity of our 4.00% Senior Notes due September 1, 2023. For additional information, see “Introduction – Executive Summary – Significant Operational Matters – Rebuild Risk-Based Capital Ratio” above and Note 19.

Capital Contributions to Subsidiaries

LNC made capital contributions to subsidiaries of $925 million, $65 million and $518 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Return of Capital to Common Stockholders

One of our primary goals is to provide a return to our common stockholders through share price accretion, dividends and stock repurchases. In determining dividends, the Board of Directors takes into consideration items such as current and expected earnings, capital needs, rating agency considerations and requirements for financial flexibility. The amount and timing of share repurchases depends on key capital ratios, rating agency expectations, the generation of dividends from our subsidiaries and an evaluation of the costs and benefits associated with alternative uses of capital. We paused our common stock repurchases under our buyback program beginning in the fourth quarter of 2022, and we expect the pause to continue through the end of 2023. For additional information regarding share repurchases, see “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities – (c) Issuer Purchases of Equity Securities” in our 2022 Form 10-K/A.

Details underlying return of capital to common stockholders (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Dividends to common stockholders	$310	$319	$311
Repurchase of common stock	550	1,105	275
Total cash returned to common stockholders	$860	$1,424	$586

Number of shares repurchased	8.7	16.2	4.9

Alternative Sources of Liquidity

Inter-Company Cash Management Program

In order to manage our capital more efficiently, we have an inter-company cash management program where certain subsidiaries can lend to or borrow from the holding company to meet short-term borrowing needs. The cash management program is essentially a series of demand loans between LNC and participating subsidiaries that reduces overall borrowing costs by allowing LNC and its subsidiaries to access internal resources instead of incurring third-party transaction costs. As of December 31, 2022, the holding company had a net outstanding receivable (payable) of $62 million from (to) certain subsidiaries resulting from loans made by subsidiaries in excess of amounts placed (borrowed) by the holding company and subsidiaries in the inter-company cash management account. Any change in holding company cash management program balances is offset by the immediate and equal change in holding company cash and invested cash. Loans under the cash management program are permitted under applicable insurance laws subject to certain restrictions. For our Indiana-domiciled insurance subsidiary, the borrowing and lending limit is currently 3% of the insurance company’s admitted assets as of its most recent year end. For our New York-domiciled insurance subsidiary, it may borrow from LNC less than 2% of its admitted assets as of its most recent year end but may not lend any amounts to LNC.

Facility Agreement for Senior Notes Issuance

LNC entered into a facility agreement in 2020 with a Delaware trust that gives LNC the right over a 10-year period to issue, from time to time, up to $500 million of 2.330% senior notes to the trust in exchange for a corresponding amount of U.S. Treasury securities held by the trust. By agreeing to purchase the 2.330% senior notes in exchange for U.S. Treasury securities upon exercise of the issuance right, the trust will provide a source of liquid assets for the Company. The issuance right will be exercised automatically in full upon our failure to make certain payments to the trust, if the failure to pay is not cured within 30 days, or upon certain bankruptcy events involving LNC. We are also required to exercise the issuance right in full if our consolidated stockholders’ equity (excluding AOCI) falls below a minimum threshold (which was $2.75 billion as of December 31, 2022, and is subject to adjustment from time to time in certain cases) and upon certain other events described in the facility agreement. For additional information, see Note 14.

Federal Home Loan Bank

Our primary insurance subsidiary, LNL, is a member of the Federal Home Loan Bank (“FHLB”) of Indianapolis (“FHLBI”). Membership allows LNL access to the FHLBI’s financial services, including the ability to obtain loans and to issue funding agreements as an alternative source of liquidity that are collateralized by qualifying mortgage-related assets, agency securities or U.S. Treasury securities. Borrowings under this facility are subject to the FHLBI’s discretion and require the availability of qualifying assets at LNL. As of December 31, 2022, LNL had an estimated maximum borrowing capacity of $7.0 billion under the FHLBI facility and maximum available borrowing based on qualifying assets of $6.1 billion. As of December 31, 2022, LNL had outstanding borrowings of $3.1 billion under this facility reported within payables for collateral on investments on the Consolidated Balance Sheets. LLANY is a member of the Federal Home Loan Bank of New York (“FHLBNY”) with an estimated maximum borrowing capacity of $750 million. Borrowings under this facility are subject to the FHLBNY’s discretion and require the availability of qualifying assets at LLANY. As of December 31, 2022, LLANY had no outstanding borrowings under this facility. For additional information, see “Payables for Collateral on Investments” in Note 4.

Securities Lending Programs and Repurchase Agreements

Our insurance subsidiaries, by virtue of their general account fixed-income investment holdings, can access liquidity through securities lending programs and repurchase agreements. As of December 31, 2022, our insurance subsidiaries had securities pledged under securities lending agreements with a carrying value of $298 million. In addition, our insurance and reinsurance subsidiaries had access to $2.25 billion through committed repurchase agreements, of which $25 million was utilized as of December 31, 2022. The cash received in our securities lending programs and repurchase agreements is typically invested in cash and invested cash or fixed maturity AFS securities. For additional information, see “Payables for Collateral on Investments” in Note 4.

Collateral on Derivative Contracts

Our cash flows associated with collateral received from counterparties (when we are in a net collateral payable position) and posted with counterparties (when we are in a net collateral receivable position) change as the market value of the underlying derivative contract changes. The net collateral position depends on changes in interest rates and equity markets related to the amount of the exposures hedged. As of December 31, 2022, we were in a net collateral payable position of $3.1 billion compared to $4.9 billion as of December 31, 2021. In the event of adverse changes in fair value of our derivative instruments, we may need to post collateral with a counterparty. If we do not have sufficient high-quality securities or cash and invested cash to provide as collateral, we have committed liquidity sources through facilities that can provide up to $1.25 billion of additional liquidity to help meet collateral needs. Access to such facilities is contingent upon interest rates having achieved certain threshold levels. In addition to these facilities, we have the facility agreement for senior notes issuance, the FHLB facilities and the repurchase agreements discussed above as well as the five-year revolving credit facility discussed in Note 14 to leverage that would be eligible for collateral posting. For additional information, see “Credit Risk” in Note 6.

Material Cash Outflows

Details underlying our estimated material cash outflows as of December 31, 2022, were as follows:

	Less			More
	Than	1 - 3	3 - 5	Than
	1 Year	Years	Years	5 Years	Total
Future contract benefits and policyholder account
balances (1)	$22,681	$46,546	$48,204	$402,968	$520,399
Short-term and long-term debt (2)	500	550	400	4,881	6,331
Reserve financing and LOC expenses (3)	66	125	112	256	559
Payables for collateral on investments (4)	3,428	-	-	-	3,428
Investment commitments (5)	651	441	1,142	151	2,385
Operating leases (6)	44	80	52	15	191
Finance leases (6)	82	25	4	-	111
Certain financing arrangements (7)	43	222	366	-	631
Retirement and other plans (8)	101	200	195	453	949
Total	$27,596	$48,189	$50,475	$408,724	$534,984

(1)Estimates are based on financial projections over 40 years and are not discounted for the time value of money. New business issued or acquired, business ceded or sold, changes to or variances from actuarial assumptions and economic conditions will cause these amounts to change over time, possibly materially. See Note 1 for details of what these liabilities include and represent.

(2)Represents principal amounts of debt only. See Note 14 for additional information.

(3)Estimates are based on the level of capacity we expect to utilize during the life of the LOCs and other reserve financing arrangements. See Note 14 for additional information.

(4)Excludes collateral payable held for derivative investments. See Note 4 for additional information.

(5)See Note 4 for additional information.

(6)See Note 18 for additional information.

(7)Represents certain financing arrangements that did not meet the requirements to be classified as a sale-leaseback arrangement. See Note 18 for additional information.

(8)Includes anticipated funding for benefit payments for our retirement and postretirement plans through 2032 and known payments under deferred compensation arrangements. In addition to these benefit payments, we periodically fund the employees’ defined benefit plans. See Note 16 for additional information.

Ratings

Financial Strength Ratings

See “Part I – Item 1. Business – Financial Strength Ratings” in our 2022 Form 10-K/A for information on our financial strength ratings.

Credit Ratings

Our indicative credit ratings published by the primary rating agencies are set forth below. Securities are rated at the time of issuance so actual ratings may differ from the indicative ratings. There may be other rating agencies that also provide credit ratings, which we do not disclose in our reports. Each rating should be evaluated independently of any other rating. All credit ratings are on outlook negative except for the ratings assigned by S&P, which are on outlook stable.

As of February 13, 2023, our indicative long-term credit ratings as published by the principal rating agencies that rate our long-term credit are indicated in the following table.

AM Best	Fitch	Moody's	S&P
“aaa to c”	“AAA to D”	“Aaa to C”	“AAA to D”
bbb+	BBB+	Baa1	BBB+
(8th of 22)	(8th of 21)	(8th of 21)	(8th of 22)

As of February 13, 2023, our indicative short-term credit ratings as published by the principal rating agencies that rate our short-term credit are indicated in the following table.

AM Best	Fitch	Moody's	S&P
“AMB-1+ to AMB-4”	“F1 to D”	“P-1 to NP”	“A-1+ to D”
AMB-2	F2	P-2	A-2
(3rd of 6)	(3rd of 8)	(2nd of 4)	(3rd of 7)

All of our credit ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that we can maintain these ratings. A downgrade of our credit ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult to raise capital to refinance any maturing debt obligations, to support business growth at our insurance subsidiaries and to maintain or improve the current financial strength ratings of our insurance subsidiaries described in “Part I – Item 1. Business – Financial Strength Ratings” in our 2022 Form 10-K/A.

If our current financial strength ratings or credit ratings were downgraded in the future, terms in our derivative agreements may be triggered, which could negatively affect overall liquidity. For the majority of our derivative counterparties, there is a termination event with respect to LNC if its long-term senior debt ratings drop below BBB-/Baa3 (S&P/Moody’s); or with respect to LNL if its financial strength ratings drop below BBB-/Baa3 (S&P/Moody’s). In addition, contractual selling agreements with intermediaries could be negatively affected, which could have an adverse effect on overall sales of annuities, life insurance and investment products.

See “Part I – Item 1A. Risk Factors – Covenants and Ratings – A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors” in our 2022 Form 10-K/A for more information.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

We analyze and manage the risks arising from market exposures of financial instruments, as well as other risks, in an integrated asset-liability management process that considers diversification. By aggregating the potential effect of market and other risks on the entire enterprise, we estimate, review and in some cases manage the risk to our earnings and shareholder value. We have exposures to several market risks including interest rate risk, equity market risk, credit risk and, to a lesser extent, foreign currency exchange risk. The exposures of financial instruments to market risks, and the related risk management processes, are most important to our business where most of the investments support accumulation and investment-oriented insurance products. As an important element of our integrated asset-liability management processes, we use derivatives to minimize the effects of changes in interest levels, the shape of the yield curve, currency movements and volatility.  In this context, derivatives serve to minimize interest rate risk by mitigating the effect of significant increases in interest rates on our earnings. Additional market exposures exist in our other general account insurance products and in our debt structure and derivatives positions. Our primary sources of market risk are substantial, relatively rapid and sustained increases or decreases in interest rates or a sharp drop in equity market values. These market risks are discussed in detail in the following pages and should be read in conjunction with the consolidated financial statements and the accompanying Notes presented in “Item 8. Financial Statements and Supplementary Data,” as well as “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Interest Rate Risk

Interest rate risk is the risk of financial loss due to adverse changes in the value of assets and liabilities due to movements in interest rates. We are exposed to interest rate risk arising from our fixed maturity securities and interest sensitive liabilities.

With respect to accumulation and investment-oriented products, we seek to earn a stable and profitable spread, or margin, between investment income we earn on our investments and interest credited to account balances of our contract holders. If we have adverse experience on investments that cannot be passed on to customers, our spreads are reduced. The combination of a probable range of interest rate changes over the next 12 months, asset-liability management strategies, flexibility in adjusting policy crediting rate levels and protection afforded by policy surrender charges all work together to mitigate this risk. The interest rate scenarios of concern are those in which there is a substantial, relatively prolonged decrease in interest rates that is sustained over a long period or a rapid increase in interest rates.

Significant Interest Rate Exposures

The following provides a general measure of our significant interest rate risk; principal, including amortization of premiums and discounts, notional amounts, and estimated fair values of assets, liabilities and derivatives are shown by year of maturity (dollars in millions) as of December 31, 2022:

								Estimated
	2023	2024	2025	2026	2027	Thereafter	Total	Fair Value
Rate Sensitive Assets
Fixed maturity AFS securities:
Fixed interest rate securities	$3,340	$3,409	$3,577	$4,246	$5,467	$85,036	$105,075	$93,274
Average interest rate	3.7%	3.7%	3.8%	3.5%	3.8%	4.2%	4.1%
Variable interest rate securities	$139	$222	$328	$559	$519	$4,865	$6,632	$6,462
Average interest rate	9.3%	8.9%	8.8%	9.1%	8.8%	5.7%	6.6%
Trading securities:
Fixed interest rate securities	$180	$142	$155	$91	$106	$2,363	$3,037	$2,767
Average interest rate	4.5%	4.6%	4.6%	4.3%	4.9%	4.4%	4.5%
Variable interest rate securities	$-	$29	$-	$5	$-	$762	$796	$731
Average interest rate	0.0%	5.7%	0.0%	4.7%	0.0%	6.5%	6.4%
Mortgage loans on real estate:
Total mortgage loans	$817	$991	$1,063	$1,420	$1,703	$12,405	$18,399	$16,553
Average interest rate	4.7%	4.2%	3.9%	3.7%	4.0%	3.9%	4.0%
Rate Sensitive Liabilities
Investment-type
insurance contracts (1)	$1,966	$1,978	$2,196	$3,048	$3,679	$30,239	$43,106	$38,598
Average interest rate (1)	3.7%	3.7%	3.7%	3.4%	3.7%	3.9%	3.8%
Debt	$500	$250	$300	$400	$-	$4,881	$6,331	$5,501
Average interest rate	4.0%	5.9%	3.4%	3.6%	0.0%	5.1%	4.9%
Rate Sensitive Derivative Financial Instruments
Interest rate, foreign currency swaps and forwards: (4)
Pay variable/receive fixed	$4,486	$2,755	$689	$4,649	$788	$31,777	$45,144	$(3,139)
Average pay rate	4.6%	6.3%	4.5%	4.4%	3.8%	4.1%	4.3%
Average receive rate	0.4%	2.7%	3.3%	1.7%	2.5%	2.4%	2.2%
Pay fixed/receive variable	$5,026	$2,580	$2	$4,345	$325	$22,312	$34,590	$2,261
Average pay rate	0.3%	2.7%	1.2%	1.1%	1.3%	2.4%	2.0%
Average receive rate	3.8%	6.6%	1.2%	2.6%	1.7%	4.5%	4.3%
Interest rate cap corridors:	$13,500	$12,300	$-	$-	$-	$-	$25,800	$2
Average buy strike rate (2)	7.0%	6.0%	0.0%	0.0%	0.0%	0.0%	6.5%
Average sell strike rate (2)	11.0%	10.0%	0.0%	0.0%	0.0%	0.0%	10.5%
Forward swap curve	3.7%	3.5%	0.0%	0.0%	0.0%	0.0%	3.6%
Reverse Treasury locks:
5-year on-the-run Treasury	$110	$75	$-	$-	$-	$-	$185	$(10)
Average strike rate	3.8%	3.2%	0.0%	0.0%	0.0%	0.0%	3.6%
Forward CMT curve (3)	3.8%	3.8%	0.0%	0.0%	0.0%	0.0%	3.8%
10-year on-the-run Treasury	$230	$75	$-	$-	$-	$-	$305	$(43)
Average strike rate	3.1%	2.9%	0.0%	0.0%	0.0%	0.0%	3.0%
Forward CMT curve (3)	3.8%	3.9%	0.0%	0.0%	0.0%	0.0%	3.8%
30-year on-the-run Treasury	$710	$105	$-	$-	$-	$-	$815	$(177)
Average strike rate	2.6%	2.7%	0.0%	0.0%	0.0%	0.0%	2.6%
Forward CMT curve (3)	3.9%	3.9%	0.0%	0.0%	0.0%	0.0%	3.9%
Total return swaps:
Pay variable/receive fixed	$1,106	$-	$-	$-	$-	$-	$1,106	$(3)
Pay fixed/receive variable	5,922	-	-	-	-	-	5,922	41
Interest rate futures:
2-year Treasury notes	$342	$-	$-	$-	$-	$-	$342	$-
5-year Treasury notes	160	-	-	-	-	-	160	-
10-year Treasury notes	54	$-	$-	$-	$-	$-	$54	$-
Treasury bonds	79	-	-	-	-	-	79	-

(1)The information shown is for our fixed maturity securities and mortgage loans on real estate that support these insurance contracts.

(2)The indexes are the 5-year and 10-year constant maturity swap.

(3)The Constant Maturity Treasury (“CMT”) curve is the applicable 5-year, 10-year or 30-year CMT forward curve.

(4)Includes notional of $354 million and fair value of $21 million that support our modified coinsurance agreements. Investment results for these agreements are passed directly to the reinsurers.

The following provides the principal, including amortization of premiums and discounts, notional amounts, and estimated fair values of assets, liabilities and derivatives (in millions) having significant interest rate risks as of December 31, 2021:

	Principal/
	Notional	Estimated
	Amount	Fair Value
Fixed maturity AFS securities	$105,142	$118,711
Trading securities	4,148	4,460
Mortgage loans on real estate	18,074	18,700
Investment-type insurance contracts (1)	53,556	56,531
Debt	6,331	7,009
Interest rate and foreign currency swaps	61,991	276
Interest rate cap corridors	26,800	-
Reverse Treasury locks	1,950	80
Total return swaps	5,407	(3)
Interest rate futures	728	-
Foreign currency futures	163	-

(1)The information shown is for our fixed maturity securities and mortgage loans on real estate that support these insurance contracts.

Effect of Interest Rate Sensitivity

The following table presents our estimate of the effect on income (loss) from operations by segment (in millions) for the next 12-month period if the level of interest rates were to instantaneously increase or decrease by 1% and remain at those levels immediately after December 31, 2022, relative to interest rates remaining flat:

	1%	1%
	Increase	Decrease
Life Insurance	$8	$(8)
Annuities (1)	(10)	15
Group Protection	4	(4)
Retirement Plan Services	5	(7)
Other Operations	-	(8)
Income (loss) from operations	$7	$(12)

(1)Includes the impact on bond funds in our separate accounts, which move in the opposite direction of interest rates.

For purposes of this estimate, we assumed asset purchases are made at prevailing new money rates and exclude the impact of new business, unlocking, persistency, hedge program performance or customer behavior caused by the interest rate changes.

Interest Rate Risk on Fixed Insurance Businesses – Falling Rates

In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments. Moreover, borrowers may prepay fixed-income securities, commercial mortgages and MBS in our general accounts in order to borrow at lower market rates, which exacerbates this risk. Because we are entitled to reset the interest rates on our fixed-rate annuities only at limited, pre-established intervals, and because many of our contracts have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

Prolonged historically low rates are not healthy for our business fundamentals. However, we have recognized this risk and have been proactive in our investment strategies, product designs, crediting rate strategies and overall asset-liability practices to mitigate the risk of unfavorable consequences in this type of environment. For some time now, new products have been sold with low minimum crediting floors, and we apply disciplined asset-liability management standards, such as locking in spreads on these products at the time of issue. See “Part I – Item 1A. Risk Factors – Market Conditions – Changes in interest rates and sustained low interest rates may cause interest rate spreads to decrease, impacting our profitability, and make it more challenging to meet certain statutory requirements” in our 2022 Form 10-K/A for additional information on low interest rate risks.

See Note 14 for information on excess crediting rates over contract minimums.

Interest Rate Risk on Fixed Insurance Businesses – Rising Rates

For both universal life insurance and annuities, a rapid rise in interest rates poses risks of deteriorating spreads and high surrenders. The portfolios supporting these products have fixed-rate assets laddered over maturities generally ranging from 1 to 10 years or more. Accordingly, the earned rate on each portfolio lags behind changes in market yields. As rates rise, the lag may be increased by slowing MBS prepayments. The greater and faster the rise in interest rates, the more the earned rate will tend to lag behind market rates. If we set renewal crediting rates to earn the desired spread, the gap between our renewal crediting rates and competitors’ new money rates may be wide enough to cause increased surrenders that could cause us to liquidate a portion of our portfolio to fund these surrenders. If we credit more competitive renewal rates to limit surrenders, our spreads will narrow. We devote extensive effort to evaluating these risks by simulating asset and liability cash flows for a wide range of interest rate scenarios. Such analysis has led to adjustments in the target maturity structure and to hedging the risk of rising rates by entering into interest rate cap corridor agreements. With these instruments in place, the potential adverse effect of a rapid and sustained rise in rates is kept within our risk tolerances. See “Part I – Item 1A. Risk Factors – Market Conditions – Increases in interest rates may negatively affect our profitability, capital position and the value of our investment portfolio and may also result in increased contract withdrawals” in our 2022 Form 10-K/A for more information on the risks related to rising interest rates.

Short-Term and Long-Term Debt

We manage the timing of maturities and the mixture of fixed-rate and floating-rate debt as part of the process of integrated management of interest rate risk for the entire enterprise. See Note 14 for additional information on our debt.

Derivatives

See Note 6 for information on our derivatives used to hedge our exposure to changes in interest rates.

Equity Market Risk

Equity market risk is the risk of financial loss due to changes in the value of equity securities or equity indices. Our revenues, assets and liabilities are exposed to equity market risk that we often hedge with derivatives. However, earnings are affected by equity market movements on account balances and the related fees we earn on those balances.

Fee Income

The fees earned from variable life insurance and variable annuities products are exposed to the risk of a decline in equity market values. These fees are generally a fixed percentage of the market value of account balances. In a severe equity market decline, fee income could be reduced by not only reduced market valuations but also by customer withdrawals and redemptions. Such withdrawals and redemptions from equity funds and accounts might be partially offset by transfers to our fixed-income accounts and the transfer of funds to us from our competitors’ customers.

Equity Assets

While we invest in equity assets with the expectation of achieving higher returns than would be available in our core fixed-income investments, the returns on and values of these equity investments are subject to somewhat greater market risk than our fixed-income investments. These investments, however, add diversification benefits to our fixed-income investments.

Derivatives Hedging Equity Market Risk

We enter into derivative transactions to hedge our exposure to equity market risk. Such derivatives include over-the-counter equity options, total return swaps, variance swaps, and equity futures. See Note 6 for additional information on our derivatives used to hedge our exposure to equity market fluctuations.

The following provides the sensitivity of price changes (in millions) to our equity assets owned and derivatives hedging equity market risk:

	As of December 31, 2022				As of December 31, 2021
	Carrying/		10% Fair	10% Fair	Carrying/
	Notional	Estimated	Value	Value	Notional	Estimated
	Value	Fair Value	Increase (1)	Decrease (1)	Value	Fair Value
Equity Assets
Domestic equities	$282	$282	$28	$(28)	$307	$307
Foreign equities	145	145	15	(15)	68	68
Total equity securities	427	427	43	(43)	375	375
Hedge funds	265	265	27	(27)	265	265
Private equities	2,793	2,793	279	(279)	2,631	2,631
Other equity interests	3	3	-	-	12	14
Total equity assets	$3,488	$3,488	$349	$(349)	$3,283	$3,285
Derivatives Hedging Equity
Market Risk
Call options (2)	$40,821	$4,330	$1,407	$(1,201)	$34,140	$5,441
Equity futures	983	-	(98)	98	1,453	-
Put options	47,206	(911)	(34)	455	17,971	(931)
Total return swaps	25,247	(144)	(701)	701	25,031	(157)
Total derivatives hedging
equity market risk	$114,257	$3,275	$574	$53	$78,595	$4,353

(1)Assumes a plus or minus 10% change in underlying indexes. Estimated fair value does not reflect daily settlement of futures or monthly settlement of total return swaps.

(2)Includes notional of $1.8 billion and fair value of $18 million that support our modified coinsurance agreements. Investment results for these agreements are passed directly to the reinsurers.

Liabilities

We have exposure to changes in our stock price through both our deferred and stock-based incentive compensation plans. For additional information on our deferred and stock-based incentive compensations plans, see Notes 16 and 17, respectively.

Effect of Equity Market Sensitivity

If the level of the equity markets were to have instantaneously increased or decreased by 1% immediately after December 31, 2022, we estimate the effect on income (loss) from operations for the next 12-month period from the change in asset-based fees and related expenses would be approximately $13 million.  For purposes of this estimate, we excluded any effect related to net flows, our annual assumption review, persistency, hedge program performance, policyholder behavior or reduction in account balances attributable to policyholder assessments.

The effect of quarterly equity market changes upon fee income and asset-based expenses is generally not fully recognized in the first quarter of the change because fee income is earned and related expenses are incurred based upon daily variable account balances.  The difference between the current period average daily variable account balances compared to the end-of-period variable account balances affects fee income in subsequent periods.  Additionally, the effect on earnings may not necessarily be symmetrical with comparable increases or decreases in the equity markets.  This discussion concerning the estimated effects of ongoing equity market volatility on the fees we earn from account balances is intended to be illustrative and is concentrated primarily in our Annuities and Retirement Plan Services segments.  Actual effects may vary depending on a variety of factors, many of which are outside of our control, such as changing customer behaviors that might result in changes in the mix of our business between variable and fixed annuity contracts, switching among investment alternatives available within variable products, changes in sales production levels or changes in policy persistency.  For purposes of this guidance, the change in account balances is assumed to correlate with the change in the relevant index.

Credit Risk

Credit risk is the risk to earnings and capital that arises from uncertainty of an obligor’s or counterparty’s ability or willingness to meet its obligations in accordance with contractually agreed upon terms. We are exposed to credit risk primarily by our investments in corporate bonds and mortgage loans on real estate and through our use of derivatives.

Investments

The majority of our credit risk is concentrated in investment holdings. Our portfolio of investments was $131.7 billion and $153.9 billion as of December 31, 2022 and 2021, respectively. Of this total, $81.3 billion and $100.9 billion consisted of corporate bonds and $18.3 billion and $18.0 billion consisted of mortgage loans on real estate as of December 31, 2022 and 2021, respectively. We manage the risk of adverse default experience on these investments by applying disciplined credit evaluation and underwriting standards, prudently limiting allocations to lower-quality, higher-yielding investments and diversifying exposures by issuer, industry, region and property type. For each counterparty or borrowing entity and its affiliates, our exposures from all transactions are aggregated and managed in relation to formal limits set by rating quality. Additional diversification limits, such as limits per industry, are also applied. We remain exposed to occasional adverse cyclical economic downturns during which default rates may be significantly higher than the long-term historical average used in pricing.

Derivatives

We are exposed to counterparty credit risk through our various derivative contracts. We depend on the ability of derivative product dealers and their guarantors to honor their obligations to pay the contract amounts under various derivatives agreements. In order to minimize the risk of default losses, we diversify our exposures among several dealers and limit the amount of exposure to each in accordance with the credit rating of each dealer or its guarantor. We generally limit our selection of counterparties that are obligated under these derivative contracts to those with an “A” credit rating or above. See Note 6 for additional information on managing the credit risk of our counterparties.

We are also exposed to credit risk through the use of certain derivatives. We buy CDSs to minimize our exposure to credit-related events with respect to a single entity or referenced index. We also sell CDSs to offer credit protection to our contract holders and investors with respect to a single entity or referenced index. See Note 6 for additional information on our use of credit derivatives.

Foreign Currency Exchange Risk

Foreign Currency Denominated Investments

Foreign currency exchange risk is the risk of financial loss due to changes in the relative value between currencies. We have foreign currency exchange risk in our non-U.S. dollar denominated investments, which primarily consist of fixed maturity securities. The currency risk is hedged using foreign currency derivatives of the same currency as the foreign denominated security.

We invest in fixed maturity securities denominated in foreign currencies for incremental return and risk diversification relative to U.S. dollar-denominated securities. We use foreign currency swaps to hedge the foreign exchange risk related to our investment in fixed maturity securities denominated in foreign currencies. As of December 31, 2022 and 2021, our unhedged positions consisted of zero and $4 million, respectively, of principal in U.S. dollar equivalents of Canadian-denominated investments with maturity dates up to 2025 and an average interest rate of 2%. As of the same dates, our modified coinsurance portfolios were partially hedged and consisted of $164 million and $181 million, respectively, of principal in U.S. dollar equivalents of foreign denominated investments with maturity dates up to 2063 and an average interest rate of 4%. Investment results for our modified coinsurance agreements are passed directly to the reinsurers. See “Interest Rate Risk – Significant Interest Rate Exposures” above for our notional amounts in U.S. dollar equivalents (in millions) by year of maturity for our foreign currency swaps.

See Note 6 for additional information on our foreign currency swaps used to hedge our exposure to foreign currency exchange risk.

Market Risk Related to Certain Variable Annuity and Fixed Indexed Annuity Products

Our variable annuity and fixed indexed annuity contracts are exposed to market risks related to changes in the assumptions used in the original pricing of these products, including equity market, interest rate, and non-market actuarial assumptions. For additional information, see Note 10. We manage our exposure to market risks created by these fluctuations through a combination of product design elements and our hedge program. In addition, we utilize reinsurance to mitigate risk. For additional information, see Note 8 and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Reinsurance.” Certain variable annuity GLB and GDB riders are accounted for as MRBs and recorded at fair value. For more information on the market risk sensitivities associated with MRBs, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates – Market Risk Benefits.”

Item 8. Financial Statements and Supplementary Data

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Lincoln National Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lincoln National Corporation (the Company) as of December 31, 2022 and 2021, the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes and financial statement schedules listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 16, 2023, except for the effect of the material weakness, as to which the date is March 30, 2023, expressed an adverse opinion thereon.

Restatement of 2022 and 2021 Financial Statements

As discussed in Note 1 to the consolidated financial statements, the 2022 and 2021 consolidated financial statements have been restated to correct certain misstatements.

Adoption of ASU No. 2018-12

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for long-duration contracts in each of the two years in the period ended December 31, 2022 due to the adoption of ASU No. 2018-12, Financial Services – Insurance (Topic 944), Targeted Improvements to the Accounting for Long-Duration Contracts.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Future Contract Benefits Liability

Description of the Matter

At December 31, 2022, future contract benefits liabilities related to universal life-type contracts with secondary guarantees totaled $14.8 billion.

The future contract benefits liability related to these product guarantees is based on estimates of how much the Company will need to pay for future benefits and the amount of fees to be collected from policyholders for these policy features. As described in Note 1 (see section on Future Contract Benefits), 3 and 13 to the consolidated financial statements, there is significant uncertainty inherent in estimating this liability because there is a significant amount of management judgment involved in developing certain assumptions that impact the liability balance, which include mortality rates, investment margins, policyholder behavior and withdrawals.

Auditing the valuation of future contract benefits liabilities related to these products was complex and required the involvement of our actuarial specialists due to the high degree of judgment used by management in setting the assumptions used in the estimate of the future contract benefits liability related to these products.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the future contract benefits liability estimation processes, including, among others, controls related to the review and approval processes that management has in place for the assumptions used in estimating the estimated gross profits related to the future contract benefits liability. This included testing controls related to management’s evaluation of the need to update assumptions based on the comparison of actual Company experience to previous assumptions and updating investment margins for current and expected future market conditions.

We involved actuarial specialists to assist with our audit procedures which included, among others, an evaluation of the methodology applied by management with those methods used in prior periods. To assess the significant assumptions used by management, we compared the significant assumptions noted above to historical experience, observable market data or management’s estimates of prospective changes in these assumptions. In addition, we performed an independent recalculation of benefit ratio cash flows related to the future policy benefit reserves for a sample of cohorts or contracts which we compared to the actuarial model used by management.

Market Risk Benefits

Description of the Matter

The Company issues variable and fixed annuity contracts through separate accounts that may include guaranteed living benefit and guaranteed death benefit features identified by the Company as market risk benefits (“MRBs”). The Company’s MRB assets and MRB liabilities totaled $2.8 billion and $2.1 billion, as of December 31, 2022, respectively. As described in Notes 1 (see section on MRBs), 3, 10 and 15 to the consolidated financial statements, there is a significant amount of estimation uncertainty inherent in measuring the fair value of the MRBs because of the sensitivity of certain assumptions underlying the estimate, including capital market performance, actuarial lapse and benefit utilization. Management’s assumptions are adjusted over time for emerging experience and expected changes in trends, resulting in changes to the estimated fair value of the MRBs.

Auditing the valuation of the MRBs was complex and required the involvement of our actuarial specialists due to the high degree of judgment used by management in setting the assumptions used in the estimate of the value of the MRBs.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the MRBs estimation process, including, among others, controls related to the review and approval processes that management has in place to develop the assumptions used in measuring the fair value of the MRBs. This included testing controls related to management’s evaluation of current and future capital market performance and the need to update actuarial lapse and benefit utilization assumptions.

We involved actuarial specialists to assist with our audit procedures which included, among others, an evaluation of the methodology applied by management with those methods used in prior periods. To assess the significant assumptions used by management, we compared the significant assumptions noted above to historical experience, observable market data or management’s estimates of prospective changes in these assumptions. In addition, we performed an independent recalculation of the MRBs for a sample of contracts which we compared to the fair value model used by management.

Goodwill Impairment Charge

Description of the Matter

For the year ended December 31, 2022, the Company recorded a goodwill impairment charge of $634 million. As discussed in Notes 1 (see section on Goodwill) and 9 of the consolidated financial statements, goodwill is tested for impairment at least annually at the reporting unit level. As a result of the capital market environment during the third quarter of 2022, including (i) declining equity markets and (ii) the impact of rising interest rates on the Company’s discount rate assumption, the Company accelerated the quantitative goodwill impairment test for the Life Insurance reporting unit as the Company concluded that there were indicators of impairment. Based on this quantitative test, the Company incurred an impairment during the third quarter of 2022 of the Life Insurance reporting unit goodwill of $634 million, which represented a write-off of the entire balance of goodwill for the reporting unit. Determining the fair value of the Life Insurance reporting unit as part of the goodwill impairment analysis is sensitive to significant assumptions such as the discount rate, and other relevant assumptions impacting projected financial information, including policyholder behavior assumptions, and those impacted by market or economic conditions.

Auditing the fair value of the Company’s Life Insurance reporting unit was complex and required the involvement of our valuation and actuarial specialists due to the high degree of judgment used by management.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s goodwill impairment review process. This included, among others, controls related to the review and approval processes that management has in place to develop the assumptions used in the estimation process, including management’s determination of the applicable discount rate, and the profitability of in-force business including policyholder behavior assumptions for the Life Insurance reporting unit.

We involved actuarial and valuation specialists to assist with our audit procedures which included, among others, an evaluation of the methodology applied by management with those methods used in prior periods. To assess the significant assumptions used by management, we compared the significant assumptions noted above to current industry and economic trends and recent market transactions. We reviewed the historical accuracy of management’s estimate and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the Life Insurance reporting unit that would result from changes in the assumptions.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1966.

Philadelphia, Pennsylvania

February 16, 2023, except for the effect of the restatement disclosed in Note 1,

as to which the date is March 30, 2023,

and except for the effect of the adoption of ASU No. 2018-12 disclosed in Note 3,

as to which the date is May 22, 2023

LINCOLN NATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	As of December 31,
	2022	2021

ASSETS
Investments:
Fixed maturity available-for-sale securities, at fair value
(amortized cost: 2022 - $111,707; 2021 - $105,142; allowance for credit losses: 2022 - $22; 2021 - $19)	$99,736	$118,711
Trading securities	3,498	4,460
Equity securities	427	375
Mortgage loans on real estate, net of allowance for credit losses
(portion at fair value: 2022 - $487; 2021 - $739)	18,301	17,991
Policy loans	2,359	2,364
Derivative investments	3,594	5,697
Other investments	3,739	4,288
Total investments	131,654	153,886
Cash and invested cash	3,343	2,612
Deferred acquisition costs, value of business acquired and deferred sales inducements	12,235	11,896
Reinsurance recoverables, net of allowance for credit losses	19,443	22,386
Market risk benefit assets	2,807	1,888
Accrued investment income	1,253	1,189
Goodwill	1,144	1,778
Other assets	18,802	16,532
Separate account assets	143,536	182,583
Total assets	$334,217	$394,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Policyholder account balances	$114,435	$110,227
Future contract benefits	38,826	41,425
Market risk benefit liabilities	2,078	4,399
Deferred front-end loads	5,052	4,225
Payables for collateral on investments	6,712	8,946
Short-term debt	500	300
Long-term debt	5,955	6,325
Other liabilities	12,021	16,405
Separate account liabilities	143,536	182,583
Total liabilities	329,115	374,835

Contingencies and Commitments (See Note 18)

Stockholders’ Equity
Preferred stock – 10,000,000 shares authorized:
Series C preferred stock – 20,000 shares authorized, issued and outstanding as of December 31, 2022	493	-
Series D preferred stock – 20,000 shares authorized, issued and outstanding as of December 31, 2022	493	-
Common stock – 800,000,000 shares authorized; 169,220,511 and 177,193,515 shares
issued and outstanding as of December 31, 2022, and December 31, 2021, respectively	4,544	4,735
Retained earnings	5,924	5,196
Accumulated other comprehensive income (loss)	(6,352)	9,984
Total stockholders’ equity	5,102	19,915
Total liabilities and stockholders’ equity	$334,217	$394,750

See accompanying Notes to Consolidated Financial Statements

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions, except per share data)

	For the Years Ended December 31,
	2022	2021	2020
Revenues
Insurance premiums	$6,087	$5,617	$5,372
Fee income	5,603	6,039	6,371
Net investment income	5,515	6,111	5,510
Realized gain (loss)	840	(867)	(513)
Amortization of deferred gain on business sold through reinsurance	42	38	41
Other revenues	723	777	658
Total revenues	18,810	17,715	17,439
Expenses
Benefits	8,479	8,503	8,677
Interest credited	2,877	2,929	2,923
Market risk benefit (gain) loss	(3,246)	(3,753)	-
Policyholder liability remeasurement (gain) loss	2,766	(183)	-
Commissions and other expenses	5,125	5,219	5,064
Interest and debt expense	283	270	284
Spark program expense	167	87	68
Impairment of intangibles	634	-	-
Total expenses	17,085	13,072	17,016
Income (loss) before taxes	1,725	4,643	423
Federal income tax expense (benefit)	367	865	(76)
Net income (loss)	1,358	3,778	499
Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	(18,059)	(3,287)	3,192
Market risk benefit non-performance risk gain (loss)	(210)	(923)	-
Policyholder liability discount rate remeasurement gain (loss)	2,012	591	-
Foreign currency translation adjustment	(20)	(2)	5
Funded status of employee benefit plans	(59)	47	61
Total other comprehensive income (loss), net of tax	(16,336)	(3,574)	3,258
Comprehensive income (loss)	$(14,978)	$204	$3,757

Net Income (Loss) Per Common Share
Basic	$7.93	$20.17	$2.58
Diluted	$7.78	$19.96	$2.56

Cash Dividends Declared Per Common Share	$1.80	$1.71	$1.62

See accompanying Notes to Consolidated Financial Statements

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	For the Years Ended December 31,
	2022	2021	2020
Preferred Stock
Balance as of beginning-of-year	$-	$-	$-
Issuance of Series C preferred stock	493	-	-
Issuance of Series D preferred stock	493	-	-
Balance as of end-of-year	986	-	-

Common Stock
Balance as of beginning-of-year	4,735	5,082	5,162
Stock compensation/issued for benefit plans	40	85	48
Retirement of common stock/cancellation of shares	(231)	(432)	(128)
Balance as of end-of-year	4,544	4,735	5,082

Retained Earnings
Balance as of beginning-of-year	5,196	8,686	8,854
Cumulative effect from adoption of new accounting standards	-	(6,273)	(203)
Net income (loss)	1,358	3,778	499
Retirement of common stock	(319)	(673)	(147)
Common stock dividends declared	(311)	(322)	(317)
Balance as of end-of-year	5,924	5,196	8,686

Accumulated Other Comprehensive Income (Loss)
Balance as of beginning-of-year	9,984	8,931	5,673
Cumulative effect from adoption of new accounting standards	-	4,627	-
Other comprehensive income (loss), net of tax	(16,336)	(3,574)	3,258
Balance as of end-of-year	(6,352)	9,984	8,931
Total stockholders’ equity as of end-of-year	$5,102	$19,915	$22,699

See accompanying Notes to Consolidated Financial Statements

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Years Ended December 31,
	2022	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$1,358	$3,778	$499
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Realized (gain) loss	(840)	867	513
Market risk benefit (gain) loss	(3,246)	(3,753)	-
Sales and maturities (purchases) of trading securities, net	300	(87)	266
Amortization of deferred gain on business sold through reinsurance	(42)	(38)	(41)
Impairment of intangibles	634	-	-
Change in:
Deferred acquisition costs, value of business acquired, deferred sales inducements
and deferred front-end loads	488	475	48
Accrued investment income	(67)	16	(84)
Insurance liabilities and reinsurance-related balances	4,419	(2,337)	(699)
Accrued expenses	(91)	399	(18)
Federal income tax accruals	421	864	(98)
Other	275	(401)	148
Net cash provided by (used in) operating activities	3,609	(217)	534
Cash Flows from Investing Activities
Purchases of available-for-sale securities and equity securities	(14,813)	(16,915)	(16,761)
Sales of available-for-sale securities and equity securities	2,297	2,268	1,426
Maturities of available-for-sale securities	5,453	9,621	5,354
Purchases of alternative investments	(664)	(757)	(396)
Sales and repayments of alternative investments	446	377	171
Issuance of mortgage loans on real estate	(2,507)	(3,079)	(1,800)
Repayment and maturities of mortgage loans on real estate	2,255	1,881	1,154
Repayment (issuance) of policy loans, net	5	62	50
Net change in collateral on investments, derivatives and related settlements	(4,070)	3,261	1,474
Other	(48)	(303)	(153)
Net cash provided by (used in) investing activities	(11,646)	(3,584)	(9,481)
Cash Flows from Financing Activities
Payment of long-term debt, including current maturities	(300)	-	(1,096)
Issuance of long-term debt, net of issuance costs	296	-	1,289
Payment related to modification or early extinguishment of debt	-	(8)	(13)
Payment related to sale-leaseback transactions	(70)	(59)	(47)
Proceeds from certain financing arrangements	186	159	109
Deposits of fixed account balances	16,203	13,426	14,034
Withdrawals of fixed account balances	(7,674)	(7,174)	(6,113)
Transfers from (to) separate accounts, net	19	(175)	528
Common stock issued for benefit plans	(16)	20	(7)
Issuance of preferred stock, net of issuance costs	986	-	-
Repurchase of common stock	(550)	(1,105)	(275)
Dividends paid to common stockholders	(310)	(319)	(311)
Other	(2)	(60)	(6)
Net cash provided by (used in) financing activities	8,768	4,705	8,092
Net increase (decrease) in cash, invested cash and restricted cash	731	904	(855)
Cash, invested cash and restricted cash as of beginning-of-year	2,612	1,708	2,563
Cash, invested cash and restricted cash as of end-of-year	$3,343	$2,612	$1,708
See accompanying Notes to Consolidated Financial Statements

LINCOLN NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations, Basis of Presentation and Summary of Significant Accounting Policies

Nature of Operations

Lincoln National Corporation and its subsidiaries (“LNC” or the “Company,” which also may be referred to as “we,” “our” or “us”) operate multiple insurance businesses through four business segments: Life Insurance, Annuities, Group Protection and Retirement Plan Services. In addition, we include financial data for operations that are not directly related to our business segments in Other Operations. The collective group of businesses uses “Lincoln Financial Group” as its marketing identity. Through our business segments, we sell a wide range of wealth protection, accumulation, group protection and retirement income products and solutions. These products primarily include universal life insurance (“UL”), variable universal life insurance (“VUL”), linked-benefit UL and VUL, indexed universal life insurance (“IUL”), term life insurance, fixed and indexed annuities, variable annuities, group life, disability and dental and employer-sponsored retirement plans and services. For more information on our segments and the products and solutions we provide, see Note 20.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with United States of America generally accepted accounting principles (“GAAP”). Certain GAAP policies, which significantly affect the determination of financial condition, results of operations and cash flows, are summarized below.

On January 1, 2023, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts and related amendments (“ASU 2018-12”) with a transition date of January 1, 2021. ASU 2018-12 updated accounting and reporting requirements for long-duration contracts and certain investment contracts issued by insurance entities. We adopted ASU 2018-12 under the modified retrospective approach, except for market risk benefits (“MRBs”), which applied the full retrospective approach. Our consolidated financial statements are presented under the new guidance for reporting periods beginning January 1, 2021. Certain amounts reported in prior periods’ consolidated financial statements have been reclassified to conform to the presentation adopted in the current period.

We present disaggregated disclosures in the Notes below for long-duration insurance balances, applying the level of aggregation by reportable segment as follows:

Reportable Segment	Level of Aggregation
Life Insurance	Traditional Life
UL and Other
Annuities	Variable Annuities
Fixed Annuities
Payout Annuities
Group Protection	Group Protection
Retirement Plan Services	Retirement Plan Services

The fixed annuities level of aggregation represents deferred fixed annuities. We have excluded amounts reported in Other Operations from our disaggregated disclosures that are attributable to the indemnity reinsurance agreements with Protective Life Insurance Company (“Protective”) and Swiss Re Life & Health America, Inc (“Swiss Re”) as these contracts are fully reinsured, run-off institutional pension business in the form of group annuity and the results of certain disability income business and not reflected in the results of the reportable segments listed above.

Restatement of Previously Issued Consolidated Financial Statements

Restatement Background

Previously, we had entered into a block reinsurance agreement with Resolution Life to reinsure approximately $9.4 billion of in-force executive benefit and universal life reserves. A portion of the transaction was structured as coinsurance, and we paid as consideration investments with a book value of approximately $4.6 billion and a fair value of approximately $5.2 billion as of October 1, 2021, triggering a realized gain of $635 million. This contributed to a total deferred gain of $797 million. At the time of the transaction, we concluded that the $635 million realized gain would be deferred and amortized into income over the benefit period of the reinsurance treaty. The Company’s management has concluded that a gain or loss amount pertaining to the transfer of investments to the assuming company in a coinsurance transaction should be recorded as a realized gain or loss at the time of the transfer.

As a result, it was determined that the $635 million deferred gain pertaining to the sale of investments should have been recognized immediately in the fourth quarter of 2021 when the investments were transferred to Resolution Life. This misstatement is described in more detail in “Description of Misstatements – Misstatement Associated with the Coinsurance Reinsurance Transaction” below. As part of the restatement, we also recorded adjustments to correct for previously identified other immaterial misstatements in the impacted periods that are described in more detail in “Description of Misstatements – Other Immaterial Misstatements” below. Accordingly, we restated the consolidated financial statements for the years ended December 31, 2022 and December 31, 2021, in accordance with Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections prior to the adoption of ASU 2018-12.

The categories of misstatements and their impact on the previously issued consolidated financial statements are described in more detail below.

Description of Misstatements

Misstatement Associated with the Coinsurance Reinsurance Transaction

We recorded adjustments to recognize the realized gain related to the transaction through net income in 2021 instead of deferring and amortizing this gain into net income. These adjustments, which are discussed below, are reflected in the restatement tables below.

For the year ended December 31, 2021, the correction of the misstatement resulted in a $635 million increase to realized gain (loss), an $8 million decrease to amortization of deferred gain on business sold through reinsurance, a $4 million increase to commissions and other expenses related to state income taxes associated with the realized gain and a $131 million increase to federal income tax expense on our Consolidated Statements of Comprehensive Income (Loss). Additionally, the correction of the misstatement resulted in a $492 million decrease to other liabilities and a $492 million increase to retained earnings on our Consolidated Balance Sheets as of December 31, 2021.

For the year ended December 31, 2022, the correction of the misstatement resulted in a $32 million decrease to amortization of deferred gain on business sold through reinsurance on our Consolidated Statements of Comprehensive Income (Loss). Additionally, the correction of the misstatement resulted in a $467 million increase to retained earnings on our Consolidated Balance Sheets as of December 31, 2022.

Other Immaterial Misstatements

As part of the restatement, we made corrections to previously identified errors that the Company determined to be immaterial, both individually and in the aggregate (the “Other Adjustments”) for the years ended December 31, 2022, and December 31, 2021.

The Other Adjustments resulted in an increase of $12 million to income (loss) before taxes and a decrease of $12 million to income (loss) before taxes for the years ended December 31, 2022, and December 31, 2021, respectively.

The Other Adjustments included adjustments and reclassifications on our Consolidated Balance Sheets as of December 31, 2022, and December 31, 2021, that had no impact on stockholders’ equity. We reclassified derivative investments that resulted in a decrease to derivative investments of $142 million, a decrease to other assets of $70 million and a decrease to other liabilities of $212 million as of December 31, 2022. We reclassified derivative investments that resulted in a decrease to other assets of $760 million, an increase to derivative investments of $260 million and a decrease to other liabilities of $500 million as of December 31, 2021.

The combined impacts of the correction of the misstatement associated with the coinsurance reinsurance transaction and the Other Adjustments are reflected in the “restatement impacts” column of the restatement tables below.

Impacts to our Consolidated Financial Statements Related to the Restatement of Previously Issued Consolidated Financial Statements and the Adoption of ASU 2018-12

The following tables present the amounts previously reported, restatement impacts, amounts as restated prior to the adoption of ASU 2018-12, adoption of new accounting standard impacts and as adjusted amounts reported on the Consolidated Balance Sheets as of December 31, 2022, and December 31, 2021, and the Consolidated Statements of Comprehensive Income (Loss), the Consolidated Statements of Stockholders’ Equity and the Consolidated Statements of Cash Flows for the years ended December 31, 2022, and December 31, 2021. The amounts shown in the “As Previously Reported” column for the years ended December 31, 2022, and December 31, 2021, were derived from our Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 16, 2023. The amounts shown in the “As Restated” column for the years ended December 31, 2022, and December 31, 2021, were derived from our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed on March 30, 2023.

LINCOLN NATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	As of December 31, 2022
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
ASSETS
Investments:
Fixed maturity available-for-sale securities, at fair value
(amortized cost: 2022 - $111,707; allowance for credit
losses: 2022 - $22)	$99,736	$-	$99,736	$-	$99,736
Trading securities	3,498	-	3,498	-	3,498
Equity securities	427	-	427	-	427
Mortgage loans on real estate, net of allowance for credit
losses (portion at fair value: 2022 - $487)	18,301	-	18,301	-	18,301
Policy loans	2,359	-	2,359	-	2,359
Derivative investments	3,736	(142)	3,594	-	3,594
Other investments	3,739	-	3,739	-	3,739
Total investments	131,796	(142)	131,654	-	131,654
Cash and invested cash	3,343	-	3,343	-	3,343
Deferred acquisition costs, value of business acquired and
deferred sales inducements (1)	13,803	-	13,803	(1,568)	12,235
Reinsurance recoverables, net of allowance for credit losses	19,882	-	19,882	(439)	19,443
Market risk benefit assets	-	-	-	2,807	2,807
Accrued investment income	1,253	-	1,253	-	1,253
Goodwill	1,144	-	1,144	-	1,144
Other assets (1)	20,680	(187)	20,493	(1,691)	18,802
Separate account assets	143,536	-	143,536	-	143,536
Total assets	$335,437	$(329)	$335,108	$(891)	$334,217

(1)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

LINCOLN NATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(in millions, except share data)

	As of December 31, 2022
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Policyholder account balances (1)	$114,435	$-	$114,435	$-	$114,435
Future contract benefits (1)	41,756	-	41,756	(2,930)	38,826
Market risk benefit liabilities	-	-	-	2,078	2,078
Deferred front-end loads (1)	5,669	-	5,669	(617)	5,052
Payables for collateral on investments	6,712	-	6,712	-	6,712
Short-term debt	500	-	500	-	500
Long-term debt	5,955	-	5,955	-	5,955
Other liabilities (1)	12,773	(797)	11,976	45	12,021
Separate account liabilities	143,536	-	143,536	-	143,536
Total liabilities	331,336	(797)	330,539	(1,424)	329,115

Contingencies and Commitments (See Note 18)

Stockholders’ Equity
Preferred stock – 10,000,000 shares authorized:
Series C preferred stock – 20,000 shares authorized, issued
and outstanding as of December 31, 2022	493	-	493	-	493
Series D preferred stock – 20,000 shares authorized, issued
and outstanding as of December 31, 2022	493	-	493	-	493
Common stock – 800,000,000 shares authorized;
169,220,511 shares issued and outstanding as of
December 31, 2022	4,544	-	4,544	-	4,544
Retained earnings	6,239	468	6,707	(783)	5,924
Accumulated other comprehensive income (loss)	(7,668)	-	(7,668)	1,316	(6,352)
Total stockholders’ equity	4,101	468	4,569	533	5,102
Total liabilities and stockholders’ equity	$335,437	$(329)	$335,108	$(891)	$334,217

(1)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

LINCOLN NATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	As of December 31, 2021
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
ASSETS
Investments:
Fixed maturity available-for-sale securities, at fair value
(amortized cost: 2021 - $105,142; allowance for credit
losses: 2021 - $19)	$118,746	$(35)	$118,711	$-	$118,711
Trading securities	4,482	(22)	4,460	-	4,460
Equity securities	318	57	375	-	375
Mortgage loans on real estate, net of allowance for credit
losses (portion at fair value: 2021 - $739)	17,991	-	17,991	-	17,991
Policy loans	2,364	-	2,364	-	2,364
Derivative investments	5,437	260	5,697	-	5,697
Other investments	4,292	(4)	4,288	-	4,288
Total investments	153,630	256	153,886	-	153,886
Cash and invested cash	2,612	-	2,612	-	2,612
Deferred acquisition costs, value of business acquired and
deferred sales inducements (1)	6,284	2	6,286	5,610	11,896
Reinsurance recoverables, net of allowance for credit losses	20,295	-	20,295	2,091	22,386
Market risk benefit assets	-	-	-	1,888	1,888
Accrued investment income	1,189	-	1,189	-	1,189
Goodwill	1,778	-	1,778	-	1,778
Other assets (1)	18,930	(614)	18,316	(1,784)	16,532
Separate account assets	182,583	-	182,583	-	182,583
Total assets	$387,301	$(356)	$386,945	$7,805	$394,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Policyholder account balances (1)	$110,219	$8	$110,227	$-	$110,227
Future contract benefits (1)	40,687	-	40,687	738	41,425
Market risk benefit liabilities	-	-	-	4,399	4,399
Deferred front-end loads (1)	415	-	415	3,810	4,225
Payables for collateral on investments	8,946	-	8,946	-	8,946
Short-term debt	300	-	300	-	300
Long-term debt	6,325	-	6,325	-	6,325
Other liabilities (1)	17,554	(846)	16,708	(303)	16,405
Separate account liabilities	182,583	-	182,583	-	182,583
Total liabilities	367,029	(838)	366,191	8,644	374,835

Contingencies and Commitments (See Note 18)

Stockholders’ Equity
Preferred stock – 10,000,000 shares authorized	-	-	-	-	-
Common stock – 800,000,000 shares authorized;
177,193,515 shares issued and outstanding as of
December 31, 2021	4,735	-	4,735	-	4,735
Retained earnings	9,096	482	9,578	(4,382)	5,196
Accumulated other comprehensive income (loss)	6,441	-	6,441	3,543	9,984
Total stockholders’ equity	20,272	482	20,754	(839)	19,915
Total liabilities and stockholders’ equity	$387,301	$(356)	$386,945	$7,805	$394,750

(1)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions, except per share data)

	For the Year Ended December 31, 2022
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
Revenues
Insurance premiums	$6,087	$-	$6,087	$-	$6,087
Fee income	6,054	-	6,054	(451)	5,603
Net investment income	5,511	4	5,515	-	5,515
Realized gain (loss)	336	9	345	495	840
Amortization of deferred gain on business sold through
reinsurance	74	(32)	42	-	42
Other revenues	722	1	723	-	723
Total revenues	18,784	(18)	18,766	44	18,810
Expenses
Benefits	12,546	-	12,546	(4,067)	8,479
Interest credited	2,870	-	2,870	7	2,877
Market risk benefit (gain) loss	-	-	-	(3,246)	(3,246)
Policyholder liability remeasurement (gain) loss	-	-	-	2,766	2,766
Commissions and other expenses	5,095	1	5,096	29	5,125
Interest and debt expense	283	-	283	-	283
Spark program expense	167	-	167	-	167
Impairment of intangibles	634	-	634	-	634
Total expenses	21,595	1	21,596	(4,511)	17,085
Income (loss) before taxes	(2,811)	(19)	(2,830)	4,555	1,725
Federal income tax expense (benefit)	(584)	(5)	(589)	956	367
Net income (loss)	(2,227)	(14)	(2,241)	3,599	1,358
Other comprehensive income (loss), net of tax:
Unrealized investment gains (losses)	(14,030)	-	(14,030)	(4,029)	(18,059)
Market risk benefit non-performance risk gain
(loss)	-	-	-	(210)	(210)
Policyholder liability discount rate remeasurement
gain (loss)	-	-	-	2,012	2,012
Foreign currency translation adjustment	(20)	-	(20)	-	(20)
Funded status of employee benefit plans	(59)	-	(59)	-	(59)
Total other comprehensive income (loss), net of tax
of tax	(14,109)	-	(14,109)	(2,227)	(16,336)
Comprehensive income (loss)	$(16,336)	$(14)	$(16,350)	$1,372	$(14,978)

Net Income (Loss) Per Common Share
Basic	$(13.02)	$(0.09)	$(13.11)	$21.04	$7.93
Diluted	$(13.10)	$(0.09)	$(13.19)	$20.97	$7.78

Cash Dividends Declared Per Common Share	$1.80	$-	$1.80	$-	$1.80

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions, except per share data)

	For the Year Ended December 31, 2021
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
Revenues
Insurance premiums	$5,617	$-	$5,617	$-	$5,617
Fee income	6,887	18	6,905	(866)	6,039
Net investment income	6,115	(4)	6,111	-	6,111
Realized gain (loss)	(212)	626	414	(1,281)	(867)
Amortization of deferred gain on business sold through
reinsurance	46	(8)	38	-	38
Other revenues	777	-	777	-	777
Total revenues	19,230	632	19,862	(2,147)	17,715
Expenses
Benefits	8,529	-	8,529	(26)	8,503
Interest credited	2,915	18	2,933	(4)	2,929
Market risk benefit (gain) loss	-	-	-	(3,753)	(3,753)
Policyholder liability remeasurement (gain) loss	-	-	-	(183)	(183)
Commissions and other expenses	5,791	3	5,794	(575)	5,219
Interest and debt expense	270	-	270	-	270
Spark program expense	87	-	87	-	87
Total expenses	17,592	21	17,613	(4,541)	13,072
Income (loss) before taxes	1,638	611	2,249	2,394	4,643
Federal income tax expense (benefit)	233	129	362	503	865
Net income (loss)	1,405	482	1,887	1,891	3,778
Other comprehensive income (loss), net of tax:
Unrealized investment gains (losses)	(2,535)	-	(2,535)	(752)	(3,287)
Market risk benefit non-performance risk gain
(loss)	-	-	-	(923)	(923)
Policyholder liability discount rate remeasurement
gain (loss)	-	-	-	591	591
Foreign currency translation adjustment	(2)	-	(2)	-	(2)
Funded status of employee benefit plans	47	-	47	-	47
Total other comprehensive income (loss), net
of tax	(2,490)	-	(2,490)	(1,084)	(3,574)
Comprehensive income (loss)	$(1,085)	$482	$(603)	$807	$204

Net Income (Loss) Per Common Share
Basic	$7.50	$2.57	$10.07	$10.10	$20.17
Diluted	$7.43	$2.55	$9.98	$9.98	$19.96

Cash Dividends Declared Per Common Share	$1.71	$-	$1.71	$-	$1.71

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	For the Year Ended December 31, 2022
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
Preferred Stock
Balance as of beginning-of-year	$-	$-	$-	$-	$-
Issuance of Series C preferred stock	493	-	493	-	493
Issuance of Series D preferred stock	493	-	493	-	493
Balance as of end-of-year	986	-	986	-	986

Common Stock
Balance as of beginning-of-year	4,735	-	4,735	-	4,735
Stock compensation/issued for benefit plans	40	-	40	-	40
Retirement of common stock/cancellation of shares	(231)	-	(231)	-	(231)
Balance as of end-of-year	4,544	-	4,544	-	4,544

Retained Earnings
Balance as of beginning-of-year	9,096	482	9,578	(4,382)	5,196
Net income (loss)	(2,227)	(14)	(2,241)	3,599	1,358
Retirement of common stock	(319)	-	(319)	-	(319)
Common stock dividends declared	(311)	-	(311)	-	(311)
Balance as of end-of-year	6,239	468	6,707	(783)	5,924

Accumulated Other Comprehensive Income (Loss)
Balance as of beginning-of-year	6,441	-	6,441	3,543	9,984
Other comprehensive income (loss), net of tax	(14,109)	-	(14,109)	(2,227)	(16,336)
Balance as of end-of-year	(7,668)	-	(7,668)	1,316	(6,352)
Total stockholders’ equity as of end-of-year	$4,101	$468	$4,569	$533	$5,102

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	For the Year Ended December 31, 2021
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
Common Stock
Balance as of beginning-of-year	$5,082	$-	$5,082	$-	$5,082
Stock compensation/issued for benefit plans	85	-	85	-	85
Retirement of common stock/cancellation of shares	(432)	-	(432)	-	(432)
Balance as of end-of-year	4,735	-	4,735	-	4,735

Retained Earnings
Balance as of beginning-of-year	8,686	-	8,686	-	8,686
Cumulative effect from adoption of new accounting
standards	-	-	-	(6,273)	(6,273)
Net income (loss)	1,405	482	1,887	1,891	3,778
Retirement of common stock	(673)	-	(673)	-	(673)
Common stock dividends declared	(322)	-	(322)	-	(322)
Balance as of end-of-year	9,096	482	9,578	(4,382)	5,196

Accumulated Other Comprehensive Income (Loss)
Balance as of beginning-of-year	8,931	-	8,931	-	8,931
Cumulative effect from adoption of new accounting
standards	-	-	-	4,627	4,627
Other comprehensive income (loss), net of tax	(2,490)	-	(2,490)	(1,084)	(3,574)
Balance as of end-of-year	6,441	-	6,441	3,543	9,984
Total stockholders’ equity as of end-of-year	$20,272	$482	$20,754	$(839)	$19,915

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Year Ended December 31, 2022
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
Cash Flows from Operating Activities
Net income (loss)	$(2,227)	$(14)	$(2,241)	$3,599	$1,358
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Realized (gain) loss	(336)	(9)	(345)	(495)	(840)
Market risk benefit (gain) loss	-	-	-	(3,246)	(3,246)
Sales and maturities (purchases) of trading securities, net	300	-	300	-	300
Amortization of deferred gain on business sold through
reinsurance	(74)	32	(42)	-	(42)
Impairment of intangibles	634	-	634	-	634
Change in:
Deferred acquisition costs, value of business acquired,
deferred sales inducements and deferred front-end
loads	115	3	118	370	488
Accrued investment income	(67)	-	(67)	-	(67)
Insurance liabilities and reinsurance-related balances (1)	5,628	2	5,630	(1,211)	4,419
Accrued expenses	(89)	-	(89)	(2)	(91)
Federal income tax accruals	(530)	(5)	(535)	956	421
Other (1)	252	(6)	246	29	275
Net cash provided by (used in) operating activities (1)	3,606	3	3,609	-	3,609
Cash Flows from Investing Activities
Purchases of available-for-sale securities and equity securities	(14,813)	-	(14,813)	-	(14,813)
Sales of available-for-sale securities and equity securities	2,297	-	2,297	-	2,297
Maturities of available-for-sale securities	5,453	-	5,453	-	5,453
Purchases of alternative investments	(664)	-	(664)	-	(664)
Sales and repayments of alternative investments	446	-	446	-	446
Issuance of mortgage loans on real estate	(2,503)	(4)	(2,507)	-	(2,507)
Repayment and maturities of mortgage loans on real estate	2,255	-	2,255	-	2,255
Repayment (issuance) of policy loans, net	5	-	5	-	5
Net change in collateral on investments, derivatives and
related settlements	(4,071)	1	(4,070)	-	(4,070)
Other	(48)	-	(48)	-	(48)
Net cash provided by (used in) investing activities	(11,643)	(3)	(11,646)	-	(11,646)

(1)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in millions)

	For the Year Ended December 31, 2022
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
Cash Flows from Financing Activities
Payment of long-term debt, including current maturities	(300)	-	(300)	-	(300)
Issuance of long-term debt, net of issuance costs	296	-	296	-	296
Payment related to sale-leaseback transactions	(70)	-	(70)	-	(70)
Proceeds from certain financing arrangements	186	-	186	-	186
Deposits of fixed account balances (1)	16,203	-	16,203	-	16,203
Withdrawals of fixed account balances (1)	(7,674)	-	(7,674)	-	(7,674)
Transfers from (to) separate accounts, net (1)	19	-	19	-	19
Common stock issued for benefit plans	(16)	-	(16)	-	(16)
Issuance of preferred stock, net of issuance costs	986	-	986	-	986
Repurchase of common stock	(550)	-	(550)	-	(550)
Dividends paid to common stockholders	(310)	-	(310)	-	(310)
Other	(2)	-	(2)	-	(2)
Net cash provided by (used in) financing activities (1)	8,768	-	8,768	-	8,768
Net increase (decrease) in cash, invested cash and restricted
cash	731	-	731	-	731
Cash, invested cash and restricted cash as of beginning-of-
year	2,612	-	2,612	-	2,612
Cash, invested cash and restricted cash as of end-of-year	$3,343	$-	$3,343	$-	$3,343

(1)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Year Ended December 31, 2021
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
Cash Flows from Operating Activities
Net income (loss)	$1,405	$482	$1,887	$1,891	$3,778
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Realized (gain) loss	212	(626)	(414)	1,281	867
Market risk benefit (gain) loss	-	-	-	(3,753)	(3,753)
Sales and maturities (purchases) of trading securities, net	(108)	21	(87)	-	(87)
Amortization of deferred gain on business sold through
reinsurance	(46)	8	(38)	-	(38)
Change in:
Deferred acquisition costs, value of business acquired,
deferred sales inducements and deferred front-end
loads	315	(3)	312	163	475
Accrued investment income	16	-	16	-	16
Insurance liabilities and reinsurance-related balances (1)	(2,232)	(1)	(2,233)	(104)	(2,337)
Accrued expenses	389	3	392	7	399
Federal income tax accruals	232	129	361	503	864
Other (1)	(417)	4	(413)	12	(401)
Net cash provided by (used in) operating activities (1)	(234)	17	(217)	-	(217)
Cash Flows from Investing Activities
Purchases of available-for-sale securities and equity securities	(16,893)	(22)	(16,915)	-	(16,915)
Sales of available-for-sale securities and equity securities	2,268	-	2,268	-	2,268
Maturities of available-for-sale securities	9,621	-	9,621	-	9,621
Purchases of alternative investments	(757)	-	(757)	-	(757)
Sales and repayments of alternative investments	377	-	377	-	377
Issuance of mortgage loans on real estate	(3,084)	5	(3,079)	-	(3,079)
Repayment and maturities of mortgage loans on real estate	1,881	-	1,881	-	1,881
Repayment (issuance) of policy loans, net	62	-	62	-	62
Net change in collateral on investments, derivatives and
related settlements	3,261	-	3,261	-	3,261
Other	(303)	-	(303)	-	(303)
Net cash provided by (used in) investing activities	(3,567)	(17)	(3,584)	-	(3,584)

(1)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

LINCOLN NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in millions)

	For the Year Ended December 31, 2021
				Adoption
	As			of New
	Previously	Restatement	As	Accounting	As
	Reported	Impacts	Restated	Standard	Adjusted
Cash Flows from Financing Activities
Payment related to modification or early extinguishment of
debt	(8)	-	(8)	-	(8)
Payment related to sale-leaseback transactions	(59)	-	(59)	-	(59)
Proceeds from certain financing arrangements	159	-	159	-	159
Deposits of fixed account balances (1)	13,422	4	13,426	-	13,426
Withdrawals of fixed account balances (1)	(7,227)	53	(7,174)	-	(7,174)
Transfers from (to) separate accounts, net (1)	(118)	(57)	(175)	-	(175)
Common stock issued for benefit plans	20	-	20	-	20
Repurchase of common stock	(1,105)	-	(1,105)	-	(1,105)
Dividends paid to common stockholders	(319)	-	(319)	-	(319)
Other	(60)	-	(60)	-	(60)
Net cash provided by (used in) financing activities (1)	4,705	-	4,705	-	4,705
Net increase (decrease) in cash, invested cash and restricted
cash	904	-	904	-	904
Cash, invested cash and restricted cash as of beginning-of-
year	1,708	-	1,708	-	1,708
Cash, invested cash and restricted cash as of end-of-year	$2,612	$-	$2,612	$-	$2,612

(1)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of LNC and all other entities in which we have a controlling financial interest and any variable interest entities (“VIEs”) in which we are the primary beneficiary. We use the equity method of accounting to recognize all of our investments in limited liability partnerships. All material inter-company accounts and transactions have been eliminated in consolidation.

Our involvement with VIEs is primarily to invest in assets that allow us to gain exposure to a broadly diversified portfolio of asset classes. A VIE is an entity that does not have sufficient equity to finance its own activities without additional financial support or where investors lack certain characteristics of a controlling financial interest. We assess our contractual, ownership or other interests in a VIE to determine if our interest participates in the variability the VIE was designed to absorb and pass onto variable interest holders. We perform an ongoing qualitative assessment of our variable interests in VIEs to determine whether we have a controlling financial interest and would therefore be considered the primary beneficiary of the VIE. If we determine we are the primary beneficiary of a VIE, we consolidate the assets and liabilities of the VIE in the consolidated financial statements.

Accounting Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. In applying these estimates and assumptions, management makes subjective and complex judgments that frequently require assumptions about matters that are uncertain and inherently subject to change, including matters related to or impacted by the COVID-19 pandemic. Actual results could differ from these estimates and assumptions. Included among the material (or potentially material) reported amounts and disclosures that require use of estimates are: fair value of certain financial assets, derivatives, allowances for credit losses, deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), DSI, goodwill and other intangibles, market risk benefits (“MRBs”), future contract benefits, DFEL, pension plans, stock-based incentive compensation, income taxes including the recoverability of our deferred tax assets, and the potential effects of resolving litigated matters.

Business Combinations

We use the acquisition method of accounting for all business combination transactions, and accordingly, recognize the fair values of assets acquired, liabilities assumed and any noncontrolling interests in the consolidated financial statements. The allocation of fair values may be subject to adjustment after the initial allocation for up to a one-year period as more information becomes available relative to the fair values as of the acquisition date. The consolidated financial statements include the results of operations of any acquired company since the acquisition date.

Fair Value Measurement

Our measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset or non-performance risk, which would include our own credit risk. Our estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability, as opposed to the price that would be paid to acquire the asset or receive a liability (“entry price”). Pursuant to the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards CodificationTM (“ASC”), we categorize our financial instruments carried at fair value into a three-level fair value hierarchy, based on the priority of inputs to the respective valuation technique. The three-level hierarchy for fair value measurement is defined as follows:

•Level 1 – inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date, except for large holdings subject to “blockage discounts” that are excluded;

•Level 2 – inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value can be determined through the use of models or other valuation methodologies; and

•Level 3 – inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity for the asset or liability, and we make estimates and assumptions related to the pricing of the asset or liability, including assumptions regarding risk.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

When a determination is made to classify an asset or liability within Level 3 of the fair value hierarchy, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Because certain securities trade in less liquid or illiquid markets with limited or no pricing information, the determination of fair value for these securities is inherently more difficult. However, Level 3 fair value investments may include, in addition to the unobservable or Level 3 inputs, observable components, which are components that are actively quoted or can be validated to market-based sources.

Fixed Maturity Available-For-Sale Securities – Fair Valuation Methodologies and Associated Inputs

Securities classified as available-for-sale (“AFS”) consist of fixed maturity securities and are stated at fair value with unrealized gains and losses included within accumulated other comprehensive income (loss) (“AOCI”).

We measure the fair value of our securities classified as fixed maturity AFS based on assumptions used by market participants in pricing the security. The most appropriate valuation methodology is selected based on the specific characteristics of the fixed maturity security, and we consistently apply the valuation methodology to measure the security’s fair value. Our fair value measurement is based on a market approach that utilizes prices and other relevant information generated by market transactions involving identical or comparable securities. Sources of inputs to the market approach primarily include third-party pricing services, independent broker quotations or pricing matrices. We do not adjust prices received from third parties; however, we do analyze the third-party pricing services’ valuation methodologies and related inputs and perform additional evaluation to determine the appropriate level within the fair value hierarchy.

The observable and unobservable inputs to our valuation methodologies are based on a set of standard inputs that we generally use to evaluate all of our fixed maturity AFS securities. Observable inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. In addition, market indicators, industry and economic events are monitored, and further market data is acquired if certain triggers are met. For certain security types, additional inputs may be used, or some of the inputs described above may not be applicable. For private placement securities, we use pricing matrices that utilize observable pricing inputs of similar public securities and Treasury yields as inputs to the fair value measurement. Depending on the type of security or the daily market activity, standard inputs may be prioritized differently or may not be available for all fixed maturity AFS securities on any given day. For broker-quoted only securities, non-binding quotes from market makers or broker-dealers are obtained from sources recognized as market participants. For securities trading in less liquid or illiquid markets with limited or no pricing information, we use unobservable inputs to measure fair value.

The following summarizes our fair valuation methodologies and associated inputs, which are particular to the specified security type and are in addition to the defined standard inputs to our valuation methodologies for all of our fixed maturity AFS securities discussed above:

•Corporate bonds and U.S. government bonds – We also use Trade Reporting and Compliance EngineTM reported tables for our corporate bonds and vendor trading platform data for our U.S. government bonds.

•Mortgage- and asset-backed securities (“ABS”) – We also utilize additional inputs, which include new issues data, monthly payment information and monthly collateral performance, including prepayments, severity, delinquencies, step-down features and over collateralization features for each of our mortgage-backed securities (“MBS”), which include collateralized mortgage obligations and mortgage pass through securities backed by residential mortgages (“RMBS”), commercial mortgage-backed securities (“CMBS”) and collateralized loan obligations (“CLOs”).

•State and municipal bonds – We also use additional inputs that include information from the Municipal Securities Rule Making Board, as well as material event notices, new issue data, issuer financial statements and Municipal Market Data benchmark yields for our state and municipal bonds.

•Hybrid and redeemable preferred securities – We also utilize additional inputs of exchange prices (underlying and common stock of the same issuer) for our hybrid and redeemable preferred securities.

In order to validate the pricing information and broker-dealer quotes, we employ, where possible, procedures that include comparisons with similar observable positions, comparisons with subsequent sales and observations of general market movements for those security classes. We have policies and procedures in place to review the process that is utilized by our third-party pricing service and the output that is provided to us by the pricing service. On a periodic basis, we test the pricing for a sample of securities to evaluate the inputs and assumptions used by the pricing service, and we perform a comparison of the pricing service output to an alternative pricing source.  We also evaluate prices provided by our primary pricing service to ensure that they are not stale or unreasonable by reviewing the prices for unusual changes from period to period based on certain parameters or for lack of change from one period to the next.

Fixed Maturity AFS Securities – Evaluation for Recovery of Amortized Cost

We regularly review our fixed maturity AFS securities (also referred to as “debt securities”) for declines in fair value that we determine to be impairment-related, including those attributable to credit risk factors that may require a credit loss allowance.

For our debt securities, we generally consider the following to determine whether our debt securities with unrealized losses are credit impaired:

•The estimated range and average period until recovery;

•The estimated range and average holding period to maturity;

•Remaining payment terms of the security;

•Current delinquencies and nonperforming assets of underlying collateral;

•Expected future default rates;

•Collateral value by vintage, geographic region, industry concentration or property type;

•Subordination levels or other credit enhancements as of the balance sheet date as compared to origination; and

•Contractual and regulatory cash obligations.

For a debt security, if we intend to sell a security, or it is more likely than not we will be required to sell a debt security before recovery of its amortized cost basis and the fair value of the debt security is below amortized cost, we conclude that an impairment has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). If we do not intend to sell a debt security, or it is not more likely than not we will be required to sell a debt security before recovery of its amortized cost basis but the present value of the cash flows expected to be collected is less than the amortized cost of the debt security (referred to as the credit loss), we conclude that an impairment has occurred, and a credit loss allowance is recorded, with a corresponding charge to realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). The remainder of the decline to fair value related to factors other than credit loss is recorded in other comprehensive income (“OCI”) to unrealized losses on fixed maturity AFS securities on the Consolidated Statements of Stockholders’ Equity, as this amount is considered a noncredit impairment.

When assessing our intent to sell a debt security, or if it is more likely than not we will be required to sell a debt security before recovery of its cost basis, we evaluate facts and circumstances such as, but not limited to, decisions to reposition our security portfolio, sales of securities to meet cash flow needs and sales of securities to capitalize on favorable pricing. Management considers the following as part of the evaluation:

•The current economic environment and market conditions;

•Our business strategy and current business plans;

•The nature and type of security, including expected maturities and exposure to general credit, liquidity, market and interest rate risk;

•Our analysis of data from financial models and other internal and industry sources to evaluate the current effectiveness of our hedging and overall risk management strategies;

•The current and expected timing of contractual maturities of our assets and liabilities, expectations of prepayments on investments and expectations for surrenders and withdrawals of life insurance policies and annuity contracts;

•The capital risk limits approved by management; and

•Our current financial condition and liquidity demands.

In order to determine the amount of the credit loss for a debt security, we calculate the recovery value by performing a discounted cash flow analysis based on the current cash flows and future cash flows we expect to recover. The discount rate is the effective interest rate implicit in the underlying debt security. The effective interest rate is the original yield, or the coupon if the debt security was previously impaired. See the discussion below for additional information on the methodology and significant inputs, by security type, that we use to determine the amount of a credit loss.

To determine the recovery period of a debt security, we consider the facts and circumstances surrounding the underlying issuer including, but not limited to, the following:

•Historical and implied volatility of the security;

•The extent to which the fair value has been less than amortized cost;

•Adverse conditions specifically related to the security or to specific conditions in an industry or geographic area;

•Failure, if any, of the issuer of the security to make scheduled payments; and

•Recoveries or additional declines in fair value subsequent to the balance sheet date.

In periods subsequent to the recognition of a credit loss impairment through a credit loss allowance, we continue to reassess the expected cash flows of the debt security at each subsequent measurement date as necessary. If the measurement of credit loss changes, we recognize a provision for (or reversal of) credit loss expense through realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss), limited by the amount that amortized cost exceeds fair value. Losses are charged against the allowance for credit losses when management believes the uncollectibility of a debt security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Accrued interest on debt securities is written-off when deemed uncollectible.

To determine the recovery value of a corporate bond or CLO, we perform additional analysis related to the underlying issuer including, but not limited to, the following:

•Fundamentals of the issuer to determine what we would recover if they were to file bankruptcy versus the price at which the market is trading;

•Fundamentals of the industry in which the issuer operates;

•Earnings multiples for the given industry or sector of an industry that the underlying issuer operates within, divided by the outstanding debt to determine an expected recovery value of the security in the case of a liquidation;

•Expected cash flows of the issuer (e.g., whether the issuer has cash flows in excess of what is required to fund its operations);

•Expectations regarding defaults and recovery rates;

•Changes to the rating of the security by a rating agency; and

•Additional market information (e.g., if there has been a replacement of the corporate debt security).

Each quarter, we review the cash flows for the MBS portfolio, including current credit enhancements and trends in the underlying collateral performance to determine whether or not they are sufficient to provide for the recovery of our amortized cost. To determine recovery value of a MBS, we perform additional analysis related to the underlying issuer including, but not limited to, the following:

•Discounted cash flow analysis based on the current cash flows and future cash flows we expect to recover;

•Level of borrower creditworthiness of the home equity loans or residential mortgages that back an RMBS or commercial mortgages that back a CMBS;

•Susceptibility to fair value fluctuations for changes in the interest rate environment;

•Susceptibility to reinvestment risks, in cases where market yields are lower than the securities’ book yield earned;

•Susceptibility to reinvestment risks, in cases where market yields are higher than the book yields earned on a security;

•Expectations of sale of such a security where market yields are higher than the book yields earned on a security; and

•Susceptibility to variability of prepayments.

When evaluating MBS and mortgage-related ABS, we consider a number of pool-specific factors as well as market level factors when determining whether or not the impairment on the security requires a credit loss allowance. The most important factor is the performance of the underlying collateral in the security and the trends of that performance in the prior periods. We use this information about the collateral to forecast the timing and rate of mortgage loan defaults, including making projections for loans that are already delinquent and for those loans that are currently performing but may become delinquent in the future. Other factors used in this analysis include the credit characteristics of borrowers, geographic distribution of underlying loans and timing of liquidations by state. Once default rates and timing assumptions are determined, we then make assumptions regarding the severity of a default if it were to occur. Factors that impact the severity assumption include expectations for future home price appreciation or depreciation, loan size, first lien versus second lien, existence of loan level private mortgage insurance, type of occupancy and geographic distribution of loans. Once default and severity assumptions are determined for the security in question, cash flows for the underlying collateral are projected including expected defaults and prepayments. These cash flows on the collateral are then translated to cash flows on our tranche based on the cash flow waterfall of the entire capital security structure. If this analysis indicates the entire principal on a particular security will not be returned, the security is reviewed for a credit loss by comparing the expected cash flows to amortized cost. To the extent that the security has already been impaired through a credit loss allowance or was purchased at a discount, such that the amortized cost of the security is less than or equal to the present value of cash flows expected to be collected, no credit loss allowance is required. Otherwise, if the amortized cost of the security is greater than the present value of the cash flows expected to be collected, and the security was not purchased at a discount greater than the expected principal loss, then an impairment through a credit loss allowance is recognized.

We further monitor the cash flows of all of our debt securities backed by mortgages on an ongoing basis. We also perform detailed analysis on all of our subprime, Alt-A, non-agency residential MBS and on a significant percentage of our debt securities backed by pools of commercial mortgages. The detailed analysis includes revising projected cash flows by updating the cash flows for actual cash received and applying assumptions with respect to expected defaults, foreclosures and recoveries in the future. These revised projected cash flows are then compared to the amount of credit enhancement (subordination) in the structure to determine whether the amortized cost of the security is recoverable. If it is not recoverable, we record an impairment through a credit loss allowance for the security.

Trading Securities

Trading securities consist of fixed maturity securities in designated portfolios, some of which support modified coinsurance and coinsurance with funds withheld reinsurance agreements. Investment results for the portfolios that support modified coinsurance and coinsurance with funds withheld reinsurance agreements, including gains and losses from sales, are passed directly to the reinsurers pursuant to contractual terms of the reinsurance agreements. Trading securities are carried at fair value, and changes in fair value and changes in the fair value of embedded derivative liabilities associated with the underlying reinsurance agreements are recorded in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss) as they occur.

Equity Securities

Equity securities are carried at fair value, and changes in fair value are recorded in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss) as they occur. Equity securities consist primarily of common stock of publicly-traded companies, privately placed securities and mutual fund shares. We measure the fair value of our equity securities based on assumptions used by market participants in pricing the security. The most appropriate valuation methodology is selected based on the specific characteristics of the equity security. Fair values of publicly-traded equity securities are determined using quoted prices in active markets for identical or comparable securities. When quoted prices are not available, we use valuation methodologies most appropriate for the specific asset. Fair values for private placement securities are determined using discounted cash flow, earnings multiple and other valuation models. The fair values of mutual fund shares that transact regularly are based on transaction prices of identical fund shares.

Mortgage Loans on Real Estate

Mortgage loans on real estate consist of commercial and residential mortgage loans and are generally carried at unpaid principal balances adjusted for amortization of premiums and accretion of discounts and are net of allowance for credit losses. We carry certain commercial mortgage loans associated with modified coinsurance agreements at fair value where the fair value option has been elected. Interest income is accrued on the principal balance of the loan based on the loan’s contractual interest rate. Premiums and discounts are amortized using the effective yield method over the life of the loan. Interest income and amortization of premiums and discounts are reported in net investment income on the Consolidated Statements of Comprehensive Income (Loss) along with mortgage loan fees, which are recorded as they are incurred.

Our policy for commercial mortgage loans is to report loans that are 60 or more days past due, which equates to two or more payments missed, as delinquent. Our policy for residential mortgage loans is to report loans that are 90 or more days past due, which equates to three or more payments missed, as delinquent. We do not accrue interest on loans 90 days past due, and any interest received on these loans is either applied to the principal or recorded in net investment income on the Consolidated Statements of Comprehensive Income (Loss) when received, depending on the assessment of the collectability of the loan. We resume accruing interest once a loan complies with all of its original terms or restructured terms. Mortgage loans deemed uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are likewise credited to the allowance for credit losses. Accrued interest on mortgage loans is written-off when deemed uncollectible.

In connection with our recognition of an allowance for credit losses for mortgage loans on real estate, we perform a quantitative analysis using a probability of default/loss given default/exposure at default approach to estimate expected credit losses in our mortgage loan portfolio as well as unfunded commitments related to commercial mortgage loans, exclusive of certain mortgage loans held at fair value. Our model estimates expected credit losses over the contractual terms of the loans, which are the periods over which we are exposed to credit risk, adjusted for expected prepayments. Credit loss estimates are segmented by commercial mortgage loans, residential mortgage loans, and unfunded commitments related to commercial mortgage loans.

The allowance for credit losses for pooled loans of similar risk (i.e., commercial and residential mortgage loans) is estimated using relevant historical credit loss information adjusted for current conditions and reasonable and supportable forecasts of future conditions. Historical credit loss experience provides the basis for the estimation of expected credit losses with adjustments for differences in current loan-specific risk characteristics, such as differences in underwriting standards, portfolio mix, delinquency level, or term lengths as well as adjustments for changes in environmental conditions, such as unemployment rates, property values, or other factors that management deems relevant. We apply probability weights to the positive, base and adverse scenarios we use. For periods beyond our reasonable and supportable forecast, we use implicit mean reversion over the remaining life of the recoverable, meaning our model will inherently revert to the baseline scenario as the baseline is representative of the historical average over a longer period of time.

Loans are considered impaired when it is probable that, based upon current information and events, we will be unable to collect all amounts due under the contractual terms of the loan agreement. When we determine that a loan is impaired, a specific credit loss allowance is established for the excess carrying value of the loan over its estimated value. The loan’s estimated value is based on: the present value of expected future cash flows discounted at the loan’s effective interest rate; the loan’s observable market price; or the fair value of the loan’s collateral.

Allowance for credit losses are maintained at a level we believe is adequate to absorb current expected lifetime credit losses. Our periodic evaluation of the adequacy of the allowance for credit losses is based on historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions, reasonable and supportable forecasts about the future and other relevant factors.

Mortgage loans on real estate are presented net of the allowance for credit losses on the Consolidated Balance Sheets. Changes in the allowance are reported in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). Mortgage loans on real estate deemed uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance for credit losses, limited to the aggregate of amounts previously charged-off and expected to be charged-off.

Our commercial loan portfolio is primarily comprised of long-term loans secured by existing commercial real estate. We believe all of the commercial loans in our portfolio share three primary risks: borrower credit worthiness; sustainability of the cash flow of the property; and market risk; therefore, our methods of monitoring and assessing credit risk are consistent for our entire portfolio.

For our commercial mortgage loan portfolio, trends in market vacancy and rental rates are incorporated into the analysis that we perform for monitored loans and may contribute to the establishment of (or an increase or decrease in) an allowance for credit losses. In addition, we review each loan individually in our commercial mortgage loan portfolio on an annual basis to identify emerging risks. We focus on properties that experienced a reduction in debt-service coverage or that have significant exposure to tenants with deteriorating credit profiles. Where warranted, we establish or increase a credit loss allowance for a specific loan based upon this analysis.

We measure and assess the credit quality of our commercial mortgage loans by using loan-to-value and debt-service coverage ratios. The loan-to-value ratio compares the principal amount of the loan to the fair value at origination of the underlying property collateralizing the loan and is commonly expressed as a percentage. Loan-to-value ratios greater than 100% indicate that the principal amount is greater than the collateral value. Therefore, all else being equal, a lower loan-to-value ratio generally indicates a higher quality loan. The debt-service coverage ratio compares a property’s net operating income to its debt-service payments. Debt-service coverage ratios of less than 1.0 indicate that property operations do not generate enough income to cover its current debt payments. Therefore, all else being equal, a higher debt-service coverage ratio generally indicates a higher quality loan. These credit quality metrics are monitored and reviewed at least annually.

We have off-balance sheet commitments related to commercial mortgage loans. As such, an allowance for credit losses is developed based on the commercial mortgage loan process outlined above, along with an internally developed conversion factor.

Our residential loan portfolio is primarily comprised of first lien mortgages secured by existing residential real estate. In contrast to the commercial mortgage loan portfolio, residential mortgage loans are primarily smaller-balance homogenous loans that share similar risk characteristics. Therefore, these pools of loans are collectively evaluated for inherent credit losses. Such evaluations consider numerous factors, including, but not limited to borrower credit scores, collateral values, loss forecasts, geographic location, delinquency rates and economic trends. These evaluations and assessments are revised as conditions change and new information becomes available, including updated forecasts, which can cause the allowance for credit losses to increase or decrease over time as such evaluations are revised. Generally, residential mortgage loan pools exclude loans that are nonperforming, as those loans are evaluated individually using the evaluation framework for specific allowance for credit losses described above.

For residential mortgage loans, our primary credit quality indicator is whether the loan is performing or nonperforming. We generally define nonperforming residential mortgage loans as those that are 90 or more days past due and/or in nonaccrual status. There is generally a higher risk of experiencing credit losses when a residential mortgage loan is nonperforming. We monitor and update aging schedules and nonaccrual status on a monthly basis.

Policy Loans

Policy loans represent loans we issue to policyholders that use the cash surrender value of their life insurance policy as collateral. Policy loans are carried at unpaid principal balances.

Derivative Instruments

We hedge certain portions of our exposure to interest rate risk, foreign currency exchange risk, equity market risk and credit risk by entering into derivative transactions. Our derivative instruments are recognized as either assets or liabilities on the Consolidated Balance Sheets at estimated fair value. We have master netting agreements with each of our derivative counterparties that allow for the netting of our derivative asset and liability positions by counterparty. We categorize derivatives into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique as discussed above in “Fair Value Measurement.” The accounting for changes in the estimated fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we designate the hedging instrument based upon the exposure being hedged: as a cash flow hedge or a fair value hedge.

For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into net income in the same period or periods during which the hedged transaction affects net income. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of designated future cash flows of the hedged item (hedge ineffectiveness), if any, is recognized in net income during the period of change. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in net income during the period of change in estimated fair values. For derivative instruments not designated as hedging instruments, but that are economic hedges, the gain or loss is recognized in net income.

We purchase and issue financial instruments and products that contain embedded derivative instruments that are recorded with the associated host contract. When it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host for measurement purposes and reported within other assets or other liabilities on the Consolidated Balance Sheets. The embedded derivative is carried at fair value with changes in fair value recognized in net income during the period of change.

We employ several different methods for determining the fair value of our derivative instruments. The fair value of our derivative contracts are measured based on current settlement values, which are based on quoted market prices, industry standard models that are commercially available and broker quotes. These techniques project cash flows of the derivatives using current and implied future market conditions. We calculate the present value of the cash flows to measure the current fair market value of the derivative.

Other Investments

Other investments consist primarily of alternative investments, cash collateral receivables related to our derivative instruments, Federal Home Loan Bank (“FHLB”) common stock and short-term investments.

Alternative investments consist primarily of investments in limited partnerships (“LPs”). We account for our investments in LPs using the equity method to determine the carrying value. Recognition of alternative investment income is delayed due to the availability of the related financial statements, which are generally obtained from the partnerships’ general partners. As a result, our private equity investments are generally on a three-month delay and our hedge funds are on a one-month delay. In addition, the impact of audit adjustments related to completion of calendar-year financial statement audits of the investees are typically received during the second quarter of each calendar year. Accordingly, our investment income from alternative investments for any calendar-year period may not include the complete impact of the change in the underlying net assets for the partnership for that calendar-year period.

In uncleared derivative transactions, we and the counterparty enter into a credit support annex requiring either party to post collateral, which may be in the form of cash, equal to the net derivative exposure. Cash collateral we have posted to a counterparty is recorded within other investments. Cash collateral a counterparty has posted is recorded within payables for collateral on investments. We also have investments in FHLB common stock, carried at cost, that enable access to the FHLB lending program. For more information on our collateralized financing arrangements, see “Payables for Collateral on Investments” below.

Short-term investments consist of securities with original maturities of one year or less, but greater than three months. Securities included in short-term investments are carried at fair value, with valuation methods and inputs consistent with those applied to fixed maturity AFS securities.

Cash and Invested Cash

Cash and invested cash is carried at cost and includes all highly liquid debt instruments purchased with an original maturity of three months or less.

DAC, VOBA, DSI and DFEL

Acquisition costs directly related to successful contract acquisitions or renewals of UL, VUL, traditional life insurance, group life and disability insurance, annuities and other investment contracts have been deferred (i.e., DAC). Such acquisition costs are capitalized in the period they are incurred and primarily include commissions, certain bonuses, portion of total compensation and benefits of certain employees involved in the acquisition process and medical and inspection fees. VOBA is an intangible asset that reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the business in force at the acquisition date. Bonus credits and excess interest for dollar cost averaging contracts are considered DSI and reported in deferred acquisition costs, value of business acquired and deferred sales inducements on the Consolidated Balance Sheets. Contract sales charges that are collected in the early years of an insurance contract are deferred and reported as deferred front-end loads (i.e., DFEL) on the Consolidated Balance Sheets.

DAC, VOBA, DSI and DFEL amortization is reported within the following financial statement line items on the Consolidated Statements of Comprehensive Income (Loss):

•DAC and VOBA – commissions and other expenses

•DSI – interest credited

•DFEL – fee income

DAC, VOBA, DSI and DFEL are amortized on a constant level basis relative to the insurance in force over the expected term of the related contracts using the groupings and actuarial assumptions that are consistent with those used for calculating the related policyholder liability balances. Actuarial assumptions include, but are not limited to, mortality, morbidity and certain policyholder behaviors such as persistency, which are adjusted for emerging experience and expected trends of the related long-duration insurance contracts and certain investment contracts by each reportable segment. During the third quarter of each year, we conduct our comprehensive review and update these actuarial assumptions. We may update our actuarial assumptions in other quarters as we become aware of information that warrants updating outside of our comprehensive review. These resulting changes are applied prospectively.

The following provides a summary of our DAC, VOBA, DSI and DFEL amortization basis and expected amortization period by reportable segment:

Reportable Segment	Amortization Basis	Expected Amortization Period
Life Insurance	Policy count of policies in force	On average 60 years
Annuities	Total deposits paid to date on policies in force	Between 30 to 40 years
Group Protection	Group certificate contracts in force	4 years
Retirement Plan Services	Lives in force	Between 40 to 50 years

We account for modifications of insurance contracts that result in a substantially unchanged contract as a continuation of the replaced contract.  We account for modifications of insurance contracts that result in a substantially changed contract as an extinguishment of the replaced contract.

For reinsurance transactions where we receive proceeds that represent recovery of our previously incurred acquisition costs, we reduce the applicable unamortized acquisition cost such that net acquisition costs are capitalized and charged to commissions and other expenses.

Reinsurance

Our insurance subsidiaries enter into reinsurance agreements in the normal course of business to limit our exposure to the risk of loss and to enhance our capital management.

In order for a reinsurance agreement to qualify for reinsurance accounting, the agreement must satisfy certain risk transfer conditions that include, among other items, a reasonable possibility of a significant loss for the assuming entity. When we apply reinsurance accounting, premiums, benefits and DAC amortization are reported net of reinsurance ceded, as applicable, on the Consolidated Statements of Comprehensive Income (Loss). Amounts currently recoverable, such as ceded reserves, other than ceded MRBs, are reported in reinsurance recoverables, and amounts currently payable to the reinsurers, such as premiums, are included in other liabilities on the Consolidated Balance Sheets.

We use deposit accounting to recognize reinsurance agreements that do not transfer significant insurance risk. This accounting treatment results in amounts paid or received by our insurance subsidiaries to be considered on deposit with the reinsurer and such amounts are reported in other assets and other liabilities, respectively, on the Consolidated Balance Sheets. As amounts are paid or received, consistent with the underlying contracts, deposit assets or liabilities are adjusted. When there is a contractual right of offset, assets and liabilities and revenues and expenses from certain reinsurance contracts that grant statutory surplus relief to our insurance companies are netted on the Consolidated Balance Sheets and Consolidated Statements of Comprehensive Income (Loss), respectively.

Reinsurance recoverables are measured and recognized consistent with the liabilities related to the underlying contracts. The interest assumption used for discounting reinsurance recoverables associated with non-participating traditional life insurance contracts and limited payment life-contingent annuity contracts is the upper-medium grade fixed income instrument (“single-A”) interest rate locked-in at the reinsurance contract issuance date. We remeasure reinsurance recoverables associated with non-participating traditional life insurance contracts and limited payment life-contingent annuity contracts with the current single-A interest rate as of the end of each reporting period. Ceded MRBs are accounted for separately from reinsurance recoverables. See “MRBs” below for additional information. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies and is reported within other assets on the Consolidated Balance Sheets.

We estimated an allowance for credit losses for all reinsurance recoverables and related reinsurance deposit assets held by our subsidiaries, other than ceded MRBs. As such, we performed a quantitative analysis using a probability of loss model approach to estimate expected credit losses for reinsurance recoverables, inclusive of similar assets recognized using the deposit method of accounting. The credit loss allowance is a general allowance for pools of receivables with similar risk characteristics segmented by credit risk ratings and receivables assessed on an individual basis that do not share similar risk characteristics where we anticipate a credit loss over the life of reinsurance-related assets, other than ceded MRBs.

Our model uses relevant internal or external historical loss information adjusted for current conditions and reasonable and supportable forecasts of future events and conditions in developing our credit loss estimate. We utilized historical credit rating data to form an estimation of probability of default of counterparties by means of a transition matrix that provides the rates of credit migration for credit ratings transitioning to impairment. We updated reinsurer credit ratings during the period to incorporate the most up-to-date information on the current state of the financial stability of our reinsurers. To simulate changes in economic conditions, we used positive, base and adverse scenarios that include varying levels of loss given default assumptions to reflect the impact of changes in severity of losses. We applied probability weights to the positive, base and adverse scenarios. For periods beyond our reasonable and supportable forecasts, we used implicit mean reversion over the remaining life of the recoverable. Additionally, we considered factors that impact our exposure at default that are driven by actuarial expectations around term assumptions rather than being directly driven by market or economic environment.

Our model estimates the expected credit losses over the life of the reinsurance asset. Credit loss estimates are segmented based on counterparty credit risk. Our modeling process utilizes counterparty credit ratings, collateral types and amounts, and term and run-off assumptions. For reinsurance recoverables that do not share similar risk characteristics, we assessed on an individual basis to determine a specific credit loss allowance.

We estimated expected credit losses over the contractual term of the recoverable, which is the period during which we are exposed to the credit risk. Reinsurance recoverables may not have explicit contractual lives, but are tied to the underlying insurance products; as a result, we estimated the contractual life by utilizing actuarial estimates of the timing of payouts related to those underlying products.

Reinsurance agreements often require the reinsurer to collateralize the recoverable with funds in a trust account or with a letter of credit for the benefit of the ceding insurance entity that can reduce the expected credit losses on a given agreement. As such, we review reinsurance collateral by individual agreement to sensitize risk of loss based on level of collateralization. This review is driven by the assumption that non-collateralized reinsurance recoverables would have materially higher losses in times of default. Therefore, reinsurance recoverables are pooled as either fully-collateralized or non-collateralized.

Reinsurance recoverables are presented net of the allowance for credit losses on the Consolidated Balance Sheets. Changes in the allowance for credit losses are reported in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). Reinsurance recoverables deemed uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance for credit losses, limited to the aggregate of amounts previously charged-off and expected to be charged-off.

Goodwill

We recognize the excess of the purchase price, plus the fair value of any noncontrolling interest in the acquiree, over the fair value of identifiable net assets acquired as goodwill. Goodwill is not amortized, but is reviewed for impairment annually as of October 1 and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

We perform a quantitative goodwill impairment test where the fair value of the reporting unit is determined and compared to the carrying value of the reporting unit. If the carrying value of the reporting unit is greater than the reporting unit’s fair value, goodwill is impaired and written down to the reporting unit’s fair value; and a charge is reported in impairment of intangibles on the Consolidated Statements of Comprehensive Income (Loss). The results of one goodwill impairment test on one reporting unit cannot subsidize the results of another reporting unit.

Other Assets and Other Liabilities

Other assets consist primarily of certain reinsurance assets, net of allowance for credit losses, ceded MRB liabilities, specifically identifiable intangible assets, current taxes and deferred taxes, premiums and fees receivable, property and equipment, balances associated with corporate-owned and bank-owned life insurance, receivables resulting from sales of securities that had not yet settled as of the balance sheet date, operating lease right-of-use (“ROU”) assets, finance lease assets and other receivables and prepaid expenses. Other liabilities consist primarily of certain reinsurance payables, deferred taxes, other policyholder liabilities, pension and other employee benefit liabilities, deferred gain on business sold through reinsurance, derivative instrument liabilities, payables resulting from purchases of securities that had not yet settled as of the balance sheet date, long-term operating lease liabilities, certain financing arrangements, finance lease liabilities, ceded MRB assets and other accrued expenses.

The carrying values of specifically identifiable intangible assets are reviewed at least annually for indicators of impairment in value that are related to credit loss or non-credit, including unexpected or adverse changes in the following:  the economic or competitive environments in which the company operates; profitability analyses; cash flow analyses; and the fair value of the relevant business operation.  If there was an indication of impairment, then the discounted cash flow method would be used to measure the impairment, and the carrying value would be adjusted as necessary and reported in impairment of intangibles on the Consolidated Statements of Comprehensive Income (Loss).  Sales force intangibles are attributable to the value of the new business distribution system acquired through business combinations.  These assets are amortized on a straight-line basis over their useful life of 25 years. Specifically identifiable intangible assets also includes the value of customer relationships acquired (“VOCRA”) and value of distribution agreements (“VODA”). The carrying values of VOCRA and VODA are amortized using a straight-line basis over their weighted average life of 20 years and 13 years, respectively. See Note 9 for more information regarding specifically identifiable intangible assets.

Property and equipment owned for company use is carried at cost less allowances for depreciation.  Provisions for depreciation of investment real estate and property and equipment owned for company use are computed principally on the straight-line method over the estimated useful lives of the assets, which include buildings, computer hardware and software and other property and equipment.  Certain assets on the Consolidated Balance Sheets are related to finance leases and certain financing arrangements and are depreciated in a manner consistent with our current depreciation policy for owned assets. We periodically review the carrying value of our long-lived assets, including property and equipment, for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable.  For long-lived assets to be held and used, impairments are recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Long-lived assets to be disposed of by abandonment or in an exchange for a similar productive long-lived asset are classified as held-for-use until they are disposed. Long-lived assets to be sold are classified as held-for-sale and are no longer depreciated.  Certain criteria have to be met in order for the long-lived asset to be classified as held-for-sale, including that a sale is probable and expected to occur within one year.  Long-lived assets classified as held-for-sale are recorded at the lower of their carrying amount or fair value less cost to sell.

We lease office space and certain equipment under various long-term lease agreements. We determine if an arrangement is a lease at inception. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Our leases do not provide an implicit rate; therefore, we use our incremental borrowing rate at the commencement date in determining the present value of future payments. The ROU asset is calculated using the lease liability carrying amount, plus or minus prepaid/accrued lease payments, minus the unamortized balance of lease incentives received, plus unamortized initial direct costs. Lease terms used to calculate our lease obligation include options when we are reasonably certain that we will exercise such options. Our lease agreements may contain both lease and non-lease components, which are accounted for separately. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Other liabilities include deferred gains on business sold through reinsurance. Effective October 1, 2021, we entered into a reinsurance agreement with Security Life of Denver Insurance Company (a subsidiary of Resolution Life that we refer to herein as “Resolution Life”). We are recognizing the gain related to this transaction over the projected life of the policies, or 30 years. Effective January 1, 2020, we entered into a reinsurance agreement with Swiss Re. We are recognizing the gain related to this transaction over the period in which the in-force policies are expected to run off, or 15 years. Effective October 1, 2018, we entered into a reinsurance agreement with Athene Holding Ltd. (“Athene”). We are recognizing the gain related to this transaction over the period in which the majority of account values is expected to run off, or 20 years. See Note 8 for additional information.

Separate Account Assets and Liabilities

Separate accounts represent segregated funds that are maintained to meet specific investment objectives of policyholders who direct the investments and bear the investment risk, except to the extent of minimum guarantees made by the Company with respect to certain accounts. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

We report separate account assets as a summary total on the Consolidated Balance Sheets based on the fair value of the underlying investments. The underlying investments consist primarily of mutual funds, fixed maturity AFS securities, short-term investments and cash. Investment income and net realized and unrealized gains (losses) of the separate accounts generally accrue directly to the policyholders; therefore, they are not reflected on the Consolidated Statements of Comprehensive Income (Loss), and the Consolidated Statements of Cash Flows do not reflect investment activity of the separate accounts. Asset-based fees and contract administration charges (collectively referred to as “policyholder assessments”) are assessed against the accounts and included within fee income on the Consolidated Statements of Comprehensive Income (Loss). An amount equivalent to the separate account assets is recorded as separate account liabilities, representing the account balance obligated to be returned to the policyholder.

Future Contract Benefits

Future contract benefits represent liability reserves, including liability for future policy benefits (“LFPB”), liability for future claims reserves and additional liability for other insurance benefits that we have established and carry based on estimates of how much we will need to pay for future benefits and claims.

The LFPB associated with non-participating traditional life insurance contracts and limited payment life-contingent annuity contracts is measured using a net premium ratio approach. This approach accrues expected benefits and claims in proportion to the premium revenue recognized. For life-contingent payout annuity contracts with limited premium payments, as premium collection is not the completion of the earnings process, gross premiums in excess of net premiums are deferred. This excess of gross premiums received over the related net premiums is referred to as the deferred profit liability (“DPL”). The DPL is included in the LFPB, and profits are recognized over the life of the contracts.

In measuring our LFPB, we establish cohorts, which are groupings of long-duration contracts. Factors that we consider in determining cohorts include, but are not limited to, our contract classification and issue year requirements, product risk characteristics, assumptions and modeling level used in the valuation systems. The net premium ratio is capped at 100% at the individual cohort level. Expected benefits and claims in excess of premium revenue recognized are expensed immediately.

We use actuarial assumptions to best estimate future premium and benefit cash flows (“cash flow assumptions”) as well as the actual historical cash flows received and paid to derive a net premium ratio in measuring the LFPB. These actuarial assumptions include mortality rates, morbidity, policyholder behavior (e.g., persistency) and withdrawals based principally on generally accepted actuarial methods and assumptions. During the third quarter of each year, we conduct our comprehensive review of the cash flow assumptions and projection models used in estimating these liabilities and update these assumptions (excluding the claims settlement expense assumption that is locked in at inception) in the calculation of the net premium ratio. We may also update these assumptions in other quarters as we become aware of information that is indicative of such update. On a quarterly basis, we retrospectively update the net premium ratio for actual experience. The remeasurement of LFPB for both assumption updates and actual experience are reported within policyholder liability remeasurement gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). For all contract cohorts issued after January 1, 2021, interest is accrued on LFPB at the single-A interest rate on the contract cohort inception date. For contract cohorts issued prior to January 1, 2021, interest remains accruing at the original discount rate in effect on the contract cohort inception date due to the modified retrospective transition method. We also remeasure the LFPB using the single-A interest rate as of the end of each reporting period, which is reported within policyholder liability discount rate remeasurement gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

We evaluate the liability for future claims on our long-term life and disability group products. Given the term and renewal features of our product and funding nature of the associated premiums, we have determined that the liability value is generally zero for policies that are not on claim. Therefore, the liability for future claims represents future payments on claims for which a disability event has occurred as of the valuation date. In measuring the liability for future claims, we establish cohorts similar to the process described above and use actuarial assumptions primarily based on claim termination rates, offsets for other insurance including social security and long-term disability incidence and severity assumptions. Cash flow assumptions are subject to the comprehensive review process discussed above. On a quarterly basis, the liability for future claims is updated for actual claims experience. The remeasurement of the liability for future claims for both assumption updates and actual experience are reported within policyholder liability remeasurement gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). We remeasure the liability for future claims using a single-A interest rate as of the end of each reporting period, which is reported within policyholder liability discount rate remeasurement gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

We use the single-A interest rate curve to discount cash flows used to calculate the LFPB and the liability for future claims. This curve is developed using the upper-medium grade (low credit risk) fixed-income instrument yields that are intended to reflect the duration characteristics of the applicable insurance liabilities.

We issue UL contracts with separate accounts that may include various types of guaranteed benefits that are not accounted for as MRBs or embedded derivatives. These guaranteed benefits require an additional liability that is calculated by estimating the present value of total expected benefit payments over the life of the contract from inception divided by the present value of total expected assessments over the life of the contract (“benefit ratio”) multiplied by the cumulative assessments recorded from the contract inception through the balance sheet date less the cumulative payments plus interest on the liability. Cash flow assumptions incorporated in a benefit ratio in measuring these additional liabilities for other insurance benefits include mortality rates, morbidity, policyholder behavior (e.g., persistency) and withdrawals based principally on generally accepted actuarial methods and assumptions. During the third quarter of each year, we conduct our comprehensive review of the cash flow assumptions and projection models used in estimating these liabilities and update these assumptions in the calculation of the benefit ratio. We may also update these assumptions in other quarters as we become aware of information that is indicative of such update. On a quarterly basis, we retrospectively update the benefit ratio for actual experience. The remeasurement of additional liability for both assumptions and actual experience are reported within policyholder liability remeasurement gain (loss) on the Consolidated Statements of Comprehensive Income (Loss). As future cash flow assumption and experience updates result in changes in expected benefit payments or assessments, the benefit ratio is recalculated using the updated expected benefit payments and assessments over the life of the contract since inception. The revised benefit ratio is then applied to the liability calculation described above.

Premium deficiency testing is performed for interest-sensitive life products periodically using best estimate assumptions as of the testing date to test the adequacy and appropriateness of the established net reserve (i.e., GAAP reserves net of any DSI or VOBA assets). The premium deficiency test is also performed using a discount rate based on the average crediting rate. A premium deficiency exists when the net reserve plus the present value of expected future gross premiums are determined to be insufficient to cover expected future benefits and non-level expenses.

The business written or assumed by us includes participating life insurance contracts, under which the policyholder is entitled to share in the earnings of such contracts via receipt of dividends. The dividend scale for participating policies is reviewed annually and may be adjusted to reflect recent experience and future expectations. As of December 31, 2022, 2021 and 2020, participating policies comprised less than 1% of the face amount of business in force, and dividend expenses were $49 million, $48 million and $53 million for the years ended December 31, 2022, 2021 and 2020, respectively.

MRBs

MRBs are contracts or contract features that provide protection to the policyholder from other-than-nominal capital market risk and expose us to other-than-nominal capital market risk upon the occurrence of a specific event or circumstance, such as death, annuitization or periodic withdrawal. MRBs do not include the death benefit component of a life insurance contract (i.e., the difference between the account balance and the death benefit amount). All long-duration insurance contracts and certain investment contracts are subject to MRB evaluation. An MRB can be in either an asset or a liability position. Our MRB assets and MRB liabilities are reported at fair value separately on the Consolidated Balance Sheets.

We issue variable and fixed annuity contracts that may include various types of guaranteed living benefit (“GLB”) and guaranteed death benefit (“GDB”) riders that we have classified as MRBs. For contracts that contain multiple features that qualify as MRBs, the MRBs are valued on a combined basis using an integrated model. We have entered into reinsurance agreements to cede certain GLB and GDB riders where the reinsurance agreements themselves are accounted for as MRBs or contain MRBs. We therefore record ceded MRB assets and ceded MRB liabilities associated with these reinsurance agreements. Ceded MRB liabilities are included in other assets and ceded MRB assets are included in other liabilities on the Consolidated Balance Sheets.

MRBs are valued based on a stochastic projection of risk-neutral scenarios that incorporate a spread reflecting our non-performance risk. Ceded MRBs are valued based on a stochastic projection of risk-neutral scenarios that incorporate a spread reflecting our counterparties’ non-performance risk. The scenario assumptions, at each valuation date, are those we view to be appropriate for a hypothetical market participant and include assumptions for capital markets, policyholder behavior (e.g., policy lapse, rider utilization, etc.) mortality, risk margin and administrative expenses. These assumptions are based on a combination of historical data and actuarial judgments. During the third quarter of each year, we conduct our comprehensive review of the actuarial assumptions and projection models used in estimating these MRBs and update these assumptions on a prospective basis as needed. We may also update these assumptions in other quarters as we become aware of information that is indicative of the need for such an update. The assumptions for our own non-performance risk and our counterparties’ non-performance risk for MRBs and ceded MRBs, respectively, are determined at each valuation date and reflect our and our counterparties’ risks of not fulfilling the obligations of the underlying liability. The spread for the non-performance risk is added to the discount rates used in determining the fair value from the net cash flows. For information on fair value inputs, see Note 15.

Policyholder Account Balances

Policyholder account balances include the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. The liability for policyholder account balances includes UL and VUL and investment-type annuity products where account balances are equal to deposits plus interest credited less withdrawals, surrender charges, policyholder assessments, as well as amounts representing the fair value of embedded derivative instruments associated with our IUL and indexed annuity products. During the third quarter of each year, we conduct our comprehensive review of the assumptions and projection models used in estimating these embedded derivatives and update assumptions as needed. We may also update these assumptions in other quarters as we become aware of information that is indicative of the need for such an update.

Short-Term and Long-Term Debt

Short-term debt has contractual or expected maturities of one year or less. Long-term debt has contractual or expected maturities greater than one year.

Payables for Collateral on Investments

When we enter into collateralized financing transactions on our investments, a liability is recorded equal to the cash or non-cash collateral received. This liability is included within payables for collateral on investments on the Consolidated Balance Sheets. Income and expenses associated with these transactions are recorded as investment income and investment expenses within net investment income on the Consolidated Statements of Comprehensive Income (Loss). Changes in payables for collateral on investments are reflected within cash flows from investing activities on the Consolidated Statements of Cash Flows.

Contingencies and Commitments

A loss contingency is an existing condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future events occur or fail to occur. Contingencies arising from environmental remediation costs, regulatory judgments, claims, assessments, guarantees, litigation, recourse reserves, fines, penalties and other sources are recorded when deemed probable and reasonably estimable, based on our best estimate.

Fee Income

Fee income for investment and interest-sensitive life insurance contracts consists of asset-based fees, percent of premium charges, contract administration charges and surrender charges that are assessed against policyholder account balances. Investment products consist primarily of individual and group variable and fixed annuities. Interest-sensitive life insurance products include UL, VUL, linked-benefit UL and VUL and other interest-sensitive life insurance policies. These products include life insurance sold to individuals, corporate-owned life insurance and bank-owned life insurance.

The timing of revenue recognition as it relates to fees assessed on investment contracts is determined based on the nature of such fees. Asset-based fees and contract administration charges are assessed on a daily or monthly basis and recognized as revenue as performance obligations are met, over the period underlying customer assets are owned or advisory services are provided. Percent of premium charges are assessed at the time of premium payment and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract by the policyholder in accordance with contractual terms. For investment and interest-sensitive life insurance contracts, the amounts collected from policyholders are considered deposits and are not included in revenue.

Wholesaling-related 12b-1 fees received from separate account fund sponsors as compensation for servicing the underlying mutual funds are recorded as revenues based on a contractual percentage of the market value of mutual fund assets over the period shares are owned by customers. Net investment advisory fees related to asset management of certain separate account funds are recorded as revenues based on a contractual percentage of the customer’s managed assets over the period advisory services are provided. Fee income related to 12b-1 fees and net investment advisory fees, reported primarily within our Annuities segment, was $743 million, $848 million and $732 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Insurance Premiums

Insurance premiums consist primarily of group insurance products, traditional life insurance and payout annuities with life contingencies. These insurance premiums are recognized as revenue when due.

Net Investment Income

We earn investment income on the underlying general account investments supporting our fixed products less related expenses. Dividends and interest income, recorded in net investment income, are recognized when earned. Amortization of premiums and accretion of discounts on investments in debt securities are reflected in net investment income over the contractual terms of the investments in a manner that produces a constant effective yield.

For CLOs and MBS, included in the trading and fixed maturity AFS securities portfolios, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities.  When actual prepayments differ significantly from originally anticipated prepayments, the retrospective effective yield is recalculated to reflect actual payments to date and a catch up adjustment is recorded in the current period.  In addition, the new effective yield, which reflects anticipated future payments, is used prospectively.  Any adjustments resulting from changes in effective yield are reflected in net investment income on the Consolidated Statements of Comprehensive Income (Loss).

Realized Gain (Loss)

Realized gain (loss) includes realized gains and losses from the sale of investments, write-downs for impairments of investments and changes in the allowance for credit losses for financial assets, changes in fair value of mortgage loans on real estate accounted for under the fair value option, changes in fair value of equity securities, certain derivative and embedded derivative gains and losses, gains and losses on the sale of subsidiaries and businesses and net gains and losses on reinsurance-related embedded derivatives and trading securities. Realized gains and losses on the sale of investments are determined using the specific identification method. Realized gain (loss) is reported net of allocations of investment gains and losses to certain policyholders, certain funds withheld on reinsurance arrangements and certain modified coinsurance arrangements for which we have a contractual obligation.

MRB Gain (Loss)

MRB gain (loss) includes the change in fair value of MRB and ceded MRB assets and liabilities. Changes in the fair value of MRB assets and liabilities are recognized in net income (loss), except for the portion attributable to the change in non-performance risk that is recognized in OCI. Changes in the fair value of ceded MRB assets and liabilities, including the changes in our counterparties’ non-performance risks, are recognized in net income (loss).

Other Revenues

Other revenues consist primarily of fees attributable to broker-dealer services recorded as performance obligations are met, either at the time of sale or over time based on a contractual percentage of customer account values, and proceeds from reinsurance recaptures. The broker-dealer services primarily relate to our retail sales network and consist of commission revenue for the sale of non-affiliated securities recorded on a trade date basis and advisory fee income. Advisory fee income is asset-based revenues recorded as earned based on a contractual percentage of customer account values. Other revenues attributable to broker-dealer services and advisory fee income, reported primarily within our Annuities segment, were $584 million, $628 million and $516 million for the years ended December 31, 2022, 2021 and 2020, respectively. Other revenues earned by our Group Protection segment consist of fees from administrative services performed, which are recognized as performance obligations are met over the terms of the underlying agreements, and were $203 million, $180 million and $177 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Interest Credited

We credit interest to our policyholder account balances based on the contractual terms supporting our products.

Benefits

Benefits for UL and other interest-sensitive life insurance products include benefit claims incurred during the period in excess of contract account balances. Benefits also include the change in reserves for life insurance products with secondary guarantee benefits, annuity products with guaranteed death and living benefits and certain annuities with life contingencies. For traditional life, group life and disability income products, benefits are recognized when incurred in a manner consistent with the related premium recognition policies.

Policyholder Liability Remeasurement Gain (Loss)

Policyholder liability remeasurement gain (loss) recognized in net income (loss) includes remeasurement gains and losses resulting from updates in cash flow assumptions and actual variance from expected experience used in the net premium ratio or benefit ratio calculation for future policy benefits associated with traditional life insurance and limited payment life-contingent annuity products, liabilities for future claims associated with our group products, and additional liabilities for other insurance benefits on certain guaranteed benefits associated with our UL products.

Policyholder liability remeasurement gain (loss) recognized in OCI includes any changes resulting from the discount rate remeasurement of future policy benefits associated with traditional life insurance and limited payment life-contingent annuity products and liabilities for future claims associated with our group products as of each reporting period.

Spark Program Expense

Spark program expense consists primarily of costs related to our Spark Initiative.

Pension and Other Postretirement Benefit Plans

Pursuant to the accounting rules for our obligations to employees and agents under our various pension and other postretirement benefit plans, we are required to make a number of assumptions to estimate related liabilities and expenses. The mortality assumption is based on actual and anticipated plan experience, determined using acceptable actuarial methods. We use assumptions for the weighted-average discount rate and expected return on plan assets to estimate pension expense. The discount rate assumptions are determined using an analysis of current market information and the projected benefit flows associated with these plans. The expected long-term rate of return on plan assets is based on historical and projected future rates of return on the funds invested in the plan. The calculation of our accumulated postretirement benefit obligation also uses an assumption of weighted-average annual rate of increase in the per capita cost of covered benefits, which reflects a health care cost trend rate.

Stock-Based Compensation

In general, we expense the fair value of stock awards included in our incentive compensation plans. As of the date our stock awards are approved, the fair value of stock options is determined using a Black-Scholes options valuation methodology, and the fair value of other stock awards is based upon the market value of the stock. The fair value of the awards is expensed over the performance or service period, which generally corresponds to the vesting period, and is recognized as an increase to common stock in stockholders’ equity. We apply an estimated forfeiture rate to our accrual of compensation cost. We classify certain stock awards as liabilities. For these awards, the settlement value is classified as a liability on the Consolidated Balance Sheets, and the liability is marked-to-market through net income at the end of each reporting period. Stock-based compensation expense is reflected in commissions and other expenses on the Consolidated Statements of Comprehensive Income (Loss).

Interest and Debt Expense

Interest expense on our short-term and long-term debt is recognized as due and any associated premiums, discounts and debt issuance costs are amortized (accreted) over the term of the related borrowing utilizing the effective interest method. In addition, gains or losses related to certain derivative instruments associated with debt are recognized in interest and debt expense during the period of the change.

Income Taxes

We file a U.S. consolidated income tax return that includes all of our eligible subsidiaries. Ineligible subsidiaries file separate individual corporate tax returns. Subsidiaries operating outside of the U.S. are taxed, and income tax expense is recorded, based on applicable foreign statutes. Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to the extent required. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary and, if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, we consider many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies we would employ to avoid a tax benefit from expiring unused.

Foreign Currency Translation

The balance sheet accounts and income statement items of foreign subsidiaries, reported in functional currencies other than the U.S. dollar are translated at the current and average exchange rates for the year, respectively. Resulting translation adjustments and other translation adjustments for foreign currency transactions that affect cash flows are reported in AOCI, a component of stockholders’ equity.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing earnings available to common shareholders by the average common shares outstanding. Diluted EPS is computed assuming the conversion or exercise of non-vested stock, stock options and performance share units outstanding during the year. For any period where a net loss is experienced, shares used in the diluted EPS calculation represent basic shares, as the use of diluted shares would result in a lower loss per share.

2.  New Accounting Standards

The following table provides a description of our adoption of new Accounting Standards Updates (“ASUs”) issued by the FASB and the impact of the adoption on the consolidated financial statements. ASUs not listed below were assessed and determined to be either not applicable or insignificant in presentation or amount.

Standard	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2020-04, Reference Rate Reform (Topic 848) and related amendments

The amendments in this update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions impacted by reference rate reform. If certain criteria are met, an entity will not be required to remeasure or reassess contracts impacted by reference rate reform. Additionally, changes to the critical terms of a hedging relationship affected by reference rate reform will not require entities to de-designate the relationship if certain requirements are met. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2024, with certain exceptions. The amendments are effective for contract modifications made between March 12, 2020, and December 31, 2024.

March 12, 2020 through December 31, 2024

This standard may be elected and applied prospectively as reference rate reform unfolds. We have elected practical expedients to maintain hedge accounting for certain derivatives. We will continue to evaluate our options under this guidance as our reference rate reform adoption process continues. This ASU has not had a material impact to our consolidated financial condition and results of operations, but we will continue to evaluate those impacts as our transition progresses.

ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts and related amendments	See Note 3 for information about ASU 2018-12.	January 1, 2023

We adopted this ASU effective January 1, 2023, with a transition date of January 1, 2021, using a modified retrospective approach, except for market risk benefits for which we applied a full retrospective transition approach. See Note 3 for transition disclosures related to the adoption of this ASU.

3. Adoption of ASU 2018-12

On January 1, 2023, we adopted ASU 2018-12 with a transition date of January 1, 2021. ASU 2018-12 updated accounting and reporting requirements for long-duration contracts and certain investment contracts issued by insurance entities. We adopted ASU 2018-12 under the modified retrospective approach, except for MRBs, which applied the full retrospective approach. Our consolidated financial statements are presented under the new guidance for reporting periods beginning January 1, 2021.

Under ASU 2018-12, we include actual historical cash flows along with best estimate future cash flows to derive the net premium ratio when calculating the LFPB associated with our traditional and limited-payment long-duration contracts. We review and update, if necessary, assumptions used to measure future cash flows included in the net premium ratio at least annually. Historical cash flows included in the net premium ratio are updated for actual experience quarterly and as assumptions are updated. Changes in the measurement of our LFPB result from updates to cash flow assumptions and actual experience, which impacts are reported within policyholder remeasurement gain (loss) on our Consolidated Statements of Comprehensive Income (Loss). We use an upper-medium grade (low credit risk) fixed-income instrument yield (single-A) discount rate when calculating the LFPB. This discount rate is updated quarterly at each reporting date with the impact recognized in OCI. ASU 2018-12 also eliminated loss recognition testing, premium deficiency testing and the provision for adverse deviation for LFPB.

ASU 2018-12 introduced the category of MRBs, which are contracts or contract features that provide protection to the policyholder from other-than-nominal capital market risk and expose us to other-than-nominal capital market risk upon the occurrence of a specific event or circumstance, such as death, annuitization or periodic withdrawal. MRBs are required to be measured at fair value, with periodic changes in fair value reported within MRB gain (loss) on our Consolidated Statements of Comprehensive Income (Loss), except for periodic changes to instrument-specific credit risk related to direct policies, which are recognized in OCI. Changes in the fair value of ceded MRB assets and liabilities are also reported within MRB gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).

ASU 2018-12 simplified the amortization model for DAC and DAC-like intangible balances, including VOBA, DSI and DFEL. Historically these balances were amortized in proportion to premium or over expected gross profits. They are now amortized on a constant-level basis over the expected term of the contract. Loss recognition testing and impairment testing are no longer applicable for DAC.

ASU 2018-12 requires disaggregated rollforwards of the beginning of year to the end of the reporting period balances. We also disclose information about inputs, judgments, assumptions, methods, changes during the period and the effect of these changes on the measurement of applicable balances. In determining the appropriate level of aggregation, we considered our reportable segments, nature and risk characteristics of our products and level of aggregation we used in disclosures presented outside the financial statements.

The following table presents the cumulative effect adjustments (in millions), after-tax and shown as increase (decrease), to the components of stockholders’ equity due to the adoption of ASU 2018-12 as of January 1, 2021, by primary accounting topic:

			Total
	Retained		Stockholders’
	Earnings	AOCI	Equity
Shadow impacts:
DAC, VOBA, DSI and DFEL	$-	$2,271	$2,271
Additional liabilities for other
insurance benefits	-	1,197	1,197
LFPB and Other (1)	(187)	(1,715)	(1,902)
MRBs (2)	(6,086)	2,874	(3,212)
Total	$(6,273)	$4,627	$(1,646)

(1)Includes impacts to reserves and ceded reserves reported within future contract benefits and reinsurance recoverables, respectively on the Consolidated Balance Sheets, excluding shadow impacts on additional liabilities for other insurance benefits.

(2)Includes impacts related to MRB assets and MRB liabilities reported on the Consolidated Balance Sheets, and ceded MRBs reported within other assets on the Consolidated Balance Sheets.

The following table summarizes the effect of the adoption of ASU 2018-12 as of January 1, 2021, (in millions) on the Consolidated Balance Sheets:

			Total
	Retained		Stockholders’
	Earnings	AOCI	Equity
DAC, VOBA and DSI	$-	$6,079	$6,079
Reinsurance recoverables	607	2,431	3,038
Other assets (1)	242	-	242
Future contract benefits	(844)	(3,088)	(3,932)
MRBs, net	(7,956)	3,656	(4,300)
DFEL	-	(3,190)	(3,190)
Other liabilities (2)	1,678	(1,261)	417
Total	$(6,273)	$4,627	$(1,646)

(1)Consists primarily of ceded MRB adjustments.

(2)Consists of state and federal tax adjustments.

The following table summarizes the changes in DAC, VOBA and DSI, pre-tax, (in millions) due to the adoption of ASU 2018-12 and reconciles this balance to the Consolidated Balance Sheets:

		Impact from
	Balance	Removal of	Balance
	Pre-Adoption	Shadow	Post-Adoption
	December 31,	Balances	January 1,
	2020	from AOCI	2021
DAC
Traditional Life	$1,082	$-	$1,082
UL and Other	394	5,031	5,425
Variable Annuities	3,518	52	3,570
Fixed Annuities	264	215	479
Group Protection	187	-	187
Retirement Plan Services	120	112	232
Total DAC	5,565	5,410	10,975

VOBA
Traditional Life	67	-	67
UL and Other	180	630	810
Fixed Annuities	-	23	23
Total VOBA	247	653	900

DSI (1)
UL and Other	35	-	35
Variable Annuities	148	2	150
Fixed Annuities	17	13	30
Retirement Plan Services	13	1	14
Total DSI	213	16	229
Total DAC, VOBA and DSI	$6,025	$6,079	$12,104

(1)Pre-adoption DSI balance was previously reported in other assets on the Consolidated Balance Sheets.

The following table summarizes the changes in DFEL, pre-tax, (in millions) due to the adoption of ASU 2018-12 and reconciles this balance to the Consolidated Balance Sheets:

		Impact from
	Balance	Removal of	Balance
	Pre-Adoption	Shadow	Post-Adoption
	December 31,	Balances	January 1,
	2020	from AOCI	2021
DFEL (1)
UL and Other	$113	$3,185	$3,298
Variable Annuities	288	5	293
Total DFEL	$401	$3,190	$3,591

(1)Pre-adoption DFEL balance was previously reported in other contract holder funds on the Consolidated Balance Sheets.

The following table summarizes the changes in future contract benefits, pre-tax, (in millions) due to the adoption of ASU 2018-12 and reconciles this balance to the Consolidated Balance Sheets:

		Impact from	Single-A
	Balance	Removal of	Discount	Cumulative	Balance
	Pre-Adoption	Shadow	Rate	Effect to	Post-Adoption
	December 31,	Balances	Measurement	Retained	January 1,
	2020 (1)	from AOCI	in AOCI	Earnings	2021
LFPB
Traditional Life	$3,483	$-	$943	$-	$4,426
Payout Annuities	2,314	(105)	415	44	2,668
Liability for Future Claims
Group Protection	5,422	-	517	-	5,939
Additional Liabilities for Other
Insurance Benefits
UL and Other	13,649	(1,515)	-	174	12,308
Other Operations (2)	10,463	(80)	2,913	626	13,922
Other (3)	3,565	-	-	-	3,565
Total future contract benefits	$38,896	$(1,700)	$4,788	$844	$42,828

(1)Balance pre-adoption excludes features that meet the definition of an MRB upon transition, including features that were previously accounted for as an additional liability. Also, balance pre-adoption reflects certain reclassifications of non-life contingent account balances from future contract benefits to policyholder account balances within the Consolidated Balance Sheets.

(2)Represents future contract benefits reported in Other Operations primarily attributable to the indemnity reinsurance agreements with Protective ($6.3 billion and $7.4 billion as of December 31, 2020, and January 1, 2021, respectively) and Swiss Re ($2.0 billion and $3.5 billion as of December 31, 2020, and January 1, 2021, respectively). Includes LFPB and additional liabilities balances.

(3)Represents other miscellaneous reserves outside the scope of ASU 2018-12.

The following table summarizes the changes in reinsurance recoverables, pre-tax, (in millions) due to the adoption of ASU 2018-12 and reconciles this balance to the Consolidated Balance Sheets:

		Single-A
	Balance	Discount	Cumulative	Balance
	Pre-Adoption	Rate	Effect to	Post-Adoption
	December 31,	Measurement	Retained	January 1,
	2020 (1)	in AOCI	Earnings	2021
Reinsured LFPB
Traditional Life	$755	$151	$-	$906
Payout Annuities	2	-	-	2
Reinsured Liability for Future
Claims
Group Protection	148	14	-	162
Reinsured Additional Liabilities
for Other Insurance Benefits
UL and Other	335	-	(3)	332
Reinsured Other Operations (2)	14,320	2,266	610	17,196
Reinsured Other (3)	790	-	-	790
Total reinsurance recoverables	$16,350	$2,431	$607	$19,388

(1)Balance pre-adoption excludes features that meet the definition of a ceded MRB upon transition, including features that were previously accounted for as reinsured additional liabilities.

(2)Represents reinsurance recoverables reported in Other Operations primarily attributable to the indemnity reinsurance agreements with Protective ($12.0 billion and $13.2 billion as of December 31, 2020, and January 1, 2021, respectively) and Swiss Re ($1.3 billion and $2.6 billion as of December 31, 2020, and January 1, 2021, respectively). Includes reinsured LFPB and reinsured additional liabilities balances.

(3)Represents other miscellaneous reinsurance recoverables outside the scope of ASU 2018-12.

The following table summarizes the changes in the net liability position of MRBs, pre-tax, (in millions) due to the adoption of ASU 2018-12 and reconciles this balance to the Consolidated Balance Sheets:

	Balance	Cumulative	Cumulative	Balance
	Pre-Adoption	Effect of	Effect to	Post-Adoption
	December 31,	Credit Risk	Retained	January 1,
	2020 (1)	to AOCI	Earnings	2021
MRBs, Net
Variable Annuities	$831	$(3,592)	$7,968	$5,207
Fixed Annuities	192	(52)	(22)	118
Retirement Plan Services	11	(12)	10	9
Total MRBs, net	$1,034	$(3,656)	$7,956	$5,334

(1)Balance pre-adoption includes all features that meet the definition of an MRB upon transition, including features that were previously accounted for as additional liabilities or embedded derivatives.

The following table summarizes the changes in the net asset position of ceded MRBs, pre-tax, (in millions) due to the adoption of ASU 2018-12, reported in other assets on the Consolidated Balance Sheets:

	Balance	Cumulative	Balance
	Pre-Adoption	Effect to	Post-Adoption
	December 31,	Retained	January 1,
	2020 (1)	Earnings	2021
Ceded MRBs, Net
Variable Annuities	$215	$121	$336
Total ceded MRBs, net	$215	$121	$336

(1)Balance pre-adoption includes all features that meet the definition of a ceded MRB upon transition, including features that were previously accounted for as reinsured additional liabilities or embedded derivatives.

The following summarizes the effect of the adoption of ASU 2018-12 (in millions) on certain financial statement line items within the previously reported Consolidated Balance Sheets:

	As of December 31, 2022			As of December 31, 2021
		Adoption			Adoption
	As	of New		As	of New
	Previously	Accounting	As	Previously	Accounting	As
	Reported (1)	Standard	Adjusted	Reported (1)	Standard	Adjusted
Deferred acquisition costs, value of business
acquired and deferred sales inducements (2)	$13,803	$(1,568)	$12,235	$6,286	$5,610	$11,896
Reinsurance recoverables, net of allowance for
credit losses	19,882	(439)	19,443	20,295	2,091	22,386
Market risk benefit assets	-	2,807	2,807	-	1,888	1,888
Other assets (2)	20,493	(1,691)	18,802	18,316	(1,784)	16,532
Total assets	335,108	(891)	334,217	386,945	7,805	394,750
Future contract benefits (2)	41,756	(2,930)	38,826	40,687	738	41,425
Market risk benefit liabilities	-	2,078	2,078	-	4,399	4,399
Deferred front-end loads (2)	5,669	(617)	5,052	415	3,810	4,225
Other liabilities (2)	11,976	45	12,021	16,708	(303)	16,405
Total liabilities	330,539	(1,424)	329,115	366,191	8,644	374,835
Retained earnings	6,707	(783)	5,924	9,578	(4,382)	5,196
Accumulated other comprehensive income (loss)	(7,668)	1,316	(6,352)	6,441	3,543	9,984
Total stockholders’ equity	4,569	533	5,102	20,754	(839)	19,915

(1)The amounts as previously reported were derived from our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed on March 30, 2023, and disclosed in “Impacts to our Consolidated Financial Statements Related to the Restatement of Previously Issued Consolidated Financial Statements and the Adoption of ASU 2018-12” in Note 1.

(2)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

The following summarizes the effect of the adoption of ASU 2018-12 (in millions, except per share data) on certain financial statement line items within the previously reported Consolidated Statements of Comprehensive Income (Loss):

	For the Year Ended December 31, 2022			For the Year Ended December 31, 2021
		Adoption			Adoption
	As	of New		As	of New
	Previously	Accounting	As	Previously	Accounting	As
	Reported (1)	Standard	Adjusted	Reported (1)	Standard	Adjusted
Fee income	$6,054	$(451)	$5,603	$6,905	$(866)	$6,039
Realized gain (loss)	345	495	840	414	(1,281)	(867)
Total revenues	18,766	44	18,810	19,862	(2,147)	17,715
Benefits	12,546	(4,067)	8,479	8,529	(26)	8,503
Interest credited	2,870	7	2,877	2,933	(4)	2,929
Market risk benefit (gain) loss	-	(3,246)	(3,246)	-	(3,753)	(3,753)
Policyholder liability remeasurement (gain) loss	-	2,766	2,766	-	(183)	(183)
Commissions and other expenses	5,096	29	5,125	5,794	(575)	5,219
Total expenses	21,596	(4,511)	17,085	17,613	(4,541)	13,072
Income (loss) before taxes	(2,830)	4,555	1,725	2,249	2,394	4,643
Federal income tax expense (benefit)	(589)	956	367	362	503	865
Net income (loss)	(2,241)	3,599	1,358	1,887	1,891	3,778
Other comprehensive income (loss),
net of tax:
Unrealized investment gain (loss)	(14,030)	(4,029)	(18,059)	(2,535)	(752)	(3,287)
Market risk benefit non-performance risk
gain (loss)	-	(210)	(210)	-	(923)	(923)
Policyholder liability discount rate
remeasurement gain (loss)	-	2,012	2,012	-	591	591
Total other comprehensive income (loss),
net of tax	(14,109)	(2,227)	(16,336)	(2,490)	(1,084)	(3,574)
Comprehensive income (loss)	(16,350)	1,372	(14,978)	(603)	807	204
Net income (loss) per common share:
Basic	(13.11)	21.04	7.93	10.07	10.10	20.17
Diluted	(13.19)	20.97	7.78	9.98	9.98	19.96

(1)The amounts as previously reported were derived from our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed on March 30, 2023, and disclosed in “Impacts to our Consolidated Financial Statements Related to the Restatement of Previously Issued Consolidated Financial Statements and the Adoption of ASU 2018-12” in Note 1.

The following summarizes the effect of the adoption of ASU 2018-12 (in millions) on certain financial statement line items within the previously reported Consolidated Statements of Stockholders’ Equity:

	For the Year Ended December 31, 2022			For the Year Ended December 31, 2021
		Adoption			Adoption
	As	of New		As	of New
	Previously	Accounting	As	Previously	Accounting	As
	Reported (1)	Standard	Adjusted	Reported (1)	Standard	Adjusted
Retained earnings balance as of beginning-of-year	$9,578	$(4,382)	$5,196	$8,686	$-	$8,686
Cumulative effect from adoption of new
accounting standards	-	-	-	-	(6,273)	(6,273)
Net income (loss)	(2,241)	3,599	1,358	1,887	1,891	3,778
Retained earnings balance as of end-of-year	6,707	(783)	5,924	9,578	(4,382)	5,196
Accumulated other comprehensive income (loss)
balance as of beginning-of-year	6,441	3,543	9,984	8,931	-	8,931
Cumulative effect from adoption of new
accounting standards	-	-	-	-	4,627	4,627
Other comprehensive income (loss), net of tax	(14,109)	(2,227)	(16,336)	(2,490)	(1,084)	(3,574)
Accumulated other comprehensive income (loss)
balance as of end-of-year	(7,668)	1,316	(6,352)	6,441	3,543	9,984
Total stockholders’ equity as of end-of-year	4,569	533	5,102	20,754	(839)	19,915

(1)The amounts as previously reported were derived from our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed on March 30, 2023, and disclosed in “Impacts to our Consolidated Financial Statements Related to the Restatement of Previously Issued Consolidated Financial Statements and the Adoption of ASU 2018-12” in Note 1.

The following summarizes the effect of the adoption of ASU 2018-12 (in millions) on certain financial statement line items within the previously reported Consolidated Statements of Cash Flows:

	For the Year Ended December 31, 2022
		Adoption
	As	of New
	Previously	Accounting	As
	Reported (1)	Standard	Adjusted
Net income (loss)	$(2,241)	$3,599	$1,358
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Realized (gain) loss	(345)	(495)	(840)
Market risk benefit (gain) loss	-	(3,246)	(3,246)
Change in:
Deferred acquisition costs, value of business acquired, deferred sales inducements
and deferred front-end loads	118	370	488
Insurance liabilities and reinsurance-related balances (2)	5,630	(1,211)	4,419
Accrued expenses	(89)	(2)	(91)
Federal income tax accruals	(535)	956	421
Other (2)	246	29	275

(1)The amounts as previously reported were derived from our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed on March 30, 2023, and disclosed in “Impacts to our Consolidated Financial Statements Related to the Restatement of Previously Issued Consolidated Financial Statements and the Adoption of ASU 2018-12” in Note 1.

(2)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

(3)

The following summarizes the effect of the adoption of ASU 2018-12 (in millions) on certain financial statement line items within the previously reported Consolidated Statements of Cash Flows:

	For the Year Ended December 31, 2021
		Adoption
	As	of New
	Previously	Accounting	As
	Reported (1)	Standard	Adjusted
Net income (loss)	$1,887	$1,891	$3,778
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Realized (gain) loss	(414)	1,281	867
Market risk benefit (gain) loss	-	(3,753)	(3,753)
Change in:
Deferred acquisition costs, value of business acquired, deferred sales inducements
and deferred front-end loads	312	163	475
Insurance liabilities and reinsurance-related balances (2)	(2,233)	(104)	(2,337)
Accrued expenses	392	7	399
Federal income tax accruals	361	503	864
Other (2)	(413)	12	(401)

(1)The amounts as previously reported were derived from our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed on March 30, 2023, and disclosed in “Impacts to our Consolidated Financial Statements Related to the Restatement of Previously Issued Consolidated Financial Statements and the Adoption of ASU 2018-12” in Note 1.

(2)Certain amounts have been reclassified to conform to the presentation adopted in the current period.

4. Investments

Fixed Maturity AFS Securities

The amortized cost, gross unrealized gains and losses, allowance for credit losses and fair value of fixed maturity AFS securities (in millions) were as follows:

	As of December 31, 2022
				Allowance
	Amortized	Gross Unrealized		for Credit	Fair
	Cost	Gains	Losses	Losses	Value
Fixed maturity AFS securities:
Corporate bonds	$89,249	$787	$11,004	$9	$79,023
U.S. government bonds	405	5	31	-	379
State and municipal bonds	5,410	172	512	-	5,070
Foreign government bonds	348	17	47	-	318
RMBS	2,216	22	222	7	2,009
CMBS	1,917	3	246	-	1,674
ABS	11,797	38	926	5	10,904
Hybrid and redeemable preferred securities	365	25	30	1	359
Total fixed maturity AFS securities	$111,707	$1,069	$13,018	$22	$99,736

	As of December 31, 2021
				Allowance
	Amortized	Gross Unrealized		for Credit	Fair
	Cost	Gains	Losses	Losses	Value
Fixed maturity AFS securities:
Corporate bonds	$86,373	$12,113	$349	$17	$98,120
U.S. government bonds	375	60	2	-	433
State and municipal bonds	5,322	1,311	12	-	6,621
Foreign government bonds	373	64	5	-	432
RMBS	2,334	196	4	1	2,525
CMBS	1,552	61	14	-	1,599
ABS	8,439	127	54	-	8,512
Hybrid and redeemable preferred securities	374	107	11	1	469
Total fixed maturity AFS securities	$105,142	$14,039	$451	$19	$118,711

The amortized cost and fair value of fixed maturity AFS securities by contractual maturities (in millions) as of December 31, 2022, were as follows:

	Amortized	Fair
	Cost	Value
Due in one year or less	$3,386	$3,352
Due after one year through five years	17,659	16,816
Due after five years through ten years	18,568	16,736
Due after ten years	56,164	48,245
Subtotal	95,777	85,149
Structured securities (RMBS, CMBS, ABS)	15,930	14,587
Total fixed maturity AFS securities	$111,707	$99,736

Actual maturities may differ from contractual maturities because issuers may have the right to call or pre-pay obligations.

The fair value and gross unrealized losses of fixed maturity AFS securities (dollars in millions) for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

	As of December 31, 2022
	Less Than or Equal		Greater Than
	to Twelve Months		Twelve Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses (1)
Fixed maturity AFS securities:
Corporate bonds	$59,929	$9,049	$7,094	$1,955	$67,023	$11,004
U.S. government bonds	261	25	27	6	288	31
State and municipal bonds	1,958	440	237	72	2,195	512
Foreign government bonds	130	19	58	28	188	47
RMBS	1,490	179	193	43	1,683	222
CMBS	1,224	156	320	90	1,544	246
ABS	6,715	552	3,326	374	10,041	926
Hybrid and redeemable
preferred securities	63	5	97	25	160	30
Total fixed maturity AFS securities	$71,770	$10,425	$11,352	$2,593	$83,122	$13,018

Total number of fixed maturity AFS securities in an unrealized loss position						8,175

	As of December 31, 2021
	Less Than or Equal		Greater Than
	to Twelve Months		Twelve Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses (1)
Fixed maturity AFS securities:
Corporate bonds	$10,796	$234	$1,567	$115	$12,363	$349
U.S. government bonds	6	-	26	2	32	2
State and municipal bonds	522	11	24	1	546	12
Foreign government bonds	61	3	56	2	117	5
RMBS	262	3	22	1	284	4
CMBS	446	12	37	2	483	14
ABS	4,646	49	165	5	4,811	54
Hybrid and redeemable
preferred securities	47	1	76	10	123	11
Total fixed maturity AFS securities	$16,786	$313	$1,973	$138	$18,759	$451

Total number of fixed maturity AFS securities in an unrealized loss position						2,597

(1)As of December 31, 2022 and 2021, we recognized $6 million and $8 million of gross unrealized losses, respectively, in OCI for fixed maturity AFS securities for which an allowance for credit losses has been recorded.

The fair value, gross unrealized losses (in millions) and number of fixed maturity AFS securities where the fair value had declined and remained below amortized cost by greater than 20% were as follows:

	As of December 31, 2022
		Gross	Number
	Fair	Unrealized	of
	Value	Losses	Securities (1)
Less than six months	$11,351	$3,659	1,500
Six months or greater, but less than nine months	4,411	2,226	650
Nine months or greater, but less than twelve months	447	302	74
Twelve months or greater	2	1	15
Total	$16,211	$6,188	2,239

	As of December 31, 2021
		Gross	Number
	Fair	Unrealized	of
	Value	Losses	Securities (1)
Less than six months	$12	$3	6
Twelve months or greater	58	8	24
Total	$70	$11	30

(1)We may reflect a security in more than one aging category based on various purchase dates.

Our gross unrealized losses on fixed maturity AFS securities increased by $12.6 billion for the year ended December 31, 2022. As discussed further below, we believe the unrealized loss position as of December 31, 2022, did not require an impairment recognized in earnings as (i) we did not intend to sell these fixed maturity AFS securities; (ii) it is not more likely than not that we will be required to sell the fixed maturity AFS securities before recovery of their amortized cost basis; and (iii) the difference in the fair value compared to the amortized cost was due to factors other than credit loss. Based upon this evaluation as of December 31, 2022, management believes we have the ability to generate adequate amounts of cash from our normal operations (e.g., insurance premiums, fee income and investment income) to meet cash requirements with a prudent margin of safety without requiring the sale of our impaired securities.

As of December 31, 2022, the unrealized losses associated with our corporate bond, U.S. government bond, state and municipal bond and foreign government bond securities were attributable primarily to rising interest rates and widening credit spreads since purchase. We performed a detailed analysis of the financial performance of the underlying issuers and determined that we expected to recover the entire amortized cost of each impaired security.

Credit ratings express opinions about the credit quality of a security. Securities rated investment grade (those rated BBB- or higher by S&P Global Ratings (“S&P”) or Baa3 or higher by Moody’s Investors Service (“Moody’s”)) are generally considered by the rating agencies and market participants to be low credit risk. As of December 31, 2022 and 2021, 96% of the fair value of our corporate bond portfolio was rated investment grade. As of December 31, 2022 and 2021, the portion of our corporate bond portfolio rated below investment grade had an amortized cost of $3.7 billion, and a fair value of $3.5 billion and $3.8 billion, respectively. Based upon the analysis discussed above, we believe that as of December 31, 2022 and 2021, we would have recovered the amortized cost of each corporate bond.

As of December 31, 2022, the unrealized losses associated with our MBS and ABS were attributable primarily to rising interest rates and widening credit spreads since purchase. We assessed for credit impairment using a cash flow model that incorporates key assumptions including default rates, severities and prepayment rates. We estimated losses for a security by forecasting the underlying loans in each transaction. The forecasted loan performance was used to project cash flows to the various tranches in the structure, as applicable. Our forecasted cash flows also considered, as applicable, independent industry analyst reports and forecasts and other independent market data. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared to our subordination or other credit enhancement, we expected to recover the entire amortized cost of each impaired security.

As of December 31, 2022, the unrealized losses associated with our hybrid and redeemable preferred securities were attributable primarily to wider credit spreads caused by illiquidity in the market and subordination within the capital structure, as well as credit risk of underlying issuers. For our hybrid and redeemable preferred securities, we evaluated the financial performance of the underlying issuers based upon credit performance and investment ratings and determined that we expected to recover the entire amortized cost of each impaired security.

Credit Loss Impairment on Fixed Maturity AFS Securities

We regularly review our fixed maturity AFS securities for declines in fair value that we determine to be impairment-related, including those attributable to credit risk factors that may require an allowance for credit losses. See Note 1 for a discussion regarding our accounting policy relating to the allowance for credit losses on our fixed maturity AFS securities.

Changes in the allowance for credit losses on fixed maturity AFS securities (in millions), aggregated by investment category, were as follows:

	For the Year Ended December 31, 2022
	Corporate
	Bonds	RMBS	Other	Total
Balance as of beginning-of-year	$17	$1	$1	$19
Additions from purchases of PCD debt securities (1)	-	-	-	-
Additions for securities for which credit losses were not
previously recognized	4	3	1	8
Additions (reductions) for securities for which credit losses
were previously recognized	2	3	4	9
Reductions for securities disposed	(2)	-	-	(2)
Reductions for securities charged-off	(12)	-	-	(12)
Balance as of end-of-year (2)	$9	$7	$6	$22

	For the Year Ended December 31, 2021
	Corporate
	Bonds	RMBS	Other	Total
Balance as of beginning-of-year	$12	$1	$-	$13
Additions from purchases of PCD debt securities (1)	-	-	-	-
Additions for securities for which credit losses were not
previously recognized	8	-	1	9
Additions (reductions) for securities for which credit losses
were previously recognized	5	-	-	5
Reductions for securities disposed	(2)	-	-	(2)
Reductions for securities charged-off	(6)	-	-	(6)
Balance as of end-of-year (2)	$17	$1	$1	$19

	For the Year Ended December 31, 2020
	Corporate
	Bonds	RMBS	Other	Total
Balance as of beginning-of-year	$-	$-	$-	$-
Additions from purchases of PCD debt securities (1)	-	-	-	-
Additions for securities for which credit losses were not
previously recognized	43	1	1	45
Additions (reductions) for securities for which credit losses
were previously recognized	(1)	-	(1)	(2)
Reductions for securities disposed	(17)	-	-	(17)
Reductions for securities charged-off	(13)	-	-	(13)
Balance as of end-of-year (2)	$12	$1	$-	$13

(1)Represents purchased credit-deteriorated (“PCD”) fixed maturity AFS securities.

(2)As of December 31, 2022, 2021 and 2020, accrued investment income on fixed maturity AFS securities totaled $1.1 billion, $972 million and $1.0 billion, respectively, and was excluded from the estimate of credit losses.

Trading Securities

Trading securities at fair value (in millions) consisted of the following:

	As of December 31,
	2022	2021
Fixed maturity securities:
Corporate bonds	$2,248	$2,734
U.S. government bonds	-	32
State and municipal bonds	21	27
Foreign government bonds	49	73
RMBS	99	95
CMBS	137	137
ABS	919	1,338
Hybrid and redeemable preferred securities	25	24
Total trading securities	$3,498	$4,460

The portion of the market adjustment for trading gains and losses recognized in realized gain (loss) that relate to trading securities still held as of December 31, 2022, 2021 and 2020, was $(632) million, $(51) million and $118 million, respectively.

Mortgage Loans on Real Estate

The following provides the current and past due composition of our mortgage loans on real estate (in millions):

	As of December 31, 2022			As of December 31, 2021
	Commercial	Residential	Total	Commercial	Residential	Total
Current	$17,003	$1,315	$18,318	$17,167	$837	$18,004
30 to 59 days past due	19	23	42	15	21	36
60 to 89 days past due	-	6	6	-	5	5
90 or more days past due	-	33	33	-	29	29
Allowance for credit losses	(84)	(15)	(99)	(79)	(17)	(96)
Unamortized premium (discount)	(8)	36	28	(11)	27	16
Mark-to-market gains (losses) (1)	(27)	-	(27)	(3)	-	(3)
Total carrying value	$16,903	$1,398	$18,301	$17,089	$902	$17,991

(1)Represents the mark-to-market on certain mortgage loans on real estate for which we have elected the fair value option. See Note 15 for additional information.

Our commercial mortgage loan portfolio had the largest concentrations in California, which accounted for 27% and 26% of commercial mortgage loans on real estate as of December 31, 2022 and 2021, respectively, and Texas, which accounted for 9% of commercial mortgage loans on real estate as of December 31, 2022 and 2021.

As of December 31, 2022, our residential mortgage loan portfolio had the largest concentrations in California and New Jersey, which accounted for 17% and 12% of residential mortgage loans on real estate, respectively. As of December 31, 2021, our residential mortgage loan portfolio had the largest concentrations in California and Florida, which accounted for 22% and 14% of residential mortgage loans on real estate, respectively.

As of December 31, 2022 and 2021, we had 73 and 65 residential mortgage loans, respectively, that were either delinquent or in foreclosure. As of December 31, 2022 and 2021, we had 49 and 34 residential mortgage loans in foreclosure, respectively, with an aggregate carrying value of $21 million and $15 million, respectively.

As of December 31, 2022 and 2021, there were two and four specifically identified impaired commercial mortgage loans, respectively, with an aggregate carrying value of less than $1 million and $1 million, respectively.

As of December 31, 2022 and 2021, there were 37 and 50 specifically identified impaired residential mortgage loans, respectively, with an aggregate carrying value of $16 million and $22 million, respectively.

Additional information related to impaired mortgage loans on real estate (in millions) was as follows:

	For the Years Ended December 31,
	2022	2021	2020
Average aggregate carrying value for impaired mortgage loans on real estate	$16	$32	$21
Interest income recognized on impaired mortgage loans on real estate	-	-	-
Interest income collected on impaired mortgage loans on real estate	-	-	-

The amortized cost of mortgage loans on real estate on nonaccrual status (in millions) was as follows:

	As of December 31, 2022		As of December 31, 2021
	Nonaccrual		Nonaccrual
	with no		with no
	Allowance		Allowance
	for Credit		for Credit
	Losses	Nonaccrual	Losses	Nonaccrual
Commercial mortgage loans on real estate	$-	$-	$-	$-
Residential mortgage loans on real estate	-	34	-	30
Total	$-	$34	$-	$30

We use loan-to-value and debt-service coverage ratios as credit quality indicators for our commercial mortgage loans on real estate. The amortized cost of commercial mortgage loans on real estate (dollars in millions) by year of origination and credit quality indicator was as follows:

	As of December 31, 2022
		Debt-		Debt-		Debt-
		Service		Service		Service
	Less	Coverage	65%	Coverage	Greater	Coverage
	than 65%	Ratio	to 75%	Ratio	than 75%	Ratio	Total
Origination Year
2022	$1,769	2.06	$105	1.50	$2	1.45	$1,876
2021	2,354	3.05	72	1.53	-	-	2,426
2020	1,289	3.00	17	1.58	-	-	1,306
2019	2,685	2.18	81	1.50	29	1.58	2,795
2018	2,225	2.17	71	1.62	-	-	2,296
2017 and prior	6,184	2.44	131	1.75	-	-	6,315
Total	$16,506		$477		$31		$17,014

	As of December 31, 2021
		Debt-		Debt-		Debt-
		Service		Service		Service
	Less	Coverage	65%	Coverage	Greater	Coverage
	than 65%	Ratio	to 75%	Ratio	than 75%	Ratio	Total
Origination Year
2021	$2,384	3.04	$136	1.74	$-	-	$2,520
2020	1,358	3.03	144	2.06	-	-	1,502
2019	2,917	2.15	188	1.42	-	-	3,105
2018	2,274	2.13	172	1.59	15	1.02	2,461
2017	1,655	2.33	149	1.74	27	0.83	1,831
2016 and prior	5,554	2.41	171	1.76	27	1.08	5,752
Total	$16,142		$960		$69		$17,171

We use loan performance status as the primary credit quality indicator for our residential mortgage loans on real estate. The amortized cost of residential mortgage loans on real estate (in millions) by year of origination and credit quality indicator was as follows:

	As of December 31, 2022
	Performing	Nonperforming	Total
Origination Year
2022	$578	$5	$583
2021	527	6	533
2020	90	3	93
2019	119	18	137
2018	65	2	67
2017 and prior	-	-	-
Total	$1,379	$34	$1,413

	As of December 31, 2021
	Performing	Nonperforming	Total
Origination Year
2021	$467	$2	$469
2020	129	2	131
2019	189	21	210
2018	104	5	109
2017	-	-	-
2016 and prior	-	-	-
Total	$889	$30	$919

Credit Losses on Mortgage Loans on Real Estate

In connection with our recognition of an allowance for credit losses for mortgage loans on real estate, we perform a quantitative analysis using a probability of default/loss given default/exposure at default approach to estimate expected credit losses in our mortgage loan portfolio as well as unfunded commitments related to commercial mortgage loans, exclusive of certain mortgage loans held at fair value. See Note 1 for a discussion regarding our accounting policy relating to the allowance for credit losses on our mortgage loans on real estate.

Changes in the allowance for credit losses on mortgage loans on real estate (in millions) were as follows:

	For the Year Ended December 31, 2022
	Commercial	Residential	Total
Balance as of beginning-of-year	$79	$17	$96
Additions (reductions) from provision for credit loss expense (1)	5	(2)	3
Additions from purchases of PCD mortgage loans on real estate	-	-	-
Balance as of end-of-year (2)	$84	$15	$99

	For the Year Ended December 31, 2021
	Commercial	Residential	Total
Balance as of beginning-of-year	$187	$17	$204
Additions (reductions) from provision for credit loss expense (1)	(108)	-	(108)
Additions from purchases of PCD mortgage loans on real estate	-	-	-
Balance as of end-of-year (2)	$79	$17	$96

	For the Year Ended December 31, 2020
	Commercial	Residential	Total
Balance as of beginning-of-year	$-	$2	$2
Impact of adopting new accounting standard	62	26	88
Additions (reductions) from provision for credit loss expense (1)	125	(11)	114
Additions from purchases of PCD mortgage loans on real estate	-	-	-
Balance as of end-of-year (2)	$187	$17	$204

(1)We did not recognize any credit loss benefit (expense) related to unfunded commitments for mortgage loans on real estate for the year ended December 31, 2022. We recognized $4 million and $(2) million of credit loss benefit (expense) related to unfunded commitments for mortgage loans on real estate for the years ended December 31, 2021 and 2020, respectively.

(2)Accrued investment income on mortgage loans on real estate totaled $51 million, $49 million and $49 million as of December 31, 2022, 2021 and 2020, respectively, and was excluded from the estimate of credit losses.

Alternative Investments

As of December 31, 2022 and 2021, alternative investments included investments in 337 and 311 different partnerships, respectively, and represented approximately 2% of total investments.

Net Investment Income

The major categories of net investment income (in millions) on the Consolidated Statements of Comprehensive Income (Loss) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Fixed maturity AFS securities	$4,469	$4,351	$4,334
Trading securities	182	167	202
Equity securities	11	3	3
Mortgage loans on real estate	689	680	677
Policy loans	101	115	125
Cash and invested cash	13	-	12
Commercial mortgage loan prepayment
and bond make-whole premiums	105	199	82
Alternative investments	66	679	197
Consent fees	8	10	7
Other investments	79	64	46
Investment income	5,723	6,268	5,685
Investment expense	(208)	(157)	(175)
Net investment income	$5,515	$6,111	$5,510

Impairments on Fixed Maturity AFS Securities

Details underlying credit loss benefit (expense) incurred as a result of impairments that were recognized in net income (loss) and included in realized gain (loss) on fixed maturity AFS securities (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Credit Loss Benefit (Expense)
Fixed maturity AFS securities:
Corporate bonds	$(5)	$(10)	$(25)
RMBS	(6)	-	(1)
ABS	(4)	-	-
Hybrid and redeemable preferred securities	-	(1)	-
Gross credit loss benefit (expense)	(15)	(11)	(26)
Associated amortization of DAC, VOBA, DSI and DFEL	-	-	1
Net credit loss benefit (expense)	$(15)	$(11)	$(25)

Payables for Collateral on Investments

The carrying value of the payables for collateral on investments included on the Consolidated Balance Sheets and the fair value of the related investments or collateral (in millions) consisted of the following:

	As of December 31, 2022		As of December 31, 2021
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Collateral payable for derivative investments (1)	$3,284	$3,284	$5,575	$5,575
Securities pledged under securities lending agreements (2)	298	287	241	235
Investments pledged for FHLBI (3)	3,130	3,925	3,130	4,876
Total payables for collateral on investments	$6,712	$7,496	$8,946	$10,686

(1)We obtain collateral based upon contractual provisions with our counterparties. These agreements take into consideration the counterparties’ credit rating as compared to ours, the fair value of the derivative investments and specified thresholds that if exceeded result in the receipt of cash that is typically invested in cash and invested cash. This also includes interest payable on collateral. See Note 6 for additional information.

(2)Our pledged securities under securities lending agreements are included in fixed maturity AFS securities on the Consolidated Balance Sheets. We generally obtain collateral in an amount equal to 102% and 105% of the fair value of the domestic and foreign securities, respectively. We value collateral daily and obtain additional collateral when deemed appropriate. The cash received in our securities lending program is typically invested in cash and invested cash or fixed maturity AFS securities.

(3)Our pledged investments for FHLBI are included in fixed maturity AFS securities and mortgage loans on real estate on the Consolidated Balance Sheets.  The collateral requirements are generally 105% to 115% of the fair value for fixed maturity AFS securities and 155% to 175% of the fair value for mortgage loans on real estate.  The cash received in these transactions is primarily invested in cash and invested cash or fixed maturity AFS securities.

We have repurchase agreements through which we can obtain liquidity by pledging securities. The collateral requirements are generally 80% to 95% of the fair value of the securities, and our agreements with third parties contain contractual provisions to allow for additional collateral to be obtained when necessary. The cash received in our repurchase program is typically invested in fixed maturity AFS securities. As of December 31, 2022 and 2021, we were not participating in any open repurchase agreements.

Increase (decrease) in payables for collateral on investments (in millions) consisted of the following:

	For the Years Ended December 31,
	2022	2021	2020
Collateral payable for derivative investments	$(2,291)	$2,599	$1,588
Securities pledged under securities lending agreements	57	125	2
Investments pledged for FHLBI	-	-	(450)
Total increase (decrease) in payables for collateral on investments	$(2,234)	$2,724	$1,140

We have elected not to offset our securities lending transactions in the consolidated financial statements. The remaining contractual maturities of securities lending transactions accounted for as secured borrowings (in millions) were as follows:

	As of December 31, 2022
	Overnight and Continuous	Up to 30 Days	30 - 90 Days	Greater Than 90 Days	Total
Securities Lending
Corporate bonds	$288	$-	$-	$-	$288
Foreign government bonds	2	-	-	-	2
Equity securities	8	-	-	-	8
Total gross secured borrowings	$298	$-	$-	$-	$298

	As of December 31, 2021
	Overnight and Continuous	Up to 30 Days	30 - 90 Days	Greater Than 90 Days	Total
Securities Lending
Corporate bonds	$239	$-	$-	$-	$239
Foreign government bonds	1	-	-	-	1
Equity securities	1	-	-	-	1
Total gross secured borrowings	$241	$-	$-	$-	$241

We accept collateral in the form of securities in connection with repurchase agreements. In instances where we are permitted to sell or re-pledge the securities received, we report the fair value of the collateral received and a related obligation to return the collateral in the consolidated financial statements. In addition, we receive securities in connection with securities borrowing agreements that we are permitted to sell or re-pledge. As of December 31, 2022, the fair value of all collateral received that we are permitted to sell or re-pledge was $25 million, and we had re-pledged all of this collateral to cover initial margin and over-the-counter collateral requirements on certain derivative investments.

Investment Commitments

As of December 31, 2022, our investment commitments were $2.4 billion, which included $1.9 billion of LPs, $310 million of private placement securities and $226 million of mortgage loans on real estate.

Concentrations of Financial Instruments

As of December 31, 2022 and 2021, our most significant investments in one issuer were our investments in securities issued by the Federal National Mortgage Association with a fair value of $745 million and $926 million, respectively, or 1% of total investments, and our investments in securities issued by the Federal Home Loan Mortgage Corporation with a fair value of $720 million and $953 million, respectively, or 1% of total investments. These concentrations include fixed maturity AFS, trading and equity securities.

As of December 31, 2022 and 2021, our most significant investments in one industry were our investments in securities in the financial services industry with a fair value of $16.6 billion and $19.2 billion, respectively, or 13% and 12%, respectively, of total investments, and our investments in securities in the consumer non-cyclical industry with a fair value of $15.1 billion and $19.6 billion, respectively, or 11% and 13%, respectively, of total investments. These concentrations include fixed maturity AFS, trading and equity securities.

5. Variable Interest Entities

Consolidated VIEs

Reinsurance-Related Notes

We are the sole equity owner of Lincoln Financial Limited Liability Company I (“LFLLCI”), which we formed in July 2013. The activities of LFLLCI relate solely to our captive reinsurance subsidiary, the Lincoln Reinsurance Company of Vermont V (“LRCVV”), and are primarily to acquire, hold and issue notes with LRCVV as well as pay and collect interest on the notes. LFLLCI holds a surplus note issued by LRCVV that had an outstanding principal balance of $568 million as of December 31, 2022. LFLLCI issued a long-term note to LRCVV that has a principal balance that moves concurrently with any variability in the face amount of the surplus note LFLLCI received from LRCVV. We concluded that LFLLCI is a VIE and that LNC is the primary beneficiary as we have the power to direct the most significant activities affecting the performance of LFLLCI.

Asset information (dollars in millions) for the consolidated VIEs included on the Consolidated Balance Sheets was as follows:

	As of December 31, 2022			As of December 31, 2021
	Number			Number
	of	Notional	Carrying	of	Notional	Carrying
	Instruments	Amounts	Value	Instruments	Amounts	Value
Assets
Total return swap	1	$568	$-	1	$594	$-

There were no gains or losses for consolidated VIEs recognized on the Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021.

Unconsolidated VIEs

Reinsurance-Related Notes

Effective September 30, 2014, we entered into a transaction with a non-affiliated VIE whose primary activities are to acquire, hold and issue notes and loans, pay and collect interest on the notes and loans, and enter into derivative instruments.  We issued a long-term senior note to the non-affiliated VIE in exchange for a corporate bond AFS security of like principal and duration that was assigned to one of our subsidiaries. The outstanding principal balance of this long-term senior note was $1.0 billion as of December 31, 2022, and it is variable in nature; moving concurrently with any variability in the face amount of the corporate bond AFS security up to a maximum amount of $1.1 billion.  We have concluded that we are not the primary beneficiary of the non-affiliated VIE because we do not have power over the activities that most significantly affect its economic performance.  In addition, the terms of the senior note provide us with a set-off right with the corporate bond AFS security we purchased from the VIE; therefore, neither appears on the Consolidated Balance Sheets.  The VIE has entered into a total return swap with an unaffiliated third party that supports any necessary principal funding of the corporate bond AFS security required by our subsidiaries while the security is outstanding.

Effective October 1, 2017, our captive reinsurance subsidiary, the Lincoln Reinsurance Company of Vermont VI, restructured the $275 million, long-term surplus note which was originally issued to a non-affiliated VIE in October 2015 in exchange for two corporate bond AFS securities of like principal and duration.  The activities of the VIE are primarily to acquire, hold and issue notes and loans and to pay and collect interest on the notes and loans.  The outstanding principal balance of the long-term surplus note is variable in nature; moving concurrently with any variability in the face amount of the corporate bond AFS securities.  We have concluded that we are not the primary beneficiary of the non-affiliated VIE because we do not have power over the activities that most significantly affect its economic performance. As of December 31, 2022, the principal balance of the long-term surplus note was zero and we do not currently have any exposure to this VIE.

Effective November 1, 2019, we entered into a transaction with a non-affiliated VIE whose primary activities are to acquire, hold and issue notes, as well as pay and collect interest on the notes. We issued a long-term senior note to the non-affiliated VIE in exchange for a corporate bond AFS security of like principal and duration that was assigned to one of our subsidiaries. The outstanding principal balance of this long-term senior note was $391 million as of December 31, 2022, and it is variable in nature, moving concurrently with any variability in the face amount of the corporate bond AFS security up to a maximum amount of $500 million. We have concluded that we are not the primary beneficiary of the non-affiliated VIE due to our lack of power over the activities that most significantly affect its economic performance as well as the extent of our obligation to absorb its losses. In addition, the terms of the senior note provide us with a set-off right with the corporate bond AFS security we purchased from the VIE; therefore, neither appears on the Consolidated Balance Sheets.

Effective September 30, 2021, we entered into a transaction with a non-affiliated VIE whose primary activities are to acquire, hold and issue notes, as well as pay and collect interest on the notes. We issued a long-term senior note to the non-affiliated VIE in exchange for a corporate bond AFS security of like principal and duration that was assigned to one of our subsidiaries. The outstanding principal balance of this long-term senior note was $400 million as of December 31, 2022, and it is variable in nature, moving concurrently with any variability in the face amount of the corporate bond AFS security up to a maximum amount of $400 million. We have concluded that we are not the primary beneficiary of the non-affiliated VIE due to our lack of power over the activities that most significantly affect its economic performance as well as the extent of our obligation to absorb its losses. In addition, the terms of the senior note provide us with a set-off right with the corporate bond AFS security we purchased from the VIE; therefore, neither appears on the Consolidated Balance Sheets.

Effective December 31, 2022, we entered into a transaction with a non-affiliated VIE whose primary activities are to acquire, hold and issue notes, as well as pay and collect interest on the notes. We issued a long-term note to the non-affiliated VIE in exchange for a corporate bond AFS security of like principal and duration that was assigned to one of our subsidiaries. The outstanding principal balance of this long-term note was $500 million as of December 31, 2022, and it is variable in nature, moving concurrently with any variability in the face amount of the corporate bond AFS security up to a maximum amount of $500 million. We have concluded that we are not the primary beneficiary of the non-affiliated VIE due to our lack of power over the activities that most significantly affect its economic performance as well as the extent of our obligation to absorb its losses. In addition, the terms of the note provide us with a set-off right with the corporate bond AFS security we received from the VIE; therefore, neither appears on the Consolidated Balance Sheets.

Structured Securities

Through our investment activities, we make passive investments in structured securities issued by VIEs for which we are not the manager. These structured securities include our ABS, RMBS and CMBS. We have not provided financial or other support with respect to these VIEs other than our original investment.  We have determined that we are not the primary beneficiary of these VIEs due to the relative size of our investment in comparison to the principal amount of the structured securities issued by the VIEs and the level of credit subordination that reduces our obligation to absorb losses or right to receive benefits.  Our maximum exposure to loss on these structured securities is limited to the amortized cost for these investments.  We recognize our variable interest in these VIEs at fair value on the Consolidated Balance Sheets. For information about these structured securities, see Note 6.

Limited Partnerships and Limited Liability Companies

We invest in certain LPs and limited liability companies (“LLCs”) that we have concluded are VIEs. Our exposure to loss is limited to the capital we invest in the LPs and LLCs. We do not hold any substantive kick-out or participation rights in the LPs and LLCs, and we do not receive any performance fees or decision maker fees from the LPs and LLCs. Based on our analysis of the LPs and LLCs, we are not the primary beneficiary of the VIEs as we do not have the power to direct the most significant activities of the LPs and LLCs. The carrying amounts of our investments in the LPs and LLCs are recognized in other investments on the Consolidated Balance Sheets and were $3.1 billion and $2.9 billion as of December 31, 2022 and 2021, respectively.

6. Derivative Instruments

We maintain an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate risk, foreign currency exchange risk, equity market risk, basis risk, commodity risk and credit risk. We assess these risks by continually identifying and monitoring changes in our exposures that may adversely affect expected future cash flows and by evaluating hedging opportunities.

Derivative activities are monitored by various management committees. The committees are responsible for overseeing the implementation of various hedging strategies that are developed through the analysis of financial simulation models and other internal and industry sources. The resulting hedging strategies are incorporated into our overall risk management strategies.

See Note 1 for a discussion of the accounting treatment for derivative instruments. See Note 15 for additional disclosures related to the fair value of our derivative instruments and Note 5 for derivative instruments related to our consolidated VIEs.

Interest Rate Contracts

We use derivative instruments as part of our interest rate risk management strategy. These instruments are economic hedges unless otherwise noted and include:

Forward-Starting Interest Rate Swaps

We use forward-starting interest rate swaps designated and qualifying as cash flow hedges to hedge our exposure to interest rate fluctuations related to the forecasted purchases of certain assets and anticipated issuances of fixed-rate securities.

We also use forward-starting interest rate swaps to hedge the interest rate exposure within our life and annuity products.

Interest Rate Cap Corridors

We use interest rate cap corridors to provide a level of protection from the effect of rising interest rates for certain life insurance products and annuity contracts. Interest rate cap corridors involve purchasing an interest rate cap at a specific cap rate and selling an interest rate cap with a higher cap rate. For each corridor, the amount of quarterly payments, if any, is determined by the rate at which the underlying index rate resets above the original capped rate. The corridor limits the benefit the purchaser can receive as the related interest rate index rises above the higher capped rate. There is no additional liability to us other than the purchase price associated with the interest rate cap corridor.

Interest Rate Futures

We use interest rate futures contracts to hedge the liability exposure on certain options in variable annuity products. These futures contracts require payment between our counterparty and us on a daily basis for changes in the futures index price.

Interest Rate Swap Agreements

We use interest rate swap agreements to hedge the liability exposure on certain options in variable annuity products.

We also use interest rate swap agreements designated and qualifying as cash flow hedges to hedge the interest rate risk of floating-rate bond coupon payments by replicating a fixed-rate bond.

Finally, we use interest rate swap agreements designated and qualifying as fair value hedges to hedge against changes in the fair value of certain fixed-rate long-term debt and fixed maturity securities due to interest rate risks.

Treasury and Reverse Treasury Locks

We use treasury locks designated and qualifying as cash flow hedges to hedge the interest rate exposure related to our issuance of fixed-rate securities or the anticipated future cash flows of floating-rate fixed maturity securities due to changes in interest rates. In addition, we use reverse treasury locks designated and qualifying as cash flow hedges to hedge the interest rate exposure related to the anticipated purchase of fixed-rate securities or the anticipated future cash flows of floating-rate fixed maturity securities due to changes in interest rates. These derivatives are primarily structured to hedge interest rate risk inherent in the assumptions used to price certain liabilities.

Foreign Currency Contracts

We use derivative instruments as part of our foreign currency risk management strategy. These instruments are economic hedges unless otherwise noted and include:

Currency Futures

We use currency futures to hedge foreign exchange risk associated with certain options in variable annuity products. Currency futures exchange one currency for another at a specified date in the future at a specified exchange rate.

Foreign Currency Swaps

We use foreign currency swaps to hedge foreign exchange risk of investments in fixed maturity securities denominated in foreign currencies. A foreign currency swap is a contractual agreement to exchange one currency for another at specified dates in the future at a specified exchange rate.

We also use foreign currency swaps designated and qualifying as cash flow hedges to hedge foreign exchange risk of investments in fixed maturity securities denominated in foreign currencies.

Foreign Currency Forwards

We use foreign currency forwards to hedge foreign exchange risk of investments in fixed maturity securities denominated in foreign currencies. A foreign currency forward is a contractual agreement to exchange one currency for another at specified dates in the future at a specified current exchange rate.

Equity Market Contracts

We use derivative instruments as part of our equity market risk management strategy that are economic hedges and include:

Call Options Based on the S&P 500® Index and Other Indices

We use call options to hedge the liability exposure on certain options in variable annuity, indexed variable annuity, fixed indexed annuity, IUL and VUL products.

Our indexed annuity and IUL contracts permit the holder to elect an interest rate return or an equity market component, where interest credited to the contracts is linked to the performance of the S&P 500 Index or other indices. Policyholders may elect to rebalance index options at renewal dates. At the end of each indexed term, which can be up to six years, we have the opportunity to re-price the indexed component by establishing participation rates, caps, spreads and specified rates, subject to contractual guarantees. We use call options that are highly correlated to the portfolio allocation decisions of our policyholders, such that we are economically hedged with respect to equity returns for the current reset period.

Consumer Price Index Swaps

We use consumer price index swaps to hedge the liability exposure on certain options in fixed annuity products. Consumer price index swaps are contracts entered into at no cost and whose payoff is the difference between the consumer price index inflation rate and the fixed-rate determined as of inception.

Equity Futures

We use equity futures contracts to hedge the liability exposure on certain options in variable annuity products. These futures contracts require payment between our counterparty and us on a daily basis for changes in the futures index price.

Put Options

We use put options to hedge the liability exposure on certain options in variable annuity, indexed variable annuity and VUL products. Put options are contracts that require the buyers to pay at a specified future date the amount, if any, by which a specified equity index is less than the strike rate stated in the agreement, applied to a notional amount.

Total Return Swaps

We use total return swaps to hedge the liability exposure on certain options in variable annuity products and indexed variable annuity products.

In addition, we use total return swaps to hedge a portion of the liability related to our deferred compensation plans. We receive the total return on a portfolio of indexes and pay a floating-rate of interest.

Commodity Contracts

We use commodity contracts to economically hedge certain investments that are closely tied to the changes in commodity values. The commodity contract is an over-the-counter contract that combines a purchase put/sold call to lock in a commodity price within a predetermined range in exchange for a net premium.

Credit Contracts

We use derivative instruments as part of our credit risk management strategy that are economic hedges and include:

Credit Default Swaps – Buying Protection

We use credit default swaps (“CDSs”) to hedge the liability exposure on certain options in variable annuity products.

We buy CDSs to hedge against a drop in bond prices due to credit concerns of certain bond issuers. A CDS allows us to put the bond back to the counterparty at par upon a default event by the bond issuer. A default event is defined as bankruptcy, failure to pay, obligation acceleration or restructuring.

CDSs – Selling Protection

We use CDSs to hedge the liability exposure on certain options in variable annuity products.

We sell CDSs to offer credit protection to policyholders and investors. The CDSs hedge the policyholders and investors against a drop in bond prices due to credit concerns of certain bond issuers. A CDS allows the investor to put the bond back to us at par upon a default event by the bond issuer. A default event is defined as bankruptcy, failure to pay, obligation acceleration or restructuring.

Embedded Derivatives

We have embedded derivatives that include:

GLB Reserves Embedded Derivatives

Prior to the adoption of ASU 2018-12, certain riders of these guarantees had elements of both insurance benefits accounted for under the Financial Services – Insurance – Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC (“benefit reserves”) and embedded derivatives accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“embedded derivative reserves”). We calculated the value of the benefit reserves and the embedded derivative reserves based on the specific characteristics of each GLB rider. Under ASU 2018-12, these GLB embedded derivative reserves are now accounted for as MRBs. See Note 3 for information on the adoption of ASU 2018-12 relating to MRBs.

Indexed Annuity and IUL Contracts Embedded Derivatives

Our indexed annuity and IUL contracts permit the holder to elect an interest rate return or an equity market component, where interest credited to the contracts is linked to the performance of the S&P 500® Index or other indices. Policyholders may elect to rebalance index options at renewal dates. At the end of each indexed term, which can be up to six years, we have the opportunity to re-price the indexed component by establishing participation rates, caps, spreads and specified rates, subject to contractual guarantees. We use options that are highly correlated to the portfolio allocation decisions of our policyholders, such that we are economically hedged with respect to equity returns for the current reset period.

Reinsurance-Related Embedded Derivatives

We have certain modified coinsurance and coinsurance with funds withheld reinsurance agreements with embedded derivatives related to the withheld assets of the related funds. These derivatives are considered total return swaps with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements.

We have derivative instruments with off-balance-sheet risks whose notional or contract amounts exceed the related credit exposure. Outstanding derivative instruments with off-balance-sheet risks (in millions) were as follows:

	As of December 31, 2022			As of December 31, 2021
	Notional	Fair Value		Notional	Fair Value
	Amounts	Asset	Liability	Amounts	Asset	Liability
Qualifying Hedges
Cash flow hedges:
Interest rate contracts (1)	$2,590	$123	$232	$3,222	$98	$436
Foreign currency contracts (1)	4,383	643	18	3,979	283	51
Total cash flow hedges	6,973	766	250	7,201	381	487
Fair value hedges:
Interest rate contracts (1)	1,155	2	44	1,157	-	213
Non-Qualifying Hedges
Interest rate contracts (1)	105,977	709	935	82,786	897	176
Foreign currency contracts (1)	395	27	2	487	7	2
Equity market contracts (1)	142,946	5,135	2,035	107,515	8,490	3,909
Commodity contracts (1)	13	14	3	-	-	-
Credit contracts (1)	-	-	-	49	-	-
Embedded derivatives:
Reinsurance-related (2)	-	416	-	-	-	206
Indexed annuity and IUL contracts (2) (3)	-	525	4,783	-	528	6,131
Total derivative instruments	$257,459	$7,594	$8,052	$199,195	$10,303	$11,124

(1)These asset and liability balances are presented on a gross basis. Amounts are reported in derivative investments and other liabilities on the Consolidated Balance Sheets after the evaluation for right of offset subject to master netting agreements as described in Note 1.

(2)Reported in other assets and other liabilities on the Consolidated Balance Sheets.

(3)Reported in policyholder account balances on the Consolidated Balance Sheets.

The maturity of the notional amounts of derivative instruments (in millions) was as follows:

	Remaining Life as of December 31, 2022
	Less Than	1 - 5	6 - 10	11 - 30	Over 30
	1 Year	Years	Years	Years	Years	Total
Interest rate contracts (1)	$31,463	$27,958	$24,892	$21,196	$4,213	$109,722
Foreign currency contracts (2)	261	730	1,681	2,037	69	4,778
Equity market contracts	95,134	28,952	7,796	9	11,055	142,946
Commodity contracts	13	-	-	-	-	13
Total derivative instruments
with notional amounts	$126,871	$57,640	$34,369	$23,242	$15,337	$257,459

(1)As of December 31, 2022, the latest maturity date for which we were hedging our exposure to the variability in future cash flows for these instruments was April 20, 2067.

(2)As of December 31, 2022, the latest maturity date for which we were hedging our exposure to the variability in future cash flows for these instruments was June 16, 2061.

The following amounts (in millions) were recorded on the Consolidated Balance Sheets related to cumulative basis adjustments for fair value hedges:

			Cumulative Fair Value
			Hedging Adjustment
			Included in the
	Amortized Cost of the		Amortized Cost of the
	Hedged		Hedged
	Assets / (Liabilities)		Assets / (Liabilities)
	As of	As of	As of	As of
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Line Item in the Consolidated Balance Sheets in
which the Hedged Item is Included
Fixed maturity AFS securities, at fair value	$587	$764	$44	$211
Long-term debt (1)	(698)	(854)	177	21

(1)Includes $(341) million and $(356) million of unamortized adjustments from discontinued hedges as of December 31, 2022 and 2021, respectively.

The change in our unrealized gain (loss) on derivative instruments within AOCI (in millions) was as follows:

	For the Years Ended December 31,
	2022	2021	2020
Unrealized Gain (Loss) on Derivative Instruments
Balance as of beginning-of-year	$(85)	$(402)	$(11)
Cumulative effect from adoption of new accounting
standard	-	25	-
Other comprehensive income (loss):
Unrealized holding gains (losses) arising during the period:
Cash flow hedges:
Interest rate contracts	196	116	(350)
Foreign currency contracts	182	130	93
Change in foreign currency exchange rate adjustment	312	152	(174)
Change in DAC, VOBA, DSI and DFEL	-	-	(17)
Income tax benefit (expense)	(144)	(85)	94
Less:
Reclassification adjustment for gains (losses)
included in net income (loss):
Cash flow hedges:
Interest rate contracts (1)	2	3	2
Interest rate contracts (2)	(11)	(23)	(16)
Foreign currency contracts (1)	62	48	56
Foreign currency contracts (3)	39	(2)	6
Associated amortization of DAC, VOBA, DSI and DFEL	-	-	(1)
Income tax benefit (expense)	(19)	(5)	(10)
Balance as of end-of-year	$388	$(85)	$(402)

(1)The OCI offset is reported within net investment income on the Consolidated Statements of Comprehensive Income (Loss).

(2)The OCI offset is reported within interest and debt expense on the Consolidated Statements of Comprehensive Income (Loss).

(3)The OCI offset is reported within realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

The effects of qualifying and non-qualifying hedges (in millions) on the Consolidated Statements of Comprehensive Income (Loss) were as follows:

	Gain (Loss) Recognized in Income
	For the Year Ended December 31, 2022
	Realized	Net	Interest
	Gain	Investment	and Debt
	(Loss)	Income	Expense
Total Line Items in which the Effects of Fair Value or Cash
Flow Hedges are Recorded	$840	$5,515	$283
Qualifying Hedges
Gain or (loss) on fair value hedging relationships:
Interest rate contracts:
Hedged items	-	(167)	156
Derivatives designated as hedging instruments	-	167	(156)
Gain or (loss) on cash flow hedging relationships:
Interest rate contracts:
Amount of gain or (loss) reclassified from AOCI into income	-	2	(11)
Foreign currency contracts:
Amount of gain or (loss) reclassified from AOCI into income	39	62	-
Non-Qualifying Hedges
Interest rate contracts	(2,113)	-	-
Foreign currency contracts	3	-	-
Equity market contracts	(2,075)	-	-
Commodity contracts	11
Credit contracts	(4)	-	-
Embedded derivatives:
Reinsurance-related	622	-	-
Indexed annuity and IUL contracts	1,760	-	-

	Gain (Loss) Recognized in Income
	For the Year Ended December 31, 2021
	Realized	Net	Interest
	Gain	Investment	and Debt
	(Loss)	Income	Expense
Total Line Items in which the Effects of Fair Value or Cash
Flow Hedges are Recorded	$(867)	$6,111	$270
Qualifying Hedges
Gain or (loss) on fair value hedging relationships:
Interest rate contracts:
Hedged items	-	(60)	46
Derivatives designated as hedging instruments	-	60	(46)
Gain or (loss) on cash flow hedging relationships:
Interest rate contracts:
Amount of gain or (loss) reclassified from AOCI into income	-	3	(23)
Foreign currency contracts:
Amount of gain or (loss) reclassified from AOCI into income	(2)	48	-
Non-Qualifying Hedges
Interest rate contracts	(957)	-	-
Foreign currency contracts	(1)	-	-
Equity market contracts	3,354	-	-
Credit contracts	(1)	-	-
Embedded derivatives:
Reinsurance-related	185	-	-
Indexed annuity and IUL contracts	(2,622)	-	-

	Gain (Loss) Recognized in Income
	For the Year Ended December 31, 2020
	Realized	Net	Interest
	Gain	Investment	and Debt
	(Loss)	Income	Expense
Total Line Items in which the Effects of Fair Value or Cash
Flow Hedges are Recorded	$(513)	$5,510	$284
Qualifying Hedges
Gain or (loss) on fair value hedging relationships:
Interest rate contracts:
Hedged items	-	69	136
Derivatives designated as hedging instruments	-	(69)	(136)
Gain or (loss) on cash flow hedging relationships:
Interest rate contracts:
Amount of gain or (loss) reclassified from AOCI into income	-	2	(16)
Foreign currency contracts:
Amount of gain or (loss) reclassified from AOCI into income	6	56	-
Non-Qualifying Hedges
Interest rate contracts	1,287	-	-
Foreign currency contracts	(3)	-	-
Equity market contracts	971	-	-
Credit contracts	(6)	-	-
Embedded derivatives:
GLB (1)	32	-	-
Reinsurance-related	(65)	-	-
Indexed annuity and IUL contracts	(471)	-	-

(1)Prior to the adoption of ASU 2018-12, certain GLB riders had elements of embedded derivatives that were accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC.

As of December 31, 2022, $68 million of the deferred net gains (losses) on derivative instruments in AOCI were expected to be reclassified to earnings during the next 12 months. This reclassification would be due primarily to interest rate variances related to our interest rate swap agreements.

For the years ended December 31, 2022 and 2021, there were no material reclassifications to earnings due to hedged firm commitments no longer deemed probable or due to hedged forecasted transactions that had not occurred by the end of the originally specified time period.

As of December 31, 2022 and 2021, we did not have any exposure related to CDSs for which we are the seller.

Credit Risk

We are exposed to credit losses in the event of non-performance by our counterparties on various derivative contracts and reflect assumptions regarding the credit or non-performance risk. The non-performance risk is based upon assumptions for each counterparty’s credit spread over the estimated weighted average life of the counterparty exposure, less collateral held. As of December 31, 2022, the non-performance risk adjustment was zero. The credit risk associated with such agreements is minimized by entering into agreements with financial institutions with long-standing, superior performance records. Additionally, we maintain a policy of requiring derivative contracts to be governed by an International Swaps and Derivatives Association (“ISDA”) Master Agreement. We are required to maintain minimum ratings as a matter of routine practice in negotiating ISDA agreements. Under some ISDA agreements, our insurance subsidiaries have agreed to maintain certain financial strength or claims-paying ratings. A downgrade below these levels could result in termination of derivative contracts, at which time any amounts payable by us would be dependent on the market value of the underlying derivative contracts. In certain transactions, we and the counterparty have entered into a credit support annex requiring either party to post collateral when net exposures exceed pre-determined thresholds. These thresholds vary by counterparty and credit rating. The amount of such exposure is essentially the net replacement cost or market value less collateral held for such agreements with each counterparty if the net market value is in our favor. We did not have any exposure as of December 31, 2022 or 2021.

The amounts recognized (in millions) by S&P credit rating of counterparty, for which we had the right to reclaim cash collateral or were obligated to return cash collateral, were as follows:

	As of December 31, 2022		As of December 31, 2021
	Collateral	Collateral	Collateral	Collateral
	Posted by	Posted by	Posted by	Posted by
S&P	Counter-	LNC	Counter-	LNC
Credit	Party	(Held by	Party	(Held by
Rating of	(Held by	Counter-	(Held by	Counter-
Counterparty	LNC)	Party)	LNC)	Party)
AA-	$383	$(6)	$2,346	$(281)
A+	1,718	(166)	2,772	(251)
A	1,172	-	456	(189)
	$3,273	$(172)	$5,574	$(721)

Balance Sheet Offsetting

Information related to the effects of offsetting on the Consolidated Balance Sheets (in millions) was as follows:

	As of December 31, 2022
		Embedded
	Derivative	Derivative
	Instruments	Instruments	Total
Financial Assets
Gross amount of recognized assets	$6,604	$941	$7,545
Gross amounts offset	(3,010)	-	(3,010)
Net amount of assets	3,594	941	4,535
Gross amounts not offset:
Cash collateral	(3,273)	-	(3,273)
Non-cash collateral (1)	(321)	-	(321)
Net amount	$-	$941	$941

Financial Liabilities
Gross amount of recognized liabilities	$260	$4,783	$5,043
Gross amounts offset	(50)	-	(50)
Net amount of liabilities	210	4,783	4,993
Gross amounts not offset:
Cash collateral	(172)	-	(172)
Non-cash collateral (1)	(38)	-	(38)
Net amount	$-	$4,783	$4,783

(1)Excludes excess non-cash collateral received of $1.1 billion and excess non-cash collateral pledged of $8 million, as the collateral offset is limited to the net estimated fair value of derivatives after application of netting arrangements.

	As of December 31, 2021
		Embedded
	Derivative	Derivative
	Instruments	Instruments	Total
Financial Assets
Gross amount of recognized assets	$9,705	$528	$10,233
Gross amounts offset	(4,008)	-	(4,008)
Net amount of assets	5,697	528	6,225
Gross amounts not offset:
Cash collateral (1)	(5,574)	-	(5,574)
Non-cash collateral (2)	(123)	-	(123)
Net amount	$-	$528	$528

Financial Liabilities
Gross amount of recognized liabilities	$779	$6,337	$7,116
Gross amounts offset	(70)	-	(70)
Net amount of liabilities	709	6,337	7,046
Gross amounts not offset:
Cash collateral (1)	(709)	-	(709)
Non-cash collateral (2)	-	-	-
Net amount	$-	$6,337	$6,337

(1)Excludes excess cash collateral pledged of $12 million, as the cash collateral offset is limited to the net estimated fair value of derivatives after application of netting arrangements.

(2)Excludes excess non-cash collateral received of $409 million, as the collateral offset is limited to the net estimated fair value of derivatives after application of netting arrangements.

7. DAC, VOBA, DSI and DFEL

The following table reconciles DAC, VOBA and DSI (in millions) to the Consolidated Balance Sheets:

	As of December 31,
	2022	2021
DAC, VOBA and DSI
Traditional Life	$1,383	$1,254
UL and Other	6,100	5,902
Variable Annuities	3,879	3,856
Fixed Annuities	479	495
Group Protection	141	140
Retirement Plan Services	253	249
Total DAC, VOBA and DSI	$12,235	$11,896

The following table reconciles DFEL (in millions) to the Consolidated Balance Sheets:

	As of December 31,
	2022	2021
DFEL
UL and Other	$4,766	$3,934
Variable Annuities	286	291
Total DFEL	$5,052	$4,225

The following tables summarize the changes in DAC (in millions):

	For the Year Ended December 31, 2022
						Retirement
	Traditional	UL and	Variable	Fixed	Group	Plan
	Life	Other	Annuities	Annuities	Protection	Services

Balance as of beginning-of-year	$1,195	$5,360	$3,717	$448	$140	$235
Deferrals	266	539	391	60	98	20
Amortization	(128)	(294)	(357)	(69)	(97)	(19)
Balance as of end-of-year	$1,333	$5,605	$3,751	$439	$141	$236

	For the Year Ended December 31, 2021
						Retirement
	Traditional	UL and	Variable	Fixed	Group	Plan
	Life	Other	Annuities	Annuities	Protection	Services

Balance as of beginning-of-year	$1,082	$5,425	$3,570	$479	$187	$232
Business acquired (sold) through
reinsurance	-	(294)	-	-	-	-
Deferrals	220	523	487	29	91	22
Amortization	(107)	(294)	(340)	(60)	(138)	(19)
Balance as of end-of-year	$1,195	$5,360	$3,717	$448	$140	$235

DAC amortization expense of $964 million, $958 million and $1.1 billion was recorded in commissions and other expenses on the Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022, 2021 and 2020, respectively.

The following tables summarize the changes in VOBA (in millions):

	For the Year Ended December 31, 2022
	Traditional	UL and	Fixed
	Life	Other	Annuities

Balance as of beginning-of-year	$59	$511	$20
Deferrals	-	2	-
Amortization	(9)	(48)	(3)
Balance as of end-of-year	$50	$465	$17

	For the Year Ended December 31, 2021
	Traditional	UL and	Fixed
	Life	Other	Annuities

Balance as of beginning-of-year	$67	$810	$23
Business acquired (sold) through
reinsurance	-	(234)	-
Deferrals	1	-	-
Amortization	(9)	(65)	(3)
Balance as of end-of-year	$59	$511	$20

VOBA amortization expense of $60 million, $77 million and $266 million was recorded in commissions and other expenses on the Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022, 2021 and 2020, respectively. No additions or write-offs were recorded for each respective year.

Estimated future amortization of VOBA (in millions), as of December 31, 2022, was as follows:

2023	$45
2024	41
2025	38
2026	35
2027	30

The following tables summarize the changes in DSI (in millions):

	For the Year Ended December 31, 2022
				Retirement
	UL and	Variable	Fixed	Plan
	Other	Annuities	Annuities	Services

Balance as of beginning-of-year	$31	$139	$27	$14
Deferrals	1	1	-	4
Amortization	(2)	(12)	(4)	(1)
Balance as of end-of-year	$30	$128	$23	$17

	For the Year Ended December 31, 2021
				Retirement
	UL and	Variable	Fixed	Plan
	Other	Annuities	Annuities	Services

Balance as of beginning-of-year	$35	$150	$30	$14
Deferrals	1	3	-	1
Amortization	(5)	(14)	(3)	(1)
Balance as of end-of-year	$31	$139	$27	$14

DSI amortization expense of $19 million, $23 million and $21 million was recorded in interest credited on the Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022, 2021 and 2020, respectively.

The following tables summarize the changes in DFEL (in millions):

	For the Year Ended		For the Year Ended
	December 31, 2022		December 31, 2021
	UL and	Variable	UL and	Variable
	Other	Annuities	Other	Annuities

Balance as of beginning-of-year	$3,934	$291	$3,298	$293
Business acquired (sold) through
reinsurance	-	-	(161)	-
Deferrals	1,061	23	988	27
Amortization	(229)	(28)	(191)	(29)
Balance as of end-of-year	$4,766	$286	$3,934	$291

DFEL amortization of $257 million, $220 million and $815 million was recorded in fee income on the Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022, 2021 and 2020, respectively.

8. Reinsurance

The following summarizes reinsurance amounts (in millions) recorded on the Consolidated Statements of Comprehensive Income (Loss), excluding amounts attributable to the indemnity reinsurance agreements with Protective and Swiss Re:

	For the Years Ended December 31,
	2022	2021	2020
Direct insurance premiums and fee income	$13,607	$13,415	$13,304
Reinsurance assumed	98	94	95
Reinsurance ceded	(2,015)	(1,853)	(1,656)
Total insurance premiums and fee income	$11,690	$11,656	$11,743

Direct insurance benefits	$10,345	$10,592	$10,630
Reinsurance recoveries	(1,866)	(2,089)	(1,953)
Total benefits	$8,479	$8,503	$8,677

Direct market risk benefit (gain) loss	$(3,517)	$(4,011)	$-
Reinsurance ceded	271	258)	-
Total market risk benefit (gain) loss	$(3,246)	$(3,753)	$-

Direct policyholder liability remeasurement (gain) loss	$3,294	$(162)	$-
Reinsurance ceded	(528)	(21)	-
Total policyholder liability remeasurement (gain) loss	$2,766	$(183)	$-

Our insurance companies cede insurance to other companies. The portion of our life insurance and annuity risks exceeding each of our insurance companies’ retention limit is reinsured with other insurers. We seek reinsurance coverage to limit our exposure to mortality losses and to enhance our capital management. Reinsurance does not discharge us from our primary obligation to contract holders for losses incurred under the policies we issue. We evaluate each reinsurance agreement to determine whether the agreement provides indemnification against loss or liability.

As of December 31, 2022, the policy for our reinsurance program was to retain up to $20 million on a single insured life. As the amount we retain varies by policy, we reinsured 21% of the mortality risk on newly issued life insurance contracts in 2022.

Reinsurance Exposures

We focus on obtaining reinsurance from a diverse group of reinsurers, and we monitor concentration as well as financial strength ratings of our reinsurers. Our amounts recoverable from reinsurers represent receivables from and reserves ceded to reinsurers. The amounts recoverable from reinsurers were $19.4 billion and $22.4 billion as of December 31, 2022 and 2021, respectively. Protective represents our largest reinsurance exposure following the sale of the individual life and individual and group annuity business acquired from Liberty Life Assurance Company of Boston in 2018, which resulted in amounts recoverable from Protective of $9.4 billion and $11.5 billion as of December 31, 2022 and 2021, respectively. Protective has funded trusts, of which the balance in the trusts changes as a result of ongoing reinsurance activity, to support the business ceded, which totaled $11.5 billion and $14.0 billion as of December 31, 2022 and 2021, respectively.

Effective October 1, 2021, we entered into a reinsurance agreement with Resolution Life to reinsure liabilities under a block of in-force executive benefit and universal life policies. The agreement is structured as coinsurance for the general account reserves and modified coinsurance for the separate account reserves. Amounts recoverable from Resolution Life were $4.7 billion as of December 31, 2022 and 2021. Resolution Life has funded trusts, the balances of which change as a result of ongoing reinsurance activity to support the business ceded, that totaled $4.1 billion as of December 31, 2022 and 2021. We recognized a realized gain of $635 million in the fourth quarter of 2021 for the coinsurance portion of the transaction upon the transfer of a portfolio of assets to Resolution Life.

Some portions of our annuity business have been reinsured on a modified coinsurance basis with other companies. In a modified coinsurance agreement, we as the ceding company retain the reserves, as well as the assets backing those reserves, and the reinsurer shares proportionally in all financial terms of the reinsured policies based on their respective percentage of the risk.

Effective October 1, 2018, we entered into one such modified coinsurance agreement with Athene to reinsure fixed annuity products, which resulted in a deposit asset of $3.8 billion and $5.0 billion as of December 31, 2022 and 2021, respectively, within other assets on the Consolidated Balance Sheets.

We held assets in support of reserves associated with the Athene transaction in a modified coinsurance investment portfolio, which consisted of the following (in millions):

	As of December 31,
	2022	2021
Fixed maturity AFS securities	$474	$744
Trading securities	2,644	3,399
Equity securities	60	54
Mortgage loans on real estate	487	739
Derivative investments	39	93
Other investments	42	227
Cash and invested cash	26	110
Accrued investment income	35	33
Other assets	2	5
Total	$3,809	$5,404

The portfolio was supported by $105 million of over-collateralization and a $117 million letter of credit as of December 31, 2022. Additionally, we recorded a deferred gain on business sold through reinsurance related to the transaction with Athene and amortized $25 million, $26 million and $29 million of the gain during 2022, 2021 and 2020, respectively.

See “Realized Gain (Loss)” in Note 21 for information on reinsurance-related embedded derivatives.

Our reinsurance operations were acquired by Swiss Re in December 2001 through a series of indemnity reinsurance transactions. As such, Swiss Re reinsured certain liabilities and obligations under the indemnity reinsurance agreements. As we are not relieved of our liability to the ceding companies for this business, the liabilities and obligations associated with the reinsured policies remain on the Consolidated Balance Sheets with a corresponding reinsurance recoverable from Swiss Re, which totaled $1.6 billion and $2.2 billion as of December 31, 2022 and 2021, respectively. Swiss Re has funded a trust, with a balance of $710 million and $1.0 billion as of December 31, 2022 and 2021, respectively, to support this business. In addition to various remedies that we would have in the event of a default by Swiss Re, we continue to hold assets in support of certain of the transferred reserves. These assets consist of those reported as trading securities and certain mortgage loans.

Credit Losses on Reinsurance-Related Assets

In connection with our recognition of an allowance for credit losses for reinsurance-related assets, we perform a quantitative analysis using a probability of loss approach to estimate expected credit losses for reinsurance recoverables, inclusive of similar assets recognized using the deposit method of accounting. Our allowance for credit losses was $317 million and $205 million as of December 31, 2022 and 2021, respectively. The increase was attributable to updates to policyholder behavior assumptions that impacted ceded reserves.

9. Goodwill and Specifically Identifiable Intangible Assets

The changes in the carrying amount of goodwill (in millions) by reportable segment were as follows:

			For the Year Ended December 31, 2022
	Gross	Accumulated	Net
	Goodwill	Impairment	Goodwill		Net
	as of	as of	as of		Goodwill
	Beginning-	Beginning-	Beginning-		as of End-
	of-Year	of-Year	of-Year	Impairment	of-Year
Life Insurance	$2,188	$(1,554)	$634	$(634)	$-
Annuities	1,040	(600)	440	-	440
Group Protection	684	-	684	-	684
Retirement Plan Services	20	-	20	-	20
Total goodwill	$3,932	$(2,154)	$1,778	$(634)	$1,144

			For the Year Ended December 31, 2021
	Gross	Accumulated	Net
	Goodwill	Impairment	Goodwill		Net
	as of	as of	as of		Goodwill
	Beginning-	Beginning-	Beginning-		as of End-
	of-Year	of-Year	of-Year	Impairment	of-Year
Life Insurance	$2,188	$(1,554)	$634	$-	$634
Annuities	1,040	(600)	440	-	440
Group Protection	684	-	684	-	684
Retirement Plan Services	20	-	20	-	20
Total goodwill	$3,932	$(2,154)	$1,778	$-	$1,778

The fair values of our reporting units (Level 3 fair value estimates) are comprised of the value of in-force (i.e., existing) business and the value of new business. Specifically, new business is representative of cash flows and profitability associated with policies or contracts we expect to issue in the future, reflecting our forecasts of future sales volume and product mix over a 10-year period. To determine the values of in-force and new business, we use a discounted cash flows technique that applies a discount rate reflecting the market expected, weighted-average rate of return adjusted for the risk factors associated with operations to the projected future cash flows for each reporting unit.

As a result of the capital market environment during the third quarter of 2022, including (i) declining equity markets and (ii) the impact of rising interest rates on our discount rate assumption, we accelerated our quantitative goodwill impairment test for our Life Insurance reporting unit as we concluded that there were indicators of impairment. Based on this quantitative test, which included updating our best estimate assumptions therein, we incurred an impairment during the third quarter of 2022 of the Life Insurance reporting unit goodwill of $634 million, which represented a write-off of the entire balance of goodwill for the reporting unit.

As of October 1, 2022, we performed our annual quantitative goodwill impairment test for our other reporting units, and, as of such date, the fair value was in excess of the carrying value for each of the Annuities, Group Protection and Retirement Plan Services reporting units.

As of October 1, 2021, we performed our annual quantitative goodwill impairment test for all of our reporting units, and, as of such date, the fair value was in excess of each reporting unit’s carrying value.

The gross carrying amounts and accumulated amortization (in millions) for each major specifically identifiable intangible asset class by reportable segment were as follows:

	As of December 31, 2022		As of December 31, 2021
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Life Insurance:
Sales force	$100	$67	$100	$63
Group Protection:
VOCRA	576	115	576	85
VODA	31	10	31	7
Retirement Plan Services:
Mutual fund contract rights (1)	5	-	5	-
Total	$712	$192	$712	$155

(1)No amortization recorded as the intangible asset has indefinite life.

Future estimated amortization of specifically identifiable intangible assets (in millions) as of December 31, 2022, was as follows:

2023	$37
2024	37
2025	37
2026	37
2027	37
Thereafter	330

10. MRBs

The following table reconciles MRBs (in millions) to MRB assets and MRB liabilities on the Consolidated Balance Sheets:

	As of December 31, 2022			As of December 31, 2021
			Net			Net
			(Assets)			(Assets)
	Assets	Liabilities	Liabilities	Assets	Liabilities	Liabilities
Variable Annuities	$2,666	$2,004	$(662)	$1,784	$4,182	$2,398
Fixed Annuities	117	72	(45)	91	205	114
Retirement Plan Services	24	2	(22)	13	12	(1)
Total MRBs	$2,807	$2,078	$(729)	$1,888	$4,399	$2,511

The following table summarizes the balances of and changes in net MRB (assets) liabilities (in millions):

	As of or For the Year Ended			As of or For the Year Ended
	December 31, 2022			December 31, 2021
			Retirement			Retirement
	Variable	Fixed	Plan	Variable	Fixed	Plan
	Annuities	Annuities	Services	Annuities	Annuities	Services
Balance as of beginning-of-year	$2,398	$114	$(1)	$5,207	$118	$9
Balance as of beginning-of-year, before the effect
of changes in non-performance risk	4,823	158	12	8,799	170	21
Issuances	12	-	(3)	29	-	1
Attributed fees collected	1,571	32	6	1,667	32	5
Benefit payments	(63)	-	-	(24)	-	-
Effect of changes in interest rates	(9,346)	(232)	(55)	(2,935)	(57)	(8)
Effect of changes in equity markets	4,293	12	18	(2,837)	(5)	(12)
Effect of changes in equity index volatility	(225)	14	(1)	(6)	(2)	(1)
In-force updates and other changes in MRBs (1)	661	10	3	(134)	8	5
Effect of changes in future expected
policyholder behavior	(158)	1	-	293	12	1
Effect of changes in other future expected
assumptions (2)	(57)	-	-	(29)	-	-
Balance as of end-of-year, before the effect of
changes in non-performance risk	1,511	(5)	(20)	4,823	158	12
Effect of cumulative changes in
non-performance risk	(2,173)	(40)	(2)	(2,425)	(44)	(13)
Balance as of end-of-year	(662)	(45)	(22)	2,398	114	(1)
Less: ceded MRB assets (liabilities)	(193)	-	-	78	-	-
Balance as of end-of-year, net of reinsurance	$(469)	$(45)	$(22)	$2,320	$114	$(1)

Weighted-average age of policyholders (years)	71	68	63	71	67	62
Net amount at risk (3)	7,974	171	15	906	122	3

(1)Consists primarily of changes in MRB assets and liabilities related to differences between separate account fund performance and modeled indices and other changes such as actual to expected policyholder behavior.

(2)Consists primarily of the update of fund mapping, volatility and other capital market assumptions.

(3)Net amount at risk (“NAR”) is the current guaranteed minimum benefit in excess of the current account balance as of the balance sheet date. For GLBs, the guaranteed minimum benefit is calculated based on the present value of GLB payments. Our variable annuity products may offer more than one type of guaranteed benefit rider to a policyholder. In instances where more than one guaranteed benefit feature exists in a contract, the guaranteed benefit rider that provides the highest NAR is used in the calculation.

For the year ended December 31, 2022, Variable Annuities had a favorable impact from updates to policyholder benefit utilization behavior and fund mapping and volatility assumptions.

For the year ended December 31, 2021, Variable Annuities had an unfavorable impact from updates to policyholder benefit utilization behavior assumptions, partially offset by favorable updates to fund mapping and volatility assumptions.

For the years ended December 31, 2022 and 2021, Fixed Annuities and Retirement Plan Services did not have any significant assumption updates.

See “MRBs” in Note 1 and Note 15 for details related to our fair value judgments, assumptions, inputs and valuation methodology.

11. Separate Accounts

The following table presents the fair value of separate account assets (in millions) reported on the Consolidated Balance Sheets by major investment category:

	As of December 31,
	2022	2021
Mutual funds and collective investment trusts	$142,892	$181,766
Exchange-traded funds	258	432
Fixed maturity AFS securities	169	207
Cash and invested cash	98	54
Other investments	119	124
Total	$143,536	$182,583

The following table reconciles separate account liabilities (in millions) to the Consolidated Balance Sheets:

	As of December 31,
	2022	2021
UL and Other	$20,920	$24,785
Variable Annuities	105,573	136,665
Retirement Plan Services	16,996	21,068
Other Operations (1)	47	65
Total separate account liabilities	$143,536	$182,583

(1)Represents separate account liabilities reported in Other Operations primarily attributable to the indemnity reinsurance agreements with Protective ($42 million and $62 million as of December 31, 2022 and December 31, 2021, respectively) that are excluded from the following tables.

The following table summarizes the balances of and changes in separate account liabilities (in millions):

	As of or For the Year Ended			As of or For the Year Ended
	December 31, 2022			December 31, 2021
			Retirement			Retirement
	UL and	Variable	Plan	UL and	Variable	Plan
	Other	Annuities	Services	Other	Annuities	Services
Balance as of beginning-of-year	$24,785	$136,665	$21,068	$20,952	$128,121	$18,809
Gross deposits	1,900	3,371	2,378	1,786	5,220	2,294
Withdrawals	(454)	(9,238)	(2,378)	(441)	(11,499)	(2,970)
Policyholder assessments	(938)	(2,603)	(164)	(865)	(2,836)	(185)
Change in market performance	(4,371)	(23,194)	(3,710)	3,470	16,990	3,245
Net transfers from (to) general account	(2)	572	(198)	(117)	669	(125)
Balance as of end-of-year	$20,920	$105,573	$16,996	$24,785	$136,665	$21,068

Cash surrender value	$18,666	$103,987	$16,982	$22,614	$134,896	$21,049

12. Policyholder Account Balances

The following table reconciles policyholder account balances (in millions) to the Consolidated Balance Sheets:

	As of December 31,
	2022	2021
UL and Other	$37,694	$38,200
Variable Annuities	22,184	19,148
Fixed Annuities	23,365	22,552
Retirement Plan Services	25,138	23,579
Other (1)	6,054	6,748
Total policyholder account balances	$114,435	$110,227

(1)Represents policyholder account balances reported primarily in Other Operations attributable to the indemnity reinsurance agreements with Protective ($5.7 billion and $6.3 billion as of December 31, 2022 and December 31, 2021, respectively) that are excluded from the following tables.

The following table summarizes the balances and changes in policyholder account balances (in millions):

	As of or For the Year Ended December 31, 2022
				Retirement
	UL and	Variable	Fixed	Plan
	Other	Annuities	Annuities	Services
Balance as of beginning-of-year	$38,200	$19,148	$22,552	$23,579
Gross deposits	3,921	5,178	3,284	4,012
Withdrawals	(1,244)	(417)	(2,514)	(3,579)
Policyholder assessments	(4,496)	(2)	(51)	(13)
Net transfers from (to) separate account	2	(492)	-	510
Interest credited	1,494	287	532	629
Change in fair value of embedded derivative
instruments	(183)	(1,518)	(438)	-
Balance as of end-of-year	$37,694	$22,184	$23,365	$25,138

Weighted-average crediting rate	3.9%	1.4%	2.4%	2.6%
Net amount at risk (1)(2)	$304,348	$7,974	$171	$15
Cash surrender value	34,210	21,147	22,529	25,133

	As of or For the Year Ended December 31, 2021
				Retirement
	UL and	Variable	Fixed	Plan
	Other	Annuities	Annuities	Services
Balance as of beginning-of-year	$38,185	$12,145	$23,168	$22,916
Gross deposits	3,942	5,496	1,023	3,121
Withdrawals	(1,210)	(310)	(2,381)	(3,474)
Policyholder assessments	(4,457)	(2)	(84)	(14)
Net transfers from (to) separate account	117	(587)	-	414
Interest credited	1,501	209	508	616
Change in fair value of embedded derivative
instruments	122	2,197	318	-
Balance as of end-of-year	$38,200	$19,148	$22,552	$23,579

Weighted-average crediting rate	3.9%	1.3%	2.2%	2.7%
Net amount at risk (1)(2)	$299,591	$906	$122	$3
Cash surrender value	34,393	18,300	21,744	23,573

(1)NAR is the current guaranteed minimum benefit in excess of the current account balance as of the balance sheet date. For GLBs, the guaranteed minimum benefit is calculated based on the present value of GLB payments. Our variable annuity products may offer more than one type of guaranteed benefit rider to a policyholder. In instances where more than one guaranteed benefit rider exists in a contract, the guaranteed benefit rider that provides the highest NAR is used in the calculation.

(2)Calculation is based on total account balances and includes both policyholder account balances and separate account balances.

The following table presents policyholder account balances (in millions) by range of guaranteed minimum crediting rates and the related range of difference, in basis points, between the interest being credited to policyholders and the respective guaranteed contract minimums:

	As of December 31, 2022
					Greater
		1-50 Basis	51-100	101-150	Than 150
	At	Basis	Basis	Basis	Basis
Range of Guaranteed	Guaranteed	Points	Points	Points	Points
Minimum Crediting Rate	Minimum	Above	Above	Above	Above	Total
UL and Other
Up to 1.00%	$318	$-	$194	$29	$292	$833
1.01% - 2.00%	558	-	-	-	3,282	3,840
2.01% - 3.00%	7,218	156	-	-	-	7,374
3.01% - 4.00%	16,282	-	1	-	-	16,283
4.01% and above	3,824	-	-	-	-	3,824
Other (1)	-	-	-	-	-	5,540
Total	$28,200	$156	$195	$29	$3,574	$37,694

Variable Annuities
Up to 1.00%	$-	$-	$-	$-	$-	$-
1.01% - 2.00%	4	-	-	8	-	12
2.01% - 3.00%	658	-	-	-	-	658
3.01% - 4.00%	1,545	-	-	-	-	1,545
4.01% and above	11	-	-	-	-	11
Other (1)	-	-	-	-	-	19,958
Total	$2,218	$-	$-	$8	$-	$22,184

Fixed Annuities
Up to 1.00%	$891	$497	$589	$563	$1,329	$3,869
1.01% - 2.00%	544	144	179	492	1,057	2,416
2.01% - 3.00%	1,973	5	1	-	-	1,979
3.01% - 4.00%	1,353	-	-	-	-	1,353
4.01% and above	193	-	-	-	-	193
Other (1)	-	-	-	-	-	13,555
Total	$4,954	$646	$769	$1,055	$2,386	$23,365

Retirement Plan Services
Up to 1.00%	$961	$1,001	$4,304	$1,703	$1,908	$9,877
1.01% - 2.00%	1,774	2,197	982	462	-	5,415
2.01% - 3.00%	2,711	1	-	-	-	2,712
3.01% - 4.00%	5,622	1	-	-	-	5,623
4.01% and above	1,511	-	-	-	-	1,511
Total	$12,579	$3,200	$5,286	$2,165	$1,908	$25,138

	As of December 31, 2021
					Greater
		1-50 Basis	51-100	101-150	Than 150
	At	Basis	Basis	Basis	Basis
Range of Guaranteed	Guaranteed	Points	Points	Points	Points
Minimum Crediting Rate	Minimum	Above	Above	Above	Above	Total
UL and Other
Up to 1.00%	$331	$-	$569	$30	$227	$1,157
1.01% - 2.00%	531	-	-	-	3,362	3,893
2.01% - 3.00%	7,280	157	-	-	-	7,437
3.01% - 4.00%	16,662	-	1	-	-	16,663
4.01% and above	3,832	-	-	-	-	3,832
Other (1)	-	-	-	-	-	5,218
Total	$28,636	$157	$570	$30	$3,589	$38,200

Variable Annuities
Up to 1.00%	$-	$-	$-	$-	$-	$-
1.01% - 2.00%	5	-	-	9	-	14
2.01% - 3.00%	687	-	-	-	-	687
3.01% - 4.00%	1,576	-	-	-	-	1,576
4.01% and above	12	-	-	-	-	12
Other (1)	-	-	-	-	-	16,859
Total	$2,280	$-	$-	$9	$-	$19,148

Fixed Annuities
Up to 1.00%	$656	$710	$869	$921	$568	$3,724
1.01% - 2.00%	594	32	156	469	1,026	2,277
2.01% - 3.00%	2,214	17	12	6	-	2,249
3.01% - 4.00%	1,220	-	-	-	-	1,220
4.01% and above	200	-	-	-	-	200
Other (1)	-	-	-	-	-	12,882
Total	$4,884	$759	$1,037	$1,396	$1,594	$22,552

Retirement Plan Services
Up to 1.00%	$1,054	$2,613	$1,683	$813	$1,929	$8,092
1.01% - 2.00%	2,736	1,031	795	465	-	5,027
2.01% - 3.00%	2,891	1	-	-	-	2,892
3.01% - 4.00%	5,927	1	-	-	-	5,928
4.01% and above	1,640	-	-	-	-	1,640
Total	$14,248	$3,646	$2,478	$1,278	$1,929	$23,579

(1)Consists of indexed account balances that include the fair value of embedded derivative instruments, payout annuity account balances, short-term dollar cost averaging annuities business and policy loans.

13. Future Contract Benefits

The following table reconciles future contract benefits (in millions) to the Consolidated Balance Sheets:

	As of December 31,
	2022	2021
Traditional Life (1)	$3,509	$4,150
Payout Annuities (1)	2,004	2,512
Group Protection (2)	5,462	5,936
UL and Other (3)	14,818	12,556
Other Operations (4)	9,782	12,746
Other (5)	3,251	3,525
Total future contract benefits	$38,826	$41,425

(1)See “LFPB” below for further information.

(2)See “Liability for Future Claims” below for further information.

(3)See “Additional Liabilities for Other Insurance Benefits” below for further information.

(4)Represents future contract benefits reported in Other Operations primarily attributable to the indemnity reinsurance agreements with Protective ($5.4 billion and $6.9 billion as of December 31, 2022, and December 31, 2021, respectively) and Swiss Re ($2.3 billion and $3.1 billion as of December 31, 2022, and December 31, 2021, respectively) that are excluded from the following tables.

(5)Represents other miscellaneous reserves outside the scope of ASU 2018-12 that are excluded from the following tables.

LFPB

The following table summarizes the balances of and changes in the present values of expected net premiums and LFPB (in millions, except years):

	As of or For the Year Ended		As of or For the Year Ended
	December 31, 2022		December 31, 2021
	Traditional	Payout	Traditional	Payout
	Life	Annuities	Life	Annuities
Present Value of Expected Net Premiums
Balance as of beginning-of-year	$6,858	$-	$6,086	$-
Beginning balance of original discount rate	5,975	-	4,849	-
Effect of changes in cash flow assumptions	(484)	-	(89)	-
Effect of actual variances from expected
experience	50	-	277	-
Adjusted balance as of beginning-of-year	5,541	-	5,037	-
Issuances	1,656	-	1,379	-
Interest accrual	222	-	228	-
Net premiums collected	(765)	-	(647)	-
Flooring impact of LFPB	(9)	-	(22)	-
Ending balance at original discount rate	6,645	-	5,975	-
Effect of cumulative changes in discount
rate assumptions	(582)	-	883	-
Balance as of end-of-year	$6,063	$-	$6,858	$-

Present Value of Expected LFPB
Balance as of beginning-of-year	$11,008	$2,512	$10,512	$2,668
Beginning balance of original discount rate (1)	9,447	2,246	8,332	2,253
Effect of changes in cash flow assumptions	(415)	-	(95)	-
Effect of actual variances from expected
experience	69	3	295	(3)
Adjusted balance as of beginning-of-year	9,101	2,249	8,532	2,250
Issuances	1,655	122	1,379	96
Interest accrual	356	84	362	84
Benefit payments	(755)	(188)	(826)	(184)
Ending balance at original discount rate (1)	10,357	2,267	9,447	2,246
Effect of cumulative changes in discount
rate assumptions	(785)	(263)	1,561	266
Balance as of end-of-year	$9,572	$2,004	$11,008	$2,512

Net balance as of end-of-year	$3,509	$2,004	$4,150	$2,512
Less: reinsurance recoverables	532	3	688	3
Net balance as of end-of-year, net of reinsurance	$2,977	$2,001	$3,462	$2,509

Weighted-average duration of future policyholder
benefit liability (years)	10	9	11	11

(1)Includes DPL within Payout Annuities of $38 million, $22 million and $5 million as of December 31, 2022, December 31, 2021 and January 1, 2021, respectively.

For the year ended December 31, 2022, Traditional Life had updates to the mortality and lapse assumptions resulting in lower projected premiums and benefits, and a corresponding increase in reserves. Payout Annuities did not have any significant assumption updates.

For the year ended December 31, 2021, Traditional Life and Payout Annuities did not have any significant assumption updates or have any significantly different actual experience compared to expected.

The following table summarizes the discounted and undiscounted expected future gross premiums and expected future benefit payments (in millions):

	As of December 31, 2022		As of December 31, 2021
	Undiscounted	Discounted	Undiscounted	Discounted
Traditional Life
Expected future gross premiums	$13,945	$9,475	$14,658	$11,624
Expected future benefit payments	13,640	9,572	13,025	11,008
Payout Annuities
Expected future gross premiums	-	-	-	-
Expected future benefit payments	3,472	2,004	3,467	2,512

The following table summarizes the gross premiums and interest accretion (in millions) recognized in insurance premiums and benefits, respectively, on the Consolidated Statements of Comprehensive Income (Loss):

	For the Years Ended
	December 31,
	2022	2021
Traditional Life
Gross premiums	$1,211	$1,103
Interest accretion	134	134
Payout Annuities
Gross premiums	133	95
Interest accretion	84	84

The following table summarizes the weighted-average interest rates:

	For the Years Ended
	December 31,
	2022	2021
Traditional Life
Interest accretion rate	5.1%	5.3%
Current discount rate	5.1%	2.3%
Payout Annuities
Interest accretion rate	3.9%	3.8%
Current discount rate	5.3%	2.7%

Liability for Future Claims

The following table summarizes the balances of and changes in liability for future claims (in millions, except years):

	Group Protection
	As of or For the Year Ended
	December 31,
	2022	2021
Balance as of beginning-of-year	$5,936	$5,939
Beginning balance of original discount rate	5,674	5,422
Effect of changes in cash flow assumptions	15	(31)
Effect of actual variances from expected
experience	(117)	(133)
Adjusted beginning-of-year balance	5,572	5,258
New incidence	1,777	1,597
Interest	141	145
Benefit payments	(1,431)	(1,326)
Ending balance at original discount rate	6,059	5,674
Effect of cumulative changes in discount
rate assumptions	(597)	262
Balance as of end-of-year	5,462	5,936
Less: reinsurance recoverables	127	150
Balance as of end-of-year, net of reinsurance	$5,335	$5,786

Weighted-average duration of liability for future
claims (years)	4	5

For the year ended December 31, 2022, we had an unfavorable impact from updates to the long-term disability incidence and severity assumptions, partially offset by favorable impacts from updates to the life waiver termination rate assumptions.

For the year ended December 31, 2021, we had a favorable impact from updates to long-term disability termination rate assumptions.

For the years ended December 31, 2022 and 2021, we experienced more favorable claim terminations than assumed.

The following table summarizes the discounted and undiscounted expected future benefit payments (in millions):

	As of December 31, 2022		As of December 31, 2021
	Undiscounted	Discounted	Undiscounted	Discounted
Group Protection
Expected future benefit payments	$7,063	$6,059	$6,663	$5,674

The following table summarizes the gross premiums and interest accretion (in millions) recognized in insurance premiums and benefits, respectively, on the Consolidated Statements of Comprehensive Income (Loss):

	For the Years Ended
	December 31,
	2022	2021
Group Protection
Gross premiums	$3,393	$3,145
Interest accretion	141	145

The following table summarizes the weighted-average interest rates:

	For the Years Ended
	December 31,
	2022	2021
Group Protection
Interest accretion rate	2.8%	3.0%
Current discount rate	5.1%	2.2%

Additional Liabilities for Other Insurance Benefits

The following table summarizes the balances of and changes in additional liabilities for other insurance benefits (in millions, except years):

	UL and Other
	As of or For the Year Ended
	December 31,
	2022	2021
Balance as of beginning-of-year	$12,556	$12,308
Balance as of beginning-of-year, excluding
shadow balance in AOCI	11,443	10,375
Effect of changes in cash flow assumptions	3,108	(115)
Effect of actual variances from expected
experience	195	107
Adjusted beginning-of-year balance	14,746	10,367
Issuances	7	2
Interest accrual	626	498
Net assessments collected	972	956
Benefit payments	(628)	(380)
Balance as of end-of-year, excluding
shadow balance in AOCI	15,723	11,443
Balance as of end-of-year	14,818	12,556
Less: reinsurance recoverables	856	368
Balance as of end-of-year, net of reinsurance	$13,962	$12,188

Weighted-average duration of additional liabilities
for other insurance benefits (years)	17	18

For the year ended December 31, 2022, we had an unfavorable impact primarily from updates to policyholder lapse behavior assumptions related to UL products with secondary guarantees in the amount of $1.9 billion, net of reinsurance, after-tax, and to a lesser extent mortality and morbidity assumptions. We had unfavorable actual mortality experience compared to expected due to ongoing effects of the COVID-19 pandemic.

For the year ended December 31, 2021, we had a favorable impact from updates to investment strategy. We had unfavorable actual experience compared to expected driven by the one-time indirect impact of the updated DFEL amortization pattern due to the adoption of ASU 2018-12.

The following table summarizes the gross assessments and interest accretion (in millions) recognized in insurance premiums and benefits, respectively, on the Consolidated Statements of Comprehensive Income (Loss):

	For the Years Ended
	December 31,
	2022	2021
UL and Other
Gross assessments	$2,818	$3,150
Interest accretion	626	498

The following table summarizes the weighted-average interest rates:

	For the Years Ended
	December 31,
	2022	2021
UL and Other
Interest accretion rate	5.0%	5.0%

14. Short-Term and Long-Term Debt

Details underlying short-term and long-term debt (in millions) were as follows:

	As of December 31,
	2022	2021
Short-Term Debt
Current maturities of long-term debt	$500	$300
Total short-term debt	$500	$300

Long-Term Debt, Excluding Current Portion
Senior notes:
4.00% notes, due 2023 (1)	$-	$500
3.35% notes, due 2025 (1)	300	300
3.625% notes, due 2026 (1)	400	400
3.80% notes, due 2028 (1)	500	500
3.05% notes, due 2030 (1)	500	500
3.40% notes, due 2031 (1)	500	500
3.40% notes, due 2032 (1)	300	-
6.15% notes, due 2036 (1)	243	243
6.30% notes, due 2037 (1)(2)	375	375
7.00% notes, due 2040 (1)(2)	500	500
4.35% notes, due 2048 (1)	450	450
4.375% notes, due 2050 (1)	300	300
Total senior notes	4,368	4,568
Term loan due 2024 (3)	250	250
Subordinated notes:
LIBOR + 236 bps, due 2066 (4)	562	562
LIBOR + 204 bps, due 2067 (4)	433	433
Total subordinated notes	995	995
Capital securities:
LIBOR + 236 bps, due 2066 (4)	160	160
LIBOR + 204 bps, due 2067 (4)	58	58
Total capital securities	218	218
Unamortized premiums (discounts)	(6)	(6)
Unamortized debt issuance costs	(34)	(35)
Unamortized adjustments from discontinued hedges	341	356
Fair value hedge on interest rate swap agreements	(177)	(21)
Total long-term debt	$5,955	$6,325

(1)We have the option to repurchase the outstanding notes by paying the greater of 100% of the principal amount of the notes to be redeemed or the make-whole amount (as defined in each note agreement), plus in each case any accrued and unpaid interest as of the date of redemption.

(2)Categorized as operating debt for leverage ratio calculations as the proceeds were primarily used as a long-term structured solution to reduce the strain on increasing statutory reserves associated with secondary guarantee UL and term policies.

(3)The term loan bears interest at LIBOR plus an applicable margin. The applicable margin changed from 87.5 basis points to 112.5 basis points on November 3, 2022.

(4)To hedge the variability in rates, we purchased interest rate swaps to lock in a fixed rate of approximately 5% over the remaining terms of the subordinated notes and capital securities.

Details underlying the recognition of a gain (loss) on the modification or early extinguishment of debt (in millions) reported within interest expense on the Consolidated Statements of Comprehensive Income (Loss) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Principal balance outstanding prior to modification
or payoff (1)	$-	$995	$796
Unamortized debt issuance costs and discounts	-	-	(2)
Amount exchanged or paid to modify or retire debt	-	(1,003)	(809)
Gain (loss) on modification or early
extinguishment of debt, pre-tax	$-	$(8)	$(15)

(1)During 2021, we completed the exchange of a portion of our outstanding capital securities for newly issued subordinated notes. In connection with the exchange offer, we solicited and received the requisite number of consents to amend the indentures governing the remaining outstanding capital securities to eliminate various terms and conditions and other provisions, including the covenant that required us to make interest payments in accordance with an alternative coupon satisfaction mechanism upon the occurrence of certain trigger events. During 2020, we redeemed our $296 million outstanding principal amount of 4.85% senior notes due 2021 and repaid our $500 million LIBOR + 150 bps term loan due 2022.

Future principal payments due on long-term debt (in millions) as of December 31, 2022, were as follows:

2023	$500
2024	250
2025	300
2026	400
2027	-
Thereafter	4,881
Total	$6,331

For our long-term debt outstanding, unsecured senior debt, which consists of senior notes and a term loan, ranks highest in priority, followed by subordinated notes and then capital securities.

Facility Agreement for Senior Notes Issuance

During August 2020, LNC entered into a 10-year facility agreement (the “facility agreement”) with a Delaware trust in connection with the sale by the trust of $500 million of pre-capitalized trust securities in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended. The trust invested the proceeds from the sale of the trust securities in a portfolio of principal and interest strips of U.S. Treasury securities. The facility agreement provides LNC the right to issue and sell to the trust, on one or more occasions, up to an aggregate principal amount outstanding at any one time of $500 million of LNC’s 2.330% senior notes due August 15, 2030 (“2.330% senior notes”) in exchange for a corresponding amount of U.S. Treasury securities held by the trust. The 2.330% senior notes will not be issued unless and until the issuance right is exercised. In return, LNC pays a semi-annual facility fee to the trust at a rate of 1.691% per year (applied to the unexercised portion of the maximum amount of senior notes that LNC could issue and sell to the trust), and LNC reimburses the trust for its expenses.

The issuance right will be exercised automatically in full upon our failure to make certain payments to the trust, such as paying the facility fee or reimbursing the trust for its expenses, if the failure to pay is not cured within 30 days, or upon certain bankruptcy events involving LNC. We are also required to exercise the issuance right in full if our consolidated stockholders’ equity (excluding AOCI) falls below a minimum threshold (which was $2.75 billion as of December 31, 2022, and is subject to adjustment from time to time in certain cases) and upon certain other events described in the facility agreement.

Prior to any involuntary exercise of the issuance right, LNC has the right to repurchase any or all of the 2.330% senior notes then held by the trust in exchange for U.S. Treasury securities. LNC may redeem any outstanding 2.330% senior notes, in whole or in part, prior to their maturity. Prior to May 15, 2030, the redemption price will equal the greater of par or a make-whole redemption price. After May 15, 2030, any outstanding 2.330% senior notes may be redeemed at par.

Credit Facilities

Credit facilities, which allow for borrowing or issuances of letters of credit (“LOCs”), (in millions) were as follows:

		As of December 31, 2022
	Expiration	Maximum	LOCs
	Date	Available	Issued
Credit Facilities
Five-year revolving credit facility	June 19, 2026	$2,500	$1,641
LOC facility (1)	August 26, 2031	979	948
LOC facility (1)	October 1, 2031	891	891
Total		$4,370	$3,480

(1)Our wholly-owned subsidiaries entered into irrevocable LOC facility agreements with third-party lenders supporting inter-company reinsurance agreements.

During June 2021, we entered into an amended and restated credit agreement with a syndicate of banks, which amended and restated our existing five-year revolving credit facility agreement. The credit facility, which is unsecured, allows for the issuance of LOCs and borrowing of up to $2.5 billion and has a commitment termination date of June 19, 2026. The LOCs under the credit facility are used primarily to satisfy reserve credit requirements of (i) our domestic insurance companies for which reserve credit is provided by our affiliated reinsurance companies and (ii) certain ceding companies of our legacy reinsurance business.

The credit facility agreement, as currently in effect, contains:

•Customary terms and conditions, including covenants restricting our ability to incur liens, merge or consolidate with another entity where we are not the surviving entity and dispose of all or substantially all of our assets;

•Financial covenants including maintenance of a minimum consolidated net worth equal to the sum of $10.0 billion plus 50% of the aggregate net proceeds of equity issuances received by us after December 1, 2022, all as more fully set forth in the agreement; and a debt-to-capital ratio as defined in accordance with the agreement not to exceed 0.35 to 1.00;

•A cap on secured non-operating indebtedness and non-operating indebtedness of our subsidiaries equal to 7.5% of total capitalization, as defined in accordance with the agreement; and

•Customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default.

Upon an event of default, the credit facility agreement, as currently in effect, provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.  As of December 31, 2022, we were in compliance with all such covenants.

Our LOC facility agreements each contain customary terms and conditions, including early termination fees, covenants restricting the ability of the subsidiaries to incur liens, merge or consolidate with another entity and dispose of all or substantially all of their assets. Upon an event of early termination, the agreements require the immediate payment of all or a portion of the present value of the future LOC fees that would have otherwise been paid. Further, the agreements contain customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the agreements provide that, among other things, obligations to issue, amend or increase the amount of any LOC shall be terminated and any obligations shall become immediately due and payable. As of December 31, 2022, we were in compliance with all such covenants.

Shelf Registration

We currently have an effective shelf registration statement, which allows us to issue, in unlimited amounts, securities, including debt securities, preferred stock, common stock, warrants, stock purchase contracts, stock purchase units and depository shares.

15. Fair Value of Financial Instruments

The carrying values and estimated fair values of our financial instruments (in millions) were as follows:

	As of December 31, 2022		As of December 31, 2021
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets
Fixed maturity AFS securities	$99,736	$99,736	$118,711	$118,711
Trading securities	3,498	3,498	4,460	4,460
Equity securities	427	427	375	375
Mortgage loans on real estate	18,301	16,553	17,991	18,700
Derivative investments	3,594	3,594	5,697	5,697
Other investments	3,739	3,739	4,279	4,279
Cash and invested cash	3,343	3,343	2,612	2,612
MRB assets	2,807	2,807	1,888	1,888
Other assets:
Ceded MRBs	12	12	95	95
Reinsurance-related embedded derivatives	416	416	-	-
Indexed annuity ceded embedded derivatives	525	525	528	528
Separate account assets	143,536	143,536	182,583	182,583

Liabilities
Policyholder account balances:
Account balances of certain investment contracts	(43,578)	(34,274)	(41,199)	(47,870)
Indexed annuity and IUL contracts embedded derivatives	(4,783)	(4,783)	(6,131)	(6,131)
MRB liabilities	(2,078)	(2,078)	(4,399)	(4,399)
Short-term debt	(500)	(496)	(300)	(302)
Long-term debt	(5,955)	(5,005)	(6,325)	(6,707)
Other liabilities:
Ceded MRBs	(205)	(205)	(17)	(17)
Reinsurance-related embedded derivatives	-	-	(206)	(206)
Derivative liabilities	(210)	(210)	(709)	(709)
Remaining guaranteed interest and similar contracts	(574)	(574)	(594)	(594)

Valuation Methodologies and Associated Inputs for Financial Instruments Not Carried at Fair Value

The following discussion outlines the methodologies and assumptions used to determine the fair value of our financial instruments not carried at fair value on the Consolidated Balance Sheets. Considerable judgment is required to develop these assumptions used to measure fair value. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of our financial instruments.

Mortgage Loans on Real Estate

The fair value of mortgage loans on real estate, excluding mortgage loans accounted for using the fair value option, is established using a discounted cash flow method based on credit rating, maturity and future income. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt-service coverage, loan-to-value, quality of tenancy, borrower and payment record. The fair value for impaired mortgage loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price or the fair value of the collateral if the loan is collateral dependent. The inputs used to measure the fair value of our mortgage loans on real estate, excluding mortgage loans accounted for using the fair value option, are classified as Level 2 within the fair value hierarchy.

Other Investments

The carrying value of our assets classified as other investments, excluding short-term investments, approximates fair value. Other investments includes primarily LPs and other privately held investments that are accounted for using the equity method of accounting and the carrying value is based on our proportional share of the net assets of the LPs. Other investments also includes FHLB stock carried at cost and periodically evaluated for impairment based on ultimate recovery of par value. The inputs used to measure the fair value of our LPs, other privately held investments and FHLB stock are classified as Level 3 within the fair value hierarchy. The remaining assets in other investments include cash collateral receivables and securities that are not LPs or other privately held investments. The inputs used to measure the fair value of these assets are classified as Level 2 within the fair value hierarchy.

Separate Account Assets

Separate account assets are primarily carried at fair value.  A portion of our separate account assets includes LPs, which are accounted for using the equity method of accounting. The carrying value is based on our proportional share of the net assets of the LPs and approximates fair value. The inputs used to measure the fair value of the separate account asset LPs are classified as Level 3 within the fair value hierarchy.

Policyholder Account Balances

Policyholder account balances include account balances of certain investment contracts. The fair value of the account balances of certain investment contracts is based on their approximate surrender value as of the balance sheet date. The inputs used to measure the fair value of these policyholder account balances are classified as Level 3 within the fair value hierarchy.

Other Liabilities

Other liabilities include remaining guaranteed interest and similar contracts. The fair value for the remaining guaranteed interest and similar contracts is estimated using discounted cash flow calculations as of the balance sheet date. These calculations are based on interest rates currently offered on similar contracts with maturities that are consistent with those remaining for the contracts being valued. As of December 31, 2022 and 2021, the remaining guaranteed interest and similar contracts carrying value approximated fair value. The inputs used to measure the fair value of these other liabilities are classified as Level 3 within the fair value hierarchy.

Short-Term and Long-Term Debt

The fair value of short-term and long-term debt is based on quoted market prices. The inputs used to measure the fair value of our short-term and long-term debt are classified as Level 2 within the fair value hierarchy.

Fair Value Option

Mortgage loans on real estate, net of allowance for credit losses, as reported on the Consolidated Balance Sheets, includes mortgage loans on real estate for which the fair value option was elected. The fair value option allows us to elect fair value as an alternative measurement for mortgage loans not otherwise reported at fair value. We have made these elections for certain mortgage loans associated with modified coinsurance agreements to help mitigate the inconsistency in earnings that would otherwise result from the use of embedded derivatives included with these loans. Changes in fair value are reflected in realized gain (loss) on the Consolidated Statement of Comprehensive Income (Loss). Changes in fair value due to instrument-specific credit risk are estimated using changes in credit spreads and quality ratings for the period reported. Mortgage loans on real estate for which the fair value option was elected are valued using third-party pricing services.  We have procedures in place to review the valuations each quarter to ensure they are reasonable, including utilizing a separate third party to reperform the valuation for a selection of mortgage loans on an annual basis. Due to lack of observable inputs, mortgage loans electing the fair value option are classified as Level 3 within the fair value hierarchy.

The fair value and aggregate contractual principal for mortgage loans on real estate where the fair value option was elected (in millions) were as follows:

	As of December 31,
	2022	2021
Fair value	$487	$739
Aggregate contractual principal	514	742

As of December 31, 2022 and 2021, no loans for which the fair value option was elected were in non-accrual status, and none were more than 90 days past due and still accruing interest.

Financial Instruments Carried at Fair Value

We did not have any assets or liabilities measured at fair value on a nonrecurring basis as of December 31, 2022 or 2021.

The following summarizes our financial instruments carried at fair value (in millions) on a recurring basis by the fair value hierarchy levels:

	As of December 31, 2022
	Quoted
	Prices
	in Active
	Markets for	Significant	Significant
	Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Fair
	(Level 1)	(Level 2)	(Level 3)	Value
Assets
Investments:
Fixed maturity AFS securities:
Corporate bonds	$-	$76,728	$2,295	$79,023
U.S. government bonds	359	20	-	379
State and municipal bonds	-	5,035	35	5,070
Foreign government bonds	-	318	-	318
RMBS	-	2,008	1	2,009
CMBS	-	1,674	-	1,674
ABS	-	9,787	1,117	10,904
Hybrid and redeemable preferred securities	41	269	49	359
Trading securities	-	2,917	581	3,498
Equity securities	-	274	153	427
Mortgage loans on real estate	-	-	487	487
Derivative investments (1)	-	6,048	605	6,653
Other investments – short-term investments	-	75	-	75
Cash and invested cash	-	3,343	-	3,343
MRB assets	-	-	2,807	2,807
Other assets:
Ceded MRBs	-	-	12	12
Reinsurance-related embedded derivatives	-	416	-	416
Indexed annuity ceded embedded derivatives	-	-	525	525
Separate account assets	412	143,124	-	143,536
Total assets	$812	$252,036	$8,667	$261,515

Liabilities
Policyholder account balances – indexed annuity
and IUL contracts embedded derivatives	$-	$-	$(4,783)	$(4,783)
MRB liabilities	-	-	(2,078)	(2,078)
Other liabilities:
Ceded MRBs	-	-	(205)	(205)
Derivative liabilities (1)	-	(2,666)	(603)	(3,269)
Total liabilities	$-	$(2,666)	$(7,669)	$(10,335)

	As of December 31, 2021
	Quoted
	Prices
	in Active
	Markets for	Significant	Significant
	Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Fair
	(Level 1)	(Level 2)	(Level 3)	Value
Assets
Investments:
Fixed maturity AFS securities:
Corporate bonds	$-	$92,400	$5,720	$98,120
U.S. government bonds	428	5	-	433
State and municipal bonds	-	6,621	-	6,621
Foreign government bonds	-	391	41	432
RMBS	-	2,521	4	2,525
CMBS	-	1,599	-	1,599
ABS	-	7,642	870	8,512
Hybrid and redeemable preferred securities	54	322	93	469
Trading securities	32	3,600	828	4,460
Equity securities	7	273	95	375
Mortgage loans on real estate	-	-	739	739
Derivative investments (1)	-	9,626	149	9,775
Other investments – short-term investments	-	154	-	154
Cash and invested cash	-	2,612	-	2,612
MRB assets	-	-	1,888	1,888
Other assets:				-
Ceded MRBs	-	-	95	95
Indexed annuity ceded embedded derivatives	-	-	528	528
Separate account assets	646	181,929	-	182,575
Total assets	$1,167	$309,695	$11,050	$321,912

Liabilities
Policyholder account balances – indexed annuity
and IUL contracts embedded derivatives	$-	$-	$(6,131)	$(6,131)
MRB liabilities	-	-	(4,399)	(4,399)
Other liabilities:
Ceded MRBs	-	-	(17)	(17)
Reinsurance-related embedded derivatives	-	(206)	-	(206)
Derivative liabilities (1)	-	(4,659)	(128)	(4,787)
Total liabilities	$-	$(4,865)	$(10,675)	$(15,540)

(1)Derivative investment assets and liabilities are presented within the fair value hierarchy on a gross basis by derivative type and not on a master netting basis by counterparty.

The following summarizes changes to our financial instruments carried at fair value (in millions) and classified within Level 3 of the fair value hierarchy. The gains and losses below may include changes in fair value due in part to observable inputs that are a component of the valuation methodology. The summary schedule excludes changes to MRB assets and MRB liabilities as these balances are rolled forward in Note 10.

	For the Year Ended December 31, 2022
			Gains	Issuances,	Transfers
		Items	(Losses)	Sales,	Into or
		Included	in	Maturities,	Out
	Beginning	in	OCI	Settlements,	of	Ending
	Fair	Net	and	Calls,	Level 3,	Fair
	Value	Income	Other (1)	Net	Net	Value
Investments: (2)
Fixed maturity AFS securities:
Corporate bonds	$5,720	$1	$(1,550)	$796	$(2,672)	$2,295
State and municipal bonds	-	-	(1)	-	36	35
Foreign government bonds	41	-	(6)	(30)	(5)	-
RMBS	4	-	1	21	(25)	1
CMBS	-	-	-	17	(17)	-
ABS	870	-	(113)	676	(316)	1,117
Hybrid and redeemable preferred
securities	93	(6)	(22)	(12)	(4)	49
Trading securities	828	(80)	-	(152)	(15)	581
Equity securities	95	54	-	19	(15)	153
Mortgage loans on real estate	739	(20)	(5)	(227)	-	487
Derivative investments	21	2	(6)	-	(15)	2
Other assets:
Ceded MRBs (3)	95	(83)	-	-	-	12
Indexed annuity ceded embedded
derivatives (4)	528	(215)	-	212	-	525
Policyholder account balances – indexed
annuity and IUL contracts embedded
derivatives (4)	(6,131)	1,975	-	(627)	-	(4,783)
Other liabilities – ceded MRBs (3)	(17)	(188)	-	-	-	(205)
Total, net	$2,886	$1,440	$(1,702)	$693	$(3,048)	$269

	For the Year Ended December 31, 2021
			Gains	Issuances,	Transfers
		Items	(Losses)	Sales,	Into or
		Included	in	Maturities,	Out
	Beginning	in	OCI	Settlements,	of	Ending
	Fair	Net	and	Calls,	Level 3,	Fair
	Value	Income	Other (1)	Net	Net	Value
Investments: (2)
Fixed maturity AFS securities:
Corporate bonds	$5,121	$4	$(182)	$748	$29	$5,720
U.S. government bonds	5	-	-	(5)	-	-
Foreign government bonds	74	-	(11)	80	(102)	41
RMBS	2	(1)	-	3	-	4
CMBS	-	-	-	8	(8)	-
ABS	570	1	(9)	602	(294)	870
Hybrid and redeemable preferred
securities	104	-	27	(38)	-	93
Trading securities	644	(3)	-	210	(23)	828
Equity securities	59	39	-	(3)	-	95
Mortgage loans on real estate	832	11	5	(109)	-	739
Derivative investments	1,542	1,255	(3)	(139)	(2,634)	21
Other assets:
Ceded MRBs (3)	336	(241)	-	-	-	95
Indexed annuity ceded embedded
derivatives (4)	550	87	-	(109)	-	528
Policyholder account balances – indexed
annuity and IUL contracts embedded
derivatives (4)	(3,594)	(2,709)	-	172	-	(6,131)
Other liabilities – ceded MRBs (3)	-	(17)	-	-	-	(17)
Total, net	$6,245	$(1,574)	$(173)	$1,420	$(3,032)	$2,886

	For the Year Ended December 31, 2020
			Gains	Issuances,	Transfers
		Items	(Losses)	Sales,	Into or
		Included	in	Maturities,	Out
	Beginning	in	OCI	Settlements,	of	Ending
	Fair	Net	and	Calls,	Level 3,	Fair
	Value	Income	Other (1)	Net	Net	Value
Investments: (2)
Fixed maturity AFS securities:
Corporate bonds	$4,281	$(8)	$284	$464	$100	$5,121
U.S. government bonds	5	-	-	-	-	5
Foreign government bonds	90	1	3	(20)	-	74
RMBS	11	-	-	-	(9)	2
CMBS	1	(1)	-	-	-	-
ABS	268	-	7	496	(201)	570
Hybrid and redeemable preferred
securities	78	-	(2)	10	18	104
Trading securities	666	11	-	(32)	(1)	644
Equity securities	30	4	-	20	5	59
Mortgage loans on real estate	-	(1)	(10)	56	787	832
Derivative investments	868	986	267	(363)	(216)	1,542
Other assets: (4)
GLB direct embedded derivatives	450	-	-	-	-	450
GLB ceded embedded derivatives	60	22	-	-	-	82
Indexed annuity ceded embedded derivatives	927	538	-	(915)	-	550
Future contract benefits – indexed annuity
and IUL contracts embedded derivatives (4)	(2,585)	(1,009)	-	-	-	(3,594)
Other liabilities – GLB ceded embedded
derivatives (4)	(9)	9	-	-	-	-
Total, net	$5,141	$552	$549	$(284)	$483	$6,441

(1)The changes in fair value of the interest rate swaps are offset by an adjustment to derivative investments (see Note 6).

(2)Amortization and accretion of premiums and discounts are included in net investment income on the Consolidated Statements of Comprehensive Income (Loss). Gains (losses) from sales, maturities, settlements and calls and credit loss expense are included in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

(3)Gains (losses) from the changes in fair value are included in market risk benefit gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

(4)Gains (losses) from the changes in fair value are included in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

The following provides the components of the items included in issuances, sales, maturities, settlements and calls, net, (in millions) as reported above:

	For the Year Ended December 31, 2022
	Issuances	Sales	Maturities	Settlements	Calls	Total
Investments:
Fixed maturity AFS securities:
Corporate bonds	$1,263	$(100)	$(82)	$(235)	$(50)	$796
Foreign government bonds	-	-	(30)	-	-	(30)
RMBS	21	-	-	-	-	21
CMBS	17	-	-	-	-	17
ABS	918	-	-	(235)	(7)	676
Hybrid and redeemable preferred
securities	-	-	-	-	(12)	(12)
Trading securities	287	(229)	-	(210)	-	(152)
Equity securities	28	(9)	-	-	-	19
Mortgage loans on real estate	15	-	-	(242)	-	(227)
Other assets – indexed annuity ceded
embedded derivatives	124	-	-	88	-	212
Policyholder account balances – indexed
annuity and IUL contracts embedded
derivatives	(710)	-	-	83	-	(627)
Total, net	$1,963	$(338)	$(112)	$(751)	$(69)	$693

	For the Year Ended December 31, 2021
	Issuances	Sales	Maturities	Settlements	Calls	Total
Investments:
Fixed maturity AFS securities:
Corporate bonds	$1,408	$(33)	$(109)	$(488)	$(30)	$748
U.S. government bonds	-	-	(5)	-	-	(5)
Foreign government bonds	80	-	-	-	-	80
RMBS	3	-	-	-	-	3
CMBS	8	-	-	-	-	8
ABS	835	-	-	(233)	-	602
Hybrid and redeemable preferred
securities	12	(20)	-	-	(30)	(38)
Trading securities	383	(24)	-	(149)	-	210
Equity securities	7	(10)	-	-	-	(3)
Mortgage loans on real estate	96	(101)	(26)	(78)	-	(109)
Derivative investments	174	(124)	(189)	-	-	(139)
Other assets – indexed annuity ceded
embedded derivatives	55	-	-	(164)	-	(109)
Policyholder account balances – indexed
annuity and IUL contracts embedded
derivatives	(400)	-	-	572	-	172
Total, net	$2,661	$(312)	$(329)	$(540)	$(60)	$1,420

	For the Year Ended December 31, 2020
	Issuances	Sales	Maturities	Settlements	Calls	Total
Investments:
Fixed maturity AFS securities:
Corporate bonds	$1,126	$(250)	$(43)	$(237)	$(132)	$464
Foreign government bonds	-	-	(20)	-	-	(20)
ABS	572	-	-	(76)	-	496
Hybrid and redeemable preferred
securities	14	(4)	-	-	-	10
Trading securities	300	(126)	(40)	(166)	-	(32)
Equity securities	22	(2)	-	-	-	20
Mortgage loans on real estate	71	(15)	-	-	-	56
Derivative investments	520	(412)	(471)	-	-	(363)
Other assets – indexed annuity ceded
embedded derivatives	25	-	-	(940)	-	(915)
Future contract benefits – indexed annuity
and IUL contracts embedded derivatives	(284)	-	-	284	-	-
Total, net	$2,366	$(809)	$(574)	$(1,135)	$(132)	$(284)

The following summarizes changes in unrealized gains (losses) included in net income related to financial instruments carried at fair value classified within Level 3 that we still held (in millions):

	For the Years Ended December 31,
	2022	2021	2020
Trading securities (1)	$(81)	$4	$-
Equity securities (1)	56	43	-
Mortgage loans on real estate (1)	(20)	12	-
Derivative investments (1)	2	1,051	536
GLB embedded derivatives (1)	-	-	671
MRBs (2)	3,183	3,729	-
Embedded derivatives – indexed annuity
and IUL contracts (1)	(95)	44	634
Total, net	$3,045	$4,883	$1,841

(1)Included in realized gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

(2)Included in market risk benefit gain (loss) on the Consolidated Statements of Comprehensive Income (Loss).

The following summarizes changes in unrealized gains (losses) included in OCI, net of tax, related to financial instruments carried at fair value classified within Level 3 that we still held (in millions):

	For the Years Ended December 31,
	2022	2021	2020
Fixed maturity AFS securities:
Corporate bonds	$(1,562)	$(183)	$58
State and municipal bonds	(1)	-	-
Foreign government bonds	(7)	(10)	4
ABS	(116)	(9)	5
Hybrid and redeemable preferred
securities	(22)	27	(3)
Mortgage loans on real estate	(5)	4	-
Total, net	$(1,713)	$(171)	$64

The following provides the components of the transfers into and out of Level 3 (in millions) as reported above:

	For the Year Ended December 31, 2022
	Transfers	Transfers
	Into	Out of
	Level 3	Level 3	Total
Investments:
Fixed maturity AFS securities:
Corporate bonds	$296	$(2,968)	$(2,672)
State and municipal bonds	36	-	36
Foreign government bonds	-	(5)	(5)
RMBS	-	(25)	(25)
CMBS	-	(17)	(17)
ABS	16	(332)	(316)
Hybrid and redeemable preferred securities	-	(4)	(4)
Trading securities	4	(19)	(15)
Equity securities	-	(15)	(15)
Derivative investments	-	(15)	(15)
Total, net	$352	$(3,400)	$(3,048)

	For the Year Ended December 31, 2021
	Transfers	Transfers
	Into	Out of
	Level 3	Level 3	Total
Investments:
Fixed maturity AFS securities:
Corporate bonds	$163	$(134)	$29
Foreign government bonds	-	(102)	(102)
CMBS	-	(8)	(8)
ABS	36	(330)	(294)
Trading securities	14	(37)	(23)
Derivative investments	24	(2,658)	(2,634)
Total, net	$237	$(3,269)	$(3,032)

	For the Year Ended December 31, 2020
	Transfers	Transfers
	Into	Out of
	Level 3	Level 3	Total
Investments:
Fixed maturity AFS securities:
Corporate bonds	$343	$(243)	$100
U.S. government bonds	5	(5)	-
RMBS	1	(10)	(9)
ABS	20	(221)	(201)
Hybrid and redeemable preferred securities	18	-	18
Trading securities	33	(34)	(1)
Equity securities	5	-	5
Mortgage loans on real estate	787	-	787
Derivative investments	-	(216)	(216)
Total, net	$1,212	$(729)	$483

Transfers into and out of Level 3 are generally the result of observable market information on financial instruments no longer being available or becoming available to our pricing vendors. For the years ended December 31, 2022, 2021 and 2020, transfers in and out of Level 3 were attributable primarily to the financial instruments’ observable market information no longer being available or becoming available. In 2022, transfers out of Level 3 included corporate bonds and ABS for which we changed valuation techniques. This change in valuation technique was primarily from a change to a third-party-provided pricing model that did not use significant unobservable inputs. In 2021, transfers out of Level 3 included derivative instruments for which we changed valuation techniques. This change in valuation technique was primarily from unobservable inputs in counterparty models to a mathematical model provided by a third party. These updated valuation techniques are considered industry standard and provide us with greater visibility into the economic valuation inputs.

The following summarizes the fair value (in millions), valuation techniques and significant unobservable inputs of the Level 3 fair value measurements as of December 31, 2022:

							Weighted
							Average
	Fair	Valuation	Significant	Assumption or			Input
	Value	Technique	Unobservable Inputs	Input Ranges			Range (1)
Assets
Investments:
Fixed maturity AFS and
trading securities:
Corporate bonds	$204	Discounted cash flow	Liquidity/duration adjustment (2)	(0.2)%	-	4.2%	2.1%
State and municipal
bonds	35	Discounted cash flow	Liquidity/duration adjustment (2)	1.2%	-	2.4%	2.3%
ABS	15	Discounted cash flow	Liquidity/duration adjustment (2)	1.4%	-	1.4%	1.4%
Hybrid and redeemable
preferred securities	3	Discounted cash flow	Liquidity/duration adjustment (2)	1.5%	-	1.5%	1.5%
Equity securities	4	Discounted cash flow	Liquidity/duration adjustment (2)	4.5%	-	4.5%	4.5%

MRB assets	2,807
Other assets – ceded MRBs	12	Discounted cash flow	Lapse (3)	1%	-	30%	(10)
			Utilization of GLB withdrawals (4)	85%	-	100%	94%
			Claims utilization factor (5)	60%	-	100%	(10)
			Premiums utilization factor (5)	80%	-	115%	(10)
			Non-performance risk (6)	0.35%	-	2.41%	1.73%
			Mortality (7)			(9)	(10)
			Volatility (8)	1%	-	28%	14.47%

Other assets – indexed
annuity ceded embedded
derivatives	525	Discounted cash flow	Lapse (3)	0%	-	9%	(10)
			Mortality (7)			(9)	(10)
Liabilities
Policyholder account
balances – indexed annuity
contracts embedded
derivatives	$(4,845)	Discounted cash flow	Lapse (3)	0%	-	9%	(10)
			Mortality (7)			(9)	(10)

MRB liabilities	(2,078)
Other liabilities – ceded
MRBs	(205)	Discounted cash flow	Lapse (3)	1%	-	30%	(10)
			Utilization of GLB withdrawals (4)	85%	-	100%	94%
			Claims utilization factor (5)	60%	-	100%	(10)
			Premiums utilization factor (5)	80%	-	115%	(10)
			Non-performance risk (6)	0.35%	-	2.41%	1.73%
			Mortality (7)			(9)	(10)
			Volatility (8)	1%	-	28%	14.47%

The following summarizes the fair value (in millions), valuation techniques and significant unobservable inputs of the Level 3 fair value measurements as of December 31, 2021:

							Weighted
							Average
	Fair	Valuation	Significant	Assumption or			Input
	Value	Technique	Unobservable Inputs	Input Ranges			Range (1)
Assets
Investments:
Fixed maturity AFS and
trading securities:
Corporate bonds	$3,736	Discounted cash flow	Liquidity/duration adjustment (2)	0.1%	-	4.9%	1.5%
Foreign government
bonds	41	Discounted cash flow	Liquidity/duration adjustment (2)	1.3%	-	8.0%	6.0%
Hybrid and redeemable
preferred securities	7	Discounted cash flow	Liquidity/duration adjustment (2)	1.7%	-	1.7%	1.7%
Equity securities	21	Discounted cash flow	Liquidity/duration adjustment (2)	4.5%	-	6.7%	6.1%

MRB assets	1,888
Other assets – ceded MRBs	95	Discounted cash flow	Lapse (3)	1%	-	30%	(10)
			Utilization of GLB withdrawals (4)	85%	-	100%	94%
			Claims utilization factor (5)	60%	-	100%	(10)
			Premiums utilization factor (5)	80%	-	115%	(10)
			Non-performance risk (6)	0.07%	-	1.27%	0.86%
			Mortality (7)			(9)	(10)
			Volatility (8)	1%	-	28%	14.59%

Other assets – indexed
annuity ceded embedded
derivatives	528	Discounted cash flow	Lapse (3)	0%	-	9%	(10)
			Mortality (7)			(9)	(10)
Liabilities
Policyholder account
balances – indexed annuity
contracts embedded
derivatives	$(6,062)	Discounted cash flow	Lapse (3)	0%	-	9%	(10)
			Mortality (7)			(9)	(10)

MRB liabilities	(4,399)
Other liabilities – ceded
MRBs	(17)	Discounted cash flow	Lapse (3)	1%	-	30%	(10)
			Utilization of GLB withdrawals (4)	85%	-	100%	94%
			Claims utilization factor (5)	60%	-	100%	(10)
			Premiums utilization factor (5)	80%	-	115%	(10)
			Non-performance risk (6)	0.07%	-	1.27%	0.86%
			Mortality (7)			(9)	(10)
			Volatility (8)	1%	-	28%	14.59%

(1)Unobservable inputs were weighted by the relative fair value of the instruments, unless otherwise noted.

(2)The liquidity/duration adjustment input represents an estimated market participant composite of adjustments attributable to liquidity premiums, expected durations, structures and credit quality that would be applied to the market observable information of an investment.

(3)The lapse input represents the estimated probability of a contract surrendering during a year, and thereby forgoing any future benefits. The range for indexed annuity contracts represents the lapses during the surrender charge period.

(4)The utilization of GLB withdrawals input represents the estimated percentage of policyholders that utilize the GLB withdrawal riders.

(5)The utilization factors are applied to the present value of claims or premiums, as appropriate, in the MRB calculation to estimate the impact of inefficient GLB withdrawal behavior, including taking less than or more than the maximum GLB withdrawal.

(6)The non-performance risk input represents the estimated additional credit spread that market participants would apply to the market observable discount rate when pricing a contract. The non-performance risk input was weighted by the absolute value of the sensitivity of the reserve to the non-performance risk assumption.

(7)The mortality input represents the estimated probability of when an individual belonging to a particular group, categorized according to age or some other factor such as gender, will die.

(8)The volatility input represents overall volatilities assumed for the underlying variable annuity funds, which include a mixture of equity and fixed-income assets. Volatility assumptions vary by fund due to the benchmarking of different indices. The volatility input was weighted by the relative account value assigned to each index.

(9)The mortality is based on a combination of company and industry experience, adjusted for improvement factors.

(10)A weighted average input range is not a meaningful measurement for lapse, utilization factors or mortality.

From the table above, we have excluded Level 3 fair value measurements obtained from independent, third-party pricing sources. We do not develop the significant inputs used to measure the fair value of these assets and liabilities, and the information regarding the significant inputs is not readily available to us. Independent broker-quoted fair values are non-binding quotes developed by market makers or broker-dealers obtained from third-party sources recognized as market participants. The fair value of a broker-quoted asset or liability is based solely on the receipt of an updated quote from a single market maker or a broker-dealer recognized as a market participant as we do not adjust broker quotes when used as the fair value measurement for an asset or liability. Significant increases or decreases in any of the quotes received from a third-party broker-dealer may result in a significantly higher or lower fair value measurement.

Changes in any of the significant inputs presented in the table above would have resulted in a significant change in the fair value measurement of the asset or liability as follows:

•Investments – An increase in the liquidity/duration adjustment input would have resulted in a decrease in the fair value measurement.

•Indexed annuity contracts embedded derivatives – For direct embedded derivatives, an increase in the lapse or mortality inputs would have resulted in a decrease in the fair value measurement.

•MRBs – Assuming our market risk benefits are in a liability position: an increase in our lapse, non-performance risk or mortality inputs would have resulted in a decrease in the fair value measurement except for policies with GDB riders only and an increase in mortality would have resulted in an increase in the fair value measurement.

For each category discussed above, the unobservable inputs are not inter-related; therefore, a directional change in one input would not have affected the other inputs.

As part of our ongoing valuation process, we assess the reasonableness of our valuation techniques or models and make adjustments as necessary. For more information, see Note 1.

16. Retirement and Deferred Compensation Plans

Defined Benefit Pension and Other Postretirement Benefit Plans

We maintain U.S. defined benefit pension plans in which certain U.S. employees and agents are participants, and a U.K. plan we retained after the sale of the Lincoln UK business. Our defined benefit pension plans are closed to new entrants and existing participants do not accrue any additional benefits. We comply with the minimum funding requirements in both the U.S. and the U.K. In accordance with such practice, we were not required to make contributions for the years ended December 31, 2022 and 2021. We do not expect to be required to make any contributions to these pension plans in 2023. We sponsor other postretirement benefit plans that provide health care and life insurance to certain retired employees and agents. Total net periodic cost (recovery) for these plans was $(41) million, $(41) million and $(11) million during 2022, 2021 and 2020, respectively, which was reported within commissions and other expenses on the Consolidated Statements of Comprehensive Income (Loss). In 2023, we expect the plans to make benefit payments of approximately $100 million.

Information (in millions) with respect to these plans was as follows:

	As of or For the Years Ended December 31,
	2022	2021	2022	2021
			Other Postretirement
	Pension Plans		Benefit Plans
Fair value of plan assets	$1,126	$1,667	$71	$67
Projected benefit obligation	1,126	1,595	44	79
Funded status	$-	$72	$27	$(12)

Amounts Recognized on the
Consolidated Balance Sheets
Other assets	$91	$182	$27	$-
Other liabilities	(91)	(110)	-	(12)
Net amount recognized	$-	$72	$27	$(12)

Weighted-Average Assumptions
Benefit obligations:
Weighted-average discount rate	5.49%	2.76%	5.70%	3.10%
Net periodic benefit cost:
Weighted-average discount rate	2.81%	2.61%	3.73%	2.96%
Expected return on plan assets	5.67%	6.13%	6.50%	6.50%

The weighted average discount rate was determined based on a corporate yield curve as of December 31, 2022, and projected benefit obligation cash flows. The expected return on plan assets was determined based on historical and expected future returns of the various asset categories, using the plans’ target plan allocation. We reevaluate these assumptions each plan year.

The following summarizes our fair value measurements of our benefit plans’ assets (in millions) on a recurring basis by asset category:

	As of December 31,
	2022	2021

Fixed maturity securities:
Corporate bonds	$292	$452
U.S. government bonds	196	228
Foreign government bonds	128	191
State and municipal bonds	22	28
Limited partnerships and common and
preferred stock	353	527
Bulk annuity insurance policy	89	150
Cash and invested cash	46	91
Other investments	71	67
Total	$1,197	$1,734

Defined Contribution Plans

We sponsor tax-qualified defined contribution plans for eligible employees and agents. We administer these plans in accordance with the plan documents and various limitations under section 401(a) of the Internal Revenue Code of 1986. For the years ended December 31, 2022, 2021 and 2020, expenses for these plans were $102 million, $107 million and $100 million, respectively.

Deferred Compensation Plans

We sponsor non-qualified, unfunded, deferred compensation plans for certain current and former employees, agents and non-employee directors. The results of certain notional investment options within some of the plans are hedged by total return swaps. Our expenses increase or decrease in direct proportion to the change in market value of the participants’ investment options. Participants of certain plans are able to select our stock as a notional investment option; however, it is not hedged by the total return swaps and is a primary source of expense volatility related to these plans. For the years ended December 31, 2022, 2021 and 2020, expenses for these plans were $(4) million, $32 million and $35 million, respectively. For further discussion of total return swaps related to our deferred compensation plans, see Note 6.

Information (in millions) with respect to these plans was as follows:

	As of December 31,
	2022	2021
Total liabilities (1)	$686	$841
Investments dedicated to fund liabilities (2)	206	254

(1)Reported in other liabilities on the Consolidated Balance Sheets.

(2)Reported in other assets on the Consolidated Balance Sheets.

17. Stock-Based Incentive Compensation Plans

We sponsor stock-based incentive compensation plans for our employees and directors and for the employees and agents of our subsidiaries that provide for the issuance of stock options, performance shares and restricted stock units (“RSUs”), among other types of awards. We issue new shares to satisfy option exercises and vested performance shares and RSUs.

Total compensation expense (in millions) by award type for our stock-based incentive compensation plans was as follows:

	For the Years Ended December 31,
	2022	2021	2020
Stock options	$6	$8	$10
Performance shares	10	18	5
RSUs	35	35	36
Total	$51	$61	$51

Recognized tax benefit	$11	$13	$11

Total unrecognized compensation expense (in millions) and expected weighted-average life (in years) by award type for our stock-based incentive compensation plans was as follows:

	For the Years Ended December 31,
	2022		2021		2020
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Expense	Period	Expense	Period	Expense	Period
Stock options	$11	0.8	$8	0.7	$8	0.7
Performance shares	19	1.2	14	1.2	14	1.3
RSUs	55	1.4	43	1.4	37	1.2
Total unrecognized stock-based
incentive compensation expense	$85		$65		$59

Stock Options

The option price assumptions used for our stock option awards were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Weighted-average fair value per option granted	$18.13	$17.26	$12.25
Weighted-average assumptions:
Dividend yield	3.2%	3.0%	3.0%
Expected volatility	44.4%	45.0%	30.1%
Risk-free interest rate (1)	1.9-3.8%	0.6-1.0%	0.3-1.4%
Expected life (in years)	5.8	5.8	5.8

(1)Risk-free interest rate expressed as a range and not a weighted average.

The fair value of options is determined using a Black-Scholes options valuation model with the assumptions disclosed in the table above.  The dividend yield is based on the expected dividend rate during the expected life of the option.  Expected volatility is based on the implied volatility of exchange-traded securities and the historical volatility of the LNC stock price.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant.  The expected life of the options granted represents the weighted-average period of time from the grant date to the date of exercise, expiration or cancellation based upon historical behavior.

Generally, stock options have a maximum contractual term of ten years and vest ratably over a three-year period based solely on a service condition. Information with respect to our incentive plans involving stock options with service conditions (aggregate intrinsic value shown in millions) was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding as of December 31, 2021	3,011,536	$59.23
Granted	593,609	55.10
Exercised	(38,374)	54.76
Forfeited or expired	(170,232)	63.19
Outstanding as of December 31, 2022	3,396,539	$58.36	6.09	$-

Vested or expected to vest as of December 31, 2022 (1)	3,238,301	$58.49	5.97	$-

Exercisable as of December 31, 2022	2,476,028	$59.47	5.05	$-

(1)Includes estimated forfeitures.

The total fair value of stock options with service conditions that vested during the years ended December 31, 2022, 2021 and 2020 was $8 million, $8 million and $8 million, respectively. The total intrinsic value of such options exercised during the years ended December 31, 2022, 2021 and 2020, was $1 million, $15 million and $3 million, respectively.

We award to certain agents stock options that have a maximum contractual term of five years and generally vest ratably over a two-year period depending on the satisfaction of the performance conditions. Information with respect to our incentive plans involving stock options with performance conditions (aggregate intrinsic value shown in millions) was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding as of December 31, 2021	166,278	$58.88
Granted	33,435	60.58
Exercised	(29,931)	63.59
Forfeited or expired	(48,385)	60.49
Outstanding as of December 31, 2022	121,397	$57.55	2.36	$-

Vested or expected to vest as of December 31, 2022 (1)	114,310	$57.34	2.26	$-

Exercisable as of December 31, 2022	97,773	$56.72	1.99	$-

(1) Includes estimated forfeitures.

The total fair value of stock options with performance conditions that vested during the years ended December 31, 2022, 2021 and 2020, was $1 million, less than $1 million and less than $1 million, respectively. The total intrinsic value of such options exercised during the years ended December 31, 2022, 2021 and 2020, was less than $1 million, $1 million and less than $1 million, respectively.

Performance Shares

LNC performance shares vest, if at all, after the conclusion of the three-year performance period and certification of performance results by the Compensation Committee, and, generally, on the third anniversary of the grant date. Depending on the achievement level of performance measures pre-determined by the Compensation Committee for the three-year performance period, payouts could range from 0% to 200% of the target award for performance shares granted prior to 2021, 0% to 240% of the target award for performance shares granted in 2021 and 0% to 232% of the target award for performance shares granted in 2022. Dividend equivalents accrue with respect to unvested performance shares when and as cash dividends are paid on the Company’s common stock and vest if and to the extent that the underlying performance shares vest. Performance share information in the table below includes dividend equivalents credited on unvested performance share awards at target. Information with respect to our performance shares was as follows:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value
Outstanding as of December 31, 2021 (1)	630,670	$63.16
Granted	374,128	69.37
Vested	(185,194)	66.89
Forfeited	(72,756)	69.97
Performance adjustment (2)	20,580	66.89
Outstanding as of December 31, 2022 (1)	767,428	$64.61

(1)Represents target award amounts.

(2)Represents the difference between the target shares granted and the actual shares vested based upon the achievement level of performance measures.

RSUs

LNC RSUs generally cliff vest on the third anniversary of the grant date, based solely on a service condition. Dividend equivalents accrue with respect to unvested RSUs when and as cash dividends are paid on the Company’s common stock and vest if and when the underlying RSUs vest. RSU information in the table below includes dividend equivalents credited on unvested RSU awards. Information with respect to our RSUs was as follows:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value
Outstanding as of December 31, 2021	1,870,556	$59.78
Granted	938,181	65.53
Vested	(713,247)	62.53
Forfeited	(156,341)	62.27
Outstanding as of December 31, 2022	1,939,149	$61.26

18. Contingencies and Commitments

Contingencies

Reinsurance Disputes

Certain reinsurers have sought rate increases on certain yearly renewable term agreements. We are disputing the requested rate increases under these agreements. We may initiate legal proceedings, as necessary, under these agreements in order to protect our contractual rights. Additionally, reinsurers have initiated, and may in the future initiate, legal proceedings against us. While this may impact the Life Insurance segment, we believe it is unlikely the outcome of these disputes would have a material impact on the consolidated financial statements. For more information about reinsurance, see Note 8.

Regulatory and Litigation Matters

Regulatory bodies, such as state insurance departments, the SEC, Financial Industry Regulatory Authority and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, laws governing the activities of broker-dealers, registered investment advisers and unclaimed property laws.

LNC is involved in various pending or threatened legal or regulatory proceedings, including purported class actions, arising from the conduct of business both in the ordinary course and otherwise. In some of the matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding verdicts obtained in the jurisdiction for similar matters. This variability in pleadings, together with the actual experiences of LNC in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the unpredictable nature of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time is normally difficult to ascertain. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

We establish liabilities for litigation and regulatory loss contingencies when information related to the loss contingencies shows both that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some matters could require us to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2022.

For some matters, the Company is able to estimate a reasonably possible range of loss. For such matters in which a loss is probable, an accrual has been made. For such matters where a loss is believed to be reasonably possible, but not probable, no accrual has been made. Accordingly, the estimate contained in this paragraph reflects two types of matters. For some matters included within this estimate, an accrual has been made, but there is a reasonable possibility that an exposure exists in excess of the amount accrued. In these cases, the estimate reflects the reasonably possible range of loss in excess of the accrued amount. For other matters included within this estimation, no accrual has been made because a loss, while potentially estimable, is believed to be reasonably possible but not probable. In these cases, the estimate reflects the reasonably possible loss or range of loss. As of December 31, 2022, we estimate the aggregate range of reasonably possible losses, including amounts in excess of amounts accrued for these matters as of such date, to be up to approximately $190 million, after-tax. Any estimate is not an indication of expected loss, if any, or of the Company’s maximum possible loss exposure on such matters.

For other matters, we are not currently able to estimate the reasonably possible loss or range of loss. We are often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, analysis by experts and the progress of settlement negotiations. On a quarterly and annual basis, we review relevant information with respect to litigation contingencies and update our accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews.

Among other matters, we are presently engaged in litigation, including relating to cost of insurance rates (“Cost of Insurance and Other Litigation”), as described below. No accrual has been made for some of these matters. Although a loss is believed to be reasonably possible for these matters, for some of these matters, we are not able to estimate a reasonably possible amount or range of potential liability. An adverse outcome in one or more of these matters may have a material impact on the consolidated financial statements, but, based on information currently known, management does not believe those cases are likely to have such an impact.

Cost of Insurance and Other Litigation

Cost of Insurance Litigation

Glover v. Connecticut General Life Insurance Company and The Lincoln National Life Insurance Company, filed in the U.S. District Court for the District of Connecticut, No. 3:16-cv-00827, is a putative class action that was served on LNL on June 8, 2016. Plaintiff is the owner of a universal life insurance policy who alleges that LNL charged more for non-guaranteed cost of insurance than permitted by the policy. Plaintiff seeks to represent all universal life and variable universal life policyholders who owned policies containing non-guaranteed cost of insurance provisions that are similar to those of Plaintiff’s policy and seeks damages on behalf of all such policyholders. On January 11, 2019, the court dismissed Plaintiff’s complaint in its entirety. In response, Plaintiff filed a motion for leave to amend the complaint, which we have opposed.

EFG Bank AG, Cayman Branch, et al. v. The Lincoln National Life Insurance Company, pending in the U.S. District Court for the Eastern District of Pennsylvania, No. 2:17-cv-02592, is a civil action filed on February 1, 2017. Plaintiffs own universal life insurance policies originally issued by Jefferson-Pilot (now LNL). Plaintiffs allege that LNL breached the terms of policyholders’ contracts when it increased non-guaranteed cost of insurance rates beginning in 2016. We are vigorously defending this matter.

In re: Lincoln National COI Litigation, pending in the U.S. District Court for the Eastern District of Pennsylvania, Case No. 2:16-cv-06605-GJP, is a consolidated litigation matter related to multiple putative class action cases that were consolidated by an order dated March 20,

2017. Plaintiffs purport to own certain universal life insurance policies originally issued by Jefferson-Pilot (now LNL). Among other things, plaintiffs allege that LNL and LNC breached the terms of policyholders’ contracts by increasing non-guaranteed cost of insurance rates beginning in 2016. Plaintiffs sought to represent classes of policyowners and sought damages on their behalf. On August 9, 2022, the court denied plaintiffs’ motion for class certification. The parties participated in a mediation on December 13, 2022, and subsequently reached a settlement. On January 26, 2023, the parties informed the presiding judge of a class settlement in this action, subject to final documentation and court approval. The parties requested an extension of the current case schedule and indicated that plaintiffs anticipate filing a motion for preliminary approval of the class settlement on or before March 24, 2023. The terms of the provisional class settlement remain confidential.

In re: Lincoln National 2017 COI Rate Litigation, pending in the U.S. District Court for the Eastern District of Pennsylvania, Case No. 2:17-cv-04150, is a consolidated litigation matter related to multiple putative class action cases that were consolidated by an order dated March 28, 2018. Plaintiffs purport to own certain universal life insurance policies originally issued by Jefferson-Pilot (now LNL). Among other things, plaintiffs allege that LNL and LNC breached the terms of policyholders’ contracts by increasing non-guaranteed cost of insurance rates beginning in 2017. Plaintiffs sought to represent classes of policyholders and sought damages on their behalf. On August 9, 2022, the court denied plaintiffs’ motion for class certification. The parties participated in a mediation on December 13, 2022, and subsequently reached a settlement. On January 26, 2023, the parties informed the presiding judge of a class settlement in this action, subject to final documentation and court approval. The parties requested an extension of the current case schedule and indicated that plaintiffs anticipate filing a motion for preliminary approval of the class settlement on or before March 24, 2023. The terms of the provisional class settlement remain confidential.

Iwanski v. First Penn-Pacific Life Insurance Company (“FPP”), No. 2:18-cv-01573 filed in the U.S. District Court for the Eastern District of Pennsylvania is a putative class action that was filed on April 13, 2018. Plaintiff alleges that defendant FPP breached the terms of his life insurance policy by deducting non-guaranteed cost of insurance charges in excess of what is permitted by the policies. Plaintiff seeks to represent all owners of universal life insurance policies issued by FPP containing non-guaranteed cost of insurance provisions that are similar to those of Plaintiff’s policy and seeks damages on their behalf. Breach of contract is the only cause of action asserted. We are vigorously defending this matter.

TVPX ARS INC., as Securities Intermediary for Consolidated Wealth Management, LTD. v. The Lincoln National Life Insurance Company, filed in the U.S. District Court for the Eastern District of Pennsylvania, No. 2:18-cv-02989, is a putative class action that was filed on July 17, 2018. Plaintiff alleges that LNL charged more for non-guaranteed cost of insurance than permitted by the policy. Plaintiff seeks to represent all universal life and variable universal life policyholders who own policies issued by LNL or its predecessors containing non-guaranteed cost of insurance provisions that are similar to those of Plaintiff’s policy and seeks damages on behalf of all such policyholders. We are vigorously defending this matter.

LSH Co. and Wells Fargo Bank, National Association, as securities intermediary for LSH Co. v. Lincoln National Corporation and The Lincoln National Life Insurance Company, pending in the U.S. District Court for the Eastern District of Pennsylvania, No. 2:18-cv-05529, is a civil action filed on December 21, 2018. Plaintiffs own universal life insurance policies originally issued by Jefferson-Pilot (now LNL). Plaintiffs allege that LNL breached the terms of policyholders’ contracts when it increased non-guaranteed cost of insurance rates in 2016 and 2017. We are vigorously defending this matter.

Vida Longevity Fund, LP v. Lincoln Life & Annuity Company of New York, pending in the U.S. District Court for the Southern District of New York, No. 1:19-cv-06004, is a putative class action that was filed on June 27, 2019. Plaintiff alleges that Lincoln Life & Annuity Company of New York (“LLANY”) charged more for non-guaranteed cost of insurance than was permitted by the policies. On March 31, 2022, the court issued an order granting plaintiff’s motion for class certification and certified a class of all current or former owners of six universal life insurance products issued by LLANY that were assessed a cost of insurance charge any time on or after June 27, 2013. Plaintiff seeks damages on behalf of the class. We are vigorously defending this matter.

Angus v. The Lincoln National Life Insurance Company, pending in the U.S. District Court for the Eastern District of Pennsylvania, No. 2:22-cv-01878, is a putative class action filed on May 13, 2022. Plaintiff alleges that defendant LNL breached the terms of her life insurance policy by deducting non-guaranteed cost of insurance charges in excess of what is permitted by the policies. Plaintiff seeks to represent all owners of universal life insurance policies issued or insured by LNL or its predecessors containing non-guaranteed cost of insurance provisions that are similar to those of plaintiff’s policy and seeks damages on their behalf. Breach of contract is the only cause of action asserted. On August 26, 2022, LNL filed a motion to dismiss. We are vigorously defending this matter.

Other Litigation

Andrew Nitkewicz v. Lincoln Life & Annuity Company of New York, pending in the U.S. District Court for the Southern District of New York, No. 1:20-cv-06805, is a putative class action that was filed on August 24, 2020. Plaintiff Andrew Nitkewicz, as trustee of the Joan C. Lupe Trust, seeks to represent all current and former owners of universal life (including variable universal life) policies who own or owned policies issued by LLANY and its predecessors in interest that were in force at any time on or after June 27, 2013, and for which planned annual, semi-annual, or quarterly premiums were paid for any period beyond the end of the policy month of the insured’s death. Plaintiff alleges LLANY failed to refund unearned premium in violation of New York Insurance Law Section 3203(a)(2) in connection with the payment of death benefit claims for certain insurance policies. Plaintiff seeks compensatory damages and pre-judgment interest on behalf of the various classes and sub-class. On July 2, 2021, the court granted, with prejudice, LLANY’s November 2020 motion to dismiss this matter. Plaintiff filed a notice of appeal on July 28, 2021, and on September 26, 2022, the U.S. Court of Appeals for the Second Circuit reserved its decision and certified a question to the New York Court of Appeals. On October 20, 2022, the New York Court of Appeals accepted the question, and has set a briefing schedule.

Commitments

Leases

As of December 31, 2022 and 2021, we had operating lease ROU assets of $140 million and $147 million, respectively, and associated lease liabilities of $152 million and $157 million, respectively. The weighted-average discount rate was 3.3% and 2.6%, respectively, and the weighted-average remaining lease term was five years as of December 31, 2022 and 2021. Operating lease expense for the years ended December 31, 2022, 2021 and 2020, was $45 million, $49 million and $50 million, respectively, and reported in commissions and other expenses on the Consolidated Statements of Comprehensive Income (Loss).

As of December 31, 2022 and 2021, we had finance lease assets of $14 million and $37 million, respectively, and associated finance lease liabilities of $106 million and $175 million, respectively. The accumulated amortization associated with the finance lease assets was $458 million and $436 million as of December 31, 2022 and 2021, respectively. These assets will continue to be amortized on a straight-line basis over the assets’ remaining lives. The weighted-average discount rate was 2.9% and 1.4%, respectively, and the weighted-average remaining lease term was one year as of December 31, 2022 and 2021.

Finance lease expense (in millions) was as follows:

	For the Years Ended
	December 31,
	2022	2021	2020
Amortization of finance lease assets (1)	$23	$38	$53
Interest on finance lease liabilities (2)	4	3	6
Total	$27	$41	$59

(1)Amortization of finance lease assets is reported in commissions and other expenses on the Consolidated Statements of Comprehensive Income (Loss).

(2)Interest on finance lease liabilities is reported in interest and debt expense on the Consolidated Statements of Comprehensive Income (Loss).

The table below presents cash flow information (in millions) related to leases:

	For the Years Ended
	December 31,
	2022	2021	2020
Supplemental Cash Flow Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$47	$47	$54
Financing cash flows from finance leases	74	62	53

Supplemental Non-Cash Information
ROU assets obtained in exchange for new lease obligations:
Operating leases	$23	$8	$10

Our future minimum lease payments (in millions) under non-cancellable leases as of December 31, 2022, were as follows:

	Operating	Finance
	Leases	Leases
2023	$44	$82
2024	42	18
2025	38	7
2026	34	4
2027	18	-
Thereafter	15	-
Total future minimum lease payments	191	111
Less: Amount representing interest	39	5
Present value of minimum lease payments	$152	$106

As of December 31, 2022, we had no leases that had not yet commenced.

Certain Financing Arrangements

We periodically enter into sale-leaseback arrangements that do not meet the criteria of a sale for accounting purposes. As such, we account for these transactions as financing arrangements. As of December 31, 2022 and 2021, we had $558 million and $375 million, respectively, of financing obligations reported within other liabilities on the Consolidated Balance Sheets. Future payments due on certain financing arrangements (in millions) as of December 31, 2022, were as follows:

2023	$43
2024	95
2025	127
2026	175
2027	191
Thereafter	-
Total future minimum lease payments	631
Less: Amount representing interest	73
Present value of minimum lease payments	$558

Vulnerability from Concentrations

As of December 31, 2022, we did not have a concentration of: business transactions with a particular customer or lender; sources of supply of labor or services used in the business; or a market or geographic area in which business is conducted that makes us vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a severe impact to our financial condition. For information on our investment and reinsurance concentrations, see Notes 4 and 8, respectively.

Other Contingency Matters

State guaranty funds assess insurance companies to cover losses to contract holders of insolvent or rehabilitated companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes in some states. We have accrued for expected assessments and the related reductions in future state premium taxes, which net to assessments (recoveries) of $(2) million and $(6) million as of December 31, 2022 and 2021, respectively.

19. Shares and Stockholders’ Equity

Preferred Shares

Preferred stock authorized, issued and outstanding (number of shares) was as follows:

	As of December 31,
	2022			2021
	Shares Authorized	Shares Issued	Shares Outstanding	Shares Authorized	Shares Issued	Shares Outstanding
9.250% Fixed Rate Reset Non-Cumulative
Preferred Stock, Series C	20,000	20,000	20,000	-	-	-
9.000% Non-Cumulative Preferred Stock, Series D	20,000	20,000	20,000	-	-	-
Not designated	9,960,000	-	-	10,000,000	-	-
Total preferred shares	10,000,000	40,000	40,000	10,000,000	-	-

In November 2022, we issued 500,000 depositary shares (“Series C Depositary Shares”), each representing a 1/25th interest in a share of our 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C liquidation preference $25,000 per share (the “Series C Preferred Stock”) and in the aggregate representing 20,000 shares of Series C Preferred Stock, for aggregate net cash proceeds of $493 million. Dividends, if declared, will be payable commencing on March 1, 2023, and will accrue and be payable on the first day of March and September each year, in arrears, at an annual rate of 9.250% on the liquidation preference of $25,000 per share. From, and including March 1, 2028 (the first “reset date”), the annual rate will reset every five years at a rate equal to the five-year treasury rate as of the most recent reset dividend determination date plus 5.318%. We may, at our option, redeem our Series C Preferred Stock in whole but not in part within 90 days after certain rating agency events, or a regulatory capital event, or in whole or in part, from time to time, during the three-month period prior to each reset date.

We may, at our option, redeem the Series C Preferred Stock, (a) in whole but not in part within 90 days after the occurrence of a rating agency event at a redemption price equal to 102% of the stated amount of a share of Series C Preferred Stock (initially, $25,500 per share of Series C Preferred Stock, equivalent to $1,020 per Depositary Share), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date; and (b)(i)in whole but not in part within 90 days after the occurrence of a regulatory capital event, or (ii) in whole or in part, from time to time, during the three-month period prior to March 1, 2028, and during the three-month period prior to each reset date thereafter in each case, at a redemption price equal to the stated amount of a share of Series C Preferred Stock (initially, $25,000 per share of Series C Preferred Stock, equivalent to $1,000 per Depositary Share), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date.

In November 2022, we issued 20,000,000 depositary shares (“Series D Depositary Shares”), each representing a 1/1000th interest in a share of our 9.000% Series D, Non-Cumulative Preferred Stock, liquidation preference $25,000 per share (the “Series D Preferred Stock”) and in the aggregate representing 20,000 shares of Series D Preferred Stock, for aggregate net cash proceeds of $493 million. Dividends, if declared, will be payable commencing on March 1, 2023, and will accrue and be payable quarterly on the first day of March, June, September, and December each year, in arrears, at an annual rate of 9.000%. We may, at our option, redeem our Series D Preferred Stock in whole but not in part within 90 days after certain rating agency events, or a regulatory capital event, or in whole or in part, at any time or from time to time, on or after December 1, 2027.

We may, at our option, redeem the Series D Preferred Stock, (a) in whole but not in part, at any time prior to December 1, 2027, within 90 days after the occurrence of a rating agency event at a redemption price equal to 102% of the stated amount of a share of Series D Preferred Stock (initially, $25,500 per share of Series D Preferred Stock, equivalent to $25.50 per Depositary Share), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date, and (b)(i) in whole but not in part, at any time prior to December 1, 2027, within 90 days after the occurrence of a regulatory capital event; or (ii) in whole or in part, at any time or from time to time on or after December 1, 2027, in each case, at a redemption price equal to the stated amount of a share of Series D Preferred Stock (initially, $25,000 per share of Series D Preferred Stock, equivalent to $25.00 per Depositary Share), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date.

The Series C Preferred Stock and the Series D Preferred Stock (together, the “Preferred Stock”) rank equally with each other for liquidation preference. The Preferred Stock is senior to our common stock with respect to the payment of dividends, if declared, and distributions of assets upon any liquidation, dissolution or winding-up of the Company. The ability of the Company to declare or pay dividends on, or purchase, redeem or otherwise acquire, shares of its common stock or any shares of the Company that rank junior to, or on parity with, the Preferred Stock is subject to certain restrictions in the event that we do not declare and pay (or set aside) dividends on the Preferred Stock for the last preceding dividend period.

Except as otherwise provided by law, every holder of Preferred Stock will have the right at every shareholders’ meeting to one vote for each share of Preferred Stock held in their name as of the record date for such meeting. In addition, at any time when six or more quarterly dividends, whether or not consecutive, on one or more series of the Preferred Stock is in default, the holders of all preferred stock at the time or times outstanding as to which such default shall exist shall have certain voting rights with respect to the election of additional directors to the Company’s Board of Directors, as provided in the Certificate of Designations for each series of Preferred Stock.

Each share of Preferred Stock is perpetual and has no maturity date. The Preferred Stock is not convertible into, or exchangeable for, any other class or series of stock or other securities of the Company or its subsidiaries and is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund, or other similar provisions.

Our Series C and D Preferred Stock are without par value.

Common Shares

The changes in our common stock (number of shares) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Common Stock
Balance as of beginning-of-year	177,193,515	192,329,691	196,668,532
Stock compensation/issued for benefit plans	692,491	1,106,572	547,209
Retirement/cancellation of shares	(8,665,495)	(16,242,748)	(4,886,050)
Balance as of end-of-year	169,220,511	177,193,515	192,329,691

Common Stock as of End-of-Year
Basic basis	169,220,511	177,193,515	192,329,691
Diluted basis	170,483,323	179,229,110	193,672,296

Average Common Shares

A reconciliation of the denominator (number of shares) in the calculations of basic and diluted earnings (loss) per common share was as follows:

	For the Years Ended December 31,
	2022	2021	2020
Weighted-average shares, as used in basic calculation	171,034,695	187,359,884	193,610,225
Shares to cover non-vested stock	968,005	1,357,245	687,240
Average stock options outstanding during the year	989,123	1,844,117	746,742
options (at average market price for the year)	(783,232)	(1,419,165)	(576,582)
Shares repurchasable from measured but
unrecognized stock option expense	(21,006)	(43,314)	(2,445)
Average deferred compensation shares	512,570	-	-
Weighted-average shares, as used in diluted calculation (1)	172,700,155	189,098,767	194,465,180

(1)Due to reporting a net loss for the year ended December 31, 2022, basic shares were used in the diluted EPS calculation for this year as the use of diluted shares would have resulted in a lower loss per share.

In the event the average market price of LNC common stock exceeds the issue price of stock options and the options have a dilutive effect to our EPS, such options will be shown in the table above.

We have participants in our deferred compensation plans who selected LNC stock as the measure for the investment return attributable to all or a portion of their deferral amounts. This obligation is settled in either cash or LNC stock pursuant to the applicable plan document. We exclude deferred units of LNC stock that are antidilutive from our diluted EPS calculation. The mark-to-market adjustment of these deferred units excluded from our diluted EPS calculation was $13 million and $(8) million for the years ended December 31, 2022 and 2021, respectively.

Our common stock is without par value.

AOCI

The following summarizes the components and changes in AOCI (in millions):

	For the Years Ended December 31,
	2022	2021	2020
Unrealized Gain (Loss) on Fixed Maturity AFS Securities and Certain Other
Investments
Balance as of beginning-of-year	$9,616	$9,611	$5,983
Cumulative effect from adoption of new accounting standards	-	3,584	45
Unrealized holding gains (losses) arising during the year	(25,552)	(4,673)	7,925
Change in foreign currency exchange rate adjustment	(322)	(142)	180
Change in DAC, VOBA, DSI and DFEL	-	-	(3,140)
Change in future contract benefits and policyholder account balances	2,291	893	(429)
Income tax benefit (expense)	5,039	838	(970)
Less:
Reclassification adjustment for gains (losses) included in net income (loss)	(15)	626	(53)
Associated amortization of DAC, VOBA, DSI and DFEL	-	-	32
Income tax benefit (expense)	3	(131)	4
Balance as of end-of-year	$(8,916)	$9,616	$9,611
Unrealized OTTI on Fixed Maturity AFS Securities
Balance as of beginning-of-year	$-	$-	$45
Cumulative effect from adoption of new accounting standard	-	-	(45)
Balance as of end-of-year	$-	$-	$-
Unrealized Gain (Loss) on Derivative Instruments
Balance as of beginning-of-year	$(85)	$(402)	$(11)
Cumulative effect from adoption of new accounting standard	-	25	-
Unrealized holding gains (losses) arising during the year	378	246	(257)
Change in foreign currency exchange rate adjustment	312	152	(174)
Change in DAC, VOBA, DSI and DFEL	-	-	(17)
Income tax benefit (expense)	(144)	(85)	94
Less:
Reclassification adjustment for gains (losses) included in net income (loss)	92	26	48
Associated amortization of DAC, VOBA, DSI and DFEL	-	-	(1)
Income tax benefit (expense)	(19)	(5)	(10)
Balance as of end-of-year	$388	$(85)	$(402)
Policyholder Liability Discount Rate Remeasurement Gain (Loss)
Balance as of beginning-of-year	$(1,265)	$-	$-
Cumulative effect from adoption of new accounting standard	-	(1,856)
Adjustment arising during the year	2,559	751	-
Income tax benefit (expense)	(547)	(160)	-
Balance as of end-of-year	$747	$(1,265)	$-
Market Risk Benefit Non-Performance Risk Gain (Loss)
Balance as of beginning-of-year	$1,951	$-	$-
Cumulative effect from adoption of new accounting standard	-	2,874	-
Adjustment arising during the year	(266)	(1,174)	-
Income tax benefit (expense)	56	251	-
Balance as of end-of-year	$1,741	$1,951	$-
Foreign Currency Translation Adjustment
Balance as of beginning-of-year	$(14)	$(12)	$(17)
Foreign currency translation adjustment arising during the year	(20)	(2)	5
Balance as of end-of-year	$(34)	$(14)	$(12)
Funded Status of Employee Benefit Plans
Balance as of beginning-of-year	$(219)	$(266)	$(327)
Adjustment arising during the year	(74)	56	74
Income tax benefit (expense)	15	(9)	(13)
Balance as of end-of-year	$(278)	$(219)	$(266)

The following summarizes the reclassifications out of AOCI (in millions) and the associated line item in the Consolidated Statements of Comprehensive Income (Loss):

	For the Years Ended December 31,
	2022	2021	2020
Unrealized Gain (Loss) on Fixed Maturity AFS
Securities and Certain Other Investments
Gross reclassification	$(15)	$626	$(53)	Realized gain (loss)
Associated amortization of DAC,
VOBA, DSI and DFEL	-	-	32	Realized gain (loss)
Reclassification before income
tax benefit (expense)	(15)	626	(21)	Income (loss) before taxes
Income tax benefit (expense)	3	(131)	4	Federal income tax expense (benefit)
Reclassification, net of income tax	$(12)	$495	$(17)	Net income (loss)

Unrealized Gain (Loss) on Derivative
Instruments
Gross reclassifications:
Interest rate contracts	$2	$3	$2	Net investment income
Interest rate contracts	(11)	(23)	(16)	Interest and debt expense
Foreign currency contracts	62	48	56	Net investment income
Foreign currency contracts	39	(2)	6	Realized gain (loss)
Total gross reclassifications	92	26	48
Associated amortization of DAC,				Commissions and other
VOBA, DSI and DFEL	-	-	(1)	expenses
Reclassifications before income
tax benefit (expense)	92	26	47	Income (loss) before taxes
Income tax benefit (expense)	(19)	(5)	(10)	Federal income tax expense (benefit)
Reclassifications, net of income tax	$73	$21	$37	Net income (loss)

20. Segment Information

We provide products and services and report results through our Life Insurance, Annuities, Group Protection and Retirement Plan Services segments. We also have Other Operations, which includes the financial data for operations that are not directly related to the business segments. Our reporting segments reflect the manner by which our chief operating decision makers view and manage the business. The following is a brief description of these segments and Other Operations.

The Life Insurance segment focuses on the creation and protection of wealth through life insurance products, including term insurance, both single (including UL, corporate-owned UL and VUL and bank-owned UL and VUL products) and survivorship versions of IUL and VUL products, linked-benefit products (which are UL and VUL with riders providing for long-term care costs), and critical illness and long-term care riders, which can be attached to IUL or VUL policies.

The Annuities segment provides tax-deferred investment growth and lifetime income opportunities for its clients by offering variable annuities, fixed (including indexed) annuities and indexed variable annuities.

The Group Protection segment offers group non-medical insurance products and services, including short- and long-term disability, statutory disability and paid family medical leave administration and absence management services, term life, dental, vision and accident, critical illness and hospital indemnity benefits and services to the employer marketplace through various forms of employee-paid and employer-paid plans.

The Retirement Plan Services segment provides employer-sponsored defined benefit and individual retirement accounts, as well as individual and group variable annuities, group fixed annuities and mutual-fund based programs in the retirement plan marketplace.

Other Operations includes investments related to the excess capital in our insurance subsidiaries; benefit plan obligations; the results of certain disability income business; our run-off institutional pension business, the majority of which was sold on a group annuity basis; debt costs; Spark program expense; and other corporate investments.

Segment operating revenues and income (loss) from operations are internal measures used by our management and Board of Directors to evaluate and assess the results of our segments. Effective upon the adoption of ASU 2018-12, for the years ended December 31, 2022 and 2021, income (loss) from operations is GAAP net income excluding the after-tax effects of the following items, as applicable:

•Changes in market risk benefits (“MRBs”), including gains and losses and benefit payments (“MRB-related impacts”);

•Investment and reinsurance-related realized gain (loss):

▪Changes in the carrying value of mortgage loans on real estate attributable to current expected credit losses (“CECL”) (“changes in CECL reserve for mortgage loans on real estate”);

▪Changes in the carrying value of reinsurance-related assets attributable to CECL (“changes in CECL reserve for reinsurance-related assets”);

▪Changes in the carrying value of fixed maturity AFS securities attributable to the estimation of credit losses (“changes in the credit loss allowance for fixed maturity AFS securities”); and

▪Changes in the fair value of investments, including trading securities, equity securities, certain derivatives, and mortgage loans on real estate electing the fair value option, and of embedded derivatives within certain reinsurance arrangements, as well as sales or disposals of investments (“changes in investments and reinsurance-related embedded derivatives”);

•Changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them (“changes in fair value of GLB and GDB hedge instruments, net of hedge allowance”);

•Changes in the fair value of the embedded derivative liabilities of our indexed annuity and indexed universal life insurance contracts and the associated index options we hold to hedge them; (“indexed product net derivative results”);

•Changes in reserves resulting from benefit ratio unlocking on variable universal life insurance products with secondary guarantees (“benefit ratio unlocking”);

•Income (loss) from the initial adoption of new accounting standards, regulations and policy changes;

•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;

•Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business;

•Gains (losses) on modification or early extinguishment of debt;

•Losses from the impairment of intangible assets and gains (losses) on other non-financial assets; and

•Income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•Investment and reinsurance-related realized gain (loss);

•Changes in fair value of GLB and GDB hedge instruments, net of hedge allowance;

•Indexed product net derivative results;

•Revenue adjustments from the initial adoption of new accounting standards; and

•Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

For the year ended December 31, 2020, income (loss) from operations is GAAP net income excluding the after-tax effects of the following items, as applicable:

•Realized gains and losses associated with the following (“excluded realized gain (loss)”):

▪Sales or disposals and impairments of financial assets;

▪Changes in the fair value of equity securities;

▪Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (“gain (loss) on the mark-to-market on certain instruments”);

▪Changes in the fair value of the derivatives we own to hedge our GDB riders within our variable annuities;

▪Changes in the fair value of the embedded derivatives of our GLB riders reflected within variable annuity net derivative results accounted for at fair value;

▪Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and

▪Changes in the fair value of the embedded derivative liabilities related to index options we may purchase or sell in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value (“indexed annuity forward-starting option”);

•Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders and VUL products with secondary guarantees (“benefit ratio unlocking”);

•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;

•Gains (losses) on modification or early extinguishment of debt;

•Losses from the impairment of intangible assets;

•Income (loss) from discontinued operations;

•Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business; and

•Income (loss) from the initial adoption of new accounting standards, regulations, and policy changes including the net impact from the Tax Cuts and Jobs Act.

For the year ended December 31, 2020, operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•Excluded realized gain (loss);

•Revenue adjustments from the initial adoption of new accounting standards;

•Amortization of DFEL arising from changes in benefit ratio unlocking; and

•Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

The tables below reconcile our segment measures of performance to the GAAP measures presented in the Consolidated Statements of Comprehensive Income (Loss) (in millions):

	For the Years Ended December 31,
	2022	2021	2020
Revenues
Operating revenues:
Life Insurance	$6,747	$7,387	$7,516
Annuities	4,482	4,691	4,455
Group Protection	5,304	4,995	4,793
Retirement Plan Services	1,274	1,322	1,213
Other Operations	156	181	185
Excluded realized gain (loss)	-	-	(721)
Investment and reinsurance-related realized gain (loss)	(128)	834	-
Changes in fair value of GLB and GDB hedge instruments, net of hedge allowance	902	(1,717)	-
Indexed product net derivative results	73	22	-
Amortization of DFEL associated with benefit ratio unlocking	-	-	(2)
Total revenues	$18,810	$17,715	$17,439

	For the Years Ended December 31,
	2022	2021	2020
Net Income (Loss)
Income (loss) from operations:
Life Insurance	$(2,094)	$487	$(34)
Annuities	1,161	1,337	983
Group Protection	41	(164)	43
Retirement Plan Services	211	248	168
Other Operations	(486)	(371)	(295)
MRB-related impacts, after-tax	2,495	2,938	-
Excluded realized gain (loss), after-tax	-	-	(570)
Investment and reinsurance-related realized gain (loss), after-tax	(101)	659	-
Changes in fair value of GLB and GDB hedge instruments, net of hedge allowance,
after-tax	712	(1,356)	-
Indexed product net derivative results, after-tax	58	17	-
Benefit ratio unlocking, after-tax	(5)	-	194
Impairment of intangibles	(634)	-	-
Net impact from the Tax Cuts and Jobs Act	-	-	37
Transaction and integration costs related to mergers, acquisitions and divestitures, after-tax	-	(11)	(15)
Gain (loss) on modification or early extinguishment of debt, after-tax	-	(6)	(12)
Net income (loss)	$1,358	$3,778	$499

Other segment information (in millions) was as follows:

	For the Years Ended December 31,
	2022	2021	2020
Net Investment Income
Life Insurance	$2,587	$3,207	$2,823
Annuities	1,463	1,400	1,272
Group Protection	334	365	330
Retirement Plan Services	976	991	933
Other Operations	155	148	152
Total net investment income	$5,515	$6,111	$5,510

	For the Years Ended December 31,
	2022	2021	2020
Federal Income Tax Expense (Benefit)
Life Insurance	$(587)	$110	$(33)
Annuities	185	255	149
Group Protection	11	(44)	11
Retirement Plan Services	36	52	24
Other Operations	(116)	(105)	(82)
MRB-related impacts	661	781	-
Excluded realized gain (loss)	-	-	(151)
Investment and reinsurance-related realized gain (loss)	(27)	175	-
Changes in fair value of GLB and GDB hedge instruments, net of hedge allowance	190	(360)	-
Indexed product net derivative results	15	5	-
Gain (loss) on early extinguishment of debt	-	(2)	(3)
Benefit ratio unlocking	(2)	-	51
Net impact from the Tax Cuts and Jobs Act	-	-	(37)
Transaction and integration costs related to mergers,
acquisitions and divestitures	-	(2)	(5)
Total federal income tax expense (benefit)	$367	$865	$(76)

	As of December 31,
	2022	2021
Assets
Life Insurance	$94,407	$110,665
Annuities	167,585	201,774
Group Protection	9,768	10,494
Retirement Plan Services	41,847	47,720
Other Operations	20,610	24,097
Total assets	$334,217	$394,750

16

21. Realized Gain (Loss)

Details underlying realized gain (loss) (in millions) reported on the Consolidated Statements of Comprehensive Income (Loss) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Fixed maturity AFS securities:
Gross gains	$38	$663	$31
Gross losses	(53)	(37)	(84)
Credit loss benefit (expense) (1)	(15)	(11)	(26)
Realized gain (loss) on equity securities (2)	15	44	8
Credit loss benefit (expense) on mortgage loans on real estate	(3)	112	(117)
Credit loss benefit (expense) on reinsurance-related assets (3)	(112)	6	-
Realized gain (loss) on the mark-to-market on certain instruments (4)(5)	37	63	26
Other gain (loss) on investments	(42)	(12)	(7)
Associated amortization of DAC, VOBA, DSI and DFEL
and changes in policyholder account balances	-	-	31
Total realized gain (loss) related to financial instruments
and reinsurance-related assets	(135)	828	(138)
Indexed product derivative results: (6)
Gross gain (loss)	74	22	37
Associated amortization of DAC, VOBA, DSI and DFEL	-	-	(25)
Variable annuity derivative results: (7)
Gross gain (loss)	901	(1,717)	(367)
Associated amortization of DAC, VOBA, DSI and DFEL	-	-	(20)
Total realized gain (loss)	$840	$(867)	$(513)

(1)Includes changes in the allowance for credit losses as well as direct write-downs to amortized cost as a result of negative credit events.

(2)Includes mark-to-market adjustments on equity securities still held of $10 million, $47 million and $8 million for the years ended December 31, 2022, 2021 and 2020, respectively.

(3)See Note 8 for information on credit losses on reinsurance-related assets.

(4)Represents changes in the fair values of certain derivative investments (not including those associated with our variable and indexed annuity and IUL contracts net derivative results), reinsurance-related embedded derivatives, mortgage loans on real estate accounted for under the fair value option and trading securities. See Notes 1 and 8 for information regarding modified coinsurance.

(5)Includes gains and losses from fair value changes on mortgage loans on real estate accounted for under the fair value option of $(24) million, $3 million and $(24) million for the years ended December 31, 2022, 2021 and 2020, respectively.

(6)Represents the change in fair value of the index options that we hold and the change in the fair value of the embedded derivative liabilities of our indexed annuity contracts, IUL contracts and index options we may purchase or sell in the future to hedge policyholder index allocations applicable to future reset periods for our indexed annuity products.

(7)Includes the change in the fair value of the derivative instruments we own to support capital needs associated with our GLB and GDB riders and fees allocated to support the cost of purchasing the hedging instruments.

22. Commissions and Other Expenses

Details underlying commissions and other expenses (in millions) were as follows:

	For the Years Ended December 31,
	2022	2021	2020
Commissions	$2,189	$2,223	$2,183
General and administrative expenses	2,240	2,252	2,072
DAC and VOBA deferrals, net of amortization	(352)	(337)	(156)
Broker-dealer expenses	536	570	493
Taxes, licenses and fees	339	345	321
Expenses associated with reserve financing and LOCs	108	102	94
Specifically identifiable intangible asset amortization	37	37	37
Other amortization	28	13	-
Transaction and integration costs related to
mergers, acquisitions and divestitures	-	14	20
Total	$5,125	$5,219	$5,064

23. Federal Income Taxes

The federal income tax expense (benefit) on continuing operations (in millions) was as follows:

	For the Years Ended December 31,
	2022	2021	2020
Current	$3	$12	$(61)
Deferred	364	853	(15)
Federal income tax expense (benefit)	$367	$865	$(76)

A reconciliation of the effective tax rate differences (in millions) was as follows:

	For the Years Ended December 31,
	2022	2021	2020
Income (loss) before taxes	$1,725	$4,643	$423
Federal statutory rate	21%	21%	21%
Federal income tax expense (benefit) at federal statutory rate	362	975	89
Effect of:
Tax-preferred investment income (1)	(90)	(88)	(98)
Tax credits	(42)	(26)	(39)
Excess tax benefits from stock-based compensation	(1)	-	3
Goodwill impairment	133	-	-
Tax impact associated with the Tax Cuts and Jobs Act (2)	-	-	(37)
Other items	5	4	6
Federal income tax expense (benefit)	$367	$865	$(76)
Effective tax rate	21%	19%	-18%

(1)Relates primarily to separate account dividends eligible for the dividends-received deduction.

(2)In 2020, we recognized a $37 million tax benefit attributable to the carry back of a 2020 net operating loss under the provisions of the Coronavirus Aid, Relief, and Economic Security Act, which provides for a five-year carryback period.

The federal income tax asset (liability) (in millions) was as follows:

	As of December 31,
	2022	2021
Current	$83	$142
Deferred	1,313	(2,678)
Total federal income tax asset (liability)	$1,396	$(2,536)

Significant components of our deferred tax assets and liabilities (in millions) were as follows:

	As of December 31,
	2022	2021
Deferred Tax Assets
Insurance liabilities and reinsurance-related balances	$410	$1,338
Reinsurance-related embedded derivative liability	-	43
Compensation and benefit plans	172	198
Intangibles	21	24
Net unrealized loss on fixed maturity AFS securities	2,265	-
Net unrealized loss on trading securities	70	-
Investment activity	273	-
Tax credits	101	58
Net operating losses	278	292
MRB-related activity	-	485
Other	57	62
Total deferred tax assets	$3,647	$2,500
Deferred Tax Liabilities
DAC	$1,529	$1,520
VOBA	213	232
Net unrealized gain on fixed maturity AFS securities	-	2,830
Net unrealized gain on trading securities	-	65
Investment activity	-	325
Reinsurance-related embedded derivative asset	87	-
MRB-related activity	134	-
Other	371	206
Total deferred tax liabilities	$2,334	$5,178
Net deferred tax asset (liability)	$1,313	$(2,678)

As of December 31, 2022, we have $101 million of federal income tax credits that can be carried forward to 2030 through 2032. As of December 31, 2022, we have $1.3 billion of net operating losses to carry forward to future years. The net operating losses arose in tax years 2018 and 2021, and under the Tax Cuts and Jobs Act changes, have an unlimited carryforward period. As a result, management believes that it is more likely than not that the deferred tax asset associated with the loss carryforwards will be realized. Inclusive of the tax attribute for the net operating losses, although realization is not assured, management believes that it is more likely than not that we will realize the benefits of all our deferred tax assets, and, accordingly, no valuation allowance has been recorded.

We are subject to examination by U.S. federal, state, local and non-U.S. income authorities. With few exceptions for limited scope review, we are no longer subject to U.S. federal examinations for years before 2019. In the first quarter of 2021, the Internal Revenue Service commenced an examination of our refund claims for 2014 and 2015 that is anticipated to be completed by the end of 2023. We are currently under examination by several state and local taxing jurisdictions; however, we do not expect these examinations will materially impact us.

A reconciliation of the unrecognized tax benefits (in millions) was as follows:

	For the Years Ended
	December 31,
	2022	2021
Balance as of beginning-of-year	$53	$51
Increases for prior year tax positions	5	2
Settlements for prior year tax positions	(6)	-
Balance as of end-of-year	$52	$53

As of December 31, 2022 and 2021, $52 million and $53 million, respectively, of our unrecognized tax benefits presented above, if recognized, would have affected our federal income tax expense (benefit) and our effective tax rate. We anticipate that it is reasonably possible that unrecognized tax benefits associated with separate account dividends-received deduction and tax credits will decrease by $8 million by the end of 2023, upon the completion of the examination of our refund claims for 2014 and 2015.

We recognize interest and penalties accrued, if any, related to unrecognized tax benefits as a component of tax expense. For the years ended December 31, 2022, 2021 and 2020, we recognized no interest and penalty expense (benefit), and there was no accrued interest and penalty expense related to the unrecognized tax benefits as of December 31, 2022 and 2021.

24. Statutory Information and Restrictions

The Company’s domestic life insurance subsidiaries prepare financial statements in accordance with statutory accounting principles (“SAP”) prescribed or permitted by the insurance departments of their states of domicile, which may vary materially from GAAP.

Prescribed SAP includes the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners (“NAIC”) as well as state laws, regulations and administrative rules. Permitted SAP encompasses all accounting practices not so prescribed. The principal differences between statutory financial statements and financial statements prepared in accordance with GAAP are that statutory financial statements do not reflect DAC, some bond portfolios may be carried at amortized cost, assets and liabilities are presented net of reinsurance, contract holder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.

Our insurance subsidiaries are subject to the applicable laws and regulations of their respective states of domicile. Changes in these laws and regulations could change capital levels or capital requirements for our insurance subsidiaries.

Statutory capital and surplus, net gain (loss) from operations, after-tax, net income (loss) and dividends to the LNC holding company amounts (in millions) below consist of all or a combination of the following entities: LNL, LLANY, FPP, Lincoln Reinsurance Company of South Carolina, Lincoln Reinsurance Company of Vermont I, Lincoln Reinsurance Company of Vermont III, Lincoln Reinsurance Company of Vermont IV, Lincoln Reinsurance Company of Vermont V, Lincoln Reinsurance Company of Vermont VI and Lincoln Reinsurance Company of Vermont VII.

	As of December 31,
	2022	2021
U.S. capital and surplus	$8,624	$8,773

	For the Years Ended December 31,
	2022	2021	2020
U.S. net gain (loss) from operations, after-tax	$1,730	$(1,262)	$(271)
U.S. net income (loss)	1,991	(547)	29
U.S. dividends to LNC holding company	667	1,955	660

State Prescribed and Permitted Practices

The states of domicile of the Company’s insurance subsidiaries have adopted certain prescribed or permitted accounting practices that differ from those found in NAIC SAP.  These prescribed practices are the calculation of reserves on universal life policies based on the Indiana universal life method as prescribed by the state of Indiana for policies issued before January 1, 2006, the use of a more conservative valuation interest rate on certain annuities prescribed by the states of Indiana and New York. Also, the state of New York prescribes use of the continuous Commissioners’ Annuity Reserve Valuation Method in the calculation of reserves and use of minimum reserve methods and assumptions for variable annuity and individual life insurance contracts that may be more conservative than those required by NAIC SAP.  The statutory permitted practices allow accounting for certain derivative assets at amortized cost and allow determining certain indexed annuity and indexed universal life statutory reserve calculations with the assumption that the market value of the related liability call option(s) associated with the current index term is zero. At the conclusion of the index term, credited interest is reflected in the reserve as realized, based on actual index performance. The statutory accounting practices also allow accounting for certain group fixed annuity assets at general account values.

The Vermont reinsurance subsidiaries also have certain accounting practices permitted by the state of Vermont that differ from those found in NAIC SAP. One permitted practice involves accounting for the lesser of the face amount of all amounts outstanding under an LOC and the value of the Valuation of Life Insurance Policies Model Regulation (“XXX”) additional statutory reserves as an admitted asset and a form of surplus as of December 31, 2022 and 2021. Another permitted practice involves the acquisition of an LLC note in exchange for a variable value surplus note that is recognized as an admitted asset and a form of surplus as of December 31, 2022 and 2021. Lastly, the state of Vermont has permitted a practice to account for certain excess of loss reinsurance agreements with unaffiliated reinsurers as an asset and form of surplus as of December 31, 2022 and 2021. These permitted practices are related to structures that continue to be allowed in accordance with the grandfathered structures under the provisions of Actuarial Guideline 48 (“AG48”) or are compliant under AG48 requirements.

The favorable (unfavorable) effects on statutory surplus compared to NAIC statutory surplus from the use of these prescribed and permitted practices (in millions) were as follows:

	As of December 31,
	2022	2021
State Prescribed Practices
Calculation of reserves using the Indiana universal life method	$3	$6
Conservative valuation rate on certain annuities	(36)	(40)
Calculation of reserves using continuous CARVM	(1)	-
Conservative Reg 213 reserves on variable annuity and individual life contracts	(37)	(27)
State Permitted Practice
Derivative instruments and equity indexed reserves	14	(113)
Assets in group fixed annuity contracts held at general account values	436	-
Vermont Subsidiaries Permitted Practices
Lesser of LOC and XXX additional reserve as surplus	1,838	1,847
LLC notes and variable value surplus notes	1,547	1,616
Excess of loss reinsurance agreements	549	493

The NAIC has adopted RBC requirements for life insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks. The requirements provide a means of measuring the minimum amount of statutory surplus appropriate for an insurance company to support its overall business operations based on its size and risk profile. Under RBC requirements, regulatory compliance is determined by the ratio of a company’s total adjusted capital, as defined by the NAIC, to its company action level of RBC (known as the “RBC ratio”), also as defined by the NAIC. The company action level may be triggered if the RBC ratio is between 75% and 100%, which would require the insurer to submit a plan to the regulator detailing corrective action it proposes to undertake. As of December 31, 2022, the consolidated RBC ratio for LNC’s statutory insurance companies was in excess of three times the aforementioned company action level RBC.

Our insurance subsidiaries are subject to certain insurance department regulatory restrictions as to the transfer of funds and payment of dividends to the holding company. Under Indiana laws and regulations, our Indiana insurance subsidiaries, including our primary insurance subsidiary, LNL, may pay dividends to LNC without prior approval of the Indiana Insurance Commissioner (the “Commissioner”), only from unassigned surplus and must receive prior approval of the Commissioner to pay a dividend if such dividend, along with all other dividends paid within the preceding 12 consecutive months, would exceed the statutory limitation. The current statutory limitation is the greater of 10% of the insurer’s contract holders’ surplus, as shown on its last annual statement on file with the Commissioner or the insurer’s statutory net gain from operations for the previous 12 months, but in no event to exceed statutory unassigned surplus. Indiana law gives the Commissioner broad discretion to disapprove requests for dividends in excess of these limits. LNL’s subsidiary LLANY, a New York-domiciled insurance company, is bound by similar restrictions under the laws of New York. Under New York law, the applicable statutory limitation on dividends is equal to the lesser of 10% of surplus to contract holders as of the immediately preceding calendar year or net gain from operations for the immediately preceding calendar year, not including realized capital gains. We expect our direct domestic insurance subsidiaries could pay dividends to LNC of approximately $1.7 billion in 2023 without prior approval from the respective Commissioner of Insurance.

All payments of principal and interest on surplus notes between LNC and our insurance subsidiaries must be approved by the respective Commissioner of Insurance.

25. Supplemental Disclosures of Cash Flow Data

The following summarizes our supplemental cash flow data (in millions):

	For the Years Ended December 31,
	2022	2021	2020
Interest paid	$269	$277	$283
Income taxes paid (received)	(54)	1	22
Significant non-cash investing transactions:
Equity securities received in exchange of fixed maturity AFS securities	-	-	19
Significant non-cash financing transactions:
Net reduction of fixed maturity AFS securities and
accrued investment income in connection with a reinsurance transaction	-	(4,133)	-

26. Quarterly Results of Operations (Unaudited)

Amounts below reflect the adoption of ASU 2018-12 effective January 1, 2023. See Note 3 for transition disclosures related to the adoption of this ASU.

The unaudited quarterly results of operations (in millions, except per share data) were as follows:

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2022	2022	2022	2022

Total revenues	$4,720	$5,577	$4,672	$3,841
Total expenses	2,885	4,545	6,798	2,856
Net income (loss)	1,482	840	(1,775)	812
Net income (loss) per common share – basic	8.50	4.91	(10.46)	4.80
Net income (loss) per common share – diluted	8.39	4.83	(10.47)	4.73

 Item 15. Exhibits, Financial Statement Schedules

(a) (1) Financial Statements

The following Consolidated Financial Statements of Lincoln National Corporation are included in Item 8:

Reports of Independent Registered Public Accounting Firm

Consolidated Balance Sheets – December 31, 2022 and 2021

Consolidated Statements of Comprehensive Income (Loss) – Years ended December 31, 2022, 2021 and 2020

Consolidated Statements of Stockholders’ Equity – Years ended December 31, 2022, 2021 and 2020

Consolidated Statements of Cash Flows – Years ended December 31, 2022, 2021 and 2020

Notes to Consolidated Financial Statements

(a) (2) Financial Statement Schedules

The Financial Statement Schedules are listed in the Index to Financial Statement Schedules on page FS-1, which is incorporated herein by reference.

(c) The Financial Statement Schedules for Lincoln National Corporation begin on page FS-2, which are incorporated herein by reference.

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the required information is included in the consolidated financial statements, and therefore omitted. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” on page 6 for more detail on items contained within these schedules.

LINCOLN NATIONAL CORPORATION

SCHEDULE I – CONSOLIDATED SUMMARY OF INVESTMENTS – OTHER THAN

INVESTMENTS IN RELATED PARTIES

(in millions)

Column A	Column B	Column C	Column D
	As of December 31, 2022
		Fair	Carrying
Type of Investment	Cost	Value	Value
Fixed Maturity Available-For-Sale Securities (1)
Bonds:
U.S. government bonds	$405	$379	$379
Foreign government bonds	348	318	318
State and municipal bonds	5,410	5,070	5,070
Public utilities	14,204	12,493	12,493
All other corporate bonds	75,045	66,530	66,530
Mortgage-backed and asset-backed securities	15,930	14,587	14,587
Hybrid and redeemable preferred securities	365	359	359
Total fixed maturity available-for-sale securities	111,707	99,736	99,736

Equity Securities
Common stocks:
Banks, trusts and insurance companies	48	47	47
Industrial, miscellaneous and all other	50	146	146
Non-redeemable preferred securities	285	234	234
Total equity securities	383	427	427

Trading securities	3,833	3,498	3,498
Mortgage loans on real estate (2)	18,427	16,553	18,301
Policy loans	2,359	N/A	2,359
Derivative investments	1,869	3,594	3,594
Other investments	3,739	3,739	3,739
Total investments	$142,317		$131,654

(1)For investments deemed to have declines in value that are impairment-related, an allowance for credit losses is recorded to reduce the carrying value to their estimated realizable value.

(2)Mortgage loans on real estate are generally carried at unpaid principal balances adjusted for amortization of premiums and accretion of discounts and are net of allowance for credit losses. We carry certain mortgage loans at fair value where the fair value option has been elected.

LINCOLN NATIONAL CORPORATION

SCHEDULE II – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

BALANCE SHEETS

(Parent Company Only) (in millions, except share data)

	As of December 31,
	2022	2021
ASSETS
Investments in subsidiaries (1)	$9,782	$24,332
Derivative investments	119	-
Other investments	92	761
Cash and invested cash	715	203
Loans and accrued interest to subsidiaries (1)	2,491	3,194
Other assets	101	159
Total assets	$13,300	$28,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Common stock dividends payable	$76	$80
Derivative investments liability	-	425
Short-term debt	500	300
Long-term debt	6,455	6,325
Loans from subsidiaries (1)	679	1,247
Other liabilities	488	357
Total liabilities	8,198	8,734

Contingencies and Commitments

Stockholders’ Equity
Preferred stock – 10,000,000 shares authorized:
Series C preferred stock – 20,000 shares authorized, issued and outstanding as of December 31, 2022	493	-
Series D preferred stock – 20,000 shares authorized, issued and outstanding as of December 31, 2022	493	-
Common stock – 800,000,000 shares authorized; 169,220,511 and 177,193,515 shares
issued and outstanding as of December 31, 2022, and December 31, 2021, respectively	4,544	4,735
Retained earnings	5,924	5,196
Accumulated other comprehensive income (loss)	(6,352)	9,984
Total stockholders’ equity	5,102	19,915
Total liabilities and stockholders’ equity	$13,300	$28,649

(1)Eliminated in consolidation.

LINCOLN NATIONAL CORPORATION

SCHEDULE II – CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Parent Company Only) (in millions)

	For the Years Ended December 31,
	2022	2021	2020
Revenues
Dividends from subsidiaries (1)	$797	$2,060	$840
Interest from subsidiaries (1)	159	114	127
Net investment income	3	1	4
Total revenues	959	2,175	971
Expenses
Operating and administrative expenses	52	69	50
Interest – subsidiaries (1)	38	10	20
Interest – other	266	263	275
Total expenses	356	342	345
Income (loss) before federal income taxes, equity in income (loss) of subsidiaries	603	1,833	626
Federal income tax expense (benefit)	(42)	(49)	(45)
Income (loss) before equity in income (loss) of subsidiaries	645	1,882	671
Equity in income (loss) of subsidiaries	713	1,896	(172)
Net income (loss)	1,358	3,778	499
Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	(18,059)	(3,287)	3,192
Market risk benefit gain (loss)	(210)	(923)	-
Policyholder liability remeasurement gain (loss)	2,012	591	-
Foreign currency translation adjustment	(20)	(2)	5
Funded status of employee benefit plans	(59)	47	61
Total other comprehensive income (loss), net of tax	(16,336)	(3,574)	3,258
Comprehensive income (loss)	$(14,978)	$204	$3,757

(1)Eliminated in consolidation.

LINCOLN NATIONAL CORPORATION

SCHEDULE II – CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

STATEMENTS OF CASH FLOWS

(Parent Company Only) (in millions)

	For the Years Ended December 31,
	2022	2021	2020
Net Cash Provided by (Used in) Operating Activities	$608	$1,860	$726
Cash Flows from Investing Activities
Capital contribution to subsidiaries (1)	(925)	(65)	(518)
Net change in collateral on investments, derivatives and related settlements	583	168	(303)
Other	(5)	(40)	-
Net cash provided by (used in) investing activities	(347)	63	(821)
Cash Flows from Financing Activities
Payment of long-term debt, including current maturities	(300)	-	(1,096)
Issuance of long-term debt, net of issuance costs	296	-	1,289
Payment related to modification or early extinguishment of debt	-	(8)	(13)
Increase (decrease) in loans from subsidiaries, net (1)	(563)	(188)	565
Increase (decrease) in loans to subsidiaries, net (1)	708	(234)	(514)
Common stock issued for benefit plans	(16)	20	(7)
Issuance of preferred stock, net of issuance costs	986	-	-
Repurchase of common stock	(550)	(1,105)	(275)
Dividends paid to common stockholders	(310)	(319)	(311)
Other	-	-	(6)
Net cash provided by (used in) financing activities	251	(1,834)	(368)
Net increase (decrease) in cash, invested cash and restricted cash	512	89	(463)
Cash, invested cash and restricted cash as of beginning-of-year	203	114	577
Cash, invested cash and restricted cash as of end-of-year	$715	$203	$114

(1) Eliminated in consolidation.

LINCOLN NATIONAL CORPORATION

SCHEDULE III – CONDENSED SUPPLEMENTARY INSURANCE INFORMATION

(in millions)

Column A	Column B	Column C	Column D	Column E	Column F

	DAC	Future		Policyholder
	and	Contract	Unearned	Account	Insurance
Segment	VOBA	Benefits	Premiums (1)	Balances (2)	Premiums

	As of or For the Year Ended December 31, 2022
Life Insurance	$7,453	$20,953	$-	$37,959	$1,146
Annuities	4,207	2,005	-	45,549	165
Group Protection	141	6,086	-	-	4,768
Retirement Plan Services	236	-	-	25,138	-
Other Operations	-	9,782	-	5,789	8
Total	$12,037	$38,826	$-	$114,435	$6,087

	As of or For the Year Ended December 31, 2021
Life Insurance	$7,125	$19,564	$-	$38,475	$1,033
Annuities	4,185	2,511	-	41,700	116
Group Protection	140	6,604	-	-	4,450
Retirement Plan Services	235	-	-	23,579	-
Other Operations	-	12,746	-	6,473	18
Total	$11,685	$41,425	$-	$110,227	$5,617

	As of or For the Year Ended December 31, 2020
Life Insurance	$1,723	$20,127	$-	$39,797	$950
Annuities	3,782	4,183	-	35,218	121
Group Protection	187	5,986	-	213	4,280
Retirement Plan Services	120	11	-	22,912	-
Other Operations	-	10,507	-	7,265	21
Total	$5,812	$40,814	$-	$105,405	$5,372

(1)Unearned premiums are included in Column C, future contract benefits.

(2)Amounts presented as other contract holder funds as of December 31, 2020 have been reclassified to policyholder account balances.

LINCOLN NATIONAL CORPORATION

SCHEDULE III – CONDENSED SUPPLEMENTARY INSURANCE INFORMATION (Continued)

(in millions)

Column A	Column G	Column H	Column I	Column J	Column K
		Benefits	Amortization
	Net	and	of DAC	Other
	Investment	Interest	and	Operating	Premiums
Segment	Income	Credited	VOBA	Expenses	Written

	As of or For the Year Ended December 31, 2022
Life Insurance	$2,587	$5,381	$478	$715	$-
Annuities	1,463	1,204	429	1,587	-
Group Protection	334	4,039	97	1,219	-
Retirement Plan Services	976	629	18	379	-
Other Operations	155	103	-	653	-
Total	$5,515	$11,356	$1,022	$4,553	$-

	As of or For the Year Ended December 31, 2021
Life Insurance	$3,207	$5,593	$476	$739	$-
Annuities	1,400	1,030	403	1,699	-
Group Protection	365	4,075	139	1,153	-
Retirement Plan Services	991	616	19	387	-
Other Operations	148	118	-	561	-
Total	$6,111	$11,432	$1,037	$4,539	$-

	As of or For the Year Ended December 31, 2020
Life Insurance	$2,823	$6,077	$786	$720	$-
Annuities	1,272	1,245	365	1,467	-
Group Protection	330	3,505	114	1,120	-
Retirement Plan Services	933	617	29	375	-
Other Operations	152	156	-	456	-
Total	$5,510	$11,600	$1,294	$4,138	$-

LINCOLN NATIONAL CORPORATION

SCHEDULE IV – CONSOLIDATED REINSURANCE

(in millions)

Column A	Column B	Column C	Column D	Column E	Column F
		Ceded	Assumed		Percentage
		to	from		of Amount
	Gross	Other	Other	Net	Assumed
Description	Amount	Companies	Companies	Amount	to Net

	As of or For the Year Ended December 31, 2022
Individual life insurance in-force (1)	$2,028,279	$831,478	$6,512	$1,203,313	0.5%
Premiums:
Life insurance and annuities (2)	10,365	1,981	94	8,477	1.1%
Accident and health insurance	3,242	34	4	3,213	0.1%
Total premiums	$13,607	$2,015	$98	$11,690

	As of or For the Year Ended December 31, 2021
Individual life insurance in-force (1)	$1,845,479	$776,226	$7,659	$1,076,912	0.7%
Premiums:
Life insurance and annuities (2)	10,365	1,816	88	8,637	1.0%
Accident and health insurance	3,050	37	6	3,019	0.2%
Total premiums	$13,415	$1,853	$94	$11,656

	As of or For the Year Ended December 31, 2020
Individual life insurance in-force (1)	$1,653,625	$674,256	$7,875	$987,244	0.8%
Premiums:
Life insurance and annuities (2)	10,474	1,621	88	8,941	1.0%
Accident and health insurance	2,830	35	7	2,802	0.2%
Total premiums	$13,304	$1,656	$95	$11,743

(1)Includes Group Protection segment and Other Operations in-force amounts.

(2)Includes insurance fees on universal life and other interest-sensitive products.